Exhibit 99.4

As confidentially submitted to the Securities and Exchange Commission on September 14, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Autohome Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7374	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

(+86) 10-5985-7001

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(+1) 212-750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (+852) 3740-4700	Weiheng Chen, Esq. Steven V. Bernard, Esq. Kefei Li, Esq. Wilson Sonsini Goodrich & Rosati, P.C. Unit 1001, 10/F Henley Building 5 Queen’s Road Central Hong Kong (+852) 3972-4955

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Ordinary Shares, par value $0.01 per share(2)(3)	$	$

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents Class A ordinary shares.
(3)	Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to acquire additional shares. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued             , 2012

American Depositary Shares

Autohome Inc.

Representing              Class A Ordinary Shares

Autohome Inc. is offering                      American Depositary Shares, or ADSs[, and the selling shareholders are offering              ADSs]. Each ADS represents              of our Class A ordinary shares, par value US$0.01 per share. We will not receive any proceeds from the ADSs sold by the selling shareholders. This is our initial public offering and no public market currently exists for our ADSs or our ordinary shares. We anticipate that the initial public offering price will be between US$              and US$              per ADS.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

We have applied for listing of our ADSs on the New York Stock Exchange under the symbol “ATHM.”

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 15.

PRICE US$            PER ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Shareholders
Per ADS	US$	US$	US$	US$
Total	US$	US$	US$	US$

We [and the selling shareholders] have granted the underwriters the right to purchase up to an aggregate of              additional ADSs at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Immediately prior to the completion of this offering, our outstanding share capital will consist of              Class A ordinary shares and              Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to two votes and is convertible at any time into one Class A ordinary share. Immediately after the completion of this offering, one of our existing shareholders will hold              Class B ordinary shares, which represents    % of our aggregate voting power, assuming the underwriters do not exercise their option to purchase additional ADSs.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on             , 2012.

Deutsche Bank Securities	Goldman Sachs (Asia) L.L.C.
(in alphabetical order)

                    , 2012

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	15
Special Note Regarding Forward-Looking Statements	44
Use of Proceeds	45
Dividend Policy	46
Capitalization	47
Dilution	48
Exchange Rate Information	50
Enforceability of Civil Liabilities	51
Corporate History and Structure	53
Selected Consolidated Financial Data	57
Management’s Discussion and Analysis of Financial Condition and Results of Operations	62
Industry	93
Business	99
Regulation	114
Management	125
Principal [and Selling] Shareholders	133
Related Party Transactions	135
Description of Share Capital	137
Description of American Depositary Shares	146
Shares Eligible for Future Sales	155
Taxation	157
Underwriting	166
Expenses Related to this Offering	173
Legal Matters	174
Experts	175
Where You Can Find Additional Information	176
Index to Consolidated Financial Statements	F-1

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to buy our ADSs.

Our Business

We are the leading online destination for automobile consumers in China. Through our two websites, autohome.com.cn and che168.com, we deliver comprehensive, independent and interactive content to automobile buyers and owners. Autohome.com.cn ranked first among China’s automotive websites and automotive channels of internet portals in terms of average daily unique visitors, average daily time spent per user and average daily page views in the six months ended June 2012, based on data published by iResearch, a third-party market research firm. In the same period, autohome.com.cn accounted for approximately 39% of the total time that China’s internet users spent viewing online automotive information, more than three times that of our closest competitor, according to iResearch. We have developed a strong and well-recognized brand. Our “ ” (“Autohome”) brand has been the most searched automotive-related keyword during substantially the entire period since July 2011 on Baidu.com, the leading Chinese language internet search engine.

Our ability to reach a large and engaged user base of automobile consumers has made us a preferred platform for automakers and dealers to conduct their advertising campaigns. We generate substantially all of our revenues from online advertising services and dealer subscription services with automakers contributing the substantial majority of our total net revenues. We have a high penetration rate in the automaker market, with approximately 80% of over 80 automakers operating in China having advertised on our websites in each of 2009, 2010, 2011 and the six months ended June 30, 2012. In addition, a large and rapidly growing number of dealers are purchasing our advertising services and subscription services, through which they showcase and market their inventories on our websites.

We believe our focus on user experience, innovation and high-quality content distinguishes us from our competitors and is the foundation for our long-term success. Content we provide to our users includes:

•

Professionally produced content. We have a dedicated editorial team focusing on serving consumers throughout the automobile ownership lifecycle. We conduct independent and professional evaluations of vehicle models from our users’ perspective, rather than relying only on information provided by automakers. Over the six months ended June 30, 2012, we published a daily average of approximately 400 articles, 1,200 photos and 10 video clips.

•

User generated content. We have the largest and most active online community of automotive consumers in China, with over 5.0 million registered users and over 1,300 user forums as of June 30, 2012 and an average of 2.5 million daily unique visitors to our user forums in the six months ended June 30, 2012.

•

Automobile library. We have one of the most comprehensive online automobile libraries in China with over 11,000 vehicle model configurations and over one million photos as of June 30, 2012. We believe our automobile library covers all passenger car models released in China since 2005.

•

Automobile listing information. We feature extensive and up-to-date listings of both new and used automobiles on our websites. As of June 30, 2012, we had over 1.5 million new automobile listings. We added approximately 92,000 used automobile listings in the six months ended June 30, 2012.

Our professionally produced and user generated content, comprehensive automobile library and extensive automobile listing information have attracted a large and engaged user base. This, in turn, represents a highly relevant audience that is receptive to automotive advertising. We believe that this user base, together with our nationwide advertising platform, targeted advertising solutions and value-added services, has led to our rapid growth and has laid the foundation for our continuing success.

We develop our business model and technology platforms around the consumer automobile ownership life cycle and our automaker and dealer customers’ sales cycle. The consumer automobile ownership life cycle has the following stages: research, purchase, maintenance and replacement. The sales cycle of our customers has the following corresponding stages: pre-sale marketing and advertising, sales leads generation, after-market sales and replacement sales. Our current business mainly serves the research and purchase stages of the consumer automobile ownership life cycle and the pre-sale marketing and advertising and sales leads generation stages of our customers’ sales cycle. We have been developing other services and technology platforms to capture additional revenue opportunities in the automobile maintenance and replacement stages of the consumer automobile ownership life cycle and the corresponding stages of our customers’ sales cycle.

We have experienced significant revenue growth while maintaining profitability. Our net revenues increased from RMB148.2 million in 2009 to RMB252.9 million in 2010 and RMB433.2 million (US$68.2 million) in 2011, representing a compound annual growth rate, or CAGR, of 71.0%. Our net revenues for the six months ended June 30, 2012 were RMB303.4 million (US$47.8 million), representing an increase of 82.0% from RMB166.7 million in the same period in 2011. Our income from continuing operations increased from RMB35.4 million in 2009 to RMB80.4 million in 2010 and RMB135.4 million (US$21.3 million) in 2011, representing a CAGR of 95.5%. Our income from continuing operations in the six months ended June 30, 2012 amounted to RMB101.7 million (US$16.0 million), representing an increase of 108.4% from RMB48.8 million in the same period in 2011.

Our Industry

The online automotive advertising market in China has achieved rapid growth as a result of the concurrent development of China’s automotive and internet industries. China is the world’s largest passenger car market as measured by sales volume of new cars in 2011, according to LMC Automotive, a third-party industry research firm. The number of new passenger cars sold in China is expected to grow from 13.1 million units in 2011 to 18.5 million units by 2014, representing a CAGR of 12.2%, according to LMC Automotive. At the same time, China has the largest internet population in the world, which increased from 298.0 million in 2008 to 513.1 million in 2011, representing a CAGR of 19.9% during this period, according to the China Internet Network Information Center, or the CNNIC. China’s growing population of automobile consumers increasingly relies on the internet as a source of automotive information. As a result, China’s automotive websites and automotive channels of internet portals have experienced rapid user growth. According to iResearch, average daily unique visitors to automotive websites and automotive channels of internet portals increased from 5.8 million in December 2008 to 20.5 million in June 2012. The aggregate time spent by internet users in China visiting automotive websites and automotive channels of internet portals increased from 20.9 million hours in December 2008 to 86.9 million hours in June 2012, according to iResearch. The number of monthly page views of automotive websites and automobile channels of internet portals in China increased from 1.5 billion in December 2008 to 7.5 billion in June 2012, according to iResearch.

Automakers and dealers have therefore increasingly used the internet for brand advertising and product promotions. According to Nielsen-CCData Company, or Nielsen, a third-party market research firm, automakers and their franchise dealers spent RMB1.9 billion in 2008 on online advertising in China, which increased to RMB4.5 billion (US$708.3 million) in 2011, representing a CAGR of 33.6%. This growth outpaced their spending on traditional media, including television, print and radio, which increased at a CAGR of 18.9% during the same period, according to Nielsen. It is expected that spending on online advertising will continue to grow at a more rapid pace than traditional media in the future.

Automotive websites have increased their share of total online automotive advertising spending. Online advertising spending on automotive websites accounted for 27.7% of total online advertising expenditures by automaker and dealer advertisers in the six months ended June 30, 2012, increasing from 17.2% in 2008, according to iResearch. It is expected that revenue growth of automotive websites will continue to be driven by growth in new and used car sales as well as growth in sales of related products and services.

Our Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•	the leading online destination for automobile consumers in China with strong brand recognition;

•	user-centric and innovative culture driving a superior user experience;

•	comprehensive and high-quality content creating strong network effects;

•	highly effective online automotive advertising platform; and

•	professional and proven management team backed by a strong strategic shareholder.

Our Strategies

Our goal is to become the dominant player in China’s online automotive advertising market. We intend to achieve this goal by implementing the following strategies:

•	continue to attract and retain automobile consumers;

•	enhance user engagement;

•	increase our “share of wallet” from automakers;

•	expand and further monetize our dealer network; and

•	capitalize on our leading position to explore new opportunities.

Our Challenges

The successful execution of our strategies is subject to risks and uncertainties related to our business and industry, including those relating to our ability to:

•	adapt to changes in the rapidly evolving automotive and online advertising industries in China;

•	respond effectively to competitive pressures;

•	anticipate user preferences and develop new products and services to attract and retain users;

•	extend revenue growth from automakers;

•	expand our dealer network into new geographical markets in China; and

•	maintain and enhance our strong “Autohome” and “Che168” brands.

In addition, we are subject to risks and uncertainties related to our corporate structure and doing business in China, including risks associated with:

•	our control of our variable interest entities, which is based upon contractual arrangements rather than equity ownership and may be subject to regulatory uncertainties; and

•

our ability to maintain various operating licenses and permits and to make registrations and filings necessary for us to operate our business, including those associated with providing internet content.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Corporate History and Structure

Autohome Inc., or Autohome, was incorporated under the laws of the Cayman Islands under its former name, Sequel Limited, in June 2008 and adopted its current name in October 2011. Shortly after its inception, in June 2008, Autohome acquired all of the equity interests of the following entities:

•	Cheerbright International Holdings Limited, or Cheerbright, a British Virgin Islands company that operates autohome.com.cn, which was launched in 2005;

•	Norstar Advertising Media Holdings Limited, or Norstar, a Cayman Islands Company that, among other businesses, operated che168.com, which was launched in 2004; and

•	China Topside Limited, or China Topside, a British Virgin Islands company.

Our largest shareholder is Telstra Holdings Pty Ltd., or Telstra Holdings, a wholly-owned subsidiary of Telstra Corporation Limited, the leading diversified telecommunications company in Australia and a Fortune Global 500 company.

To sharpen our business focus on the automotive industry, we completed a corporate reorganization in 2011 by spinning off our then subsidiaries that were not involved in our core business. In March 2011, we completed the transfer of the che168.com business from Norstar to Cheerbright. In June 2011, we contributed our entire equity interests in Norstar and China Topside to Sequel Media, Inc., or Sequel Media, our Cayman Islands subsidiary. We then immediately distributed shares of Sequel Media to our shareholders.

PRC laws and regulations currently limit foreign ownership of companies that engage in internet and advertising services. We therefore conduct our operations in China primarily through contractual agreements among our wholly-owned PRC subsidiary, Beijing Cheerbright Technologies Co., Ltd., or Autohome WFOE, Beijing Autohome Information Technology Co., Ltd., or Autohome Information, shareholders of Autohome Information and subsidiaries of Autohome Information. These contractual arrangements enable us to:

•	exercise effective control over Autohome Information and its subsidiaries;

•	receive substantially all of the economic benefits of Autohome Information and its subsidiaries; and

•	have an exclusive option to purchase all of the equity interests in Autohome Information and its subsidiaries when and to the extent permitted under PRC law.

In December 2011 and May 2012, we established two new variable interest entities, Shanghai You Che You Jia Advertising Co., Ltd., or Shanghai Advertising, and Guangzhou You Che You Jiang Advertising Co., Ltd, or Guangzhou Advertising, respectively. Autohome WFOE entered into a series of contractual arrangements with Shanghai Advertising and its shareholders and Guangzhou Advertising and its shareholders with terms and conditions substantially similar to the contractual arrangements among Autohome WFOE, Autohome Information and its shareholders. We plan to provide advertising services through Shanghai Advertising and Guangzhou Advertising to automotive industry customers around the Shanghai and Guangzhou areas, respectively.

As a result of these contractual arrangements, we, through Autohome WFOE, are the primary beneficiary of Autohome Information, the three subsidiaries of Autohome Information, Shanghai Advertising and Guangzhou Advertising and treat them as our “variable interest entities” under the generally accepted accounting principles in the United States, or U.S. GAAP. We use “VIEs” in this prospectus to refer to (a) Autohome Information and its three subsidiaries: Beijing Shengtuo Hongyuan Information Technology Co., Ltd., or Hongyuan Information, Beijing Shengtuo Chengshi Advertising Co., Ltd., or Chengshi Advertising, and Beijing Shengtuo Autohome Advertising Co., Ltd., or Autohome Advertising, (b) Shanghai Advertising and (c) Guangzhou Advertising. We have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP.

There are certain risks associated with conducting our operations through contractual arrangements. For example, if the PRC government determines that the agreements that establish the structure for operating our services in China do not comply with PRC governmental restrictions on foreign investment in internet businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our contractual arrangements with our VIEs may not be as effective in providing operational control as direct ownership. Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and financial condition. For a detailed description of the risks associated with our corporate structure and the contractual arrangements underlying our corporate structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)	The three individuals are James Zhi Qin, our director and chief executive officer, Xiang Li, our director and executive vice president, and Zheng Fan, our vice president. Each of these three individuals is also a beneficial owner of our company and a PRC citizen. James Zhi Qin, Xiang Li and Zheng Fan hold 8%, 68% and 24% of the equity in each of Autohome Information, Shanghai Advertising and Guangzhou Advertising, respectively.

Corporate Information

Our principal executive offices are located at 10th Floor Tower B, CEC Plaza, 3 Dan Ling Street, Haidian District, Beijing, China. Our telephone number at this address is (+86) 10-5985-7001. Our registered office in the Cayman Islands is located at the office of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-111, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is                      . The information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc.

Our Dual-class Shareholding Structure

As of the date of this prospectus, our outstanding share capital consists of ordinary shares. Immediately prior to the completion of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A and Class B ordinary shares will have the same rights, including dividend rights, except that holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to two votes per share, and Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. The ADSs being sold in this offering represent Class A ordinary shares. See “Description of Share Capital—Ordinary Shares” for more detailed description of our Class A ordinary shares and Class B ordinary shares.

Immediately prior to the completion of this offering, all then outstanding ordinary shares held by Telstra Holdings will be automatically re-designated as Class B ordinary shares. After the completion of this offering, Telstra Holdings will continue to retain a majority of our aggregate voting power due to our dual-class share structure. Assuming the underwriters do not exercise the over-allotment option, Telstra Holdings will hold              Class B ordinary shares, representing            % of our aggregate voting power, immediately after the completion of this offering. If at any time Telstra Holdings or its affiliate in the aggregate hold less than 33% of our total number of outstanding shares, each issued Class B ordinary share will be automatically and immediately converted into one Class A ordinary share, and no Class B ordinary shares will be issued by our company thereafter. Upon the transfer of any Class B ordinary share to any person that is not an affiliate of Telstra Holdings, such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADSs” are to our American depositary shares, each of which represents Class A ordinary shares;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

•

“ordinary shares” are, prior to the completion of this offering, to our ordinary shares, par value US$0.01 per share and, upon the completion of this offering, to our Class A and Class B ordinary shares, par value US$0.01 per share;

•	“RMB” and “Renminbi” are to the legal currency of China; and

•	“we,” “us,” “our company” and “our” are to Autohome Inc., its predecessors, subsidiaries and VIEs.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

The Offering

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

[ADSs offered by the selling shareholders	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).]

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering

shares (or              shares if the underwriters exercise their option to purchase additional ADSs in full), par value US$0.01 per share, comprised of (i)              Class A ordinary shares (or              Class A ordinary shares in total if the underwriters exercise their option to purchase additional ADSs in full) and (ii)              Class B ordinary shares.

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.01 per share.

The depositary will hold the Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We [and the selling shareholders] have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows: (a) approximately US$ million for investing in our technology and product development; (b) approximately US$ million for expanding our sales and marketing activities; and (c) the balance for other general corporate purposes, including expenditures relating to the expansion of our operations. See “Use of Proceeds” for more information.

[We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.]

Lock-up	[We, our directors, executive officers and all of our existing shareholders and optionholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus.] See “Shares Eligible for Future Sale” and “Underwriting.”

[Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.]

Listing	We have applied to have the ADSs listed on the New York Stock Exchange under the symbol “ATHM.” Our ADSs and ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Depositary	Deutsche Bank Trust Company Americas

The number of ordinary shares that will be outstanding immediately after this offering excludes:

•	Class A ordinary shares issuable upon the exercise of options outstanding as of , 2012, at a weighted average exercise price of US$2.20 per share; and

•	Class A ordinary shares reserved for future issuances under our 2011 Share Incentive Plan.

Summary Consolidated Financial Data

The following summary consolidated statement of comprehensive income data for the years ended December 31, 2009, 2010 and 2011, and our selected consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our consolidated financial statements included elsewhere in this prospectus. The following summary consolidated balance sheet data as of December 31, 2009 presented below has been derived from our consolidated financial statements not included in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP. The following summary consolidated statements of comprehensive income data presented below for the period between June 23, 2008, the date of formation of our holding company, and December 31, 2008 and our balance sheet data as of December 31, 2008 have been derived from our unaudited financial statements not included in this prospectus. Our summary consolidated statements of comprehensive income data presented below for the six months ended June 30, 2011 and 2012 and our summary consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

We adopted ASU 2011-05, Presentation of Comprehensive Income, on January 1, 2012 by presenting items of net profit and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Our consolidated financial statements for the three years ended December 31, 2011 included elsewhere in this prospectus have been revised to conform with the presentation requirements of ASU 2011-05.

To sharpen our business focus on the automotive industry, we completed a corporate reorganization on June 30, 2011 by spinning off our then subsidiaries that were not involved in our core business. The spun-off business has been accounted for as discontinued operations whereby the results of operations of the spun-off business have been eliminated from the results of continuing operations and reported in discontinued operations for all periods presented. The following summary consolidated balance sheet data as of December 31, 2008, 2009 and 2010 includes assets and liabilities associated with the entities we spun off and the summary consolidated balance sheet data as of December 31, 2011 and June 30, 2012 excludes assets and liabilities associated with the entities we spun off.

Our historical results do not necessarily indicate results expected for any future periods.

	For the Period from June 23, 2008
	through December 31, 2008	For the Year Ended December 31,				For the Six Months Ended June 30,
		2009	2010	2011		2011	2012
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in thousands, except for number of shares and per share data)
	(Unaudited)					(Unaudited)	(Unaudited)	(Unaudited)
Summary Consolidated Statement of Comprehensive Income Data:
Net revenues
Advertising services	49,922	138,988	235,415	379,666	59,762	146,793	250,393	39,413
Dealer subscription services	2,080	9,221	17,519	53,523	8,425	19,945	53,041	8,349

Total net revenues	52,002	148,209	252,934	433,189	68,187	166,738	303,434	47,762
Cost of revenues(1)	(21,412)	(61,084)	(83,897)	(130,565)	(20,552)	(57,298)	(80,841)	(12,725)

Gross profit	30,590	87,125	169,037	302,624	47,635	109,440	222,593	35,037

Operating expenses
Sales and marketing expenses(1)	(8,685)	(31,204)	(48,712)	(67,500)	(10,625)	(28,450)	(50,351)	(7,926)
General and administrative expenses(1)	(10,145)	(9,059)	(17,951)	(46,547)	(7,327)	(13,333)	(28,566)	(4,496)
Product development expenses(1)	(1,325)	(3,678)	(6,205)	(16,459)	(2,591)	(5,973)	(14,869)	(2,340)

Operating profit	10,435	43,184	96,169	172,118	27,092	61,684	128,807	20,275
Other income, net	19	54	110	1,676	264	270	2,148	338

Income from continuing operations before income taxes	10,454	43,238	96,279	173,794	27,356	61,954	130,955	20,613
Income tax expenses	(1,376)	(7,803)	(15,853)	(38,348)	(6,036)	(13,121)	(29,212)	(4,598)

Income from continuing operations	9,078	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Income/(loss) from discontinued operations	7,777	(2,204)	7,612	(4,182)	(658)	(4,182)	—	—

Net income	16,855	33,231	88,038	131,264	20,662	44,651	101,743	16,015

Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—
Comprehensive income	16,855	33,231	88,038	131,264	20,662	44,651	101,743	16,015

Earnings per share
Basic earnings (loss) per share
Net income from continuing operations	0.09	0.35	0.80	1.35	0.21	0.49	1.02	0.16
Income/(loss) from discontinued operations	0.08	(0.02)	0.08	(0.04)	(0.01)	(0.04)	—	—

Net income	0.17	0.33	0.88	1.31	0.20	0.45	1.02	0.16

Diluted earnings per share:
Net income from continuing operations	—	—	—	1.35	0.21	0.49	1.01	0.16
Loss from discontinued operations	—	—	—	(0.04)	(0.01)	(0.04)	—	—

Net income	—	—	—	1.31	0.20	0.45	1.01	0.16

Shares used in earnings per share computation
Basic	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000
Diluted	—	—	—	100,189,928	100,189,928	100,087,836	100,291,242	100,291,242
Non-GAAP Measures(2)
Adjusted net income		52,549	95,539	161,535	25,426	58,022	122,311	19,252
Adjusted EBITDA		61,135	113,392	206,884	32,564	73,409	157,652	24,815

(1)	Including share-based compensation expenses as follows:

	For the Period from June 23, 2008
	through December 31, 2008	For the Year Ended December 31,				For the Six Months Ended June 30,
		2009	2010	2011		2011	2012
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
				(in thousands)
	(Unaudited)					(Unaudited)	(Unaudited)	(Unaudited)
Allocation of Share-based Compensation Expenses
Cost of revenues	—	—	—	3,247	511	730	3,259	513
Sales and marketing expenses	—	—	—	1,138	179	235	2,099	330
General and administrative expenses	—	—	—	8,049	1,267	1,556	7,320	1,152
Product development expenses	—	—	—	541	85	110	1,333	210

Total share-based compensation expenses	—	—	—	12,975	2,042	2,631	14,011	2,205

(2)	For a reconciliation of our non-GAAP measures to the GAAP measure of income from continuing operations, see “—Non-GAAP Financial Measures.”

	As of December 31,					As of June 30,
	2008	2009	2010	2011		2012
	RMB	RMB	RMB	RMB	US$	RMB	US$
			(in thousands)
	(Unaudited)					(Unaudited)	(Unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	57,513	84,434	174,342	213,705	33,638	212,127	33,390
Held-to-maturity instruments	—	13,500	62,000	—	—	—	—
Accounts receivable, net	103,037	147,936	212,349	203,102	31,969	286,476	45,093
Total current assets	181,175	272,188	487,405	451,823	71,119	568,004	89,408
Total assets	2,140,954	2,184,531	2,357,368	2,043,005	321,580	2,153,081	338,908
Deferred revenue	22,442	19,215	31,650	41,461	6,526	63,178	9,945
Total current liabilities	124,740	145,962	238,710	203,805	32,080	244,820	38,537
Total liabilities	721,418	731,764	816,563	682,726	107,465	721,958	113,641
Total shareholders’ equity	1,419,536	1,452,767	1,540,805	1,360,279	214,115	1,431,123	225,267

Non-GAAP Financial Measures

To supplement net income from continuing operations presented in accordance with U.S. GAAP, we present adjusted net income and adjusted EBITDA, which are non-GAAP financial measures. We define adjusted net income as income from continuing operations excluding share-based compensation expenses and amortization expenses of intangible assets related to acquisitions. We define adjusted EBITDA as income from continuing operations before income tax expense (benefit), depreciation expenses of property and equipment and amortization expenses of intangible assets, excluding share-based compensation expenses. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance, in addition to net income from continuing operations prepared in accordance with U.S. GAAP.

Adjusted net income and adjusted EBITDA have material limitations as analytical tools. One of the limitations of using these non-GAAP financial measures is that they do not include share-based compensation expenses, which are and will continue to be a recurring expense in our business. Furthermore, because adjusted EBITDA and adjusted net income are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net income or adjusted EBITDA as a substitute for or superior to income from continuing operations prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net income and adjusted EBITDA only as supplemental measures. Our adjusted net income and adjusted EBITDA are calculated as follows for the periods presented:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2009	2010	2011		2011	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
				(in thousands)
					(Unaudited)	(Unaudited)	(Unaudited)
Income from continuing operations	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Plus: amortization of acquired intangible assets of Cheerbright, China Topside and Norstar	17,114	15,113	13,114	2,064	6,558	6,557	1,032
Plus: share-based compensation expenses	—	—	12,975	2,042	2,631	14,011	2,205

Adjusted net income	52,549	95,539	161,535	25,426	58,022	122,311	19,252

Income from continuing operations	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Plus: income tax expense	7,803	15,853	38,348	6,036	13,121	29,212	4,598
Plus: depreciation of property and equipment	783	1,875	6,347	999	2,173	5,899	929
Plus: amortization of intangible assets	17,114	15,238	13,768	2,167	6,651	6,787	1,068

EBITDA	61,135	113,392	193,909	30,522	70,778	143,641	22,610
Plus: share-based compensation expenses	—	—	12,975	2,042	2,631	14,011	2,205

Adjusted EBITDA	61,135	113,392	206,884	32,564	73,409	157,652	24,815

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We rely on China’s automotive industry for substantially all of our revenues and future growth, the prospects of which are subject to many uncertainties, including government regulations and policies.

We rely on China’s automotive industry for substantially all of our revenues and future growth. We have greatly benefited from the rapid growth of China’s automotive industry during the past few years. However, the prospects of China’s automotive industry are subject to many uncertainties, including those relating to general economic conditions in China, the urbanization rate of China’s population and the cost of new automobiles. In addition, governmental policies may have a considerable impact on the growth of the automotive industry in China. For example, in an effort to alleviate traffic congestion and improve air quality, the Beijing municipal government issued a regulation in December 2010 that limits new passenger car sales in Beijing to 240,000 in 2011. In addition, effective from January 2011, the PRC government terminated sales tax incentives that were introduced in 2009 to encourage the purchase of small-sized cars. Any adverse change affecting the future growth of China’s automotive industry could reduce demand for automobiles. If automakers and dealers were to reduce their marketing expenses as a result, our business, financial condition and results of operations could be materially and adversely affected.

We face significant competition, and if we fail to compete effectively, we may lose market share and our business, prospects and results of operations may be materially and adversely affected.

The markets for our services are highly competitive. We face competition from China’s automotive websites, such as pcauto.com.cn and bitauto.com, and from the automotive channels of major internet portals, such as Sina and Sohu. In addition, we also face competition from other used-automobile websites, such as 51auto.com and ucar.cn. Competition with these and other websites is primarily centered on increasing user reach, user engagement and brand recognition, and attracting and retaining advertisers, among other factors.

Some of our competitors or potential competitors have longer operating histories and may have greater financial, management, technological, development, sales, marketing and other resources than we do. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, advertisers and dealers, investing more heavily in research and development and making acquisitions. Some of our competitors have entered or may enter into business cooperation agreements with search engines, which may impact our ability to obtain additional user traffic from the same sources. If we are unable to compete effectively and at a reasonable cost against our existing and future competitors, our business, prospects and results of operations could be materially and adversely affected.

We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, television, radio and outdoor media. Advertisers in China generally allocate a significant portion of their marketing budgets to traditional advertising media. If we cannot effectively compete with traditional media for the marketing budgets of our existing and potential customers, our results of operations and growth prospects could be adversely affected.

If we fail to attract and retain users, our business and results of operations may be materially and adversely affected.

In order to maintain and strengthen our leading market position, we must continue to attract and retain users to our websites. In order to attract and retain users, we must continue to provide quality content throughout the automobile-ownership cycle. We must also innovate and introduce services and applications that enhance user experience. In addition, we must maintain and enhance our brand recognition among consumers. If we fail to provide high-quality content, offer a superior user experience or maintain and enhance our brand, we may not be able to attract and retain users. If our user base decreases, our websites may be rendered less attractive to advertisers and our advertising services and dealer subscription services revenues may decline, which may have a material and adverse impact on our business, financial condition and results of operations.

A limited number of automaker advertisers have accounted for, and are expected to continue to account for, a significant portion of our revenues. The failure to maintain or to increase revenues from these advertisers could harm our prospects.

A limited number of automaker advertisers have accounted for, and are expected to continue to account for, a significant portion of our revenues. Our top five advertisers, all of whom were automakers, contributed 25.8%, 20.4%, 19.5% and 22.3% of our net revenues in 2009, 2010, 2011 and the six months ended June 30, 2012, respectively. In each of 2009, 2010, 2011 and the six months ended June 30, 2012, approximately 80% of over 80 automakers operating in China used our advertising services. These automakers include independent Chinese automobile manufacturers, joint ventures between Chinese and international automobile manufacturers and international automobile manufacturers that sell cars made outside of China. We believe that our future revenue growth will be focused on deepening our existing commercial relationships with automakers to increase our share of each automaker’s advertising budget. If we fail to do so, our growth prospects could be harmed.

Due to the limited number of automakers operating in China and our revenue concentration attributable to a small number of these companies, any of the following events, among others, may cause a material decline in our revenue and materially and adversely affect our results of operations and prospects:

•	contract reduction, delay or cancellation by one or more significant advertisers and our failure to identify and acquire additional or replacement advertisers;

•	a substantial reduction by one or more of our significant advertisers in the price they are willing to pay for our services; and

•	financial difficulty of one or more of our significant advertisers who become unable to make timely payment for the advertisements placed on our websites.

If we are unable to successfully execute our strategy to focus on new automobiles and used automobiles through our autohome.com.cn and che168.com websites, respectively, we may lose users and advertisers.

Historically, we have delivered content related to new automobiles and used automobiles via autohome.com.cn and che168.com. Autohome.com.cn has been designed for a general automobile consumer audience, while che168.com focused more on automobile enthusiasts. Despite their different focuses, the user bases of our websites overlap to some extent. To capitalize on the growing used automobile market in China, we have adopted a strategy to reposition our autohome.com.cn and che168.com websites. Our autohome.com.cn website remains the online automotive information destination focusing on new automobiles and our che168.com website was redesigned in October 2011 to focus on used automobile information and content. Through our redesigned che168.com website, we offer used automobile listing services to dealers and individual car owners and an interface that allows potential used car buyers to identify listings that meet their specific requirements and contact the dealer or individual selling the selected automobile. We cannot assure you that our repositioning of our che168.com website will be successful. We may be unable to attract a broad user base for che168.com that is sufficient to help us generate significant revenues. In addition, we cannot assure you that we will be able to attract our existing che168.com users to our autohome.com.cn website and retain them as loyal users. If our repositioning strategy does not succeed, we may lose users and advertisers and our business and results of operation may be adversely affected.

We may not be able to successfully expand and monetize our dealer network.

We currently have local sales and service representatives and telephone sales teams covering 130 cities across China. We intend to increase our penetration in existing dealer advertising and subscription services markets and expand into new geographic markets. China is a large and diverse country and business practices and demands may vary significantly by region. Our experience in the markets in which we currently operate may not be applicable in other parts of China. We may not be able to leverage our experience to expand into new geographic markets in China. As a result, our expansion and monetization strategies, including sales and marketing efforts designed to attract dealer advertisers and maximize the conversion of registered dealers using our free basic listing service into paying subscribers, may be unsuccessful. Furthermore, expanding into new geographical markets will require us to hire additional employees to cover these markets. We will incur additional compensation and benefit costs, office rental expenses and other costs, as well as additional strain on our managerial resources. In addition, we intend to further monetize our existing dealer network by converting dealers that currently use our free listing service into paying subscribers. If we are unable to successfully expand and monetize our dealer network and to generate sufficient revenues to cover our increased costs and expenses, our business and results of operations may be materially and adversely affected.

Our business depends on strong brand recognition, and failing to maintain or enhance our brands could adversely affect our business and prospects.

Maintaining and enhancing our “Autohome” and “Che168” brands is critical to our business and prospects. We believe that brand recognition will become increasingly important as the number of internet users in China grows and competition in our industry intensifies. A number of factors could prevent us from successfully promoting our brands, including user dissatisfaction with the content offered on our websites, negative publicity involving our business and the failure of our sales and marketing activities. If we fail to maintain and enhance our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected.

We may not be able to manage our expansion effectively.

We have experienced rapid growth in our business in recent years. The number of our employees grew rapidly from 261 as of December 31, 2009 to 547 as of December 31, 2011 and 733 as of June 30, 2012. Our net revenues increased from RMB148.2 million in 2009 to RMB252.9 million in 2010 and RMB433.2 million (US$68.2 million) in 2011, representing a CAGR of 71.0%. Our total net revenues for the six months ended June 30, 2012 were RMB303.4 million (US$47.8 million), representing an increase of 82.0% from RMB166.7 million in the same period in 2011. We expect to continue to grow our user base and our business operations. Our rapid expansion may expose us to new challenges and risks. To manage the further expansion of our business, we need to continuously expand and enhance our infrastructure and technology, and improve our operational and financial systems, procedures and internal controls. We also need to train, manage and motivate our growing employee base. In addition, we need to maintain and expand our relationships with automaker and dealer advertisers, advertising agencies and other third parties. We cannot assure you that our current and planned personnel, infrastructure, systems, procedures and controls will be adequate to support our expanding operations. If we fail to manage our expansions effectively, our business and results of operations may be materially and adversely affected.

We have a limited operating history, which makes it difficult to evaluate our business.

We have a limited operating history. Autohome.com.cn and che168.com were launched in 2005 and 2004, respectively. Our company was incorporated in June 2008 and acquired the entities that operated these two websites soon thereafter. Although we have achieved profitability in recent periods, our limited operating history makes the prediction of future results of operations difficult. Past results of operations achieved by us should not be taken as indicative of the rate of growth, if any, that can be expected in the future. You should consider our future prospects in light of the risks and uncertainties fast-growing companies with limited operating histories may encounter.

If we are unable to maintain our relationships with advertising agencies or if we are unable to collect accounts receivable from advertising agencies in a timely manner, our results of operations and prospects may be materially and adversely affected.

Although we consider automakers and dealers to be our end-customers, we sell our advertising services and solutions primarily to third-party advertising agencies that represent the automakers and dealers, as is customary in China. Our top ten advertising agencies accounted for 71.0%, 62.1%, 55.4% and 53.7% of our total net revenues in 2009, 2010, 2011 and the six months ended June 30, 2012, respectively. Our top three agencies accounted for 14.1%, 10.6% and 10.2% of our total net revenues in 2009, respectively. In 2010, 2011 and the six months ended June 30, 2012, our largest agency accounted for 12.3%, 10.0% and 10.1% of our total net revenues, respectively. We do not have long-term cooperation agreements or exclusive arrangements with these agencies and they may elect to direct business to other advertising service providers, including our competitors. If we fail to retain and enhance our business relationships with third-party advertising agencies, we may suffer from a loss of advertisers and our business, financial condition, results of operations and prospects may be materially and adversely affected. In our agreements with certain major advertising agencies, we undertake to provide them with most favored price terms. Such most favored price terms may hinder our ability to acquire new customers using special price terms.

In addition, we rely on third-party advertising agencies for the collection of payment from our advertisers. As a result, the financial soundness of our advertising agencies may affect our collection of accounts receivables. We make a credit assessment of the advertising agency to evaluate the collectibility of the advertising service fees before entering into an advertising contract. However, we cannot assure you that we will be able to accurately assess the creditworthiness of each advertising agency, and any failure of advertising agencies to pay us in a timely manner may adversely affect our liquidity and cash flows.

If online advertising does not continue to grow in China, our ability to increase revenue and profitability could be materially and adversely affected.

The use of the internet as a marketing medium is still developing in China. As of December 2011, the internet penetration rate in China was only 37%, compared to 78% in the United States, according to ITU, a third-party market research firm. The expansion of China’s internet population may be limited by a number of factors, including limitations on network infrastructure, social and political uncertainties, among others.

Many of our current and potential advertisers and subscribers have limited experience with the internet as a marketing medium, and historically have not devoted a significant portion of their marketing budgets to online marketing and promotion. As a result, they may not consider the internet an effective medium to promote or sell automobiles as compared to traditional print and broadcast media. Our ability to increase revenue and profitability from online marketing may be adversely impacted by a number of factors, many of which are beyond our control, including:

•	difficulties associated with developing a larger user base with demographic characteristics attractive to advertisers;

•	increased competition and potential downward pressure on online advertising prices;

•	difficulties in acquiring and retaining advertisers or dealer subscribers;

•	failure to develop an independent and reliable means of verifying online traffic; and

•	decreased use of the internet or online marketing in China.

If the internet does not become more widely accepted as a media platform for advertising and marketing, our business, financial position and results of operations could be materially and adversely affected.

Our business is subject to fluctuations, which makes our results of operations difficult to predict and may cause our quarterly results of operations to fall short of expectations.

Our quarterly revenues and other operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are beyond our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. For instance, our advertising services revenues typically increase in the second quarter as automakers increase marketing activities in connection with China’s major auto shows, and in the fourth quarter as advertisers seek to complete year-end marketing campaigns. Demand for our advertising services is generally lowest in the first quarter of each year, primarily due to a general slowdown in business activities and a reduced number of working days during the Chinese New Year holiday period.

In addition, because a significant portion of our advertising services revenues is attributable to new model promotion campaigns, the timing of new car releases of our major automaker advertisers can have a significant impact on our results of operations. The timing of such releases, however, is subject to uncertainty due to various factors such as automakers’ design or manufacturing issues, marketing conditions and government incentives or restrictions. These factors may make our results of operations difficult to predict and cause our quarterly results of operations to fall short of expectations.

Problems with our network infrastructure or information technology systems could impair our ability to provide services.

Our ability to provide our users with a high quality online experience depends on the continuing operation and scalability of our network infrastructure and information technology systems. Our systems are potentially vulnerable to damage or interruption as a result of earthquakes, floods, fires, extreme temperatures, power loss, telecommunications failures, technical error, computer viruses, hacking and similar events. We may encounter problems when upgrading our systems or services and undetected programming errors could adversely affect the performance of the software we use to provide our services. The development and implementation of software upgrades and other improvements to our internet services is a complex process, and issues not identified during pre-launch testing of new services may only become evident when such services are made available to our entire user base.

In addition, we rely on content delivery network, data centers and other network facilities provided by third parties. Any disruption to these network facilities may result in service interruptions, decreases in connection speed, degradation of our services or the permanent loss of user data and uploaded content. If we experience frequent or persistent service disruptions, whether caused by failures of our own systems or those of third-party service providers, our reputation or relationships with our users or advertisers may be damaged and our users and advertisers may switch to our competitors, which may have a material adverse effect on our business, financial condition and results of operations.

Computer viruses and “hacking” may cause delays or interruptions on our systems and may reduce use of our services and damage our reputation and brand names.

Computer viruses and “hacking” may cause delays or other service interruptions on our systems. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions, loss or corruption of data including user identity data, software, hardware or other computer equipment. In addition, the inadvertent transmission of computer viruses could result in significant damage to our hardware and software systems and databases, disruptions to our business activities, including our e-mail and other communications systems, breaches of security and inadvertent disclosure of confidential or sensitive information, interruptions in access to our website through the use of “denial of service” or similar attacks and other material adverse effects on our operations. We have experienced hacking attacks in the past, and although such attacks in the past have not had a material adverse effect on our operations, there is no assurance that there will be no serious computer viruses or hacking attacks in the future. We may incur significant costs to protect our systems and equipment against the threat of, and to repair any damage caused by, computer viruses and hacking. Moreover, if a computer virus or hacking affects our systems and is highly publicized, our reputation and brand names could be materially damaged and use of our services may decrease.

The continuing and collaborative efforts of our senior management, key employees and highly skilled personnel are crucial to our success, and our business may be harmed if we were to lose their services.

Our success depends on the continuous effort and services of our senior management team and other key personnel. In particular, we rely on the expertise and experience of our executive officers named in this prospectus. If one or more of our executive officers or other key personnel are unable or unwilling to continue to provide us with their services, we may not be able to replace them within a short period of time or at all. Our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers join a competitor or forms a competing company, we may lose advertisers, know-how and key professionals and staff members. Each of our executive officers has entered into an employment agreement with us, which contains non-competition provisions. However, if any dispute arises between us and our executive officers, we may have to incur substantial costs and expenses in order to enforce these agreements in China.

Our performance and future success also depend on our ability to identify, hire, develop, motivate and retain skilled personnel for all areas of our organization. Competition in the automotive and internet advertising industries for qualified employees is intense, and if competition in these industries further intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively or at all.

If we fail to protect our intellectual property rights, our brand and business may suffer.

We rely on a combination of trademark, patent, copyright and trade secret protection laws in the PRC and other jurisdictions, as well as through confidentiality agreements and other measures, to protect our intellectual property rights. Our major brand names and logos are registered trademarks in China. Most of our professionally produced content available on our websites and proprietary software are protected by copyright laws. Despite our precautions, third parties may obtain and use our intellectual property without our authorization. Historically, the legal system and courts of the PRC have not protected intellectual property rights to the same extent as the legal system and courts of the United States, and companies operating in the PRC continue to face an increased risk of intellectual property infringement. Furthermore, the validity, application, enforceability and scope of protection of intellectual property rights for many internet-related activities, such as internet commercial methods patents, are uncertain and still evolving in China and abroad, which may make it more difficult for us to protect our intellectual property. From time to time, other websites may use our articles, photos or other content without our proper authorization. Although such use has not in the past caused any material damage to our business, it is possible that there may be misappropriation on a much larger scale with a material adverse impact to our business. If we are unable to adequately protect our intellectual property rights in the future, our business may suffer.

We may be vulnerable to intellectual property infringement claims brought against us by others.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violation of other parties’ rights. We have never experienced any material claims on these issues against us in the past, but as we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We could also be subject to claims based upon the content that is displayed on our websites or accessible from our websites through links to other websites or information on our websites supplied by third parties. Intellectual property claims and litigation are expensive and time-consuming to investigate and defend and may divert resources and management attention from the operation of our websites. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to our websites to reduce the risk of future liability, may have a material adverse effect on our business, financial condition and results of operations.

We may be subject to liability for advertisements and other content placed on our website.

The PRC government has adopted regulations governing advertising content as well as internet access and the distribution of information over the internet. Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our websites to ensure that such content is true and accurate and in full compliance with applicable laws and regulations. See “Regulation—Regulations on Advertisements.” Under the internet information regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, compromises national security, harms the dignity or interests of the state, incites ethnic hatred or racial discrimination, undermines the PRC’s religious policy, disturbs social order, disseminates obscenity or pornography, encourages gambling, violence, murder or fear, incites the commission of a crime, infringes upon the lawful rights and interests of a third party; or is otherwise prohibited by law or administrative regulations. See “Regulation—Regulations on Internet Content Services.”

We display advertisements on our websites. In addition, through our websites and user forums, we allow users to upload written materials, images, pictures and other content on our websites, and also allow users to share and link to content from other websites through our websites. Failure to identify and prevent illegal or inappropriate content from being displayed on or through our websites may subject us to liability. We cannot assure you that all of the advertisements and content shown or posted on our websites adhere to the advertising and internet content laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations.

If PRC regulatory authorities determine that any advertisements or content displayed on our websites do not adhere to applicable laws and regulations, they may require us to limit or eliminate the dissemination or availability of such advertisements and other content on our websites in the form of take-down orders or otherwise. Such regulatory authorities may also impose penalties on us, including fines, confiscation of advertising income or, in circumstances involving more serious violations by us, the termination of our advertising or internet content license, any of which would materially and adversely affect our business and results of operations.

In addition, we may be subject to claims by consumers asserting that the information on our websites is misleading, and we may not be able to recover our losses from advertisers. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

The global financial markets experienced significant disruptions in 2008 and the United States, European and other economies went into recession. The recovery from the lows of 2008 and 2009 has been uneven and is facing new challenges, including the escalation of the European sovereign debt crisis since 2011. It is unclear whether the European sovereign debt crisis will be contained and what effects it may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China’s. Economic conditions in China are sensitive to global economic conditions. Any slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of automobiles, which are still considered luxury items in China, and our advertisers may also defer, reduce or cancel purchasing our services. To the extent any fluctuations in the Chinese economy significantly affect automakers’ and dealers’ demand for our services or change their spending habits, our results of operations may be materially and adversely affected.

We will be a “controlled company” within the meaning of the New York Stock Exchange corporate governance requirements, which may result in public investors not having as much influence as they would if we were not a controlled company.

After the completion of this offering, Telstra Holdings will own more than    % of the total voting rights in our company and we will be a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual. As a controlled company, we are not obligated to comply with certain New York Stock Exchange corporate governance requirements, including the requirements that:

•	a majority of our board of directors consist of independent directors;

•	our compensation committee be composed entirely of independent directors; and

•	our corporate governance and nominating committee be composed entirely of independent directors.

We do not currently intend to rely on the controlled-company corporate governance exemptions available to us. If, however, we elect to do so in the future, our independent directors may have less influence than they would have if we were not a controlled company.

In addition, because Telstra Holdings will own more than    % of the voting rights in our company, Telstra Holdings will have decisive influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Without the consent of Telstra Holdings, we may be prevented from entering into transactions that could be beneficial to us. The interests of Telstra Holdings and our other large shareholders may differ from the interests of our other shareholders.

Our independent registered public accounting firm has identified a material weakness in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ADSs may be adversely impacted.

In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined in the standards established by the United States Public Company Accounting Oversight Board. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented on a timely basis.

The material weakness identified was that our company did not have sufficient U.S. GAAP and SEC financial reporting expertise nor sufficient oversight and review of the financial statement closing process. For a discussion of the remedial measures we have undertaken or are in the process of undertaking, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, any measures that we have implemented or plan to implement may not fully address the material weakness in our internal control over financial reporting, and we cannot yet conclude that they have been fully remedied. Failure to correct the material weakness or our failure to discover and address any other internal control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective internal control over financial reporting is important to help prevent fraud.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional internal control deficiencies may have been identified.

Upon the completion of this offering, we will become a public company in the United States and will be subject to Section 404 and applicable rules and regulations thereunder. Section 404 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2013. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective when they are required to include such a report. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may conclude that our internal controls are not effective if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operating or reviewed, or if it interprets the relevant requirements differently from us. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal control over financial reporting. As a result, our failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our ADSs.

We have limited business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in more developed economies. We do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured occurrence of business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to health epidemics and natural disasters.

Our business could be adversely affected by the effects of H1N1 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or another epidemic. China reported a number of cases of SARS in 2003, which resulted in the closure of many businesses by the PRC government to prevent the transmission of SARS. In recent years, there have been reports of occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. In 2009, the global spread of H1N1 flu resulted in several confirmed infections and deaths in China. Restrictions on travel resulting from any prolonged outbreak of H1N1 flu, avian flu, SARS or another epidemic could adversely affect our ability to market our services to users, automakers and dealers throughout China. Our business operations could be disrupted if one of our employees is suspected of having H1N1 flu, avian flu, SARS or another epidemic, which could require that a certain number of our employees be quarantined and/or our offices be disinfected. In addition, our results of operations could be adversely affected to the extent that H1N1 flu, avian flu, SARS or another outbreak harms the Chinese economy in general.

We are also vulnerable to natural disasters and other calamities. Although our servers are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services. In addition, a severe disaster could affect the operations or financial condition of our customers and suppliers, which could harm our results of operations. For example, certain Japanese automakers or their joint ventures in China delayed or cancelled advertising campaigns following the earthquake and tsunami in Japan in March 2011.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our services in China do not comply with PRC governmental restrictions on foreign investment in internet businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Current PRC laws and regulations place certain restrictions on foreign ownership of companies that provide internet content services in China. Specifically, foreign ownership of internet service providers or other value-added telecommunication service providers may not exceed 50%. In addition, according to the Several Opinions on the Introduction of Foreign Investment in the Cultural Industry promulgated by the Ministry of Culture, the State Administration of Radio, Film and Television, or the SARFT, the General Administration of Press and Publication, or the GAPP, the National Development and Reform Commission and the Ministry of Commerce in June 2005, foreign investors are prohibited from investing in or operating “internet cultural activities.” Furthermore, PRC laws and regulations do not allow foreign entities with less than at least two years of direct experience operating an advertising business outside of China to invest in an advertising business in China. Because we have no direct experience operating an advertising business outside of China, we may not invest directly in a PRC entity that provides advertising services in China. We are a Cayman Islands company and foreign legal person under PRC laws. Accordingly, neither we nor our wholly foreign-invested PRC subsidiaries are currently eligible to apply for the required licenses for providing internet content services or advertising services in China.

As such, we conduct our business through contractual arrangements in China. In particular, we operate our internet content business through Autohome Information and Hongyuan Information, a wholly-owned subsidiary of Autohome Information. We operate our internet advertising business through two wholly-owned subsidiaries of Autohome Information: Chengshi Advertising and Autohome Advertising. These entities hold licenses and permits required to operate our internet content business and internet advertising business. Autohome Information is currently owned by individual shareholders who are PRC citizens and hold the requisite licenses or permits to provide internet content and advertising services in China. We do not have an equity interest in the Autohome Information or its subsidiaries but substantially control their operations and receive the economic benefits through a series of contractual arrangements. We have been and are expected to continue to be dependent upon Autohome Information and its subsidiaries to operate our businesses. In December 2011 and May 2012, we established two new variable interest entities, Shanghai Advertising and Guangzhou Advertising, respectively. Autohome WFOE entered into a series of contractual arrangements with Shanghai Advertising and its shareholders and Guangzhou Advertising and its shareholders with terms and conditions substantially similar to the contractual arrangements among Autohome WFOE, Autohome Information and its shareholders. We plan to provide advertising services through Shanghai Advertising and Guangzhou Advertising to automotive industry customers around the Shanghai and Guangzhou areas, respectively. We may depend on Shanghai Advertising and Guangzhou Advertising in the future to operate a significant portion of our business. For more information regarding these contractual arrangements, see “Corporate History and Structure.”

Based on the advice of TransAsia Lawyers, our PRC legal counsel, the corporate structure of our VIEs and our subsidiary in China are in compliance with all existing PRC laws and regulations. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, we cannot assure you that the PRC government would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

Various media sources have recently reported that the China Securities Regulatory Commission, or the CSRC, prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide. If we or any of our current or future VIEs or subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the Ministry of Industry and Information Technology, or MIIT, which regulates internet information services companies, the State Administration for Industry and Commerce, or SAIC, which regulates advertising companies, and the CSRC would have broad discretion in dealing with such violations, including levying fines, confiscating our income or the income of Autohome WFOE and the VIEs, revoking the business licenses or operating licenses of Autohome WFOE and the VIEs, shutting down our servers or blocking our websites, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting our rights to use the proceeds from this offering to finance our business and operations in China, or taking other enforcement actions that could be harmful to our business.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business and results of operations. In addition, if the imposition of any of these penalties causes us to lose the rights to direct the activities of the VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the VIEs. The VIEs contributed substantially all of our consolidated net revenues in 2008, 2009, 2010, 2011 and the six months ended June 30, 2012.

Our contractual arrangements with our VIEs may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with Autohome Information, its subsidiaries and its shareholders to operate our business. We may rely on Shanghai Advertising and Guangzhou Advertising in the future to operate a significant portion of our business. For a description of these contractual arrangements, see “Corporate History and Structure—Contractual Arrangements.” These contractual arrangements may not be as effective in providing us with control over these affiliated entities as direct ownership. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the board of directors, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on the performance by these entities and their shareholders of their contractual obligations to exercise control over our VIEs. Therefore, our contractual arrangements with our VIEs may not be as effective in ensuring our control over our China operations as direct ownership would be.

Shareholders of our VIEs may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs. Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and financial condition.

Shareholders of our VIEs may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs. If our VIEs or their shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend resources to enforce our rights under the contracts. We may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders of Autohome Information were to refuse to transfer their equity interests in Autohome Information to us or our designee when we exercise the call option pursuant to these contractual arrangements, if they transfer the equity interests to other persons against our interests, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business may be negatively affected.

Contractual arrangements our subsidiary has entered into with our VIEs may be subject to scrutiny by the PRC tax authorities and a finding that we or our VIEs owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among Autohome WFOE, our VIEs and the shareholders of our VIEs do not represent arm’s-length prices and consequently adjust Autohome WFOE’s or our VIEs’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our VIEs, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on Autohome WFOE or our VIEs for any unpaid taxes. Our consolidated net income may be materially and adversely affected if Autohome WFOE or our VIEs’ tax liabilities increase or if they are subject to late payment fees or other penalties.

The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business.

The shareholders of our VIEs are James Zhi Qin, our director and chief executive officer, Xiang Li, our director and executive vice president, and Zheng Fan, our vice president. Each of these three individuals is also a beneficial owner of our company and a PRC citizen. They hold 8%, 68% and 24%, respectively, of the equity interests in each of our VIEs. Conflicts of interest may arise between their roles as directors, officers and/or beneficial owners of our holding company and as shareholders of our VIEs. In addition, the controlling shareholders of our company are substantially different from that of the VIEs, which may heighten any conflicts of interest that could arise between the two groups of shareholders. We cannot assure you that when conflicts of interest arise, any or all of these equity holders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these equity holders and our company. We rely on these three individuals to comply with the laws of China, which protect contracts, provide that directors and executive officers owe a duty of loyalty and a duty of diligence to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains. We also rely on the laws of Cayman Islands, which provide that directors owe a duty of care and a duty of loyalty to our company. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity to be paid by our wholly-owned PRC subsidiary, Autohome WFOE, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If Autohome WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, Autohome WFOE, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as Autohome WFOE is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. These statutory reserve funds are not distributable as cash dividends. As of June 30, 2012, Autohome WFOE had RMB0.9 million (US$0.1 million) as its statutory reserve funds, which was 50% of its registered capital.

Any limitation on the ability of Autohome WFOE to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and VIEs or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary and VIEs. We may make loans to our PRC subsidiary and VIEs, or we may make additional capital contributions to our PRC subsidiary. Any loans by us to our PRC subsidiary, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Autohome WFOE to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. We may also decide to finance Autohome WFOE by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our VIEs, which are PRC domestic companies. Further, we are not likely to finance the activities of our VIEs by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in internet content services and online advertising businesses.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. Furthermore, SAFE promulgated a circular on November 19, 2010, or Circular No. 59, which tightens the examination on the authenticity of settlement of net proceeds from an offering and requires that the settlement of net proceeds shall be in accordance with the description in its prospectus.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or VIEs or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

If our PRC subsidiary or VIEs become the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy substantially all of our assets, which could reduce the size of our operations and materially and adversely affect our business, ability to generate revenues and the market price of our ADSs.

As part of the contractual arrangements with Autohome Information, its shareholders and its subsidiaries, Autohome Information and its subsidiaries hold operating permits and licenses and substantially all of the assets that are important to the operation of our business. We expect to continue to be dependent on Autohome Information and its subsidiaries to operate our business in China. We may rely on Shanghai Advertising and Guangzhou Advertising in the future to operate a significant portion of our business. If our VIEs go bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which would materially and adversely affect our business, financial condition and results of operations. If our VIEs undergo a voluntary or involuntary liquidation proceeding, their equity holders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which would materially and adversely affect our business, our ability to generate revenues and the market price of our ADSs.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our PRC subsidiary and VIEs in China. Our operations in China are governed by PRC laws and regulations. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past several decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet business and companies.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the internet industry include, but are not limited to, the following:

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We only have contractual control over our websites. We do not own the websites due to the restriction on foreign investment in businesses providing value-added telecommunication services in China, including internet content provision services.

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There are uncertainties relating to the regulation of the internet industry in China, including evolving licensing requirements. This means that permits, licenses or operations at some of our companies may be subject to challenge, or we may fail to obtain permits or licenses that applicable regulators may deem necessary for our operations or we may not be able to obtain or renew permits or licenses. For example, Hongyuan Information, which operates che168.com, is in the process of applying for an internet audio/video program transmission license. Currently, the audio and video content posted on our che168.com website is delivered through a third-party website, which has an internet audio/video program transmission license. We may not be able to obtain such license in a timely manner or at all. See “Regulations—Regulations on Broadcasting Audio/Video Programs through the Internet” for more details. In addition, both Autohome Information and Hongyuan Information may be required to obtain additional licenses, including internet publishing licenses, internet news information service licenses and/or internet culture operating licenses, if the release of articles and information or the broadcast of videos on the websites autohome.com.cn and che168.com is deemed by the PRC regulatory authorities as the provision of internet publishing service, internet news information service, or internet culture operating service. See “Regulations—Regulations on online Cultural Services”, “Regulations—Regulations on Internet Publishing” and “Regulations—Regulations on Internet News Information Service” for additional details.

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The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office. The primary role of this new agency is to facilitate policy-making and legislative development in the internet industry, to direct and coordinate with relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

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New laws and regulations may be promulgated to regulate internet activities, including online advertising businesses. As such, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

On July 13, 2006, the MIIT, the predecessor of which is the Ministry of Information Industry, issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services. This notice prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this notice, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The notice also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Currently, Autohome Information and Hongyuan Information, two of our VIEs, own the related domain names and trademarks and hold the internet content provider licenses, or ICP licenses, necessary to conduct our operations for websites in China.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we will be able to maintain our existing licenses or obtain any new licenses if required by any new laws or regulations. There are also risks that we may be found to violate existing or future laws and regulations given the uncertainty and complexity of China’s regulation of the internet industry. If we or our VIEs fail to obtain or maintain any of the required assets, licenses or approvals, our continued business operations in the internet industry may subject us to various penalties, including the confiscation of illegal net revenues, fines and the discontinuation or restriction of their operations, any of which would materially and adversely affect our business and results of operations.

Fluctuations in exchange rates may have a material adverse effect on your investment.

Substantially all of our revenues and costs are denominated in RMB. The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. As a consequence, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the PRC government has again allowed the Renminbi to appreciate slowly against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the Chinese government to substantially liberalize its currency policy, which could result in further appreciation in the value of the RMB against the U.S. dollar. To the extent that we need to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. Therefore, Autohome WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. This regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for the purpose of an overseas listing and controlled by PRC companies or individuals, to obtain CSRC approval prior to listing their securities on an overseas stock exchange. The application of this regulation remains unclear. Our PRC counsel, TransAsia Lawyers, has advised us that, based on their understanding of the current PRC laws, rules and regulations, we are not required to submit an application to the CSRC for its approval of the listing and trading of our ADSs on the New York Stock Exchange on the grounds that:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

•	Autohome WFOE and Autohome Information were established before September 8, 2006, the effective date of this regulation; and

•	no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to its regulation.

However, because there has been no official interpretation or clarification of this regulation since its adoption, there is uncertainty as to how this regulation will be interpreted or implemented. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our China subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Certain regulations in the PRC may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules and certain regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008, are triggered. According to the Implementing Rules Concerning Security Review on the Mergers and Acquisitions by Foreign Investors of Domestic Enterprises issued by the Ministry of Commerce in August 2011, mergers and acquisitions by foreign investors involved in an industry related to national security are subject to strict review by the Ministry of Commerce. These rules also prohibit any transactions attempting to bypass such security review, including by controlling entities through contractual arrangements. We believe that our business is not in an industry related to national security. However, we cannot preclude the possibility that the Ministry of Commerce or other government agencies may publish interpretations contrary to our understanding or broaden the scope of such security review in the future. Although we have no current plans to make any acquisitions, we may elect to grow our business in the future in part by directly acquiring complementary businesses in China. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions.

PRC regulations relating to the establishment of offshore holding companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE has promulgated several regulations, including the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Vehicles, or SAFE Circular No. 75, effective on November 1, 2005. To further clarify and simplify the implementation of the SAFE Circular No. 75, the SAFE issued the Implementing Rules Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of the Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular No. 19, effective on July 1, 2011. These regulations require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have made prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore special purpose companies, or SPVs, will be required to register those investments with the local counterparts of SAFE. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update the previously filed registration with the local branch of SAFE, to reflect any material change. Moreover, the PRC subsidiaries of that SPV are required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any individual PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, and the SPV may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions, including (a) the requirement by SAFE to return the foreign exchange remitted overseas within a period specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas and deemed to have been evasive and (b) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions.

Currently, all of our shareholders who are PRC residents have registered with the competent local branch of the SAFE with their investments in our company. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and if or when we have such shareholders or beneficial owners, we may not always be able to compel them to comply with the SAFE Circular No. 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular No. 75 or other related regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the PBOC promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which sets forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued relevant implementing rules that specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock incentive plans or share option plans of an overseas publicly listed company. In February 2012, SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. The Stock Option Notice simplifies the requirements and procedures for the registration of PRC resident individuals’ participation in stock incentive plans set forth by certain rules promulgated by SAFE in March 2007. Under these measures, PRC resident individuals who participate in an employee stock incentive plan or a share option plan in an overseas publicly listed company are required to register with SAFE and complete certain other procedures. A PRC domestic qualified agent or the PRC subsidiary of such overseas listed company must file applications on behalf of such PRC resident individuals with SAFE or its local counterpart to obtain approval for an annual allowance with respect to the foreign exchange in connection with stock holding or share option exercises. With the approval from SAFE or its local counterpart, the PRC domestic qualified agent or the PRC subsidiary must open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, payment received upon sales of shares, dividends issued on the stock and any other income or expenditures approved by SAFE or its local counterpart. We and our PRC resident employees who participate in our employee stock incentive plan will be subject to these regulations when our company becomes a publicly listed company in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions. See “Regulation—Regulations on Employee Stock Options Plans.”

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, or the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax the foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the relevant tax authority of the PRC resident enterprise. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to our corporate restructuring where non-resident investors were involved, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors in such transactions may become at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under the general anti-avoidance rule of the PRC Enterprise Income Tax Law, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us.

Discontinuation of any of the preferential tax treatments or imposition of any additional taxes could adversely affect our financial condition and results of operations.

China passed a new PRC Enterprise Income Tax Law and its implementation rules, which became effective on January 1, 2008. The Enterprise Income Tax Law (a) reduces the statutory rate of the enterprise income tax from 33% to 25%, (b) permits companies established before March 16, 2007 to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules promulgated by the State Council on December 26, 2007, and (c) introduces new tax incentives, subject to various qualification criteria.

The Enterprise Income Tax Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” which hold independent ownership of core intellectual property to enjoy a preferential enterprise income tax rate of 15% subject to certain qualification criteria. Autohome WFOE was recognized jointly by the Beijing Municipal Science and Technology Commission and other authorities as a “high and new technology enterprise” on September 17, 2010 and therefore is eligible for the preferential 15% enterprise income tax rate from 2010 to 2012 upon its filing with the relevant tax authority. The qualification as a “high and new technology enterprise” is subject to annual evaluation and a three-year review by the relevant authorities in China. If Autohome WFOE continues to meet the requirements, the preferential tax status may be renewed for an additional three years through an administrative renewal process. If Autohome WFOE fails to maintain its “high and new technology enterprise” qualification or renew its qualification when the relevant term expires, its applicable enterprise income tax rate may increase to 25%, which could have a material adverse effect on our financial condition and results of operations.

Our global income and the dividends that we may receive from our PRC subsidiary, dividends distributed to our non-PRC shareholders and ADS holders, and gains recognized by such shareholders or ADS holders, may be subject to PRC taxes under the Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.

Under the Enterprise Income Tax Law and its implementation rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to enterprise income tax at a rate of 25% on our global income. If we are considered a PRC resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Pursuant to the Enterprise Income Tax Law and its implementation rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors, which are non-PRC tax resident enterprises without an establishment in China, or whose income has no connection with their institutions and establishments inside China, are subject to withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and we plan to conduct substantially all of our business through Autohome WFOE, which is 100% owned by Cheerbright, our wholly-owned subsidiary located in the British Virgin Islands. Cayman Islands currently does not have any tax treaty with China with respect to withholding tax. As long as Cheerbright is considered a non-PRC resident enterprise and holds at least 25% of the equity interest of Autohome WFOE, dividends that it receives from Autohome WFOE may be subject to withholding tax at a rate of 10%.

As uncertainties remain regarding the interpretation and implementation of the Enterprise Income Tax Law and its implementation rules, we cannot assure you that if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders and ADS holders would not be subject to any PRC withholding tax at a rate of up to 10%. Similarly, any gain recognized by such non-PRC shareholders or ADS holders on the sale of shares or ADSs, as applicable, may also be subject to PRC withholding tax. If we are required under the Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders and ADS holders, or on gain recognized by such non-PRC shareholders or ADS holders, such investors’ investment in our Class A ordinary shares or ADSs may be materially and adversely affected.

Our business, financial condition and results of operations could be materially and adversely affected if recent value added tax reforms in the PRC become unfavorable to our PRC subsidiary or VIEs.

On November 16, 2011, the Ministry of Finance and the State Administration of Taxation jointly issued the Implementation Rules of the Pilot Program of Value Added Tax Reform and the Notice on the Pilot Program of Value Added Tax Reform in Transportation and Certain Modern Service Industries in Shanghai, or the New VAT Rules. The New VAT Rules became effective on January 1, 2012, under which certain transportation and modern services companies in Shanghai will be subject to value added tax, or VAT, in lieu of the otherwise applicable business tax of 5%. According to a circular jointly issued by the Ministry of Finance and the State Administration of Taxation on July 31, 2012, certain transportation and modern services companies incorporated in eight other provinces in the PRC will be subject to the tax reform contemplated under the New VAT Rules. This tax pilot program aims to resolve the double or multiple taxation issues caused by the interplay between the VAT and business tax systems and reduce the overall tax burden of the selected modern service industries in the PRC. Depending on their taxable revenues, companies may be subject to VAT at a rate of 3% if they are qualified as small-scale VAT payers or 6% if they are recognized as general VAT payers for information technology services, advertising services and research, development and technology services they provide. As a result, instead of paying business taxes, Shanghai Advertising, one of our VIEs incorporated in Shanghai, is required to pay VAT at a rate of 6% starting from January 1, 2012. In addition, our PRC subsidiary and VIEs incorporated in Beijing, namely, Autohome WFOE, Autohome Information, Hongyuan Information, Chengshi Advertising and Autohome Advertising, are required to pay VAT at a rate of 6% starting from September 1, 2012. Guangzhou Advertising, one of our VIEs incorporated in Guangdong, is required to pay VAT starting from November 1, 2012. As these rules are newly adopted, there is significant uncertainty relating to the interpretation and enforcement of these rules by the national and local tax authorities and other relevant authorities. Our business, financial condition and results of operations could be materially and adversely affected if those tax reforms become unfavorable to our PRC subsidiary and VIEs.

The Public Company Accounting Oversight Board is not permitted to inspect independent registered public accounting firms operating in China, including our auditor, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Because our independent registered public accounting firm is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without receiving the required approval from the PRC authorities, our independent registered public accounting firm, like other independent registered public accounting firms operating in China, is currently not inspected by PCAOB.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. Since PCAOB cannot conduct inspections of independent registered public accounting firms operating in China without receiving the required approval from the PRC authorities, it is more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Risks Related to This Offering

There has been no public market for our Class A ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares or ADSs. Our ADSs will be listed on the New York Stock Exchange. Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ADSs, which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	regulatory developments in our target markets affecting us, our advertisers or our competitors;

•	announcements of studies and reports relating to the quality of our services or those of our competitors;

•	changes in the economic performance or market valuations of other companies that provide online automotive advertising services;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the online automotive advertising industry;

•	announcements by us or our competitors of new solutions, acquisitions, strategic relationships, joint ventures or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the RMB and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding Class A ordinary shares or ADSs;

•	sales or perceived potential sales of additional Class A ordinary shares or ADSs; and

•	pending or potential litigation or administrative investigation.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of any particular company. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If we do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$             per ADS, representing the difference between the assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price, and our net tangible book value per ADS as of June 30, 2012, after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of share options.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have ordinary shares outstanding including a certain number of Class A ordinary shares represented by ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rules 144 and 701 of the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

Our proposed dual-class share structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Immediately prior to the completion of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A and Class B ordinary shares will have the same rights, including dividend rights, except that holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to two votes per share. In addition, Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. The ADSs being sold in this offering represent Class A ordinary shares. See “Description of Share Capital—Ordinary Shares” for a more detailed description of our Class A ordinary shares and Class B ordinary shares.

Immediately prior to the completion of this offering, all of the then outstanding ordinary shares held by Telstra Holdings will be automatically re-designated as Class B ordinary shares. After the completion of this offering, Telstra Holdings will continue to retain a majority of our aggregate voting power due to our dual-class share structure. Assuming the underwriters do not exercise the over-allotment option, Telstra Holdings will hold             Class B ordinary shares. Due to the disparate voting powers attached to these two classes, these Class B ordinary shares held by Telstra Holdings will represent     % of our aggregate voting power, immediately after the completion of this offering. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

You may not have the same voting rights as the holders of our Class A ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the Class A ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the Class A ordinary shares represented by the ADSs. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions.

Pursuant to our fourth amended and restated memorandum and articles of association effective immediately prior to the completion of this offering, we may convene a shareholders’ meeting upon ten calendar days’ notice. If we give timely notice to the depositary under the terms of the deposit agreement (30 business days’ notice), the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to instruct the depositary to vote the Class A ordinary shares underlying your ADSs, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the Class A ordinary shares underlying your ADSs are not voted as you requested. In addition, although you may directly exercise your right to vote by withdrawing the Class A ordinary shares underlying your ADSs, you may not receive sufficient advance notice of an upcoming shareholders’ meeting to withdraw the Class A ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is illegal or impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In those cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and substantially all of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our PRC subsidiary and VIEs. Most of our directors and officers reside outside the United States and a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2011 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which provides persuasive, but not binding, authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

We intend to use the net proceeds of this offering for, among other things, investing in our technology and research development, expanding our product development and expanding our sales and marketing activities, with the balance to be used for other general corporate purposes, including expenditures relating to the expansion of our operations. However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our memorandum and articles of association will contain anti-takeover provisions that could adversely affect the rights of holders of our Class A ordinary shares and ADSs.

We will adopt our fourth amended and restated memorandum and articles of association that will become effective immediately prior to the closing of this offering. Our post-offering memorandum and articles of association will contain certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants authority to our board of directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially adversely affected. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. We intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less frequently compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in the ADSs or Class A ordinary shares to significant adverse tax consequences.

Depending upon the value of our assets, which may be determined based, in part, on the market value of our Class A ordinary shares and ADSs, and the nature of our assets and income over time, we could be classified as a passive foreign investment company (a “PFIC”). Under U.S. federal income tax law, we will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on the average quarterly value of our assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. Based on our current income and assets and projections as to the value of our Class A ordinary shares and ADSs following this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate being a PFIC, changes in the nature of our income or assets or the value of our assets may cause us to become a PFIC for the current or any subsequent taxable year.

Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for United States federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with such entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIEs for United States federal income tax purposes, we would likely be treated as a PFIC for the current and any subsequent taxable years. Because of the uncertainties in the application of the relevant rules and because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the current or any future taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase.

If we were to be or become a PFIC, a U.S. Holder (as defined in “Taxation—Material United States Federal Income Tax Considerations—General”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or Class A ordinary shares and on the receipt of distributions on the ADSs or Class A ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our ADSs or Class A ordinary shares, we generally would continue to be treated as a PFIC as to such U.S. Holder for all succeeding years during which such U.S. Holder held our ADSs or Class A ordinary shares. Alternatively, U.S. Holders of PFIC shares can sometimes avoid the rules described above by electing to treat a PFIC as a “qualified electing fund.” However, this option will not be available to U.S. Holders because, even if we were to be or become a PFIC, we do not intend to comply with the requirements necessary to permit U.S. Holders to make such election. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding and disposing of ADSs or Class A ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election or “deemed sale” election and the unavailability of the election to treat us as a qualified electing fund. For more information, see “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act. Section 404 requires that we include a management report on our internal control over financial reporting in our annual report on Form 20-F beginning with the fiscal year ending December 31, 2013. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our ability to attract and retain users and advertisers;

•	our business strategies and initiatives as well as our business plans;

•	our future business development, financial conditions and results of operations;

•	our ability to further enhance our brand recognition;

•	our ability to attract, retain and motivate key personnel;

•	competition in our industry in China; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online automotive advertising industry may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the online automotive advertising industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$             , or approximately US$             if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$             , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, to retain talented employees by providing liquidity to their equity incentives and to obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately US$ million for investing in our technology and product development;

•	approximately US$ million for expanding our sales and marketing activities; and

•	the balance for general corporate purposes, including expenditures relating to the expansion of our operations.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiary only through loans or capital contributions and to our VIEs only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and VIEs or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

[We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.]

DIVIDEND POLICY

Our board of directors has complete discretion on whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Our board of directors declared a dividend of RMB49.9 million (US$7.9 million) in February 2012 to all of our shareholders of record on February 24, 2012. The dividend, net of applicable withholding taxes, was paid on April 19, 2012. We do not have any plan to pay additional cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our remaining available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Regulation—Regulations on Dividend Distribution.”

If we pay any dividends after this offering, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis;

•	on a pro forma basis to reflect the conversion of all of the ordinary shares held by Telstra Holdings into Class B ordinary shares immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (1) the conversion of all of the ordinary shares held by Telstra Holdings into Class B ordinary shares immediately prior to the completion of this offering; and (2) the sale of              Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             per ADS, the midpoint of the price range shown on the front cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands of US$)
Shareholders’ equity
Ordinary shares, US$0.01 par value, 100,000,000,000 shares authorized, 100,000,000 shares issued and outstanding	1,081	—	—
Class A ordinary shares, $0.01 par value, 99,900,000,000 shares authorized, 45,000,000 shares issued and outstanding	—
Class B ordinary shares, $0.01 par value, 55,000,000 shares authorized, 55,000,000 shares issued and outstanding	—
Additional paid-in capital(1)	175,221
Retained earnings	48,965

Total equity(1)	225,267

Total capitalization(1)	338,908

(1)	A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total Autohome Inc. shareholders’ equity, total equity and total capitalization by US$ .

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2012 was approximately US$42.2 million, or US$0.42 per ordinary share as of that date, and US$             per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, excluding intangible assets, goodwill, deferred tax assets and deferred initial public offering costs, less our total consolidated liabilities (excluding deferred tax liabilities related to intangible assets and goodwill). Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because our Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented here based on all ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after June 30, 2012, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2012 would have been US$             , or US$             per ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$		US$
Net tangible book value as of June 30, 2012	US$	0.42	US$
Pro forma net tangible book value after giving effect to this offering	US$		US$
Amount of dilution in net tangible book value to new investors in this offering	US$		US$

A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) our pro forma net tangible book value after giving effect to this offering by US$             , the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma basis as of June 30, 2012, the differences between existing shareholders and the new investors as of such date with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent		Amount	Percent
Existing shareholders			%	US$		%	US$	US$
New investors			%	US$		%	US$	US$

Total		100.0%		US$	100.0%

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above also assume no exercise of any outstanding options granted under our 2011 Share Incentive Plan. As of             , 2012, there were             Class A ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of US$2.20 per share, and there are             Class A ordinary shares available for future issuances under our 2011 Share Incentive Plan. To the extent that any of these options is exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in China and substantially all of our revenues are denominated in RMB. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.3530 to US$1.00, the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2012. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On September 7, 2012, the noon buying rate was RMB6.3428 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Period	Noon Buying Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8102	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012
March	6.2975	6.3125	6.3315	6.2975
April	6.2790	6.3043	6.3150	6.2790
May	6.3684	6.3242	6.3684	6.3052
June	6.3530	6.3633	6.3703	6.3530
July	6.3610	6.3717	6.3879	6.3487
August	6.3484	6.3593	6.3738	6.3484
September (through September 7)	6.3428	6.3453	6.3489	6.3428

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated using month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, to be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Law Debenture Corporation Services Inc. is our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and TransAsia Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

TransAsia Lawyers has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Autohome was incorporated under the laws of the Cayman Islands under its former name, Sequel Limited, in June 2008 and adopted its current name in October 2011. Shortly after its inception, in June 2008, Autohome acquired all of the equity interests of the following entities:

•	Cheerbright International Holdings Limited, or Cheerbright, a British Virgin Islands company that operates autohome.com.cn, which was launched in 2005;

•	Norstar Advertising Media Holdings Limited, or Norstar, a Cayman Islands Company that, among other businesses, operated che168.com, which was launched in 2004; and

•	China Topside Limited, or China Topside, a British Virgin Islands company.

Our largest shareholder is Telstra Holdings, a wholly-owned subsidiary of Telstra Corporation Limited, the leading diversified telecommunications company in Australia and a Fortune Global 500 company.

To sharpen our business focus on the automotive industry, we completed a corporate reorganization in 2011 by spinning off our then subsidiaries that were not involved in our core business. In March 2011, we completed the transfer of the che168.com business from Norstar to Cheerbright. In June 2011, in connection with our strategy to focus on serving the automotive industry in China, we contributed our entire equity interests in Norstar and China Topside, which serve the information technology industry, to Sequel Media, our subsidiary in the Cayman Islands. We then immediately distributed shares of Sequel Media to our shareholders. Since the spin-off, we have focused on serving the automotive industry in China through our autohome.com.cn and che168.com websites. Although most of our directors currently serve on the board of Sequel Media, the two companies are engaged in separate businesses, each with their distinct industry focus. Further, Autohome does not exert significant influence over Sequel Media’s operating and financial policies. We expect to appoint two independent directors to our board upon the completion of this offering.

On March 16, 2012, we established a new wholly-owned subsidiary, Autohome (Hong Kong) Limited, in Hong Kong. Autohome (Hong Kong) Limited has no material business operation as of the date of this prospectus.

Contractual Arrangements

Due to PRC government regulations on internet access, distribution of online information and the conduct of online advertising services, we conduct our operations in China primarily through contractual agreements among our wholly-owned PRC subsidiary, Autohome WFOE, Autohome Information and its subsidiaries, our VIEs, and shareholders of Autohome Information. These contractual arrangements enable us to:

•	exercise effective control over Autohome Information and its subsidiaries;

•	receive substantially all of the economic benefits of Autohome Information and its subsidiaries; and

•	have an exclusive option to purchase all of the equity interests in Autohome Information and its subsidiaries when and to the extent permitted under PRC law.

As a result of these contractual arrangements, we, through Autohome WFOE, are the primary beneficiary of Autohome Information and its subsidiaries and treat them as our VIEs under the U.S. GAAP. We have consolidated the financial results of Autohome Information and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)	The three individuals are James Zhi Qin, our director and chief executive officer, Xiang Li, our director and executive vice president, and Zheng Fan, our vice president. Each of these three individuals is also a beneficial owner of our company and a PRC citizen. James Zhi Qin, Xiang Li and Zheng Fan hold 8%, 68% and 24% of the equity in each of Autohome Information, Shanghai Advertising and Guangzhou Advertising, respectively.

The following is a summary of our contractual arrangements among Autohome WFOE, Autohome Information and its shareholders.

Agreements that Provide Effective Control over Autohome Information

Equity Interest Pledge Agreements. Pursuant to the equity interest pledge agreements between Autohome WFOE and each of the three shareholders of Autohome Information, each shareholder of Autohome Information pledges to Autohome WFOE all of his equity interests in Autohome Information to secure the performance of such shareholder’s respective obligations and Autohome Information’s obligations under the loan agreements, equity option agreements, and the exclusive technology consulting and service agreements. See “—Contractual Agreements—Agreements that Transfer Economic Benefits of Autohome Information to Us” and “—Agreements that Provide Us the Options to Purchase the Equity Interests in Autohome Information” for a brief description of these obligations. Without Autohome WFOE’s consent, shareholders of Autohome Information shall not create or permit to create any encumbrances on the pledged equities in Autohome Information. In the event of default, Autohome WFOE is entitled to request immediate repayment of the outstanding amounts payable under the loan agreements, the equity option agreements and the exclusive technology consulting and service agreements or to dispose of the pledged equity interests at Autohome WFOE’s sole discretion. The equity pledge agreements have an indefinite term and will terminate after all the secured obligations under these agreements have been satisfied in full or the pledged equity interests have been transferred to Autohome WFOE or its designee.

Pursuant to the equity interest pledge agreements between Autohome WFOE and Autohome Information, Autohome Information pledges to Autohome WFOE all of its equity interests in its three subsidiaries to secure the performance of its obligations under the exclusive technology consulting and service agreements and the equity option agreements. These equity interest pledge agreements contain substantially the same terms as the equity interest pledge agreements between Autohome WFOE and the shareholders of Autohome Information.

Power of Attorney. Autohome Information and each of the nominee shareholders of Autohome Information have executed a power of attorney appointing Autohome WFOE, or any person designated by Autohome WFOE, as their attorney-in-fact to vote on their behalf at the shareholders’ meetings of Autohome Information’s subsidiaries and Autohome Information and to exercise full voting rights as the shareholders of these companies with powers granted under PRC laws and regulations and the articles of association of each of the above companies, including the rights to appoint directors and management personnel.

Agreements that Transfer Economic Benefits of Autohome Information to Us

Exclusive Technology Consulting and Service Agreements. Pursuant to the exclusive technology consulting and service agreements between Autohome WFOE and each of the VIEs, Autohome WFOE has the exclusive right to provide each of the VIEs comprehensive technology and management consulting services. In addition, Autohome WFOE is obligated to provide financing support to each of the VIEs to ensure the cash flow requirements of the day-to-day operations of the VIEs. Each VIE is obligated to pay to Autohome WFOE service fees, which are calculated based on such VIE’s revenues reduced by its business taxes and surcharges, operating expenses and an appropriate amount of retained profit that is determined pursuant to our tax planning strategies and relevant tax laws. Such service fees may be adjusted by Autohome WFOE at Autohome WFOE’s sole discretion. Autohome WFOE owns the intellectual properties arising from the performance of these agreements. These agreements have a 30-year term that can be automatically extended for another 10 years at the option of Autohome WFOE and can only be terminated by the parties’ mutual written consent or by Autohome WFOE’s prior 30-day notice at its sole discretion. During the term of these agreements, the VIEs may not enter into any agreements with third parties for the provision of any technology or management consulting services without prior consent of Autohome WFOE. Autohome WFOE recognized service fees from the VIEs in the amount of RMB5.7 million in 2009, RMB87.9 million in 2010, RMB245.4 million (US$38.6 million) in 2011 and RMB130.0 million (US$20.5 million) in the six months ended June 30, 2012 in consideration for services provided to the VIEs.

Loan Agreements. Pursuant to the loan agreements between Autohome WFOE and each of the three shareholders of Autohome Information, Autohome WFOE granted interest-free loans to these three shareholders of Autohome Information. The loans are to be used solely for the purpose of making capital contribution to the registered capital of Autohome Information. The term of the loans is indefinite and must be repaid in the manner specified in the agreements upon written notice from Autohome WFOE at any time in Autohome WFOE’s sole discretion or upon an event of default by the shareholders of Autohome Information.

Agreements that Provide Us the Options to Purchase the Equity Interests in Autohome Information

Equity Option Agreements. Pursuant to the equity option agreements between Autohome WFOE and each of the three shareholders of Autohome Information, each shareholder of Autohome Information jointly and severally grants to Autohome WFOE an option to purchase all or part of his equity interests in Autohome Information at a price equivalent to the lowest price permitted by PRC law. The purchase price is to be offset against the loan repayments under the loan agreements. If there will be additional payments to be made by Autohome Information to these nominee shareholders required by the PRC law, these nominee shareholders must immediately return the received payments to Autohome WFOE. Autohome WFOE may exercise its option at any time or transfer the rights and obligations under the equity option agreement to any of its designated parties. The equity option agreements have an indefinite term and will terminate at the earlier of (i) the date on which all of Autohome Information shareholders’ equity interests in Autohome Information have been transferred to Autohome WFOE or its designated parties, or (ii) the unilateral termination by Autohome WFOE.

Pursuant to the equity option agreements among Autohome WFOE, Autohome Information and each of the three subsidiaries of Autohome Information, Autohome Information granted Autohome WFOE or its designated parties an option to purchase all or part of Autohome Information’s equity interests in its subsidiaries at a price equivalent to the lowest price permitted by PRC law. Autohome WFOE may exercise its option at any time. The equity option agreements have an indefinite term and will terminate at the earlier of (i) the date on which all of Autohome Information’s equity interests in its subsidiaries have been transferred to Autohome WFOE or its designated parties, or (ii) the unilateral termination by Autohome WFOE.

In December 2011 and May 2012, we established two new variable interest entities, Shanghai Advertising and Guangzhou Advertising, respectively. Autohome WFOE entered into a series of contractual arrangements with Shanghai Advertising and its shareholders and Guangzhou Advertising and its shareholders with terms and conditions substantially similar to the contractual arrangements among Autohome WFOE, Autohome Information and its shareholders. We plan to provide advertising services through Shanghai Advertising and Guangzhou Advertising to automotive industry customers around the Shanghai and Guangzhou areas, respectively.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our selected consolidated statements of comprehensive income data presented below for the years ended December 31, 2009, 2010 and 2011, and our selected consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our consolidated financial statements included elsewhere in this prospectus. Our selected consolidated balance sheet data as of December 31, 2009 presented below has been derived from our consolidated financial statements not included in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP. Our selected consolidated statements of comprehensive income data presented below for the period between June 23, 2008, the date of formation of our holding company, and December 31, 2008 and our balance sheet data as of December 31, 2008 have been derived from our unaudited financial statements not included in this prospectus. Our selected consolidated statements of comprehensive income data presented below for the six months ended June 30, 2011 and 2012 and our selected consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

Our holding company, Autohome Inc., was incorporated under the laws of the Cayman Islands on June 23, 2008 under its former name Sequel Limited. On June 27, 2008, Autohome Inc. acquired Cheerbright, Norstar and China Topside, along with their respective subsidiaries. Cheerbright and China Topside are limited liability companies incorporated in the British Virgin Islands in June 2006. Norstar is a limited liability company incorporated in the Cayman Islands in March 2006. Autohome Inc. had no operations of its own prior to the acquisition of Cheerbright, Norstar and China Topside. Therefore, we treat Cheerbright, Norstar and China Topside as our predecessors. Our selected consolidated statements of comprehensive income data for our predecessors presented below for the period between January 1, 2008 and June 27, 2008 have been derived from our unaudited financial statements not included in this prospectus.

We adopted ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, on January 1, 2012 by presenting items of net profit and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Our consolidated financial statements for the three years ended December 31, 2011 included elsewhere in this prospectus have been revised to conform with the presentation requirements of ASU 2011-05.

To sharpen our business focus on the automotive industry, we completed a corporate reorganization on June 30, 2011 by spinning off our then subsidiaries that were not involved in our core business. The spun-off business has been accounted for as discontinued operations whereby the results of operations of the spun-off business have been eliminated from the results of continuing operations and reported in discontinued operations for all periods presented. The following selected consolidated balance sheet data as of December 31, 2008, 2009 and 2010 includes assets and liabilities associated with the entities we spun off and the selected consolidated balance sheet data as of December 31, 2011 and June 30, 2012 excludes assets and liabilities associated with the entities we spun off.

We have not included financial information for the years ended December 31, 2007 as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2008, 2009, 2010 and 2011 and for the six months ended June 30, 2012, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

Our historical results do not necessarily indicate results expected for any future periods.

	Predecessors of Autohome Inc.
	Cheerbright	Norstar(3)	China Topside(3)	Autohome Inc.
	For the Period from January 1, 2008 through			For the Period from June 23, 2008 through	For the Year Ended December 31,				For the Six Months Ended June 30,
	June 27, 2008			December 31, 2008	2009	2010	2011		2011	2012
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for number of shares and per share data)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)					(Unaudited)	(Unaudited)	(Unaudited)
Selected Consolidated Statement of Comprehensive Income Data:
Net revenues
Advertising services	12,378	17,016	—	49,922	138,988	235,415	379,666	59,762	146,793	250,393	39,413
Dealer subscription services	2,281	—	—	2,080	9,221	17,519	53,523	8,425	19,945	53,041	8,349

Total net revenues	14,659	17,016	—	52,002	148,209	252,934	433,189	68,187	166,738	303,434	47,762
Cost of revenues(1)	(4,418)	(4,856)	—	(21,412)	(61,084)	(83,897)	(130,565)	(20,552)	(57,298)	(80,841)	(12,725)

Gross profit	10,241	12,160	—	30,590	87,125	169,037	302,624	47,635	109,440	222,593	35,037

Operating expenses
Sales and marketing expenses(1)	(2,779)	(4,982)	—	(8,685)	(31,204)	(48,712)	(67,500)	(10,625)	(28,450)	(50,351)	(7,926)
General and administrative expenses(1)	(3,424)	(2,352)	—	(10,145)	(9,059)	(17,951)	(46,547)	(7,327)	(13,333)	(28,566)	(4,496)
Product development expenses(1)	(382)	(406)	—	(1,325)	(3,678)	(6,205)	(16,459)	(2,591)	(5,973)	(14,869)	(2,340)

Operating profit	3,656	4,420	—	10,435	43,184	96,169	172,118	27,092	61,684	128,807	20,275
Other income, net	3	—	—	19	54	110	1,676	264	270	2,148	338

Income from continuing operations before income taxes	3,659	4,420	—	10,454	43,238	96,279	173,794	27,356	61,954	130,955	20,613
Income tax benefit/(expense)	(3,227)	221	—	(1,376)	(7,803)	(15,853)	(38,348)	(6,036)	(13,121)	(29,212)	(4,598)

Income from continuing operations	432	4,641	—	9,078	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Income/(loss) from discontinued operations	—	9,887	1,644	7,777	(2,204)	7,612	(4,182)	(658)	(4,182)	—	—

Net income	432	14,528	1,644	16,855	33,231	88,038	131,264	20,662	44,651	101,743	16,015

Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—
Comprehensive income	432	14,528	1,644	16,855	33,231	88,038	131,264	20,662	44,651	101,743	16,015

Earnings per share
Basic
Net income from continuing operations				0.09	0.35	0.80	1.35	0.21	0.49	1.02	0.16
Income/(loss) from discontinued operations				0.08	(0.02)	0.08	(0.04)	(0.01)	(0.04)	—	—

Net income				0.17	0.33	0.88	1.31	0.20	0.45	1.02	0.16

Diluted
Net income from continuing operations				—	—	—	1.35	0.21	0.49	1.01	0.16
Loss from discontinued operations				—	—	—	(0.04)	(0.01)	(0.04)	—	—

Net income				—	—	—	1.31	0.20	0.45	1.01	0.16

Shares used in earnings per share computation
Basic				100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000
Diluted				—	—	—	100,189,928	100,189,928	100,087,836	100,291,242	100,291,242
Non-GAAP Measures(2)
Adjusted net income					52,549	95,539	161,535	25,426	58,022	122,311	19,252
Adjusted EBITDA					61,135	113,392	206,884	32,564	73,409	157,652	24,815

(1)	Including share-based compensation expenses as follows:

	Predecessors of Autohome Inc.
	Cheerbright	Norstar	China Topside	Autohome Inc.
	For the Period from January 1, 2008 through			For the Period from June 23, 2008 through	For the Year Ended December 31,				For the Six Months Ended June 30,
	June 27, 2008			December 31, 2008	2009	2010	2011		2011	2012
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)					(Unaudited)	(Unaudited)	(Unaudited)
Allocation of Share-based
Compensation Expenses
Cost of revenues	—	—	—	—	—	—	3,247	511	730	3,259	513
Sales and marketing expenses	—	—	—	—	—	—	1,138	179	235	2,099	330
General and administrative expenses	—	—	—	—	—	—	8,049	1,267	1,556	7,320	1,152
Product development expenses	—	—	—	—	—	—	541	85	110	1,333	210

Total share-based compensation expenses	—	—	—	—	—	—	12,975	2,042	2,631	14,011	2,205

(2)	For a reconciliation of our non-GAAP measures to the GAAP measure of income from continuing operations, see “—Non-GAAP Financial Measures.”
(3)	China Topside and Norstar were disposed of on June 30, 2011. Their operational results, other than the portion in connection with the che168.com business that was transferred to Cheerbright in March 2011, have been accounted for as discontinued operations in our consolidated financial statements since our inception.

	As of December 31,					As of June 30,
	2008	2009	2010	2011		2012
	RMB	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
	(Unaudited)					(Unaudited)	(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	57,513	84,434	174,342	213,705	33,638	212,127	33,390
Held-to-maturity instruments	—	13,500	62,000	—	—	—	—
Accounts receivable, net	103,037	147,936	212,349	203,102	31,969	286,476	45,093
Total current assets	181,175	272,188	487,405	451,823	71,119	568,004	89,408
Total assets	2,140,954	2,184,531	2,357,368	2,043,005	321,580	2,153,081	338,908
Deferred revenue	22,442	19,215	31,650	41,461	6,526	63,178	9,945
Total current liabilities	124,740	145,962	238,710	203,805	32,080	244,820	38,537
Total liabilities	721,418	731,764	816,563	682,726	107,465	721,958	113,641
Total shareholders’ equity	1,419,536	1,452,767	1,540,805	1,360,279	214,115	1,431,123	225,267

Non-GAAP Financial Measures

To supplement net income from continuing operations presented in accordance with U.S. GAAP, we use adjusted EBITDA and adjusted net income as non-GAAP financial measures. We define adjusted EBITDA as income from continuing operations before income tax expense (benefit), depreciation expenses of property and equipment and amortization expenses of intangible assets, excluding share-based compensation expenses. We define adjusted net income as income from continuing operations excluding share-based compensation expenses and amortization expenses of intangible assets related to acquisitions. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance, in addition to net income from continuing operations prepared in accordance with U.S. GAAP.

Adjusted EBITDA and adjusted net income have material limitations as analytical tools. One of the limitations of using these non-GAAP financial measures is that they do not include share-based compensation expenses, which are and will continue to be a recurring factor in our business. Furthermore, because adjusted EBITDA and adjusted net income are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted EBITDA or adjusted net income as a substitute for or superior to income from continuing operations prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net income and adjusted EBITDA only as supplemental measures. Our adjusted EBITDA and adjusted net income are calculated as follows for the periods presented:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2009	2010	2011		2011	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(Unaudited)	(Unaudited)	(Unaudited)
Income from continuing operations	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Plus: amortization of acquired intangible assets of Cheerbright, China Topside and Norstar	17,114	15,113	13,114	2,064	6,558	6,557	1,032
Plus: share-based compensation expenses	—	—	12,975	2,042	2,631	14,011	2,205

Adjusted net income	52,549	95,539	161,535	25,426	58,022	122,311	19,252

Income from continuing operations	35,453	80,426	135,446	21,320	48,833	101,743	16,015
Plus: income tax expense	7,803	15,853	38,348	6,036	13,121	29,212	4,598
Plus: depreciation of property and equipment	783	1,875	6,347	999	2,173	5,899	929
Plus: amortization of intangible assets	17,114	15,238	13,768	2,167	6,651	6,787	1,068

EBITDA	61,135	113,392	193,909	30,522	70,778	143,641	22,610
Plus: share-based compensation expenses	—	—	12,975	2,042	2,631	14,011	2,205

Adjusted EBITDA	61,135	113,392	206,884	32,564	73,409	157,652	24,815

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the leading online destination for automobile consumers in China. Through our two websites, autohome.com.cn and che168.com, we deliver automotive content targeting automobile buyers and owners. We generate revenues from online advertising services and dealer subscription services. Our advertisers consist primarily of automakers and automobile dealers, with automakers contributing a substantial majority of our total revenues. In each of 2009, 2010, 2011 and the six months ended June 30, 2012, we provided advertising services to approximately 80% of over 80 automakers operating in China. We also provided dealer subscription services to 2,160 and 3,454 dealer subscribers in 2011 and the six months ended June 30, 2012, respectively.

Our net revenues increased from RMB148.2 million in 2009 to RMB252.9 million in 2010 and RMB433.2 million (US$68.2 million) in 2011, representing a CAGR of 71.0%. Our net revenues for the six months ended June 30, 2012 were RMB303.4 million (US$47.8 million), representing an increase of 82.0% from RMB166.7 million in the same period in 2011. Our income from continuing operations increased from RMB35.4 million in 2009 to RMB80.4 million in 2010 and RMB135.4 million (US$21.3 million) in 2011, representing a CAGR of 95.5%. Our income from continuing operations in the six months ended June 30, 2012 amounted to RMB101.7 million (US$16.0 million), representing an increase of 108.4% from RMB48.8 million in the same period in 2011.

General Factors Affecting Our Results of Operations

Our business and results of operations are significantly affected by China’s overall economic conditions and the general trends in the automotive industry, especially new automobile sales in China. Economic growth in China has contributed to an increase in household disposable income and improved the availability of financing for automobile purchases. These factors, coupled with increased production capacity and lower import tariffs, past governmental incentives designed to encourage automobile purchases and the decreasing cost of new automobiles, have contributed to the growth of the number of new automobiles sold in China. Although the automotive industry has benefited from China’s overall favorable policies, some local governments have imposed restrictions on automobile registrations to curb traffic congestion in urban centers. If such regulations slow the growth rate of new automobile sales in China and lead to decreased advertising expenditures by automakers and dealers, our business and results of operations may be adversely affected.

In addition, our business and results of operations may be affected by our user reach and engagement. Automaker and dealer advertisers, which contribute substantially all of our revenues, choose to advertise on our websites in significant part due to our leading market position in the online automotive advertising industry. We anticipate that our ability to continue to attract a large and growing user base and maintain a high level of user engagement will affect our ability to attract advertisers and dealer subscribers to our websites.

Specific Factors Affecting Our Results of Operations

While our business and results of operations are generally affected by China’s overall economic conditions, the general trends in China’s automotive industry and our user reach and engagement, our results of operations are more directly affected by the specific financial factors set forth below.

Net Revenues

We generate our net revenues from selling online advertising services and dealer subscription services. We sell our advertising services primarily to automakers and automobile dealers, with automakers contributing a substantial majority of our advertising services revenues. As is customary in China, we sell our advertising services primarily through third-party advertising agencies, which are our direct customers, and we consider automaker and dealer advertisers to be our end-customers. Consistent with common practice in the advertising industry in China, we offer incentives to advertising agencies in the form of rebates for placing advertisements on our websites. Our net revenues are presented net of rebates to advertising agencies. We sell our dealer subscription services to automobile dealers on a fixed-fee subscription basis.

The following table sets forth the principal components of our net revenues in absolute amounts and as percentages of our total net revenues for the periods presented:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
									(Unaudited)		(Unaudited)
Net revenues:
Advertising services	138,988	93.8%	235,415	93.1%	379,666	59,762	87.6%	146,793	88.0%	250,393	39,413	82.5%
Dealer subscription services	9,221	6.2	17,519	6.9	53,523	8,425	12.4	19,945	12.0	53,041	8,349	17.5

Total net revenues	148,209	100.0%	252,934	100.0%	433,189	68,187	100.0%	166,738	100.0%	303,434	47,762	100.0%

Advertising Services Revenues

We generate advertising services revenues primarily from automakers. In each of 2009, 2010, 2011 and the six months ended June 30, 2012, approximately 80% of over 80 automakers operating in China purchased advertising services from us. As a result of our high penetration in the automaker market, we believe that our future automaker advertising services revenue growth will be driven primarily by automakers’ increased advertising spending on our websites.

Increased spending will be driven primarily by a combination of (i) our ability to increase advertising volume, either due to the availability of additional advertising locations as we expand our service offerings or due to higher sell-through rates, which is calculated as the percentage of advertising locations actually sold over total advertising locations available for sale in a given period, and (ii) our ability to increase our pricing, as measured by price per location per day, as our user reach continues to expand, thereby enhancing the effectiveness of the services we offer. As is customary in China’s online advertising market, we use a “cost per time” pricing model to price our online advertising services by charging our advertisers on a daily basis for an advertisement placed in a given location on our websites. We expect that this cost-per-time model will continue to be our primary pricing model in the near future. However, as we continue to grow our user base and enhance user engagement, we intend to explore “cost-per-thousand-impressions” and other performance-based pricing models.

We also sell advertising services to automobile dealers. Our automobile dealer customers receive reimbursements for a majority of their marketing and advertising expenses from their automakers. Therefore, while automobile dealers are our direct customers for dealer advertising services, their advertising decisions are increasingly influenced by automakers. We believe that the future growth of our dealer advertising services revenues will be driven mainly by (i) the increase in the advertising budgets that automakers allocate to their dealers, (ii) the continuous shift in advertising budgets from traditional media to online media and (iii) our ability to increase our “share of wallet” relative to other online media as we continue to expand into new geographical markets and penetrate deeper into existing markets.

In addition, we generate a small amount of revenues from our automotive services and accessories e-commerce business, which we launched in late 2011 to connect millions of our users across China with national or local products and service providers. We receive commissions from these providers for successfully completed transactions originating from our e-commerce platform.

Dealer Subscription Services

We generate dealer subscription services revenues through the sale of various subscription services packages at different prices, which enable dealers to market their vehicle inventories on our websites. All of our dealer subscription services are sold on a quarterly or annual fixed-fee basis.

We offer basic automobile listing services free of charge to all of our registered dealers. We had 16,560 registered dealers as of June 30, 2012, compared with 12,817, 7,899 and 3,704 registered dealers as of December 31, 2011, 2010 and 2009. Our dealer subscribers are registered dealers that have purchased subscription packages. We provide our dealer subscribers with additional tools and features to enable them to more effectively market their inventories on our websites. Our dealer subscribers grew from 381 in 2009 to 743 in 2010, 2,160 in 2011 and 3,454 in the six months ended June 30, 2012. We believe that the future growth of our dealer subscription services revenues will be driven by our ability to increase the number of registered dealers, as well as our ability to subsequently convert registered dealers into subscribers and command higher fees for different subscription packages.

Cost of Revenues

Cost of revenues refers primarily to (i) content related costs, (ii) depreciation and amortization, (iii) bandwidth and IDC costs, and (iv) value-added tax, business tax and surcharges. The following table sets forth the principal components of our cost of revenues in absolute amounts and as a percentage of our total net revenues for the periods indicated:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentage)
								(Unaudited)		(Unaudited)
Cost of revenues:
Content related costs(1)	17,801	12.0%	27,743	11.0%	43,943	6,917	10.1%	19,790	11.9%	24,097	3,793	7.9%
Depreciation and amortization	17,405	11.7	16,546	6.5	18,739	2,950	4.3	8,334	5.0	11,592	1,825	3.8
Bandwidth and IDC costs	9,021	6.1	8,110	3.2	11,936	1,879	2.8	5,015	3.0	6,938	1,092	2.3
Value-added tax, business tax and surcharges	16,857	11.4	31,498	12.5	55,947	8,806	12.9	24,159	14.5	38,214	6,015	12.6

Total cost of revenues	61,084	41.2%	83,897	33.2%	130,565	20,552	30.1%	57,298	34.4%	80,841	12,725	26.6%

(1)	Including share-based compensation expenses of RMB3.2 million (US$0.5 million) for 2011 and RMB0.7 million and RMB3.3 million (US$0.5 million) for the six months ended June 30, 2011 and 2012, respectively.

Content Related Costs. Content related costs are costs directly related to creating and editing the professionally produced content on our websites. This mainly includes salaries and benefits, travel and office expenses of our editorial personnel, expenses we incur in the execution of the offline portion of our advertisers’ online promotions and expenses we pay to third parties for creating and publishing certain rich media content displayed on our websites. We expect our content related costs will continue to increase primarily due to our business growth. In addition, as a result of our adoption of a share incentive plan in May 2011, our content related expenses in subsequent periods include share-based compensation expenses related to our editorial personnel.

Depreciation and Amortization. A substantial majority of our depreciation and amortization expenses relate to amortization expenses for the amortization of intangibles including trademarks, customer relationships, websites and listing databases that we acquired in connection with the acquisitions of Cheerbright, China Topside and Norstar in June 2008, shortly after the inception of our company. Depreciation expenses are related to computers and other equipment that are directly related to our revenue generating business activities. We expect our amortization expenses will decrease after the end of the estimated useful lives of certain intangible assets, while depreciation expenses will increase as we continue to invest in our business.

Bandwidth and IDC Costs. Bandwidth and IDC costs consist of fees that we pay to telecommunication carriers and other service providers for telecommunication services and for hosting our servers at their internet data centers, as well as fees we pay to our content delivery network service provider for the distribution of our content. Our bandwidth and IDC costs decreased slightly from 2009 to 2010 as a result of new technologies we adopted in 2010, which reduced our bandwidth consumption and the usage of the content delivery network in 2010. These costs continued to increase in subsequent periods as our user traffic continued to increase and we required more high quality bandwidth to support user traffic growth and improve our users’ experience.

Value-Added Tax, Business Tax and Surcharges. We have been subjected to business tax, surcharges or cultural construction fees levied on our gross revenue from advertising related sales. As a result of a pilot program introduced by the Ministry of Finance and the SAT, Shanghai Advertising was required to pay VAT instead of business tax starting January 1, 2012. The business tax rate was 5% during 2009, 2010, 2011 and in the six months ended June 30, 2012, and the applicable VAT rate was 6% for Shanghai Advertising in the six months ended June 30, 2012.

Operating Expenses

Our operating expenses consist of sales and marketing expenses, general and administrative expenses and product development expenses. The following table sets forth our operating expenses for our continuing operations in absolute amounts and as percentages of our total net revenues for the periods indicated:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
								(Unaudited)		(Unaudited)
Operating expenses:
Sales and marketing expenses(1)	31,204	21.1%	48,712	19.3%	67,500	10,625	15.6%	28,450	17.1%	50,351	7,926	16.6%
General and administrative expenses(2)	9,059	6.1	17,951	7.1	46,547	7,327	10.7	13,333	8.0	28,566	4,496	9.4
Product development expenses(3)	3,678	2.5	6,205	2.5	16,459	2,591	3.8	5,973	3.6	14,869	2,340	4.9

Total operating expenses	43,941	29.7%	72,868	28.9%	130,506	20,543	30.1%	47,756	28.7%	93,786	14,762	30.9%

(1)	Including share-based compensation expenses of RMB1.1 million (US$0.2 million) for 2011 and RMB0.2 million and RMB2.1 million (US$0.3 million) for the six months ended June 30, 2011 and 2012, respectively.

(2)	Including share-based compensation expenses of RMB8.0 million (US$1.3 million) for 2011 and RMB1.6 million and RMB7.3 million (US$1.1 million) for the six months ended June 30, 2011 and 2012, respectively.
(3)	Including share-based compensation expenses of RMB0.5 million (US$79 thousand) for 2011 and RMB0.1 million and RMB1.3 million (US$0.2 million) for the six months ended June 30, 2011 and 2012, respectively.

Sales and Marketing Expenses. Our sales and marketing expenses primarily consist of salaries and benefits and sales commissions for our sales and marketing personnel and the marketing expenses in connection with promoting our brands through other online media. Our sales and marketing expenses also include office and travel related expenses and business development expenses associated with our sales and marketing activities. We expect that our sales and marketing expenses will continue to increase as we enlarge our sales force to expand our coverage and strengthen our market position.

General and Administrative Expenses. Our general and administrative expenses primarily consist of personnel related expenses for management and administrative personnel. In addition, we incurred a significant amount of third-party professional services fees as we engaged an internationally recognized consulting firm for strategic business planning in the second half of 2010 and engaged auditors in 2011 and 2012 in connection with this offering. We expect that our general and administrative expenses will increase as we expand our business and as we incur increased costs related to complying with our reporting obligations as a public company under U.S. securities laws.

Product Development Expenses. Our product development expenses primarily consist of personnel related expenses associated with the development of new technologies and products as well as enhancement of our websites. We expect that our product development expenses will increase as we expand our business, develop new features and functionalities and increase the accessibility of our websites.

Discontinued Operations

In June 2011, in connection with our strategy to focus on our core automotive advertising services and dealer subscription services business, we distributed our business serving the information technology industry to Sequel Media. We then simultaneously distributed shares of Sequel Media to our shareholders on June 30, 2011. The distributed businesses have been accounted for as discontinued operations whereby the results of operations of this business have been eliminated from our results of continuing operations and reported as discontinued operations for all periods presented. We recognized a distribution to shareholders of RMB325.2 million (US$51.2 million) in 2011, which included RMB94.1 million (US$14.9 million) of cash balances of the distributed entities.

We reported a loss of RMB2.2 million in 2009, an income of RMB7.6 million in 2010 and a loss of RMB4.2 million (US$0.7 million) in 2011 from discontinued operations. The operating results associated with these distributed entities have been presented as discontinued operations for all periods presented in this prospectus.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Cheerbright is a tax-exempt company incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the British Virgin Islands.

PRC

Our PRC subsidiaries and VIEs are subject to PRC enterprise income tax, or EIT, on the taxable income in accordance with the relevant PRC income tax laws.

Under the PRC Enterprise Income Tax Law and its implementation rules, both of which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions.

In 2010, Autohome WFOE was recognized as a “high and new technology enterprise,” or HNTE, effective 2010 and is eligible for a 15% preferential tax rate effective from 2010 through 2012. The HNTE qualification is subject to an annual evaluation and a three-year review by the relevant authorities in China. If it fails to maintain the HNTE qualification or renew the HNTE qualification when the relevant term expires, the applicable enterprise income tax rate, or EIT rate, may increase to up to 25%.

Our VIEs were subject to EIT at a rate of 25% for the years ended December 31, 2009, 2010, 2011 and for the six months ended June 30, 2012.

Under the PRC Enterprise Income Tax Law, an enterprise established outside of the PRC with “de facto management bodies” located within the PRC is considered a PRC resident enterprise and therefore will be subject to a 25% PRC EIT on its global income. The implementation rules define “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” In addition, according to the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by State Administration of Taxation, or SAT Circular 82, on April 22, 2009, a Chinese-controlled enterprise established outside of China is treated as a PRC resident enterprise with “de facto management bodies” located in the PRC for tax purposes where all of the following requirements are satisfied: (a) the senior management and core management departments in charge of its daily production or business operations are located in the PRC; (b) its financial and human resource decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s board members with voting rights or senior management habitually reside in the PRC. Despite the uncertainties resulting from limited PRC tax guidance on the issue, we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises under the PRC Enterprise Income Tax Law. However, if we are considered a PRC resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Further, the Enterprise Income Tax Law and the implementation rules provide that an income tax rate of 10% may be applicable to China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its overseas parent that is not a PRC resident enterprise, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, unless there are applicable treaties that reduce such rate. The implementation rules of the new Enterprise Income Tax Law provide that (a) if the enterprise that distributes dividends is domiciled in the PRC, or (b) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the Enterprise Income Tax Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%, subject to reduction by an applicable treaty.

See “Risk Factors—Risks Related to Doing Business in China—Our global income and the dividends that we may receive from our PRC subsidiary, dividends distributed to our non-PRC shareholders and ADS holders, and gain recognized by such shareholders or ADS holders, may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.”

Internal Control over Financial Reporting

In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined in the standards established by the United States Public Company Accounting Oversight Board. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented on a timely basis.

The material weakness identified was that our company did not have sufficient U.S. GAAP and SEC financial reporting expertise nor sufficient oversight and review of the financial statement closing process. We have taken certain measures to improve our internal control over financial reporting. For example, we have engaged an internal control consultant since September 2011 to assist us in complying with the Section 404 requirements. We have also established an internal audit function, have had an internal audit director since September 2011 and hired a senior manager and a manager in November 2011 for that function.

We also plan to take a number of additional measures, including:

•	providing additional regular training programs to our existing tax and financial reporting personnel to improve their knowledge of U.S. GAAP and SEC reporting requirements;

•	enhancing our existing accounting manual for recurring transactions and period-end closing processes; and

•	further improving effective monitoring and oversight controls for non-recurring and complex transactions to help ensure the accuracy and completeness of financial statements and related disclosures.

We intend to remediate the material weakness, but we can give no assurance that we will be able to do so. The remedial measures that we intend to take may not fully address the material weakness that we and our independent registered public accounting firm have identified, and material weaknesses in our internal control over financial reporting may be identified in the future. See “Risk Factors—Risks Related to Our Business and Industry—Our independent registered public accounting firm has identified a material weakness in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ADSs may be adversely impacted.”

Under Section 404, we are required to include a management report on our internal control over financial reporting in our annual report on Form 20-F beginning with the year ending December 31, 2013. In addition, once we are no longer an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the end of each reporting period and the reported amount of revenue and expenses during each reporting period. We evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions and expectations that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from these estimates and assumptions.

Some of our accounting policies require higher degrees of judgment than others in their application. When reviewing our consolidated financial statements, you should consider (a) our selection of critical accounting policies, (b) the judgment and other uncertainties affecting the application of such policies and (c) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places significant demands on the judgment of our management. We believe the following critical accounting policies are the most significant to the presentation of our financial statements and some of which may require the most difficult, subjective and complex judgments. They should be read in conjunction with our consolidated financial statements, the risks and uncertainties described under “Risk Factors” and other disclosures included in this prospectus.

Revenue Recognition

We derive revenue primarily from advertising services and dealer subscription services. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the related fee is reasonably assured based on the guidance in the Accounting Standards Codification or ASC, 605 Revenue Recognition.

Advertising services

We offer advertising services to advertising agencies that represent automakers and dealers. The majority of our advertising service arrangements involve multiple element deliverables such as banner advertisements, links, logos, other media insertions and promotional activities that are delivered over different periods of time.

In October 2009, the Financial Accounting Standards Board or FASB issued Accounting Standards Update or ASU 2009-13, Multiple-Deliverable Revenue Arrangements, which provided updated guidance on whether multiple deliverables exist, how deliverables in an arrangement should be separated, and how consideration should be allocated. We elected to early adopt ASU 2009-13 on January 1, 2009 on a prospective basis for applicable transactions originating or materially modified after December 31, 2008. The total arrangement consideration is allocated to the separate deliverables on the basis of their relative selling price. Relative selling price is based on vendor specific objective evidence of the selling price. If vendor specific objective evidence of selling price is not available, third-party evidence of vendors selling similar goods to similarly situated customers on a standalone basis is used to establish selling price. If neither vendor specific objective evidence nor third party evidence of selling price exists for a unit of accounting, we use our best estimate of the selling price for that unit of accounting. Our total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on our best estimate of selling price or ESP for that deliverable because neither vendor specific objective nor third-party evidence of selling price exists. In determining the ESP for each deliverable, we consider its overall pricing model and objectives, as well as market or competitive conditions that may impact the price at which we would transact if the deliverable were sold regularly on a standalone basis. We monitor the conditions that affect our determination of selling price for each deliverable and reassess such estimates periodically. The revenue allocated to each unit of accounting is recognized based on the recognition policy above.

We provide cash incentives in the form of rebates to certain customers based on cumulative annual advertising volume, and account for such incentives as a reduction of revenue in accordance with ASC 605-50-25 Revenue Recognition, Customer Payments and Incentives.

Dealer subscription services

We provide subscription services to automobile dealers. Throughout the subscription period, the dealers can publish information such as the pricing of their products, locations and addresses and other related information on our website. Revenues are recognized ratably as services are provided over the subscription period.

Discontinued operations

When a component of an entity has been disposed of and we will no longer have significant continuing involvement in the operations of the component, the results are classified as discontinued operations in the consolidated statement of comprehensive income under ASC 205-20 Discontinued Operations.

We determine the results of our discontinued operations by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable.

Income taxes

In determining taxable income for financial statement reporting purposes, we must make certain estimates and judgments. These estimates and judgments are applied in the calculation of certain tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes. We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance, for the deferred tax assets that we estimate will not ultimately be recoverable. We consider past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of our uncertain tax positions by the various jurisdictional tax authorities. If our estimates of these taxes are greater than or less than actual results, an additional tax benefit or charge will result.

Fair Value of Financial Instruments

Our financial instruments are primarily comprised of cash and cash equivalents, held-to-maturity instruments, accounts receivable, other current assets, accrued expenses and other payables. The carrying values of these financial instruments approximate their fair values due to the short-term maturity of these instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded in the period when a loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors. An accounts receivable balance is written off after all collection effort has ceased.

Goodwill

Our goodwill is related to the acquisition of Cheerbright, China Topside, and Norstar, representing the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed. As part of the distribution of the distributed entities to our shareholders on June 30, 2011, goodwill was allocated between the continuing operations and discontinued operations using a relative fair value approach in accordance with ASC 350- 20-35-45 Goodwill and Other Intangible Assets.

We test whether goodwill, which is not subject to amortization, has been impaired on an annual basis and when the restructuring of our reporting unit has occurred. Such tests are performed more frequently if events and circumstances indicate that the assets might be impaired. We evaluate the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. An impairment loss is recognized to the extent that the reporting unit’s carrying amount, including the amount of the goodwill, exceeds the reporting unit’s fair value. We only have one reporting unit that is the operating segment. We determined the fair value of the reporting unit using the income approach based on the discounted expected cash flows associated with the reporting unit. If we reorganize our reporting structure in a manner that changes the composition of one or more of our reporting units, goodwill is reassigned based on the relative fair value of each of the affected reporting units. The fair value of our reporting unit has been in excess of its carrying value and it was not at risk of failing step-one of our goodwill impairment test in any of the periods presented.

Impairment of Long-Lived Assets and Intangibles

We evaluate long-lived assets or asset groups, including intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. Recoverability of these assets is measured by comparing their carrying amounts to the future undiscounted cash flows the assets are expected to generate. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we recognize an impairment loss equal to the amount by which the carrying value of the asset exceeds its fair value.

Share-based Compensation

Share options granted to employees are accounted for under ASC 718, Compensation—Stock Compensation, which requires that share-based awards granted to employees be measured based on the grant date fair value and recognized as compensation expense over the requisite service period (which is generally the vesting period) in the consolidated statements of comprehensive income. We have elected to recognize compensation expense using the straight-line method for all share options granted with service conditions that have a graded vesting schedule. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

In order to provide additional incentives to employees and to promote the success of our business, we adopted our 2011 Share Incentive Plan. Under the 2011 Share Incentive Plan, we may grant options to our employees, directors and consultants to purchase an aggregate of no more than 7,843,100 of our ordinary shares. The 2011 Share Incentive Plan was approved by our board of directors and our shareholders on May 4, 2011. Immediately prior to the completion of this offering, the ordinary shares underlying the options granted under the 2011 Share Incentive Plan will be automatically re-designated as Class A ordinary shares.

The table below sets forth information concerning the share options granted to our employees on the dates indicated:

Grant Date	No. of Ordinary Shares Underlying Options Granted	Exercise Price per Share		Fair Value per Share at the Grant Date		Intrinsic Value per Option at the Grant Date		Vesting Schedule
May 6, 2011	4,950,000	US$	2.20	US$	3.69	US$	1.49	*
August 1, 2011	700,000	US$	2.20	US$	3.44	US$	1.24	*
October 8, 2011	110,000	US$	2.20	US$	3.68	US$	1.48	*
December 19, 2011	2,000,000	US$	2.20	US$	3.68	US$	1.48	**
July 1, 2012	120,000	US$	2.20	US$	3.70	US$	1.50	***

*	25% of the awards has vested on January 1, 2012 and the remaining awards will vest on each of January 1, 2013, 2014 and 2015.
**	25% of the awards will vest on each of January 1, 2013, 2014, 2015 and 2016.
***	25% of the awards will vest on each of July 1, 2013, 2014, 2015 and 2016.

The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility and, the exercise multiple for which employees are likely to exercise share options. For expected volatilities, we have made reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as us. For the exercise multiple, we have no historical exercise patterns as reference, thus the exercise multiple is based on our estimation, which we believe is representative of the future exercise pattern of the options. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury bills yield curve in effect at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with assistance from an independent third party valuation firm. Changes in these assumptions could significantly affect the estimated fair value of our share options and hence the amount of compensation expense that we recognize in our consolidated financial statements.

Fair Value of our Ordinary Shares

In determining the grant date fair value of our ordinary shares for purposes of recording share-based compensation in connection with employee stock options, we, with the assistance of independent appraisers, performed retrospective valuations instead of contemporaneous valuations because, at the time of the valuation dates, our financial and limited human resources were principally focused on business development and marketing efforts. This approach is consistent with the guidance prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Specifically, the “Level B” recommendation in paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

We, with the assistance of our independent valuation firm, evaluated the use of three generally accepted valuation approaches: market, cost and income approaches to estimate our enterprise value. We and our appraisers considered the market and cost approaches as inappropriate for valuing our ordinary shares because no comparable market transaction could be found for the market valuation approach and the cost approach does not directly incorporate information about the economic benefits contributed by our business operations. Consequently, we and our appraisers relied solely on the income approach in determining the fair value of our ordinary shares. This method eliminates the discrepancy in the time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to our company. Accordingly, we, with the assistance of the independent appraisers, used the income approach to estimate the enterprise value at each date on which options were granted.

The income approach involves applying discounted cash flow analysis based on our projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires us to analyze projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. Our projected revenues were based on expected annual growth rates derived from a combination of our historical experience and the general trend in China’s online advertising industry. The revenue and cost assumptions we used are consistent with our long-range business plan and market conditions in the online marketing and advertising industry. We also have to make complex and subjective judgments regarding our unique business risks, the liquidity of our shares and our limited operating history and future prospects at the time of grant or re-measurement. Other assumptions we used in deriving the fair value of our equity include:

•	no material changes will occur in the applicable future periods in the existing political, legal, fiscal or economic conditions and in the online automotive advertising industry in China;

•	no material changes will occur in the current taxation law in China and the applicable tax rates will remain unchanged;

•	exchange rates and interest rates in the applicable future periods will not differ materially from the current rates;

•	our future growth will not be constrained by lack of funding;

•	we have the ability to retain competent management and key personnel to support our ongoing operations; and

•	industry trends and market conditions for the advertising and related industries will not deviate significantly from current forecasts.

In addition to estimating the cash flows during the projection period, we calculated the terminal value at the end of the projection period by applying the Gordon growth model, which assumes a constant annual growth rate of 3% after the projection period.

Our cash flows were discounted to present value using discount rates that reflect the risks the management perceived as being associated with achieving the forecasts and are based on the estimate of our weighted average cost of capital, or WACC, on the grant date. The WACCs were derived by using the capital asset pricing model, a method that market participants commonly use to price securities. Under the capital asset pricing model, the discount rate was determined considering the risk-free rate, industry-average correlated relative volatility coefficient, or beta, equity risk premium, size of our company, scale of our business and our ability in achieving forecast projections. Using this method, we determined the appropriate discount rate to be 21% on May 6, 2011, 19.5% on August 1, 2011, 19.0% on October 8, 2011, 19.0% on December 19, 2011 and 20.0% on July 1, 2012, the respective grant dates. The risks associated with achieving our forecasts were appropriately assessed in our determination of the appropriate discount rates. If different discount rates had been used, the valuations could have been significantly different.

We also applied a discount for lack of marketability to reflect the fact that, at the time of the grants, we were a closely held company and there was no public market for our equity securities. To determine the discount for lack of marketability, we and the independent appraisers used the Black-Scholes option pricing model. Pursuant to that model, we used the cost of a put option, which can be used to hedge the price change before a privately held share can be sold, as the basis to determine the discount for lack of marketability. A put option was used because it incorporates certain company-specific factors, including timing of the expected initial public offering and the volatility of the share price of the guideline companies engaged in the same industry. Based on the foregoing analysis, the lack of marketability discount of 10% was adopted on the grant date. Volatility of 35.9% was determined by using the mean of volatility of the comparable companies as of the grant date. In evaluating comparable companies, we determined they should:

•	operate in the same or similar businesses;

•	have a trading history comparable to the remaining life of our share options as of each valuation date; and

•	either have operations in China, as we only operate in China, or be market players in the United States, as we plan to become a public company in the United States.

The fair value of our ordinary shares decreased from US$3.69 as of May 6, 2011 to US$3.44 as of August 1, 2011. The decrease in the fair value of our ordinary shares during this period is primarily attributable to the spinoff of our equity interest in Norstar and China Topside, which serve the information technology industry, to Sequel Media, as part of our corporate reorganization. All of the shares of Sequel Media were immediately distributed to our shareholders.

The fair value of our ordinary shares increased from US$3.44 as of August 1, 2011 to US$3.68 as of October 8, 2011 and December 19, 2011. The increase in the fair values of ordinary shares during this period is due to the decrease in our estimated WACC from 19.5% as of August 1, 2011 to 19.0% as of October 8, 2011 and December 19, 2011. The decrease in our estimated WACC, in turn, is primarily attributable to the following:

•

During this period, we continued to bolster our management and strengthen our finance function by recruiting additional key management members. As set forth in the Practice Aid, successful assembly of a management team is an enterprise milestone that will reduce the uncertainty of achieving the business plan and investors’ required rate of return for investing in our securities.

•

In addition, as set forth in the Practice Aid, when an enterprise has established a solid financial history, the reliability of forecasted results is generally higher than in an earlier stage. Therefore, the estimated WACC, which reflects a market participant’s expected rate of return for investing in our securities, declined as our business progressed closer to a public offering.

There were no significant changes to our underlying business or assumptions between October 2011 and December 2011 and therefore there was no change to the fair value of the ordinary shares underlying the options granted on October 8, 2011 and December 19, 2011.

The fair value of our ordinary shares increased to US$3.70 as of July 1, 2012 from the fair value of US$3.68 as of December 19, 2011 mainly due to our better than expected results in the six months ended in June 30, 2012, partially offset by the increase in our estimated WACC from 19.0% as of December 19, 2011 to 20.0% as of July 1, 2012. The increase in our estimated WACC is mainly attributable to the increase in beta and equity risk premium as a result of recent market volatility.

Fair Value of our Stock Options

We, with the assistance of independent appraisers, calculated the estimated fair value of the options on the grant dates, using the binomial option pricing model with the following assumptions:

	May 6, 2011		August 1, 2011		October 8, 2011		December 19, 2011		July 1, 2012
Fair value per ordinary share	US$	3.69	US$	3.44	US$	3.68	US$	3.68	US$	3.70
Risk-free interest rate		3.27%		2.90%		2.14%		1.89%		1.73%
Sub-optimal exercise factor		2.20		2.20		2.20		2.20		2.20
Expected volatility		61.90%		60.50%		60.70%		60.80%		60.4%
Expected dividend yield		0%		0%		0%		0%		0.0%
Weighted average fair value per option granted	US$	2.40	US$	2.18	US$	2.37	US$	2.41	US$	2.36

For the purpose of determining the estimated fair value of our share options, we believe the expected volatility and the estimated fair value of our ordinary shares are the most critical assumptions. Changes in these assumptions could significantly affect the fair value of share options and hence the amount of compensation expense we recognize in our consolidated financial statements. Since we did not have a trading history for our shares sufficient to calculate our own historical volatility, the expected volatility of our future ordinary share price was estimated based on the price volatility of the shares of comparable public companies that operate in the same or similar business.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

The following table presents our historical results of operations in absolute amounts and as a percentage of our total net revenues for the periods indicated.

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2009		2010		2011			2011		2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
								(Unaudited)		(Unaudited)
Net revenues
Advertising services	138,988	93.8%	235,415	93.1%	379,666	59,762	87.6%	146,793	88.0%	250,393	39,413	82.5%
Dealer subscription services	9,221	6.2	17,519	6.9	53,523	8,425	12.4	19,945	12.0	53,041	8,349	17.5

Total net revenues	148,209	100.0	252,934	100.0	433,189	68,187	100.0	166,738	100.0	303,434	47,762	100.0
Cost of revenues(1)	(61,084)	(41.2)	(83,897)	(33.2)	(130,565)	(20,552)	(30.1)	(57,298)	(34.4)	(80,841)	(12,725)	(26.6)

Gross profit	87,125	58.8	169,037	66.8	302,624	47,635	69.9	109,440	65.6	222,593	35,037	73.4
Operating expenses
Sales and marketing expenses(1)	(31,204)	(21.1)	(48,712)	(19.3)	(67,500)	(10,625)	(15.6)	(28,450)	(17.1)	(50,351)	(7,926)	(16.6)
General and administrative expenses(1)	(9,059)	(6.1)	(17,951)	(7.1)	(46,547)	(7,327)	(10.7)	(13,333)	(8.0)	(28,566)	(4,496)	(9.4)
Product development expenses(1)	(3,678)	(2.5)	(6,205)	(2.5)	(16,459)	(2,591)	(3.8)	(5,973)	(3.6)	(14,869)	(2,340)	(4.9)

Operating profit	43,184	29.1	96,169	37.9	172,118	27,092	39.8	61,684	36.9	128,807	20,275	42.5
Other income, net	54	0.1	110	0.1	1,676	264	0.4	270	0.3	2,148	338	0.7

Income from continuing operations before income tax expenses	43,238	29.2	96,279	38.0	173,794	27,356	40.2	61,954	37.2	130,955	20,613	43.2
Income tax expense	(7,803)	(5.3)	(15,853)	(6.2)	(38,348)	(6,036)	(8.9)	(13,121)	(7.9)	(29,212)	(4,598)	(9.6)

Income from continuing operations	35,435	23.9	80,426	31.8	135,446	21,320	31.3	48,833	29.3	101,743	16,015	33.6
Income/(loss) from discontinued operations	(2,204)	(1.5)	7,612	3.0	(4,182)	(658)	(1.0)	(4,182)	(2.5)	—	—	—

Net income	33,231	22.4%	88,038	34.8%	131,264	20,662	30.3%	44,651	26.8	101,743	16,015	33.6

Non-GAAP Measures(2)
Adjusted net income	52,549		95,539		161,535	25,426		58,022		122,311	19,252
Adjusted EBITDA	61,135		113,392		206,884	32,564		73,409		157,652	24,815

(1)	Including share-based compensation expenses as follows:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2009		2010		2011			2011			2012
	RMB	%	RMB	%	RMB	US$	%	RMB	%		RMB	US$	%
	(in thousands, except percentages)
								(Unaudited)			(Unaudited)
Allocation of Share-based Compensation Expenses
Cost of revenues	—	—	—	—	3,247	511	0.7%	730		*	3,259	513	1.1%
Sales and marketing expenses	—	—	—	—	1,138	179	0.3	235		*	2,099	330	0.7
General and administrative expenses	—	—	—	—	8,049	1,267	1.9	1,556	0.1		7,320	1,152	2.4
Product development expenses	—	—	—	—	541	85	0.1	110		*	1,333	210	0.4

Total share-based compensation expenses	—	—	—	—	12,975	2,042	3.0%	2,631	0.2%		14,011	2,205	4.6%

*	Less than 0.1%.
(2)	For a reconciliation of our non-GAAP measures to the GAAP measure of income from continuing operations, see “—Non-GAAP Financial Measures.”

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Net Revenues. Our net revenues increased by 82.0% from RMB166.7 million in the six months ended June 30, 2011 to RMB303.4 million (US$47.8 million) in the six months ended June 30, 2012. This increase was due to an increase in both our advertising services revenues and our dealer subscription services revenues.

Advertising services. Our advertising services revenues increased by 70.6% from RMB146.8 million in the six months ended June 30, 2011 to RMB250.4 million (US$39.4 million) in the six months ended June 30, 2012, due to our increased revenues from both automaker advertisers and dealer advertisers. Revenues from our automaker advertisers and dealer advertisers accounted for 86.6% and 13.4%, respectively, of our total advertising services revenues in the six months ended June 30, 2012.

The increase in revenues from our automaker advertisers was primarily attributable to the increased average revenues per automaker advertiser. Our average revenues per automaker advertiser increased by 52.9% in the six months ended June 30, 2012, as compared with that in the six months ended June 30, 2011, mainly because we increased the rates for our advertising services as measured by the price per advertisement per day at a given location on our websites. We sold advertising services to 71 automakers in the six months ended June 30, 2012, compared to 65 automakers in the six months ended June 30, 2011. The increase in our automaker advertising services revenues was also driven by an increase in the advertising volume purchased by automakers.

The increase in dealer advertising services revenue was mainly attributable to an increase in the advertising volume purchased by dealer advertisers as a result of our expansion into new geographical markets and our deeper penetration into existing markets, together with an increase in the rates for our advertising services. The increase in our dealer advertising services revenues was also due to increased online advertising budgets automakers provided to their dealers.

Dealer subscription services. Dealer subscription services revenues increased by 166.3% from RMB19.9 million in the six months ended June 30, 2011 to RMB53.0 million (US$8.3 million) in the six months ended June 30, 2012. The increase in dealer subscription services revenues was mainly due to an increase in the number of our registered dealers and an increasingly high percentage of them converting into our subscribers, which in turn was a result of our expansion into new geographic markets and our deeper penetration into existing markets. We sold dealer subscription services to 3,454 dealers in the six months ended June 30, 2012, compared with 1,417 dealers in the six months ended June 30, 2011.

Cost of Revenues. Our cost of revenues increased by 41.0% from RMB57.3 million in the six months ended June 30, 2011 to RMB80.8 million (US$12.7 million) in the six months ended June 30, 2012, primarily due to an increase in VAT, business tax and surcharges, content related costs and depreciation and amortization.

Content Related Costs. Our content related costs increased by 21.7% from RMB19.8 million in the six months ended June 30, 2011 to RMB24.1 million (US$3.8 million) in the six months ended June 30, 2012, primarily due to an increase in salaries and benefits payments to our editorial and testing personnel, which in turn was primarily due to our increased editorial headcount and to a lesser extent, a moderate increase in average compensation levels. Our content related costs included share-based compensation expenses of RMB3.3 million (US$0.5 million), compared to RMB0.7 million in the same period in 2011, in connection with awards granted under the 2011 Share Incentive Plan to our editorial personnel.

Depreciation and Amortization. Our depreciation and amortization expenses increased by 39.8% from RMB8.3 million in the six months ended June 30, 2011 to RMB11.6 million (US$1.8 million) in the six months ended June 30, 2012, primarily due to an increase in depreciation expenses related to computers and servers that were purchased in 2011, partially offset by a decrease in the amortization of acquired intangible assets, mainly our listing database.

Bandwidth and IDC Costs. Our bandwidth and IDC costs increased by 38.0% from RMB5.0 million in the six months ended June 30, 2011 to RMB6.9 million (US$1.1 million) in the six months ended June 30, 2012, primarily due to increased bandwidth and IDC requirements to handle the growth of our user traffic and improve our users’ experience.

Value-added tax, Business Tax and Surcharges. We are subject to VAT, business tax and surcharges on external services as well as services provided by our PRC subsidiary to our VIEs. VAT, business taxes and related surcharges increased by 57.9% from RMB24.2 million for the six months ended June 30, 2011 to RMB38.2 million (US$6.0 million) for the six months ended June 30, 2012, as a result of increased revenues.

Operating Expenses. Our operating expenses increased by 96.2% from RMB47.8 million in the six months ended June 30, 2011 to RMB93.8 million (US$14.8 million) in the six months ended June 30, 2012, due to increases in sales and marketing expenses, general and administrative expenses and product development expenses.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 76.8% from RMB28.5 million in the six months ended June 30, 2011 to RMB50.4 million (US$7.9 million) in the six months ended June 30, 2012. This increase was primarily due to (i) an increase in our marketing expenses in connection with the promotion of our brands through other online media, and (ii) an increase in salaries and benefits and commission payments to sales and marketing personnel, which in turn was primarily due to our increased sales and marketing headcount, especially with the addition of more senior personnel, and revenue growth. Our sales and marketing expenses for the six months ended June 30, 2012 included share-based compensation expenses of RMB2.1 million (US$0.3 million), compared to RMB0.2 million in the same period in 2011.

General and Administrative Expenses. Our general and administrative expenses increased by 115.0% from RMB13.3 million in the six months ended June 30, 2011 to RMB28.6 million (US$4.5 million) in the six months ended June 30, 2012. This increase was attributable to increased salaries and other benefits expenses related to increased general and administrative headcount, especially with the addition of more senior personnel, and an increase in operating lease expenses. Our general and administrative expenses for the six months ended June 30, 2012 included share-based compensation expenses of RMB7.3 million (US$1.1 million), compared to RMB1.6 million in the same period in 2011.

Product Development Expenses. Our product development expenses increased by 148.3% from RMB6.0 million in the six months ended June 30, 2011 to RMB14.9 million (US$2.3 million) in the six months ended June 30, 2012, primarily due to an increase in salaries and benefits payments as we recruited more product development personnel, especially more senior ones, to develop new technologies and products. Our product development expenses for the six months ended June 30, 2012 included share-based compensation expenses of RMB1.3 million (US$0.2 million), compared to RMB0.1 million in the same period in 2011.

Income from Continuing Operations before Income Tax Expenses. Our income from continuing operations before income taxes increased by 111.3% to RMB131.0 million (US$20.6 million) in the six months ended June 30, 2012 from RMB62.0 million in the six months ended June 30, 2011.

Income Tax Expenses. We incurred income tax expenses of RMB29.2 million (US$4.6 million) in the six months ended June 30, 2012, compared with RMB13.1 million in the six months ended June 30, 2011, primarily due to the growth of our income from continuing operations before income taxes. As a percentage of our income from continuing operations before income tax expenses, our income tax expenses were 22.3% in the six months ended June 30, 2012, increased slightly from 21.2% in the same period in 2011.

Income from Continuing Operations. As a result of the foregoing, our income from continuing operations increased by 108.4% to RMB101.7 million (US$16.0 million) in the six months ended June 30, 2012 from RMB48.8 million in the six months ended June 30, 2011.

Loss from Discontinued Operations. We recorded a loss from discontinued operations of RMB4.2 million in the six months ended June 30, 2011. We did not have discontinued operations in the six months ended June 30, 2012.

Net Income. As a result of the foregoing, we had net income of RMB101.7 million (US$16.0 million) in the six months ended June 30, 2012, compared with net income of RMB44.7 million in the six months ended June 30, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net Revenues. Our net revenues increased by 71.3% from RMB252.9 million in 2010 to RMB433.2 million (US$68.2 million) in 2011. This increase was due to an increase in both our advertising services revenues and our dealer subscription services revenues.

Advertising services. Our advertising services revenues increased by 61.3% from RMB235.4 million in 2010 to RMB379.7 million (US$59.8 million) in 2011, due to our increased revenues from both automaker advertisers and dealer advertisers. Revenues from our automaker advertisers and dealer advertisers accounted for 85.2% and 14.8%, respectively, of our total advertising services revenues in 2011.

The increase in revenues from our automaker advertisers was primarily attributable to the increased average revenues per automaker advertiser. Despite the negative impacts of the earthquake and tsunami in Japan on advertising spending by certain Japanese automakers or their joint ventures in China, our average revenues per automaker advertiser increased by 50.8% in 2011, as compared with that in 2010, mainly because we increased the rates for our advertising services as measured by the price per advertisement per day at a given location on our websites. We sold advertising services to 72 automakers in 2011, compared to 69 automakers in 2010. The increase in our automaker advertising services revenues was also driven by an increase in the advertising volume purchased by automakers.

The increase in dealer advertising services revenue was mainly attributable to an increase in the advertising volume purchased by dealer advertisers as a result of our expansion into new geographical markets and our deeper penetration into existing markets, together with an increase in the rates for our advertising services. The increase in our dealer advertising services revenues was also due to increased online advertising budgets automakers provided to their dealers.

Dealer subscription services. Dealer subscription services revenues increased by 205.7% from RMB17.5 million in 2010 to RMB53.5 million (US$8.4 million) in 2011. The increase in dealer subscription services revenues was mainly due to an increase in the number of our registered dealers and an increasingly high percentage of them converting into our subscribers, which in turn was a result of our expansion into new geographic markets and our deeper penetration into existing markets. We sold dealer subscription services to 2,160 dealers in 2011, compared with 743 dealers in 2010.

Cost of Revenues. Our cost of revenues increased by 55.7% from RMB83.9 million in 2010 to RMB130.6 million (US$20.6 million) in 2011, primarily due to an increase in business tax and surcharges, content related costs and bandwidth and IDC costs.

Content Related Costs. Our content related costs increased by 58.5% from RMB27.7 million in 2010 to RMB43.9 million (US$6.9 million) in 2011, primarily due to an increase in salaries and benefits payments to our editorial and testing personnel, which in turn was primarily due to our increased editorial headcount and to a lesser extent, a moderate increase in average compensation levels. In addition, our content related costs included share-based compensation expenses of RMB3.2 million (US$0.5 million) in connection with awards granted under the 2011 Share Incentive Plan to our editorial personnel.

Depreciation and Amortization. Our depreciation and amortization expenses increased by 13.3% from RMB16.5 million in 2010 to RMB18.7 million (US$3.0 million) in 2011, primarily due to an increase in depreciation expenses related to computers and servers that were purchased in 2011, partially offset by a decrease in the amortization of acquired intangible assets, mainly our listing database.

Bandwidth and IDC Costs. Our bandwidth and IDC costs increased by 46.9% from RMB8.1 million in 2010 to RMB11.9 million (US$1.9 million) in 2011, primarily due to increased bandwidth and IDC requirements to handle the growth of our user traffic and improve our users’ experience.

Business Tax and Surcharges. We are subject to business tax and surcharges on external services as well as services provided by our PRC subsidiary to our VIEs. Business taxes and related surcharges increased by 77.5% from RMB31.5 million for 2010 to RMB55.9 million (US$8.8 million) for 2011, as a result of increased revenues as well as increased service fees received from our VIEs.

Operating Expenses. Our operating expenses increased by 79.0% from RMB72.9 million in 2010 to RMB130.5 million (US$20.5 million) in 2011, due to increases in sales and marketing expenses, general and administrative expenses and product development expenses.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 38.6% from RMB48.7 million in 2010 to RMB67.5 million (US$10.6 million) in 2011. This increase was primarily due to (i) an increase in our marketing expenses in connection with the promotion of our brands through other online media and (ii) an increase in salaries and benefits and commission payments to sales and marketing personnel, which in turn was primarily due to our increased sales and marketing headcount and revenue growth. In addition, our sales and marketing expenses for 2011 included share-based compensation expenses of RMB1.1 million (US$0.2 million).

General and Administrative Expenses. Our general and administrative expenses increased by 158.3% from RMB18.0 million in 2010 to RMB46.5 million (US$7.3 million) in 2011. This increase was mainly due to third-party professional services expenses we incurred as we engaged auditors and other consultants in 2011 in connection with this offering. This increase was also attributable to increased salaries and other benefits expenses related to general and administrative personnel as our business expanded. In addition, our general and administrative expenses for 2011 included share-based compensation expenses of RMB8.0 million (US$1.3 million).

Product Development Expenses. Our product development expenses increased by 166.1% from RMB6.2 million in 2010 to RMB16.5 million (US$2.6 million) in 2011, primarily due to an increase in salaries and benefits payments as we recruited more product development personnel to develop new technologies and products. In addition, our product development expenses for 2011 included share-based compensation expenses of RMB0.5 million (US$79 thousand).

Income from Continuing Operations before Income Taxes. Our income from continuing operations before income taxes increased by 80.5% to RMB173.8 million (US$27.4 million) in 2011 from RMB96.3 million in 2010.

Income Tax Expenses. We incurred income tax expenses of RMB38.3 million (US$6.0 million) in 2011, compared with RMB15.9 million in 2010, primarily due to the growth of our income from continuing operations before income taxes. As a percentage of our income from continuing operations before income taxes, our income tax expenses increased from 16.5% to 22.1%, primarily due to accrued withholding tax of RMB5.0 million (US$0.8 million) on dividends that were declared in February 2012 and an increase in non-deductible expenses.

Income from Continuing Operations. As a result of the foregoing, our income from continuing operations increased by 68.4% to RMB135.4 million (US$21.3 million) in 2011 from RMB80.4 million in 2010.

Income (Loss) from Discontinued Operations. We recorded a loss from discontinued operations of RMB4.2 million (US$0.7 million) in 2011, compared with an income from discontinued operations of RMB7.6 million in 2010.

Net Income. As a result of the foregoing, we had net income of RMB131.3 million (US$20.7 million) in 2011, compared with net income of RMB88.0 million in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net Revenues. Our net revenues increased by 70.6% from RMB148.2 million in 2009 to RMB252.9 million in 2010. This increase was due to an increase in our automaker advertising services revenues, our dealer advertising services revenues and our dealer subscription services revenues.

Advertising services. Our advertising services revenues increased by 69.4% from RMB139.0 million in 2009 to RMB235.4 million in 2010, due to our increased revenues from both automaker advertisers and dealer advertisers. Revenues from our automaker advertisers and dealer advertisers accounted for 87.3% and 12.7%, respectively, of our total advertising services revenues in 2010.

The increase in revenues from our automaker advertisers was primarily attributable to the increased average revenues per automaker advertiser in 2010. Our average revenues per automaker advertiser increased by 43.0% in 2010 from 2009, mainly because we increased the rate for our advertising services as measured by the price per advertisement per day at a given location on our websites. The increase in our automaker advertising services revenues was also driven by an increase in the advertising volume purchased by automakers. We sold advertising services to 69 automakers in 2010, compared with 61 automakers in 2009.

The increase in dealer advertising services revenues was mainly attributable to an increase in the number of dealer advertisers to 677 in 2010 from 317 in 2009 as a result of our expansion into new markets and our deeper penetration into existing markets. The increase in our dealer advertising services revenues was also due to an increase in our average revenues per dealer advertiser in 2010, as a result of our existing dealer advertisers’ purchase of more advertising services from us and our increase of the price for advertising services as measured by the price per advertisement per day in a given location on our websites.

Dealer subscription services. Dealer subscription services revenues increased by 90.2% from RMB9.2 million in 2009 to RMB17.5 million in 2010. The increase in dealer subscription services revenues was mainly due to an increase in the number of our registered dealers and an increasingly high percentage of them converting into subscribers to our subscription services, which in turn was a result of our expansion into new geographical markets and our deeper penetration into existing markets. We sold dealer subscription services to 743 dealers in 2010, compared with 381 dealers in 2009.

Cost of Revenues. Our cost of revenues increased by 37.3% from RMB61.1 million in 2009 to RMB83.9 million in 2010, primarily due to an increase in content related costs, amortization and business tax and surcharges, partially offset by a decrease in bandwidth and IDC costs.

Content Related Costs. Our content related costs increased by 55.6% from RMB17.8 million in 2009 to RMB27.7 million in 2010, primarily due to an increase in salaries and benefits payments to our editorial and testing personnel, which in turn was primarily due to our increased editorial headcount.

Depreciation and Amortization. Our depreciation and amortization decreased to RMB16.5 million in 2010 from RMB17.4 million in 2009, primarily due to a decrease in the amortization of intangibles, mainly our listing database, partially offset by an increase in deprecation expenses related to computers and other equipment.

Bandwidth and IDC Costs. Our bandwidth costs decreased by 11.1% to RMB8.1 million in 2010 from RMB9.0 million in 2009, primarily as a result of new technologies we adopted in 2010 which reduced our bandwidth consumption and the usage of the content delivery network in 2010.

Business Tax and Surcharges. We are subject to business tax and surcharges on external services as well as services provided by our PRC subsidiary to our VIEs. Business tax and related surcharges increased by 86.4% from RMB16.9 million in 2009 to RMB31.5 million in 2010, primarily as a result of increased revenues as well as service fees paid by our VIEs.

Operating Expenses. Our operating expenses increased by 66.1% from RMB43.9 million in 2009 to RMB72.9 million in 2010, due to increases in sales and marketing expenses, general and administrative expenses and product development expenses.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 56.1% from RMB31.2 million in 2009 to RMB48.7 million in 2010. This increase was primarily due to an increase in salaries, benefits and commission payments to sales and marketing personnel, which in turn was primarily due to our increased sales and marketing headcount and revenue growth.

General and Administrative Expenses. Our general and administrative expenses increased by 97.8% from RMB9.1 million in 2009 to RMB18.0 million in 2010. This increase was largely due to increased salaries and other benefits expenses related to general and administrative personnel as our business expands. This increase was also attributable to third-party professional services expenses incurred as we engaged an internationally recognized consulting firm for strategic business planning in the second half of 2010.

Product Development Expenses. Our product development expenses increased by 67.6% from RMB3.7 million in 2009 to RMB6.2 million in 2010, primarily due to an increase in salaries and benefits payable to our product development personnel due to increased headcount.

Income from Continuing Operations before Income Taxes. As a result of the foregoing, our income from continuing operations before income taxes increased by 122.9% to RMB96.3 million in 2010 from RMB43.2 million in 2009.

Income Tax Expenses. We incurred income tax expenses of RMB15.9 million in 2010, as compared with RMB7.8 million in 2009, primarily due to the increase of our income from continuing operations before income taxes. As a percentage of our income from continuing operations before income taxes, our income tax expenses decreased from 18.1% in 2009 to 16.5% in 2010, primarily due to the fact that Autohome WFOE was recognized as a high and new technology enterprise in 2010 and enjoyed a 15% preferential tax rate and a decrease in deferred tax liability.

Income from Continuing Operations. As a result of the foregoing, our income from continuing operations increased 127.1% to RMB80.4 million in 2010 from RMB35.4 million in 2009.

Income (Loss) from Discontinued Operations. We recorded an income from discontinued operations of RMB7.6 million in 2010, compared with a loss from discontinued operations of RMB2.2 million in 2009.

Net Income. As a result of the foregoing, our net income increased 165.1% to RMB88.0 million in 2010 from RMB33.2 million in 2009.

Selected Quarterly Results of Operations

The following table sets forth our unaudited condensed consolidated quarterly results of operations for each of the eight quarters in the period from July 1, 2010 to June 30, 2012. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly results of operations on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated quarterly results of operations includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented.

	For the Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012
	(in thousands of RMB)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected consolidated statement of comprehensive income data
Net revenues:
Advertising services	57,913	73,509	60,286	86,507	104,685	128,188	103,764	146,629
Dealer subscription services	5,256	6,288	8,241	11,704	15,652	17,926	24,430	28,611

Total net revenues	63,169	79,797	68,527	98,211	120,337	146,114	128,194	175,240
Cost of revenues(1)	(19,857)	(23,662)	(23,908)	(33,390)	(30,477)	(42,790)	(35,297)	(45,544)

Gross profit	43,312	56,135	44,619	64,821	89,860	103,324	92,897	129,696

Operating expenses:
Sales and marketing expenses(1)	(12,670)	(15,451)	(11,937)	(16,513)	(20,558)	(18,492)	(22,438)	(27,913)
General and administrative expenses(1)	(3,507)	(9,063)	(5,167)	(8,166)	(14,254)	(18,960)	(14,352)	(14,214)
Product development expenses(1)	(1,203)	(1,942)	(2,766)	(3,207)	(3,683)	(6,803)	(6,416)	(8,453)

Operating profit	25,932	29,679	24,749	36,935	51,365	59,069	49,691	79,116
Other income, net	213	42	173	97	907	499	410	1,738

Income from continuing operations before income taxes	26,145	29,721	24,922	37,032	52,272	59,568	50,101	80,854
Income tax expense	(4,305)	(4,894)	(5,278)	(7,843)	(672)	(24,555)	(11,440)	(17,772)

Income from continuing operations	21,840	24,827	19,644	29,189	51,600	35,013	38,661	63,082
Loss from discontinued operations	(3,483)	(2,343)	(770)	(3,412)	—	—	—	—

Net income	18,357	22,484	18,874	25,777	51,600	35,013	38,661	63,082
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—
Comprehensive income	18,357	22,484	18,874	25,777	51,600	35,013	38,661	63,082

Non-GAAP Measures(2)
Adjusted net income	25,121	28,106	22,923	35,099	59,752	43,761	48,945	73,366
Adjusted EBITDA	30,029	33,683	29,262	44,147	62,377	71,098	63,229	94,423

(1)	Including share-based compensation expenses as follows:

	For the Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012,	June 30, 2012
	(in thousands of RMB)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Allocation of Share-based Compensation Expenses
Cost of revenues	—	—	—	730	1,221	1,296	1,630	1,629
Sales and marketing expenses	—	—	—	235	393	510	1,049	1,050
General and administrative expenses	—	—	—	1,556	3,075	3,418	3,660	3,660
Product development expenses	—	—	—	110	185	246	666	667

Total share-based compensation expenses	—	—	—	2,631	4,874	5,470	7,005	7,006

(2)	For a reconciliation of our non-GAAP measures to the GAAP measure of selected quarterly results of operations, see “—Non-GAAP Financial Measures.”

The growth of our quarterly net revenues was primarily driven by the increases in advertising services over the eight quarters in the period from July 1, 2010 to June 30, 2012. Such increases were mainly attributable to the increased average revenues per automaker advertiser, and to a lesser extent, the increase in the advertising services revenues from our dealer advertisers resulting from increased advertising volume purchased by dealer advertisers, increased rates for our advertising services and increased online advertising budgets that automakers provided to their dealers. The increases in net revenues also reflected the growth of our dealer subscription services. The number of our dealer subscribers continued to increase as a result of our expansion into new geographic markets and our deeper penetration into existing markets.

Seasonal fluctuations have affected, and are likely to continue to affect, our business. We generally generate less revenues from advertising services and dealer subscription services in the first quarter of each year due to the Chinese New Year holidays and reduced customer activities during this period. Our advertising services typically increase in the second quarter as automakers increase marketing activities in connection with China’s major auto shows, and in the fourth quarter as advertisers seek to complete year-end marketing campaigns. Our cost of revenue, sales and marketing expenses and general and administrative expenses tend to follow the trend of our net revenues. We may experience fluctuations in our quarterly results of operations after this offering, for the reasons given above or other reasons, which may be significant. See also “Risk Factors—Risks Related to Our Business and Industry—Our business is subject to fluctuations, which makes our results of operations difficult to predict and may cause our quarterly results of operations to fall short of expectations.”

Non-GAAP Financial Measures

To supplement net income from continuing operations presented in accordance with U.S. GAAP, we use adjusted net income and adjusted EBITDA as non-GAAP financial measures. We define adjusted net income as income from continuing operations excluding share-based compensation expenses and amortization expenses of intangible assets related to acquisitions. We define adjusted EBITDA as income from continuing operations before income tax expense (benefit), depreciation expenses of property and equipment and amortization expenses of intangible assets, excluding share-based compensation expenses. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance, in addition to net income from continuing operations prepared in accordance with U.S. GAAP.

Adjusted net income and adjusted EBITDA have material limitations as analytical tools. One of the limitations of using these non-GAAP financial measures is that they do not include share-based compensation expenses, which are and will continue to be a recurring expense in our business. Furthermore, because adjusted EBITDA and adjusted net income are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net income or adjusted EBITDA as a substitute for, or superior to, income from continuing operations prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net income and adjusted EBITDA only as supplemental measures. Our adjusted net income and adjusted EBITDA are calculated as follows for the periods presented:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2009	2010	2011		2011	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(Unaudited)	(Unaudited)	(Unaudited)
Income from continuing operations	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Plus: amortization of acquired intangible assets of Cheerbright, China Topside and Norstar	17,114	15,113	13,114	2,064	6,558	6,557	1,032
Plus: share-based compensation expenses	—	—	12,975	2,042	2,631	14,011	2,205

Adjusted net income	52,549	95,539	161,535	25,426	58,022	122,311	19,252

Income from continuing operations	35,435	80,426	135,446	21,320	48,833	101,743	16,015
Plus: income tax expense	7,803	15,853	38,348	6,036	13,121	29,212	4,598
Plus: depreciation of property and equipment	783	1,875	6,347	999	2,173	5,899	929
Plus: amortization of intangible assets	17,114	15,238	13,768	2,167	6,651	6,787	1,068

EBITDA	61,135	113,392	193,909	30,522	70,778	143,641	22,610

Plus: share-based compensation expenses	—	—	12,975	2,042	2,631	14,011	2,205

Adjusted EBITDA	61,135	113,392	206,884	32,564	73,409	157,652	24,815

Our adjusted net income and adjusted EBITDA for our selected quarterly results of operations are calculated as follows:

	For the Three Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012
	(in thousands of RMB)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income from continuing operations	21,840	24,827	19,644	29,189	51,600	35,013	38,661	63,082
Plus: amortization of acquired intangible assets of Cheerbright, China Topside and Norstar	3,281	3,279	3,279	3,279	3,278	3,278	3,279	3,278
Plus: share-based compensation expenses	—	—	—	2,631	4,874	5,470	7,005	7,006

Adjusted net income	25,121	28,106	22,923	35,099	59,752	43,761	48,945	73,366

Income from continuing operations	21,840	24,827	19,644	29,189	51,600	35,013	38,661	63,082
Plus: income tax expense	4,305	4,894	5,278	7,843	672	24,555	11,440	17,772
Plus: depreciation of property and equipment	556	636	1,015	1,158	1,509	2,665	2,731	3,168
Plus: amortization of intangible assets	3,328	3,326	3,325	3,326	3,722	3,395	3,392	3,395

EBITDA	30,029	33,683	29,262	41,516	57,503	65,628	56,224	87,417

Plus: share-based compensation expenses	—	—	—	2,631	4,874	5,470	7,005	7,006

Adjusted EBITDA	30,029	33,683	29,262	44,147	62,377	71,098	63,229	94,423

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash generated from our operating activities and equity contributed by our shareholders. Our principal uses of cash for the years ended December 31, 2009, 2010, 2011 and for the six months ended June 30, 2012 were for operating activities, primarily employee compensation, bandwidth and IDC costs office and travel expenses and capital expenditures.

In June 2011, we distributed our entire equity interests in Norstar and China Topside to Sequel Media, which is a Cayman Islands company incorporated by us. We then simultaneously distributed shares of Sequel Media owned by us to our shareholders. Accordingly, we recognized a distribution to our shareholders for 2011 in the amount of RMB325.2 million (US$51.2 million), which included RMB94.1 million (US$14.8 million) of cash balances of the distributed entities. As of June 30, 2012, we had RMB212.1 million (US$33.4 million) in cash and cash equivalents.

We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for at least the next 12 months. We may require additional cash due to unanticipated business conditions or other future developments. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or secure debt funding from financial institutions.

We expect to continue to accrue for staff welfare benefits including medical insurance, housing funds, pension benefits, unemployment insurance, maternity insurance and work-related injury insurance based on certain percentages of the employees’ respective salaries and to make cash contributions to state-sponsored plans out of the amounts accrued. The amount of such cash contributions may increase due to our expanding workforce as we grow our business or increase wage levels. However, we do not expect that such increase will have a material effect on our liquidity.

The following table sets forth a summary of our cash flows for the periods indicated. The cash flows associated with the entities we spun off on June 30, 2011 are included in all periods except for the six months ended June 30, 2012:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2009	2010	2011		2011	2012
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(Unaudited)	(Unaudited)
Net cash generated from operating activities	58,663	156,438	146,125	23,001	6,645	50,304	7,917
Net cash used in investing activities	(31,742)	(66,530)	(12,693)	(1,999)	(45,955)	(6,972)	(1,097)
Net cash used in financing activities	—	—	(94,069)	(14,807)	(94,069)	(44,910)	(7,069)

Net increase (decrease) in cash and cash equivalents	26,921	89,908	39,363	6,195	(133,379)	(1,578)	(249)
Cash and cash equivalents at beginning of the period	57,513	84,434	174,342	27,443	174,342	213,705	33,639

Cash and cash equivalents at the end of the period	84,434	174,342	213,705	33,638	40,963	212,127	33,390

Operating Activities

Net cash generated from operating activities was RMB50.3 million (US$7.9 million) for the six months ended June 30, 2012. This amount was primarily attributable to income from continuing operations of RMB101.7 million (US$16.0 million), (a) adjusted for certain non-cash expenses, primarily share-based compensation costs of RMB14.0 million (US$2.2 million), and for changes in working capital accounts that positively affected operating cash flow, primarily an increase in income tax payable of RMB25.2 million (US$4.0 million) and an increase in deferred revenue of RMB21.7 million (US$3.4 million), and (b) partially offset by a decrease in deferred income taxes of RMB30.5 million (US$4.8 million), and by changes in working capital accounts that negatively affected operating cash flow, primarily an increase in accounts receivable of RMB83.1 million (US$13.1 million). The increase in income tax payable was mainly attributable to an increase in income from continuing operations and temporary differences arising from unpaid accrued expenses during tax reconciliation in the six months ended June 30, 2012. The increase in deferred revenue was mainly attributable to the subscription fees we received from our growing number of dealer subscribers. The decrease in deferred income taxes was mainly due to an increase of temporary differences arising from unpaid accrued expenses, which are expected to be settled after our 2012 annual tax filing. The increase in accounts receivable was primarily due to the increase of our advertising services.

Net cash generated from operating activities was RMB146.1 million (US$23.0 million) for the year ended December 31, 2011. This amount was primarily attributable to income from continuing operations of RMB135.4 million (US$21.3 million) and a loss from discontinued operations of RMB4.2 million (US$0.7 million), (a) adjusted for certain non-cash expenses, primarily amortization of intangible assets of RMB23.6 million (US$3.7 million), share-based compensation costs of RMB13.4 million (US$2.1 million) and depreciation of property and equipment of RMB12.1 million (US$1.9 million), and for changes in working capital accounts that positively affected operating cash flow, primarily an increase in accrued expenses and other payables of RMB51.3 million (US$8.1 million) and deferred revenue of RMB25.6 million (US$4.0 million), and (b) partially offset by changes in working capital accounts that negatively affected operating cash flow, primarily an increase in accounts receivable of RMB66.2 million (US$10.4 million), an increase in prepaid expenses and other current assets of RMB27.9 million (US$4.4 million) and a decrease in other liabilities of RMB11.6 million (US$1.8 million). The increase in accrued expenses and other payables was mainly attributable to the increase in accrual of rebates as a result of our revenue growth and professional fees incurred in connection with this offering. The increase in deferred revenues was mainly attributable to the subscription fees we received from our growing number of dealer subscribers. The increase in accounts receivable was primarily due to the increase of our advertising service. The increase in prepaid expenses and other current assets was mainly attributable to lump sum advancements to our vendors, as well as advancement to employees for their travel purposes. The decrease in other liabilities was mainly due to the decrease in unrecognized tax benefits in connection with the reversal of certain timing differences in revenue recognition and accrued expenses.

Net cash generated from operating activities was RMB156.4 million for the year ended December 31, 2010. This amount was mainly attributable to income from continuing operations of RMB80.4 million and income from discontinued operations of RMB7.6 million, (a) adjusted for certain non-cash expenses, primarily amortization of intangible assets of RMB39.7 million and depreciation of property and equipment of RMB12.9 million, and for changes in working capital accounts that positively affected operating cash flow, primarily an increase in accrued expenses and other payables of RMB81.6 million, other liabilities of RMB14.8 million, deferred revenue of RMB12.4 million and income tax payable of RMB3.9 million, and (b) partially offset by changes in deferred income taxes of RMB35.0 million and changes in working capital accounts that negatively affected the operating cash flow, primarily an increase in accounts receivable of RMB67.6 million. The increase in accrued expenses and payables was primarily attributable to an increase in the amount of rebates as our revenues grew and a significant amount of rebates to advertising agencies that were incurred in 2010 but were not paid prior to the end of 2010. The increase in deferred revenues was mainly attributable to the subscription fees we received from our increasing number of dealer subscribers. The increase in accounts receivable was primarily due to our business growth.

Net cash generated from operating activities was RMB58.7 million for the year ended December 31, 2009. This amount was primarily attributable to income from continuing operations of RMB35.4 million and a loss from discontinued operations of RMB2.2 million, (a) adjusted for certain non-cash expenses, primarily amortization of intangible assets of RMB46.5 million and depreciation and amortization of RMB11.1 million, and for changes in working capital accounts that positively affected cash flow, primarily an increase in accrued expenses and other payables of RMB20.8 million, a decrease in amount due from related parties of RMB6.5 million and an increase in other liabilities of RMB10.8 million, and (b) partially offset by changes in deferred income taxes of RMB28.8 million and changes in working capital accounts that negatively impact operating cash flow, primarily an increase in accounts receivable of RMB45.0 million. The increase in accrued expenses and other payables was primarily attributable to an increase in the amount of rebates to advertising agencies as our revenues grew. The increase in accounts receivable was primarily due to our business growth.

Investing Activities

Net cash used in investing activities amounted to RMB7.0 million (US$1.1 million) in the six months ended June 30, 2012, primarily attributable to the purchase of property and equipment.

Net cash used in investing activities amounted to RMB12.7 million (US$2.0 million) in 2011, primarily attributable to the purchase of new held-to-maturity financial instruments of RMB98.0 million (US$15.4 million) and the purchase of property and equipment of RMB30.1 million (US$4.7 million), partially offset by the proceeds from the maturity of held-to-maturity financial instruments of RMB117.0 million (US$18.4 million).

Net cash used in investing activities amounted to RMB66.5 million in 2010, primarily attributable to the purchase of held-to-maturity instruments of RMB62.0 million, the purchase of property and equipment of RMB9.9 million and the purchase of intangible assets of RMB8.1 million, partially offset by net proceeds of RMB13.5 million received from the redemption of held-to-maturity instruments.

Net cash used in investing activities amounted to RMB31.7 million in 2009, primarily attributable to the purchase of property and equipment of RMB9.5 million, payment for a domain name of RMB8.7 million and held-to-maturity instruments of RMB13.5 million.

Financing Activities

We paid a special dividend of RMB44.9 million (US$7.1 million), net of withholding tax, in April 2012 to all of our shareholders of record on February 24, 2012.

The distribution to shareholders of RMB94.1 million (US$14.8 million) for the year ended December 31, 2011, included in financing activities, represents the cash and cash equivalents of Norstar and China Topside, the entities we discontinued on June 30, 2011.

Capital Expenditures

We made capital expenditures of RMB18.2 million, RMB18.0 million, RMB31.7 million (US$5.0 million) and RMB7.0 million (US$1.1 million) in 2009, 2010 and 2011 and the six months ended June 30, 2012, respectively, which include amounts related to our discontinued operations. In the past, our capital expenditures were primarily used to purchase equipment and intangible assets for our business.

Contractual Obligations

The following summarizes our contractual obligations related to continuing operations as of December 31, 2011:

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	(in thousands of RMB)
Operating lease obligations(1)	7,563	5,669	0	0	13,232

(1)	Operating lease obligations primarily related to the lease of office space.

Rental expenses for the years ended December 31, 2009, 2010 and 2011 were RMB4.8 million, RMB6.7 million and RMB8.0 million (US$1.3 million), respectively.

Holding Company Structure

As an offshore holding company, we conduct our operations primarily through our wholly-owned PRC subsidiary, Autohome WFOE, and our VIEs in China. Under our current corporate structure, the flow of earnings and cash to us from our subsidiaries and VIEs is as follows:

•

Autohome WFOE generates its income primarily from the service fees and consulting fees paid by our VIEs pursuant to the exclusive technology consulting and service agreements. See “Corporate History and Structure—Agreements that Transfer Economic Benefits of Autohome Information to Us.”

•

After paying the business tax, enterprise income tax and other PRC taxes applicable to Autohome WFOE’s revenues and earnings and appropriating the statutory reserves and any earnings to be retained from accumulated profits, the net profits of Autohome WFOE may be distributable to its parent company, Cheerbright, our BVI subsidiary, subject to dividend withholding tax.

•	Any net profits of Cheerbright may then be distributable to its parent company, Autohome Inc., our holding company, through dividend or other distributions.

If Autohome WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions or payments to its parent company Cheerbright. In addition, under PRC law, Autohome WFOE is required to allocate at least 10% of its after tax profits on an individual company basis as determined under PRC generally accepted accounting principles to the general reserve and has the right to discontinue allocations to the general reserve if such reserve has reached 50% of registered capital on an individual company basis. At the discretion of its board of directors, Autohome WFOE may make appropriations to the enterprise expansion fund and staff welfare and bonus fund. Autohome WFOE’s VIEs in the PRC are also subject to similar statutory reserve requirements. These statutory reserves, together with the paid-in capital of Autohome WFOE and VIEs cannot be transferred to our holding company in the form of loans, advances, or cash dividends. There are no significant differences between the statutory reserves calculated pursuant to PRC accounting standards and regulations and the statutory reserves presented in our consolidated financial statements. There are no other restrictions on the amount ultimately available for distribution as cash dividends.

Furthermore, cash of Autohome WFOE and our VIEs are all denominated in Renminbi. Conversion of Renminbi into foreign currencies and remittance outside China is either subject to procedural requirements or prior approval from SAFE. See “Risk Factor—Risk Relating to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to pay dividends or proceeds from the liquidation of assets, or to make other payments to us.

In the future, we may fund our onshore operations by providing loans to our PRC subsidiary, Autohome WFOE, or our VIEs. Foreign loans to a PRC foreign invested enterprise cannot exceed the statutory limit, which is the difference between the amount of total approved investment and the amount of registered capital of such enterprise. As of June 30, 2012, the amount of Autohome WFOE’s total approved investment amount was RMB1.7 million, which is the same as its registered capital. Thus, Autohome WFOE currently cannot borrow foreign loan from our holding company. We plan to increase the statutory limit for Autohome WFOE by applying to increase both their respective registered capital and total approved investment amount. However, we cannot assure you that we would be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and VIEs or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

In addition, in the event that the CSRC or other PRC regulatory agencies issue any implementing rules or interpretations that subject this offering to the M&A Rule, the CSRC or other PRC regulatory agencies may take actions requiring us, or making it advisable to us, to halt this offering before the settlement and delivery of the ADSs that we are offering. We may also face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC’s approval for this offering including, but not limited to, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2009, 2010 and 2011 were increases of 1.9%, 4.6% and 4.1%, respectively. The consumer price index in China in July 2012 increased by 1.8% on a year-over-year basis. Although we have not been materially affected by inflation, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income and interest expenses may fluctuate due to changes in market interest rates.

Foreign Exchange Risk

We earn all of our revenues and incur most of our expenses in RMB, and substantially all of our sales contracts are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. As a consequence, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the PRC government has again allowed the Renminbi to appreciate slowly against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the Chinese government to substantially liberalize its currency policy, which could result in further appreciation in the value of the RMB against the U.S. dollar. To the extent that we need to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

We estimate that we will receive net proceeds of approximately US$              million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and assuming no exercise by the underwriters of their option to acquire additional ADSs, based on the initial offering price of US$              per ADS. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the RMB against the U.S. dollar, assuming a rate of RMB              to US$1.00 as at to a rate of RMB              to US$1.00, will result in a decrease of RMB              million (US$              million) of the net proceeds from this offering. Conversely, a 10% depreciation of the RMB against the U.S.              dollar, from a rate of RMB              to US$1.00 to a rate of RMB              to US$1.00, will result in an increase of RMB              million (US$              million) of the net proceeds from this offering.

Adopted Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income              (“ASU 2011-05”). ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 defers the requirement in ASU 2011-05 that entities present reclassification adjustments for each component of accumulated other comprehensive income (“AOCI”) in both net income and other comprehensive income on the face of the financial statements. ASU 2011-12 requires entities to continue to present amounts reclassified out of AOCI on the face of the financial statements or to disclose those amounts in the notes to the financial statements. The effective date of ASU 2011-12 is consistent with ASU 2011-05, which is effective for fiscal years and interim periods beginning after December 15, 2011 for public entities. We adopted ASU No. 2011-05 on January 1, 2012 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior periods’ comparative information has been revised to conform with the presentation requirements of ASU 2011-05.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment (“ASU 2011-08”). The guidance is intended to simplify how entities, both public and non-public, test goodwill for impairment. The pronouncement permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for non-public entities, have not yet been made available for issuance. We adopted this new guidance effective January 1, 2012, as required. Adoption of this new guidance did not have a material impact on our financial statements.

INDUSTRY

China is the world’s largest automotive market in terms of new automobile sales, and has the largest internet population, with both sectors continuing to experience strong growth. As a result of this parallel development, the online automotive advertising market in China has, and is expected to continue to, grow rapidly.

Automotive Industry in China

China is the world’s largest automotive market as measured by sales volume of new automobiles in 2011, according to LMC Automotive. In 2011, total automobile sales in China, including passenger cars and other types of vehicles, was estimated to be 19.4 million units, compared to 13.0 million units in the United States and 4.2 million units in Japan, according to LMC Automotive. The 19.4 million new automobiles sold in China grew from 9.6 million in 2008, representing a CAGR of 26.3%, according to LMC Automotive.

Growth Drivers for the Automotive Industry

The main factors driving the growth of China’s automotive industry include the following:

Increasing affluence. China’s economy has grown rapidly in the past decade. According to the National Bureau of Statistics of China, annual per capita disposable income of urban households more than tripled from RMB6,280 in 2000 to RMB21,810 in 2011. With increasing prosperity, durable consumer goods, including automobiles, have become more affordable to the Chinese consumers.

Greater urbanization. China’s economic growth has been accompanied by rapid urbanization. According to the National Bureau of Statistics of China, urban population as a percentage of China’s total population increased from 36% in 2000 to 51% in 2011. Urban expansion has led to an increase in travel distances for urban dwellers. As a result, automobiles are more in demand as a method of transportation.

Large infrastructure investment. China has invested extensively in transportation infrastructure. In 2010 alone, China built 147,400 kilometers of roadways, including 9,100 kilometers of highways, according to the Ministry of Transportation of China. As a result, automobiles have become an increasingly important form of transportation and have brought higher mobility to China’s consumers.

Increasing affordability of automobiles. The cost of automobiles has been steadily declining due to economies of scale achieved by automakers in China and intense competition, which has made automobiles more affordable to a larger proportion of China’s population.

Automobiles as a status symbol. For a rising middle-class, individual automobile ownership is seen as an important status symbol among one’s peers. According to the National Bureau of Statistics of China, the number of registered private passenger cars increased by 32.2% from 2009 to 2010, reaching 34.4 million.

Furthermore, the automotive industry in China demonstrates significant growth potential as the personal vehicle density as measured by the number of vehicles per thousand driving population in China is considerably lower than in many developed and developing countries.

Personal Vehicle Density in 2011

Source: LMC Automotive

Automotive Industry Segments

China’s automobile market is predominantly driven by new automobile sales. The used automobile market is expected to grow as the size and age of China’s automobile fleet increase. At the same time, growth in automobile ownership has created growth opportunities in a range of related products and services.

New Automobile Market

China is already the largest new automobile market in the world in terms of annual sales volume, according to LMC Automotive. The number of new automobiles sold in China grew from 9.6 million in 2008 to 19.4 million in 2011, representing a CAGR of 26.3%. New passenger car sales in China were 13.1 million units in 2011 and are projected to grow to 18.5 million units by 2014, representing a CAGR of 12.2%, according to LMC Automotive. Automakers in China sell new automobiles mainly through franchised dealers.

New Passenger Car Sales Volume

Source: LMC Automotive

Used Automobile Market

The sales volume of China’s used automobile market grew significantly from 1.5 million units in 2005 to an estimated 3.8 million units in 2010, and is expected to reach 36.4 million units in 2020, representing a CAGR of 25.4% from 2010 to 2020, according to the China Automobile Dealers Association.

China’s used automobile market is still in its infancy, however, especially when compared to its own new automobile market or to the used automobile market in the U.S., as shown in the chart below. As the volume of new car sales continues to grow, the supply of used cars on the market will increase, driving the growth of this segment by providing a new group of consumers with the opportunity for car ownership. Given the fragmented nature of the used car market, access to reliable information on used cars, including model specifications, pricing and listings, is critical to the used car purchasing process.

Used Automobile Sales Volume as a Percentage of Overall Automobile Sales Volume in 2010

Source: China Automobile Dealers Association

Auto-Related Products and Services Market

The increase in automobile sales in China has been accompanied by a corresponding increase in auto-related products and services, which generally includes repair and maintenance services and the sales of automobile parts and automobile insurance. China’s automobile repair industry revenue increased from US$3.7 billion in 2008 to an estimated US$5.3 billion in 2011, representing a CAGR of 12.6%, and is projected to reach US$7.8 billion in 2014, according to IBIS World and All China Marketing Research. Revenue of the auto parts retail industry in China is estimated to total US$28.0 billion in 2011, with a CAGR of 16.1% in the past five years, and is expected to reach US$37.8 billion in 2014, according to the same source. China’s automobile insurance industry revenue is estimated to account for about 75% of the revenue of non-life insurance industry in 2011, which translates to approximately US$54.6 billion, according to the same source.

Key Participants in the Automotive Industry

Automakers

There are approximately 80 major automakers in China. These automakers include international and domestic manufacturers and related joint ventures. Given the growth of the overall automotive industry, there is strong competition among automakers to maintain and increase individual market share.

Automobile dealers

The automobile dealer market in China is highly fragmented due to a large number of independent small dealers. It is estimated that over 31,000 dealers operate in the industry during 2011 and the combined market share of the top four dealer chains is forecast to be only about 10% in 2011, according to IBIS World and All China Market Research.

Internet Usage and Online Advertising in China

China has the largest and one of the fastest-growing internet populations in the world, which increased from 298.0 million users at the end of 2008 to 513.1 million users at the end of 2011, representing a CAGR of 19.9%, according to the CNNIC. The number of people who have accessed the internet through mobile devices increased at an even faster rate from 117.6 million at the end of 2008 to 355.6 million at the end of 2011, representing a CAGR of 44.6%, according to the CNNIC.

Significant growth potential remains, as the internet penetration rate in China was only 34.3% as of December 2010, compared to 79.0% in the United States, according to ITU, a market research body. With the expansion of broadband infrastructure in China and the increasing affluence of the urban population, internet usage is expected to continue to grow rapidly in the coming years. As a result, advertisers are increasingly focusing on the online advertising market. According to iResearch, the online advertising market grew to RMB32.6 billion in 2010 from RMB20.7 billion in 2009 and to RMB51.2 billion in 2011, representing a CAGR of 57.1% from 2009 to 2011.

Online Automotive Marketing

China’s large automobile and internet markets are developing in parallel, which is unique among the world’s major economies. In addition, the majority of automobile buyers in China are first time buyers according to a recent survey conducted by CR-Nielsen in August 2011, or the Nielsen Survey. These first time buyers will naturally require in-depth automotive information before making a purchase decision. According to the Nielsen Survey, the internet is the most important source of automotive information and its influence on brand selection and purchase decision far exceeds that of traditional media. As a result, China’s growing population of automobile consumers increasingly relies on the internet as its primary source of automotive information. Furthermore, nearly 90% of the participants responding to the Nielsen Survey said that the internet is their primary source of automotive information. China’s automotive websites and automotive channels of internet portals have experienced rapid user growth as a result. According to iResearch, the average number of daily unique visitors to automotive websites and automotive channels of internet portals increased from 5.8 million in December 2008 to 20.5 million in June 2012. Internet users in China spent an aggregate of 20.9 million hours on automotive websites and automotive channels of internet portals in December 2008 and this number increased to 86.9 million hours in June 2012. The number of monthly page views of automotive websites and automotive channels of internet portals in China increased from 1.5 billion in December 2008 to 7.5 billion in June 2012.

With strong competition among automakers and dealers, the internet has become increasingly important as a medium to automobile advertisers. According to Nielsen, automakers and their franchise dealers, who are the dominant source of automotive advertising revenues in China, spent RMB4.5 billion on online advertising in 2011, representing a CAGR of 33.6% from RMB1.9 billion in 2008. Such spending increase outpaced their spending on traditional advertising media, including TV, print and radio, which grew at a CAGR of 18.9% during the same period. Total automotive advertising spending grew from RMB21.4 billion in 2008 to RMB37.3 billion in 2011, according to Nielsen. The ability of online advertising to directly target automobile consumers has allowed online advertising to gain an increasing share of total automobile advertising spending.

Total Automotive Advertising Spending in China	Share of Automotive Advertising Spending

Source: Nielsen—CCData

Automotive websites have gained an increasingly larger share of the total online advertising spending of automakers and dealers, while the share of general internet portals has been decreasing, according to iResearch. The chart below demonstrates the increasing popularity of automotive websites as the online advertising platform for automakers and dealer advertisers.

Market Share of Online Automotive Advertising Spending

Source: iResearch

Key Drivers of Growth in Online Automotive Marketing Spending

We believe that several factors will likely continue to drive the growth of automobile related online advertising in China:

•

Auto sector growth. As the volume of automobile sales continues to grow in China, industry participants along the value chain, from automakers to dealers to after-sales services, are expected to increase the amount of advertising spending to support growth.

•

Increasing competition. As the automotive industry matures over time, competition for consumers will likely intensify. Advertising, both branded and promotional, will become increasingly important as manufacturers and service providers seek to differentiate themselves and win new customers versus competitors.

•

Growing need for targeted advertising. The consumer targeting capabilities provided by online advertising will become increasingly important to advertisers seeking to enhance the effectiveness of their advertising campaigns. Online advertising allows brands to target users with relevant messages based on user behavior and preferences. Automotive websites, in particular, provide automakers with direct access to an audience likely to purchase automobiles in the near future and receptive to advertising messages.

•

Continued growth in online viewership. The internet’s popularity as a mass media channel for advertising will continue to grow in China as usage expands through the proliferation of internet enabled devices and through enhanced wireless and mobile internet access. As users spend more time on the internet, it will become an increasingly important marketing platform for advertisers as compared to other media.

We believe that internet advertising, particularly on automotive websites, provides effective advantages to automotive advertisers and that these advantages make online advertising budgets more resilient than other forms of advertising which may be less cost effective.

BUSINESS

Overview

We are the leading online destination for automobile consumers in China. Through our two websites, autohome.com.cn and che168.com, we deliver comprehensive, independent and interactive content to automobile buyers and owners. Autohome.com.cn ranked first among China’s automotive websites and automotive channels of internet portals in terms of average daily unique visitors, average daily time spent per user and average daily page views in the six months ended June 2012, based on data published by iResearch. In the same period, autohome.com.cn accounted for approximately 39% of the total time that China’s internet users spent viewing online automotive information, more than three times that of our closest competitor, according to iResearch. We have developed a strong and well-recognized brand. Our “ ” (“Autohome”) brand has been the most searched automotive-related keyword during substantially the entire period since July 2011 on Baidu.com, the leading Chinese language internet search engine.

Our ability to reach a large and engaged user base of automobile consumers has made us a preferred platform for automakers and dealers to conduct their advertising campaigns. We generate substantially all of our revenues from online advertising services and dealer subscription services with automakers contributing the substantial majority of our total net revenue. We have a high penetration rate in the automaker market, with approximately 80% of over 80 automakers operating in China having advertised on our websites in each of 2009, 2010, 2011 and the six months ended June 30, 2012. In addition, a large and rapidly growing number of dealers are purchasing our advertising services and subscription services, through which they showcase and market their inventories on our websites.

We believe our focus on user experience, innovation and high-quality content distinguishes us from our competitors and is the foundation for our long-term success. Content we provide to our users includes:

•

Professionally produced content. We have a dedicated editorial team focusing on serving consumers throughout the automobile ownership lifecycle. We conduct independent and professional evaluations of vehicle models from our users’ perspective, rather than relying only on information provided by automakers. Over the six months ended June 30, 2012, we published a daily average of approximately 400 articles, 1,200 photos and 10 video clips.

•

User generated content. We have the largest and most active online community of automotive consumers in China, with over 5.0 million registered users and over 1,300 user forums as of June 30, 2012 and an average of 2.5 million daily unique visitors to our user forums in the six months ended June 30, 2012.

•

Automobile library. We have one of the most comprehensive online automobile libraries in China with over 11,000 vehicle model configurations and over one million photos. We believe our automobile library covers all passenger car models released in China since 2005.

•

Automobile listing information. We feature extensive and up-to-date listings of both new and used automobiles on our websites. As of June 30, 2012, we had over 1.5 million new automobile listings. We added approximately 92,000 used automobile listings in the six months ended June 30, 2012.

Our professionally produced and user generated content, comprehensive automobile library and extensive automobile listing information have attracted a large and engaged user base. This, in turn, represents a highly relevant audience that is receptive to automotive advertising. We believe that this user base, together with our nationwide advertising platform, targeted advertising solutions and value-added services, has led to our rapid growth and has laid the foundation for our continuing success.

We develop our business model and technology platforms around the consumer automobile ownership life cycle and our automaker and dealer customers’ sales cycle. The consumer automobile ownership life cycle has the following stages: research, purchase, maintenance and replacement. The sales cycle of our customers has the following corresponding stages: pre-sale marketing and advertising, sales leads generation, after-market sales and replacement sales. Our current business mainly serves the research and purchase stages of the consumer automobile ownership life cycle and the pre-sale marketing and advertising and sales leads generation stages of our customers’ sales cycle. We have been developing other services and technology platforms to capture additional revenue opportunities in the automobile maintenance and replacement stages of the consumer automobile ownership life cycle and the corresponding stages of our customers’ sales cycle.

We have experienced significant rapid revenue growth while maintaining profitability. Our net revenues increased from RMB148.2 million in 2009 to RMB252.9 million in 2010 and RMB433.2 million (US$68.2 million) in 2011, representing a CAGR of 71.0%. Our net revenues for the six months ended June 30, 2012 were RMB303.4 million (US$47.8 million), representing an increase of 82.0% from RMB166.7 million in the same period in 2011. Our income from continuing operations increased from RMB35.4 million in 2009 to RMB80.4 million in 2010 and RMB135.4 million (US$21.3 million) in 2011, representing a CAGR of 95.5%. Our income from continuing operations in the six months ended June 30, 2012 amounted to RMB101.7 million (US$16.0 million), representing an increase of 108.4% from RMB48.8 million in the same period in 2011.

Our Strengths

We believe the following competitive strengths have contributed to our success and differentiate us from our competitors:

The leading online destination for automobile consumers in China with strong brand recognition

We are China’s leading online destination for automobile consumers. According to data published by iResearch, in the six months ended June 2012, our autohome.com.cn website ranked first in each of the following categories:

•	Daily unique visitors. Autohome.com.cn had an average of 5.0 million daily unique visitors, more than any of our competitors;

•

Total time spent. Autohome.com.cn accounted for approximately 39% of the total time China’s internet users spent viewing online automotive information, more than three times that of our closest competitor;

•	Average time spent per user. Our users spent an average of 15.0 minutes per day on Autohome.com.cn, approximately twice that of our closest competitor; and

•	Page views. Autohome.com.cn received an average of 86.4 million daily page views, more than twice that of our closest competitor.

We have developed a strong brand that is well-recognized among internet users in China. Our “ ” (“Autohome”) brand has been the most searched automotive-related keyword during substantially the entire period since July 2011 on Baidu.com, the leading Chinese language internet search engine. Over 60% of online automobile consumers in China know our autohome.com.cn website, higher than any other automotive websites or automotive channels of major internet portals, according to the Nielsen Survey.

User-centric and innovative culture driving a superior user experience

Delivering a superior user experience is our highest priority. We aim to provide a superior user experience throughout the automobile ownership lifecycle, from automobile selection and purchase, to ownership and maintenance, and to eventual replacement. We believe that our user-centric approach is the foundation of our long-term success. To that end, we do not allow our advertisers to have any influence over our content rankings, such as our “Most-viewed Car Models,” which are generated solely from our user behavior data. We also clearly label sponsored content on our websites to maintain objectivity.

We seek to constantly innovate to improve our users’ experience. Our innovations have focused on timely delivery of relevant and high-quality content to users. We have further improved our content delivery speed by maximizing the efficiency of our editorial process. We were the first in our industry in China to design our websites based on a dynamic database-driven structure, which enables users to efficiently access all relevant information contained in our database relating to a specific model on a dedicated webpage. We were among the first in our industry in China to introduce both iOS- and Android-based applications to allow our users to easily access our websites and forums from mobile devices. Our content is made available to users via our easy-to-use interface, which we continue to improve based upon technological developments and user feedback. We continue to develop our user intelligence engine to prioritize content for users that is likely to be most relevant to them.

Our focus on user experience has garnered strong support and loyalty from our users. Approximately 80% of our users visit our website at least four times a week, according to the Nielsen Survey. We were independently chosen for numerous professional awards for which we did not submit ourselves or pay. Some of our awards are as follows:

•	“2011 and 2010 Top Media Award—Leading Automotive Website in China’s Internet Market” award from the DCCI Internet Data Center in 2012 and 2011.

•	“Most Satisfying Automotive Website” award in 2010 from San Fang Network Research, a subsidiary of the Computer Network Information Center of China Academy of Science.

•

“China Automotive Informatization Achievement Award—Digital Marketing New Media” award from the China Information Industry Association in 2011, which was shared with several other major automotive related websites in China.

•	“2011 Fast Growing Internet Product” award from iResearch Consulting Group.

Comprehensive and high-quality content creating strong network effects

We deliver comprehensive, independent and interactive automotive content to our users:

•

Professionally produced content. We have a dedicated editorial team focusing on serving consumers throughout the automobile ownership lifecycle. We conduct independent and professional evaluations of vehicle models from the users’ perspective, rather than relying on information provided by automakers. Over the six months ended June 30, 2012, we published a daily average of approximately 400 articles, 1,200 photos and 10 video clips.

•

User generated content. We have the largest and most active online community of automotive consumers in China, with over 5.0 million registered users and over 1,300 user forums as of June 30, 2012 and an average of 2.5 million daily unique visitors to our user forums in the six months ended June 30, 2012. Approximately 55% of our users post on our website at least twice a week, according to the Nielsen Survey.

•

Automobile library. We have one of the most comprehensive online automobile libraries in China with over 11,000 vehicle model configurations and over one million photos. We believe our automobile library covers all passenger car models released in China since 2005. It includes a broad range of specifications, as well as manufacturers’ suggested retail prices. The scale of content in our automobile library, which we believe would require significant time and expense to replicate, makes it a valuable tool for our users in researching both new and used automobiles.

•

Automobile listing information. Our websites feature extensive and up-to-date listings of both new and used automobiles. As of June 30, 2012, we had over 1.5 million new automobile listings. We added approximately 92,000 used automobile listings in the six months ended June 30, 2012.

Our professional produced content, active user community, comprehensive automobile library and extensive range of automobile listings have been instrumental in the growth of our user base. Our user growth is reinforced by strong network effects. As our user base grows, so has our database of user generated content, which in turn has attracted more users. Furthermore, the virtuous cycle of our growing user base has also enhanced the effectiveness of our advertisements and the value of our advertising services, allowing us to attract more advertisers and increase revenues from existing advertisers.

Highly effective online automotive advertising platform

We believe we have become a preferred platform for automakers and dealers to conduct their advertising campaigns due to the following factors, among others:

•

Broad user reach. Our large and engaged user base provides advertisers with broad reach among automobile consumers. We ranked first among China’s automotive websites and automotive channels of internet portals in 2011 in terms of average daily unique visitors, average daily time spent per user and average daily page views, according to iResearch. Over 90% of our users intend to buy a car and nearly 50% of our users intend to buy it within the next 12 months, according to the Nielsen Survey. They represent a highly relevant audience that is receptive to automotive advertising messages.

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Targeted solutions. Our advanced technologies allow us to segment our user base into numerous dimensions and categories, including by geographical location and specific automotive interests. We have the capability to place advertisements with audiences likely to be receptive to a specific advertisement, providing our advertisers with effective targeted advertising solution.

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Value-added services. Leveraging our large user base and extensive user behavior data, we have developed a series of business intelligence services to improve advertisers’ ability to evaluate the effectiveness of their advertisements and analyze the automotive market. For instance, we provide regular reports to advertisers detailing their “share of voice” on our websites, including the percentage of their information being viewed by users among all the user viewing activities on our websites. We also help automakers find competing models for their vehicle models based on the product- and photo-comparison behavior of our users. We believe that such data assists advertisers in their business planning and operations.

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Nationwide platform with local focus. In addition to our nationwide reach, we also provide tailored solutions to automobile dealers focused on their local markets. We have dedicated “city channels” covering over 370 cities across China. Through our city channels, our local sales teams, in conjunction with our professional editorial team, generate and deliver local content to our users. Because our city channels attract users interested in a particular city or geographical region, we provide dealers with an effective means to advertise sales promotions and other offline events, such as new model test-drives, and to generate highly relevant sales leads.

These factors make our websites a highly effective advertising platform. We believe that advertisements placed on our websites enjoy high click-through rates, and as a result, our advertisers often return to us for additional and larger campaigns. In each of 2009, 2010, 2011 and the six months ended June 30, 2012, approximately 80% of over 80 automakers operating in China were our advertising customers and contributed a substantial majority of our advertising services revenues.

Professional and proven management team backed by a strong strategic shareholder

We benefit from the leadership of a strong management team with relevant professional work experience, proven execution capabilities and an extensive knowledge of China’s online automotive information and advertising markets. Under the leadership of our senior management, we have successfully executed our growth strategies to become China’s leading online destination for automobile consumers. Furthermore, we receive strong support from our major shareholder Telstra Holdings, a wholly-owned subsidiary of Telstra Corporation Limited, the leading diversified telecommunications company in Australia and a Fortune Global 500 company. Since its initial investment in our company in June 2008, Telstra has provided strategic guidance through its representation on our board of directors and has assisted us in enhancing our corporate governance and setting our business strategies.

Our Strategies

Our goal is to become the dominant player in China’s online automotive advertising market. We intend to achieve this goal by implementing the following strategies:

Continue to attract and retain automobile consumers

We intend to attract and retain the full spectrum of automobile consumers by pursuing the following initiatives:

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maintain and further improve the desirability of our service offerings by expanding our content, particularly in the auto-related products and services and used automobile sectors, to further assist users through the entire automobile ownership cycle;

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enhance the accessibility of our websites by developing and improving the delivery of our content through our websites and through the rapidly expanding number of internet-enabled mobile devices, such as smart phones and tablets; and

•	extend our market reach by enhancing our brand recognition and brand affinity through targeted marketing campaigns to reach a broader universe of automobile consumers.

Enhance user engagement

We view ongoing investment in innovation as a core part of our growth strategy and we intend to enhance user engagement by pursuing the following initiatives:

•	further integrate and expand our user interaction platform, allowing our users to obtain up-to-date information, exchange views and insights and follow other users, editors, automakers or products;

•	take advantage of our large repository of user data to further enhance our user intelligence engine and other functions that can tailor our content to user preferences and usage behavior; and

•	focus on our product development efforts to ensure that we provide user experience based on the latest technology.

Increase our “share of wallet” from automakers

We believe that increasing our share of automakers’ advertising budgets is important to our future revenue growth. We plan to take the following measures to increase our “share of wallet” from automakers:

•	expand our advertising solutions and offerings to enable us to up-sell and cross-sell our services;

•	enhance communications with advertising agencies to ensure that we provide high-quality customer service responsive to advertiser needs;

•	explore performance-based pricing models, such as the “cost-per-thousand-impressions” model, to further ensure that our pricing reflects the effectiveness of our platform; and

•	enhance our brand recognition and brand affinity through online and offline marketing activities to help promote our value proposition as an effective advertising platform.

Expand and further monetize our dealer network

We seek to expand our dealer network by increasing our penetration in existing geographic markets and entering into new ones, particularly second-tier and third-tier cities. We intend to expand and further monetize our dealer network by pursuing the following strategies:

•	expand our sales team to cover more cities and increase the number of our dealer sales teams to maximize the conversion of our registered dealers into paying subscribers;

•	increase our sales and marketing efforts focusing on large dealer chain groups and the regional offices of automakers to increase our “share of wallet” relative to other online media; and

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enhance our online dealer showroom functions and to improve our dealers’ ability to track inquiries, allowing us to attract dealers who historically have utilized traditional media for advertising services.

Capitalize on our leading position to explore new opportunities

We intend to explore opportunities to capitalize on our large and growing user base and content. In October 2011, we strategically reorganized our websites to better position us to capitalize on the anticipated growth of China’s used car market. We re-designed our che168.com website and converted it into a platform dedicated to used automobiles, including used-car content, listings and interactive features. We believe this strategy will provide us with additional monetization opportunities by expanding our services for the growing used-automobile market without requiring us to incur costs that would have varied materially from our historical development costs incurred in recent periods.

In addition, we will seek to increase our advertiser base by targeting new client groups along the automobile ownership lifecycle. We believe that auto-related products and services, such as car parts and accessories, offer significant market opportunities. We have been operating an automotive services and accessories ecommerce platform since late 2011 to capture these opportunities. We believe that our existing market presence, brand awareness and customer base established by our existing services will enhance our competitiveness in these new markets.

Our Business Model and Technology Platforms

We are the leading online destination for automobile consumers in China. We serve two distinct groups: our large and engaged user base of automobile consumers and our customers that include automakers, dealers and other auto-related products and service providers. The consumer automobile ownership life cycle has the following stages: research, purchase, maintenance and replacement. The sales cycle of our customers has the following corresponding stages: pre-sale marketing and advertising, sales leads generation, after-market sales and replacement sales. Our business model and technology platforms seek to effectively link each stage of our users’ automobile ownership life cycle with the corresponding stage of our customers’ sales cycle.

We have built a successful “automotive vertical websites plus advertising” business model that mainly serves the research and purchase stages of the automobile ownership life cycle, while also satisfying the corresponding pre-sale marketing and advertising needs of our automaker and dealer customers. We have established a sophisticated automotive content delivery and advertisement management platform to deliver comprehensive, independent and interactive content through our websites and user forums to automotive consumers, and provide advertising services to our automaker and dealer customers.

We have built several other technology platforms to capture additional revenue opportunities in connection with the remaining stages of the automobile ownership life cycle. For example, we have developed a dealership information system to support our dealership subscription services and generate sales leads when our users reach the purchase stage after going through the research stage. For the automobile maintenance stage, we rolled out an automotive services and accessories ecommerce platform in late 2011 that connects millions of users across China with national or local products and service providers and allows our users to research and purchase automobile accessories, aftermarket parts and other auto-related services. We receive commissions from these providers for successfully completed transactions originating from our ecommerce platform. We developed a used automobile listing platform underlying our dedicated used car website che168.com, which targets the automobile replacement stage by allowing both used automobile dealers and individuals to list their used automobiles on our websites. As of June 30, 2012, we had not generated material revenues from services in connection with our automotive services and accessories ecommerce platform or our used automobile listing platform.

Over the past several years, we have developed the largest and most active online community of automobile consumers in China. We have continued to add new features to our User Space, an integrated user interactive platform, to allow our users to customize and enhance their experience on our autohome.com.cn and che168.com websites. Our User Space serves as a hub that connects our users to all our technology platforms.

We intend to further develop and integrate our various technology platforms to create a user community-based ecommerce system. The following diagram illustrates our business model and the relationship among our users, customers and our core technology platforms:

Our Services for Automobile Consumers

Our service offerings for users mainly include our high performance websites, our professional and user generated content, our User Space interactive platform and our automotive services and accessories ecommerce platform, all of which can be accessed through both the internet and mobile networks.

Our Websites

Our user-centric approach has successfully attracted the largest user base of automobile consumers in China to our websites. According to iResearch, autohome.com.cn had an average of 5.0 million unique visitors per day in the six months ended June 30, 2012, more than any of our competitors. On average, our users spent 15.0 minutes per day on autohome.com.cn, approximately twice that of our closest competitor. Our users are significantly more affluent, well-educated and active than the general internet users in China. The average monthly personal income of our users was RMB9,711 as opposed to RMB1,997 for general internet users in China according to the Nielsen Survey. Approximately 74% of our users held post-secondary degrees and above and 96% of our users were between the ages of 20 and 49, according to the Nielsen Survey, compared to 23% and 66%, respectively, for the general internet users in China, according to the CNNIC. Our autohome.com.cn website targets a wide spectrum of automobile consumers with a focus on new automobiles. To capitalize on the growing used automobile market in China, we redesigned our che168.com website, which in the past had features and user base similar to our autohome.com.cn website, to focus on used automobiles. The re-designed che168.com website was launched in October 2011.

Most of the content on our websites is tagged by vehicle models to facilitate easy user access. We have developed and are continuing to improve our user intelligence engine to analyze user browsing behavior and prioritize content that the user is likely to find relevant and interesting. A user who searches for or navigates to a page for a specific vehicle model will be provided with links to relevant content such as vehicle specifications, photos and video clips, reviews, competing vehicle models, and listing and promotional information from local dealers. Users can easily compare competing vehicle models and brands for price and specifications to make informed purchase decisions. In addition, these user behavior data are summarized and analyzed on a regular basis to improve user experience and provide consumer intelligence to our advertisers.

To provide a superior experience to our users, we label sponsored content clearly to maintain objectivity. We do not allow our advertisers to have any influence over our content rankings, such as our “Most-Viewed Models,” which are generated solely from data relating to the number of times users navigate to the relevant pages. We do not use distracting pop-up advertisements which may adversely affect user experience.

Our Content

The foundation of both autohome.com.cn and che168.com websites is a large amount of professionally produced content, a comprehensive automobile library and extensive automobile listing and promotional information organized around our automotive information database. In addition, our automotive information database includes a significant amount of user generated content originating from our user forums.

Professionally produced content

Our professionally produced content is created by our dedicated editorial team and includes automobile-related articles and reviews, pricing trends in various local markets, and photos and video clips. This content covers topics throughout the automobile ownership lifecycle, from automobile research, selection and purchase to ownership and maintenance and to eventual replacement. Our review writers obtain first-hand experiences by test-driving many newly released vehicle models provided by various automakers. Our editorial team at our Beijing headquarters and sales offices located in 49 cities throughout China work closely with automakers, dealers and other industry participants to create automobile related articles. Although automakers may provide us with sample vehicles to test drive, we review all new automobiles independently, based upon our teams’ experience and from our users’ perspective.

Over the six months ended June 30, 2012, we published a daily average of approximately 400 articles, 1,200 photos and 10 video clips. We follow well-developed guidelines in creating and publishing professional content with attention to details, such as the angles of photos, image sizes and the time between industry events and the relevant article publication. These practices enable us to streamline our editorial process and quickly and efficiently make national and local content available to our users, while ensuring that we maintain high quality standards and a consistent user experience.

Automobile library

We have one of the most comprehensive automobile libraries within our industry in China with over 11,000 vehicle model configurations and over one million photos. We believe our automobile library covers all passenger car models released in China since 2005. It includes a broad range of specifications covering performance levels, dimensions, powertrains, vehicle bodies, interiors, safety, entertainment systems and other unique features, as well as manufacturers’ suggested retail prices. The scale of content in our automobile library, which we believe would require significant time, expertise and expense to replicate, makes it a valuable tool for our users in researching both new and used automobiles.

Automobile listings

Our database also includes a large amount of new and used automobile listings and promotional information. As of June 30, 2012, we had over 1.5 million new automobile listings. We added approximately 92,000 used automobile listings to our websites in the six months ended June 30, 2012. With the comprehensive and continuously updated listing information, users can conveniently search for up-to-date information of automobile models without having to visit each individual dealer at their local showrooms.

User forums and user generated content

Our platform hosts an open and vibrant community of automobile consumers, from first-time buyers to sophisticated automobile enthusiasts. Our user community centers around our discussion forums, which are organized based on vehicle models, cities and regions, and provides users an easy and intuitive way to access various topics of interest. Registered users utilize our discussion forums to share a wide range of automotive experiences such as driving experiences and usage and maintenance tips. Users also frequently provide reviews of automobiles or automotive products and services, post questions and receive answers from fellow forum members. Approximately 55% of our users post on our website at least twice a week, according to the Nielsen Survey.

We strive to ensure the credibility, appeal and usefulness of our forums by identifying verified automobile owners and empowering selected registered users as forum moderators. Our verified automobile owners are registered users whose vehicle ownership have been confirmed through various channels. Our forum moderators are generally active registered users with significant forum post counts whom we have identified as being reputable automobile enthusiasts within our online community.

Our registered users increased by more than 692,000 in the six months ended June 30, 2012 with 53 million additional pieces of user generated content added to our user forums during this period. As of June 30, 2012, we had over 5.0 million registered users and 282 million cumulative posts in our user forums. As our user base has grown and our user engagement and forum activity has increased, our database of user generated content has expanded, which in turn has attracted more users. Furthermore, the virtuous cycle of our growing user base has also enhanced the effectiveness of our advertisements and therefore the value of our advertising services, allowing us to attract more advertisers and increase revenues from existing advertisers.

Our User Space

Our “User Space” is an integrated user interaction platform that allows our large and active online community of automobile consumers to customize and enhance their experience on our autohome.com.cn and che168.com websites across the entire automobile ownership life cycle. Our User Space serves as a hub that connects our users to all our technology platforms. By creating a User Space, a user can establish a personalized profile that includes the specific automobile models they own or are interested in and establish a dedicated and customized space to store the forum posts, articles, photos and other content that the user finds relevant or interesting. The user can follow friends, experts or products in which he or she is interested, express views in user forums and initiate or participate in questions and answers sessions with other users. The user will be able to list used automobiles for sale through our used automobile listing services and access our automotive services and accessories ecommerce platform within the User Space. The user can interact with dealers, repair or maintenance service providers or aftermarket retailers, find bargains, negotiate transactions and provide real-time feedback on the purchased items as well as the products or service providers. We plan to continue to develop and enhance our User Space platform to further solidify strong, loyal and long-term relationships with our users.

Our Mobile Applications

We were among the earliest in our industry in China to introduce both iOS- and Android-based applications to allow our users to easily access our content. As of June 30, 2012, we had developed six iOS-based mobile applications and six Android-based mobile applications. Users can conveniently enjoy features available on our websites from their mobile devices, such as reading articles, checking vehicle prices and model parameters, viewing pictures, and participating in forum discussions. In addition, through GPS enabled mobile devices, our services enable users in more than 336 cities to obtain vehicle pricing information directly from their nearby dealers.

Our Advertising Services for Automakers and Dealers

Leveraging our large and rapidly growing user base and utilizing the user intelligence data we have collected, we provide our advertisers with a broad range of advertising solutions and tools. Our advertisers are comprised primarily of automakers and new automobile dealers. As millions of consumers visit our websites for automotive information, we have become an increasingly important medium for automakers and dealers to conduct their advertising campaigns.

Automakers typically utilize our advertising services for brand promotion, new model releases and sales promotions. We believe we are well-positioned to provide solutions to meet all of these needs. Our large and growing automobile purchase- and ownership-oriented user base provides a broad reach for automakers’ marketing messages. Our automotive content delivery and advertisement management platform allows us to segment our user base in a number of different dimensions, including by users’ geographical location and specific automotive interests, and enables us to place advertisements with targeted audiences likely to be receptive to particular advertising messages.

Leveraging our large user base and extensive forum posting data, we provide automakers with more reliable and timely business insights than traditional customer surveys or other post-sales feedback channels. For instance, we analyze user posts in our forums to evaluate consumer response. In addition, we organize various types of offline national or local events for our automaker and dealer customers through our online marketing campaigns and user forum activities to complement our advertising services and dealer subscription services. For example, we help automakers increase their brand awareness and execute sales promotions by organizing large-scale test driving activities for specific automobile models in multiple cities across China. Users can conveniently participate and interact with automaker representatives through our forums.

Dealer Subscription Services

Our dealer subscription services allow dealers to market their inventory and services through our websites, extending the reach of their physical showrooms to potentially millions of internet users in China and generate sales leads for them. Our dealer subscription services are delivered through our dealership information system on a fixed-fee basis, typically for a period of one year. Through the web-based interface of our dealership information system, dealers can create online showrooms hosted on our websites and upload and manage their automobile inventories, pricing and promotional information. Potential automobile purchasers can interact with our dealer subscribers online or through toll free numbers provided by us to inquire for more detailed information and schedule test drives. Our dealer subscribers can track all the interactions with their customers originating from our websites, analyze the number of sales leads and assess the effectiveness of their marketing activities.

In the first quarter of 2012, we launched a trial version of our automobile consumers trend analysis service for our automaker and dealer customers that helps them analyze data in specific geographic markets such as consumer purchasing behavior characteristics, their brand strength in comparison to that of their competitors, factors affecting consumer buying decisions and after-sales satisfaction. We believe the consumer intelligence gathered from our large user base reflects the current automotive market trends in China and provides excellent market insight to our automaker and dealer customers. We continue to develop our dealer subscription services and plan to implement additional services in the future, which we believe will allow us to reach additional dealers by enabling us to offer basic and advanced subscriptions at different price levels.

We also offer some basic functions of our dealer subscription services to automobile dealers for free. Registered dealers can create their online showrooms and upload inventory and pricing information on our websites. However, their listings have lower priority than those of our dealer subscribers when being displayed in response to users’ inquiry and do not have the user interaction features. We believe that these free services allow more dealers to understand and appreciate the benefits our subscription services may bring to them, which helps us convert them into paying subscribers.

Automotive Services and Accessories Ecommerce

Our large and rapidly growing automotive-oriented user base has attracted an increasing number of providers of auto-related products and services to our websites. We have sought to capitalize on this trend to better fulfill our goal of serving users throughout the automobile ownership life cycle. In addition to expanding our online advertisement offerings to include these service providers, in late 2011 we launched an automotive services and accessories ecommerce platform that connects millions of our users across China with national or local products and service providers. This ecommerce platform integrates products and services descriptions and pricing information into an easily accessible database, through which our users can purchase products online, participate in group buy activities, identify and research local automobile services shops, schedule various services with them through our toll-free telephone numbers, and provide real-time feedback on the purchased items as well as the products or service providers. Our products and service provider customers can also use this ecommerce platform to manage their inventories and service offering information and to process consumer orders. We receive commissions from these customers for successful transactions originating from our ecommerce platform. These services do not currently contribute a material portion of our total net revenues.

Used Automobile Listings

We launched our used automobile listing platform in late 2009. Our used automobile listings services allow used automobile dealers and individuals to market their automobiles for sale on our websites. Our used automobile listing database has been expanding rapidly. We added approximately 92,000 used automobile listings to our database in the six months ended June 30, 2012.

Because the used automobile market remains at a nascent stage of development, we do not currently charge a fee for our used automobile listing services and do not expect to generate significant revenue from our used automobile listing services in the near term.

In an effort to capitalize on the used automobile market as it matures, in October 2011, we redesigned our che168.com website as a platform dedicated to used automobiles. The redesigned website features content, listings and interactive functionality similar to our autohome.com.cn website, but focuses primarily on used automobiles.

Our Advertisers and Subscribers

The vast majority of our current end customers are automakers or new automobile dealers. In each of 2009, 2010, 2011 and the six months ended June 30, 2012, approximately 80% of over 80 automakers in China, which include independent Chinese automobile manufacturers, joint ventures between Chinese and international automobile manufacturers and international automobile manufacturers that sell their cars made outside of China, purchased online advertisements from us. Our top five advertisers, all of whom were automakers, contributed 25.8%, 20.4%, 19.5% and 22.3% of our total net revenues in 2009, 2010, 2011 and the six months ended June 30, 2012, respectively. No single automaker contributed more than 10% of our revenues in 2009, 2010, 2011 or the six months ended June 30, 2012. In addition, a large number of automobile dealers utilize our online advertising services to improve their brand awareness, promote their inventories and generate sales leads. We also offer automobile dealer subscription services to enable dealers to establish and maintain online showrooms of automobiles with pricing and promotional information on autohome.com.cn.

As is customary in China, we sell our advertising services and solutions primarily through third-party advertising agencies that represent the automakers and dealers. Our top ten advertising agencies accounted for 71.0%, 62.1%, 55.4% and 53.7% of our total net revenues in 2009, 2010, 2011 and the six months ended June 30, 2012, respectively. Our top three agencies accounted for 14.1%, 10.6% and 10.2% of our total net revenues in 2009, respectively. In 2010, 2011 and the six months ended June 30, 2012, our largest agency accounted for 12.3%, 10.0% and 10.1% of our total net revenues, respectively. No other agency accounted for more than 10% of our total net revenues in these periods. We typically enter into individual advertising agreements with the third-party advertising agencies. Depending on the type of advertiser and content, the duration of an advertising agreement ranges from one to twelve months, with the majority being one to three months. We typically require payment be made within 90 days after the delivery of our services, but for contracts that last for three months or longer, installment payments are typically required. Our agreements with certain major advertising agencies contain a “most-favored price term” provision, through which we undertake to provide the advertising agencies with the best price we give to any other agencies or advertisers.

Although we sell our advertising services and solutions to third-party advertising agencies, we consider the automakers and dealers, who are the main decision makers as to whether to place advertisements on our websites, to be our end-customers. As a result, our sales efforts focus primarily on automakers and dealers. However, through direct contact between our sales team, advertisers and advertising agencies, we are able to maintain good relationships with existing advertisers and their advertising agencies, which in turn may identify and refer new advertisers to us. See “—Our Services for Automakers and Dealers.”

Technology and Product Development

Our technologies and infrastructure are critical to our success. We follow a user-centric strategy for our system architecture and have developed robust and scalable technology platforms with sufficient flexibility to support our rapid growth.

A key component of our user-centric strategy is our user intelligence engine which we have developed and are continually enhancing. Our user intelligence engine allows us to rapidly gather user intelligence by analyzing large amounts of data from many sources throughout our content production system. We can utilize such user intelligence data to personalize user interfaces, associate and understand the relationship of information from different sources and facilitate interactions among users and various elements on our websites. It also helps us recommend suitable products, services and user connections to our users. Through our user intelligence engine, we can engage our users more closely by providing them with relevant content. We are also able to provide precision marketing services to our automakers, dealers and other automotive related customers so that they can deliver relevant advertisements to targeted users who are more receptive to such marketing information.

We distribute our web content to numerous network nodes close to our users by utilizing a third-party content delivery network, allowing most of our user communications to bypass internet congestion. With our technological expertise, we manage third-party and in-house content delivery networks to enhance our website responsiveness and to improve user experience. As such, we believe our websites have a performance advantage over other automotive websites.

We invested heavily in mobile technologies and were among the earliest in our industry in China to introduce both Apple iOS- and Android-based applications to allow our users to easily access our content. Our mobile applications have generated significant user interest. In the first half of 2012, our iOS- and Android-based mobile applications were downloaded approximately 2.0 million times. We plan to continue to leverage our mobile technology to develop more applications for Apple iOS- and Android platforms focusing on convenience, real-time interaction and location based services.

We had an experienced product development team of 133 engineers as of June 30, 2012. Our past innovation has focused on helping users research, select and purchase suitable automobiles through our websites. We plan to develop additional products and services to further explore the additional business opportunities inherent in the maintenance and replacement stages of the automobile ownership cycle.

Sales and Marketing

Our nationwide in-house sales team of sales representatives sells our services to advertisers. As of June 30, 2012, we had 359 sales and marketing representatives operating our physical sales office network spanning 49 cities across China and visiting customers in an additional 31 satellite cities, a significant increase from December 31, 2009, when we had physical sales offices in 17 cities. We have a prudent expansion plan and we typically only open new physical sales offices in a city after we have already established a sufficient customer base in the area. In cities where we have do not yet have a customer base, we provide sales coverage by telephone. Our Beijing-based telephone sales team provided sales coverage to an additional 50 cities in which we did not maintain physical offices as of June 30, 2012. Our sales team also provides ongoing customer support to advertisers and dealer subscribers. We plan to expand our sales and marketing efforts into second- and third-tier cities that we believe are under-served markets with significant opportunities for new automobile sales growth.

Our sales team is equipped with specialized automotive industry knowledge and expertise, understands our customers’ needs and are trained to help them develop their advertising strategies. Sales employees work directly with our advertisers and advertising agencies that represent advertisers. Our sales teams also maintain close relationships with our dealer customers by, among other things, providing continuing training, support and ongoing customer service for our dealer subscriptions services.

Compensation for our salespeople includes a base salary and incentives based on the sales revenues they generate. We provide regular in-house and external education and training to our sales team to help them provide current and prospective customers with information on, and the advantages of using, our services. We believe that our performance-linked compensation structure and career-oriented training help to retain and motivate our salespeople.

We believe brand recognition is important to our ability to attract users. In the past, we have relied on word-of-mouth marketing, which has driven our brand recognition to date. Our limited marketing efforts to date have focused on website directory listing services and search engine optimization efforts to acquire and retain our leading position in terms of user reach.

Intellectual Property

Our intellectual property includes trademarks and trademark applications related to our brands and services, software copyrights, trade secrets and other intellectual property rights and licenses. We seek to protect our intellectual property assets and brands through a combination of trademark, patent, copyright and trade secret protection laws in the PRC and other jurisdictions, as well as through confidentiality agreements and other measures.

We hold and (both mean “auto home” in English) and “AUTOHOME®” trademarks in China. In addition, we currently hold 22 pending trademark applications and 23 registered software copyrights in China. We have 12 registered domain names, including our main website domain names, autohome.com.cn and che168.com.

Competition

We compete with China’s automotive websites, such as pcauto.com.cn and bitauto.com, automotive channels of major internet portals, such as Sina and Sohu, and traditional forms of media such as television and magazines. We compete primarily on the basis of user traffic, user engagement and brand recognition, which drive the acquisition and retention of automakers and dealers as advertisers and their spending on our advertising services. We re-designed our che168.com website in October 2011 and converted it into our dedicated used car platform. Our re-designed che168.com website faces competition from other used car websites, such as 51auto.com and taoche.com. Competition will be centered on factors similar to those affecting our current automotive advertising and dealer subscription services. See “Risk Factors—Risks Related to Our Business and Industry—We face significant competition, and if we fail to compete effectively, we may lose market share and our business, prospects and results of operations may be materially and adversely affected.”

Employees

We had 261, 354, 547 and 733 employees as of December 31, 2009, 2010 and 2011 and June 30, 2012, respectively. The following table sets forth the number of our employees by function as of June 30, 2012:

Functional Area	Number of Employees
Sales and marketing	359
Content and editorial	169
Product development	133
Management and administrative	72

Total	733

Through a combination of short-term performance evaluations and long-term incentive arrangements, we intend to build a competent, loyal and highly motivated workforce. We have not experienced any work stoppages due to labor disputes.

Facilities

Our corporate headquarters is located in Beijing, China, where we lease office space with an area of approximately 4,950 square meters. We generally make rental payments on a monthly basis. In addition, we also lease office space in 49 cities for our representative offices, including regional operation centers in Shanghai and Guangzhou in China. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Our servers are primarily hosted at internet data centers owned by major domestic internet data center providers. The hosting services agreements typically have a term of one year. We believe that our current facilities are adequate and that we will be able to obtain additional facilities, principally through leasing, to accommodate any future expansion plans.

Legal Proceedings

From time to time, we may be subject to various claims and legal actions that arise in the ordinary course of our business. There are currently no legal proceedings that, in the opinion of our management, may have a material adverse effect on our business and results of operations.

REGULATION

This section summarizes the principal PRC laws and regulations relevant to our business and operations.

Regulations on Value-Added Telecommunications Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations, or the Telecom Regulations, which draw a distinction between “basic telecommunication services” and “value-added telecommunication services.” Internet content provision services, or ICP services, is a subcategory of value-added telecommunications businesses. Under the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT or its provincial level counterparts.

On September 25, 2000, the State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures. According to the Internet Measures, commercial ICP service operators must obtain an ICP License from the relevant government authorities before engaging in any commercial ICP operations within the PRC. In November 2000, the MIIT promulgated the Administrative Measures on Internet Electronic Messaging Services, or the BBS Measures. BBS services include electronic bulletin boards, electronic forums, message boards and chat rooms.

On March 1, 2009, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating License, or the Telecom License Measures, which took effect on April 10, 2009. The Telecom License Measures set forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. For example, an ICP operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an ICP operator providing the same services in one province is required to obtain a local license.

To comply with these PRC laws and regulations, both of our ICP operators, Autohome Information and its wholly-owned subsidiary, Hongyuan Information, hold ICP licenses.

Restrictions on Foreign Ownership in Value-Added Telecommunications Services

According to the Provisions on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Provisions, promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, the ultimate foreign equity ownership in a value-added telecommunications service provider must not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must demonstrate a good track record and experience in operating value-added telecommunications services. Foreign investors that meet these requirements must obtain approvals from the MIIT and the Ministry of Commerce or its authorized local branches, and the relevant approval application process usually takes six to nine months.

On July 13, 2006, the MIIT issued the Notice of the MIIT on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services. This notice prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this notice, either the holder of a value-added telecommunication business operating license or its shareholders must legally own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The notice further requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunication service providers are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the notice and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their valued-added telecommunication business operating licenses.

To comply with these PRC regulations, we operate our websites through our VIEs, Autohome Information and its wholly-owned subsidiary Hongyuan Information. Autohome Information is currently 68% owned by Xiang Li, 24% owned by Zheng Fan and 8% owned by James Zhi Qin, all of whom are PRC citizens. Both Autohome Information and Hongyuan Information hold ICP licenses.

Regulations on Internet Content Services

The National People’s Congress has enacted laws with respect to maintaining the security of internet operation and internet content. According to these laws, as well as the Internet Measures, violators may be subject to penalties, including criminal sanctions, for internet content that:

•	opposes the fundamental principles stated in the PRC constitution;

•	compromises national security, divulges state secrets, subverts state power or damages national unity;

•	harms the dignity or interests of the state;

•	incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

•	undermines the PRC’s religious policy or propagates heretical teachings or feudal superstitions;

•	disseminates rumors, disturbs social order or disrupts social stability;

•	disseminates obscenity or pornography, encourages gambling, violence, murder or fear or incites the commission of a crime;

•	insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

•	is otherwise prohibited by law or administrative regulations.

ICP operators are required to monitor their websites. They may not post or disseminate any content that falls within these prohibited categories and must remove any such content from their websites. The PRC government may shut down the websites of ICP license holders that violate any of the above-mentioned content restrictions, order them to suspend their operations, or revoke their ICP licenses. These laws and regulations apply to the websites we operate through our VIEs.

Regulations on Internet Privacy

In recent years, PRC government authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. The PRC law does not prohibit ICP operators from collecting and analyzing personal information from their users. However, the Internet Measures prohibit an ICP operator from insulting or slandering a third party or infringing the lawful rights and interests of a third party. Pursuant to the BBS Measures, ICP operators that provide electronic messaging services must keep users’ personal information confidential and must not disclose such personal information to any third party without the users’ consent or unless required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liability if the unauthorized disclosure results in damages or losses to users. The PRC government, however, has the power and authority to order ICP operators to turn over personal information if an internet user posts any prohibited content or engages in illegal activities on the internet.

To comply with these laws and regulations, we require our users to accept a user terms of service whereby they agree to provide certain personal information to us, and have established information security systems to protect users’ privacy.

Regulations on Advertisements

The PRC government regulates advertising, including online advertising, principally through the SAIC, although there is no PRC law or regulation at the national level that specifically regulates the online advertising business. Prior to November 30, 2004, in order to conduct any advertising business, an enterprise was required to hold an operating license for advertising in addition to a relevant business license. On November 30, 2004, the SAIC issued the Administrative Rules for Advertising Operation Licenses, effective as of January 1, 2005, granting a general exemption to this requirement for most enterprises (other than radio stations, television stations, newspapers and magazines, non-corporate entities and entities specified in other regulations). Because Autohome Information and its subsidiaries, Shanghai Advertising and Guangzhou Advertising qualify for the exemption noted above, they are not required to hold an advertising operation license.

Under the Rules for Administration of Foreign Invested Advertising Enterprises, which were jointly promulgated by the SAIC and the Ministry of Commerce on August 22, 2008, certain foreign investors are permitted to hold direct equity interests in PRC advertising companies if certain conditions as discussed below are met. A foreign investor in a Chinese advertising company is required to have previously had direct advertising operations as its main business outside of China for two years if the Chinese advertising company is a joint venture, or three years if the Chinese advertising company is a wholly foreign-owned enterprise. Since our offshore holding companies have not been involved in the advertising industry outside of China for the required number of years, we are not permitted to hold direct equity interests in PRC companies engaging in the advertising business. Therefore, we conduct our advertising business through two subsidiaries of Autohome Information, namely Autohome Advertising and Chengshi Advertising. We also plan to provide advertising services through Shanghai Advertising and Guangzhou Advertising in the future.

Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they produce or distribute are true and in full compliance with applicable laws and regulations. In addition, where a special government review is required for certain categories of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to confirm that such review has been duly performed and that the relevant approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may order the violator to terminate its advertising operation or even revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liabilities if they infringe on the legal rights and interests of third parties. To comply with these laws and regulations, we include clauses in our advertising contracts requiring that all advertising content provided by advertisers must comply with relevant laws and regulations. Prior to website posting, our staff reviews advertising materials to ensure there is no violent, pornographic or any other improper content, and will request the advertiser to provide government approval if the advertisement is subject to special government review.

Regulations on Broadcasting Audio/Video Programs through the Internet

On July 6, 2004, the SARFT promulgated the Rules for the Administration of Broadcasting of Audio/Video Programs through the Internet and Other Information Networks, or the A/V Broadcasting Rules. The A/V Broadcasting Rules apply to the launch, broadcasting, aggregation, transmission or download of audio/video programs via televisions, mobile phones and the internet and other information networks. Anyone who wishes to engage in internet broadcasting activities must first obtain an audio/video program transmission license, with a term of two years, issued by the SARFT and operate pursuant to the scope as provided in such license. Foreign invested enterprises are not allowed to engage in the above business.

On April 13, 2005, the State Council announced Several Decisions on Investment by Non-state-owned Companies in Culture-related Business in China. These decisions encourage and support non-state-owned companies to enter certain culture-related business in China, subject to restrictions and prohibitions for investment in audio/video broadcasting, website news and certain other businesses by non-state-owned companies. These decisions authorize the SARFT, the Ministry of Culture and the General Administration of Press and Publication to adopt detailed implementation rules according to these decisions.

On December 20, 2007, the SARFT and the MIIT jointly issued the Rules for the Administration of Internet Audio and Video Program Services, commonly known as Circular 56, which came into effect as of January 31, 2008. Circular 56 reiterates the requirement set forth in the A/V Broadcasting Rules that online audio/video service providers must obtain an “internet audio/video program transmission license” from the SARFT. Furthermore, Circular 56 requires all online audio/video service providers to be either wholly state-owned or state-controlled companies. According to relevant official answers to press questions published on the SARFT’s website dated February 3, 2008, officials from the SARFT and the MIIT clarified that online audio/video service providers that already had been operating lawfully prior to the issuance of Circular 56 may re-register and continue to operate without becoming state-owned or controlled, provided that such providers have not engaged in any unlawful activities. This exemption will not be granted to online audio/video service providers established after Circular 56 was issued. These policies have been reflected in the Application Procedure for Audio/Video Program Transmission License. Failure to obtain the internet audio/video program transmission license may subject an online audio/video service provider to various penalties, including fines of up to RMB30,000, seizure of related equipment and servers used primarily for such activities and even suspension of its online audio/video services.

To comply with these laws and regulations, Autohome Information obtained an internet audio/video program transmission license on February 9, 2010 for automotive industry information related audio/video programs posted on our autohome.com.cn website and Hongyuan Information is applying for an internet audio/video program transmission license. Currently, all the audio/video programs posted on our che168.com website are delivered through a third-party website, which has an internet audio/video program transmission license.

Regulations on Producing Audio/Video Programs

On July 19, 2004, the SARFT promulgated the Administrative Measures on the Production and Operation of Radio and Television Programs, effective as of August 20, 2004. These Measures provide that anyone who wishes to produce or operate radio or television programs must first obtain an operating permit. Applicants for this permit must meet several criteria, including having a minimum registered capital of RMB3.0 million. Autohome Information and Hongyuan Information obtained the operating licenses for the production and dissemination of radio and television programs for special topic programs, cartoons and television variety shows on January 5, 2011 and June 27, 2011, respectively.

Regulations on Online Cultural Services

On February 17, 2011, the Ministry of Culture promulgated the Internet Culture Administration Tentative Measures, or the Internet Culture Measures, which became effective on April 1, 2011 and replaced the original measures promulgated in 2003 and amended in 2005. The Internet Culture Measures require ICP operators engaged in “internet culture activities” to obtain an internet cultural operating license from the provincial administration of culture. The term “internet culture activities” includes, among other things, online dissemination of internet cultural products (such as audio-video products, gaming products, performances of plays or programs, works of art and cartoons) and the production, reproduction, importation, publication and broadcasting of internet cultural products.

Both Autohome Information and Hongyuan Information have hosted certain audio/video programs on their websites, and if such audio/video programs are deemed by the authorities as internet cultural products, both Autohome Information and Hongyuan Information may be required to obtain the internet culture operating license. However, we have consulted the local culture administration authority and have been informed that as the automotive industry information related audio/video programs we hosted do not contain online music, games, performances of plays or programs, works of art or cartoons, they do not fall into the scope of “internet cultural products”, therefore we are not required to obtain the internet culture operating license. As a result, both Autohome Information and Hongyuan Information have not applied for such internet culture operating license. However, in the event that the audio/video programs we hosted are deemed to be “internet cultural products,” we will be required to obtain approval from the regulatory authority. If we are deemed to be in breach of relevant internet cultural regulations, the PRC regulatory authorities may suspend our audio/video programs host activities and confiscate any revenues generated from such activities.

Regulations on Internet Publishing

The General Administration of Press and Publication and the Ministry of Industry and Information Technology jointly issued the Interim Provisions for the Administration of Internet Publishing, or the Internet Publishing Regulations, which became effective on August 1, 2002. The Internet Publishing Regulations authorize the General Administration of Press and Publication, or GAPP, to grant approval to all entities that engage in internet publishing. Pursuant to the Internet Publishing Regulations, the term “internet publishing” shall mean the act of online dissemination of articles, whereby the internet information service providers select, edit and process works created by themselves or others and subsequently post such works on the internet or transmit such works to the users’ end via internet for the public to browse, read, use or download. If we release articles or information that may be deemed by authorities as internet publications, we may be required to obtain the internet publishing license.

Based on a consultation we had with the local press and publication administration authority, we believe we are not required to obtain the internet publishing license as the activities we engage on our websites do not constitute “internet publishing activities,” as such term is used in the Internet Publishing Regulation. We are also not aware of companies with an operation similar to us have obtained or been required to obtain the internet publishing license. As a result, both Autohome Information and Hongyuan Information have not applied for such internet publishing approval. However, in the event that our activities are deemed to be “internet publishing,” we may be required to obtain approval from GAPP. If we are deemed to be in breach of relevant internet publishing regulations, the PRC regulatory authorities may seize the related equipment and servers used primarily for such activities and confiscate any revenues generated from such activities. In addition, relevant PRC authorities may also impose a fine of five to ten times of any revenues exceeding RMB10,000 or a fine of not more than RMB50,000 if such related revenues are below RMB10,000.

Regulations on Internet News Information Service

In September 2005, the State Council Information Office and the Ministry of Industry and Information Technology jointly issued the Provisions for the Administration of Internet News Information Services, or Internet News Provision. Internet news information services shall include the publishing of news via the internet, provision of electronic bulletin services on current and political events and transmission of information on current and political events to the public. Under the Internet News Provision, internet news service providers shall also include entities that are not established by news press but reproduce internet news from other sources, provide electronic bulletin services on current and political events, and transmit such information to the public. The Information Office of the State Council shall be in charge of the supervision and administration of the internet news information services throughout China. The counterparts of the Information Office of the State Council at the provincial level shall take charge of the supervision and administration of the internet news information services within their own jurisdiction.

If we release information that may be deemed by authorities as internet news, we may be required to obtain the internet news information service license. However, we have consulted the relevant government authorities and have been informed that we would not be required to obtain the internet news releasing license because the internet news posted on our website is only automotive industry related news which is not political in nature or relate to macroeconomics. However, if any of the internet news posted on our website is deemed by the government to be political in nature, relate to macroeconomics, or otherwise require such license based on the sole discretion of the government authority, we would need to apply for such license. If we are deemed to be in breach of the Internet News Provision or other relevant internet news releasing regulations, the PRC regulatory authorities may suspend our information release activities and impose a fine exceeding RMB10,000 but not more than RMB30,000. In serious cases, the PRC regulatory authorities may even suspend the internet service or internet access.

Regulations on Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the major international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Patent. The National People’s Congress adopted the Patent Law in 1984, and amended it in 1992, 2000 and 2008. The purpose of the Patent Law is to protect lawful interests of patent holders, encourage invention, foster applications of invention, enhance innovative capabilities and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which has major marking effect on the patterns or colors of graphic print products or a combination of both patterns and colors. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. A third-party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

Copyright. The National People’s Congress adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge.

To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to internet on April 29, 2005. This measure became effective on May 30, 2005.

On October 27, 2000, the MIIT issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the PRC software industry. On March 1, 2009, the MIIT issued amended Software Measures, which became effective on April 10, 2009. The Software Measures provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with the competent local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years, and the registration is renewable upon expiration.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, the National Copyright Administration of the PRC issued Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

In compliance with, and in order to take advantage of, the above rules, we have registered 23 computer software copyrights.

Trademark. The PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years for registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. We hold ® and ® (“auto home” in English) and “AUTOHOME®” trademarks in China with each registered under different categories.

Domain Names. In September 2002, the CNNIC issued the Implementing Rules for Domain Name Registration setting forth detailed rules for registration of domain names. On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first tier domain name “.cn.” In February 2006, the CNNIC issued the Measures on Domain Name Dispute Resolution, pursuant to which the CNNIC can authorize a domain name dispute resolution institution to decide disputes. We have registered a number of domain names, including autohome.com.cn, autohome.com and che168.com.

Regulations on Tax

See “Management Discussion and Analysis of Financial Condition and Results of Operations—Taxation— PRC” and “Taxation—People’s Republic of China Taxation”.

Regulations on Foreign Exchange

Foreign exchange activities in China are primarily governed by the following regulations:

•	Foreign Currency Administration Rules (2008), or the Exchange Rules; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, if documents certifying the purposes of the conversion of RMB into foreign currency are submitted to the relevant foreign exchange conversion bank, the RMB will be convertible for current account items, including the distribution of dividends, interest and royalties payments, and trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loans, securities investment and repatriation of investment, however, is subject to the approval of, or registration with, SAFE or its local counterpart. Capital investments by PRC entities outside of China, after obtaining the required approvals of the relevant approval authorities, such as the Ministry of Commerce and the National Development and Reform Commission or their local counterparts, are also required to register with SAFE or its local counterpart.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from or being registered with SAFE or its local counterpart.

In utilizing the proceeds we expect to receive from this offering in the manner described in “Use of Proceeds,” as an offshore holding company with a PRC subsidiary, we may (a) make additional capital contributions to our PRC subsidiary, (b) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (c) make loans to our PRC subsidiary or VIEs or (d) acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

•	capital contributions to our PRC subsidiaries, whether existing or newly established ones, must be approved by the Ministry of Commerce or its local counterparts;

•

loans by us to our PRC subsidiaries, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local branches; and

•

loans by us to our VIEs, which are domestic PRC entities, must be approved by the National Development and Reform Commission (in the case of middle or long term loans) or be within the limits approved by SAFE (in the case of short term loans), and must also be registered with SAFE or its local branches.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular No. 142. Pursuant to SAFE Circular No. 142, RMB resulting from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the business scope as approved by the applicable government authority and cannot be used for domestic equity investment, unless it is otherwise approved. In addition, the SAFE strengthened its oversight of the flow and use of RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without the SAFE’s approval, and such RMB capital may not be used to repay RMB loans if such loans have not been used. Violations of SAFE Circular No. 142 could result in severe monetary fines or penalties. We expect that if we convert the net proceeds from this offering into RMB pursuant to SAFE Circular 142, our use of RMB funds will be within the approved business scope of our PRC subsidiary. Such business scope includes “technical services” which we believe permits our PRC subsidiary to purchase or lease servers and other equipment and to provide operational support to our VIEs. However, we may not be able to use such RMB funds to make equity investments in the PRC through our PRC subsidiary. There are no costs associated with applying for registration or approval of loans or capital contributions with or from relevant PRC governmental authorities, other than nominal processing charges. Under PRC laws and regulations, the PRC governmental authorities are required to process such approvals or registrations or deny our application within a prescribed time period, which is usually less than 90 days. The actual time taken, however, may be longer due to administrative delays. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we expect to receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business. See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and VIEs or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

•	the Companies Law (2005);

•	the Wholly Foreign-Owned Enterprise Law (2000); and

•	the Wholly Foreign-Owned Enterprise Law Implementing Rules (2001).

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned enterprises are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

As of June 30, 2012, the registered capital of our wholly foreign-owned subsidiary, Autohome WFOE, was US$250,000. As of June 30, 2012, Autohome WFOE had RMB0.9 million (US$0.1 million) as its statutory reserve funds, which amounted to 50% of its registered capital.

Regulations on Offshore Investment by PRC Residents

Pursuant to SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, generally known in China as SAFE Circular No. 75, issued on October 21, 2005, (a) a PRC citizen residing in the PRC or non-PRC citizen primarily residing in the PRC due to his or her economic ties to the PRC, who is referred to as a PRC resident in SAFE Circular No. 75, shall register with the local branch of the SAFE before it establishes or controls an overseas special purpose company, for the purpose of overseas equity financing; (b) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise into an overseas special purpose company, or engages in overseas financing after contributing assets or equity interests into an special purpose company, such PRC resident shall register his or her interest in the special purpose company and the change thereof with the local branch of SAFE; and (c) when the special purpose company undergoes a material event outside of China not involving inbound investments, such as change in share capital, creation of any security interests on its assets or merger or division, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. PRC residents who are shareholders of special purpose companies established before November 1, 2005 were required to register with the local branch of SAFE before March 31, 2006. To further clarify and simplify the implementation of the SAFE Circular No. 75, the SAFE issued the Implementing Rules Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of the Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular No. 19 on May 20, 2011, which took effect on July 1, 2011.

Under SAFE Circular No. 75, failure to comply with the registration procedures above may result in penalties, including imposition of restrictions on a PRC subsidiary’s foreign exchange activities and its ability to distribute dividends to the overseas special purpose company. Currently, all of our shareholders who are PRC residents have registered with the competent local branch of the SAFE with respect to their investments in our company.

Regulations on Employee Stock Options Plans

In December 2006, the PBOC promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued relevant implementing rules that specified approval requirements for certain capital account transactions, such as a PRC citizen’s participation in employee stock ownership plans or share option plans of an overseas publicly listed company. In February 2012, SAFE promulgated the Stock Option Notice that simplifies the requirements and procedures for the registration of PRC resident individuals’ participation in stock incentive plans set forth by certain rules promulgated by SAFE in March 2007. The purpose of the Stock Option Notice is to regulate the foreign exchange administration of PRC resident individuals who participate in employee stock holding plans and share option plans of overseas listed companies.

According to the Stock Option Notice, if a PRC resident individual participates in any employee stock incentive plan of an overseas listed company, a PRC domestic qualified agent or the PRC subsidiary of such overseas listed company must, among other things, file, on behalf of such individual, an application with SAFE or its local counterpart to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or share option exercises. With the approval from SAFE or its local counterpart, the PRC domestic qualified agent or the PRC subsidiary shall open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon sales of shares, any dividends issued on the stock and any other income or expenditures approved by SAFE or its local counterpart.

Under the Foreign Currency Administration Rules, as amended, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by SAFE. However, the implementing rules in respect of depositing the foreign exchange proceeds abroad have not been issued by SAFE. The foreign exchange proceeds from the sales of shares can be converted into RMB or transferred to such individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank. If share options are exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to special foreign exchange accounts.

Many issues with respect to the Stock Option Notice require further interpretation. We and our PRC employees who participates in an employee stock incentive plan will be subject to the Stock Option Notice when we become an overseas listed company. If we or our PRC employees fail to comply with the Stock Option Notice, we and our PRC employees may face sanctions imposed by the PRC foreign exchange authority or any other PRC government authorities, including restriction on foreign currency conversions and additional capital contribution to our PRC subsidiary.

In addition, the SAT has issued circulars concerning employee share options. Under these circulars, our employees working in China who exercise share options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee share options with relevant tax authorities and withhold the individual income taxes of employees who exercise their share options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities. See “Risk Factors—Risks Related to Doing Business in China—Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with workplace safety training. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative liabilities. Criminal liability may arise for serious violations.

In addition, employers in China are obliged to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

Regulations on Overseas Listing

In August 2006, six PRC regulatory agencies jointly adopted the M&A Rule. This rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the CSRC prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and additional procedures announced on September 21, 2006, our PRC counsel, TransAsia Lawyers, has advised us that we are not required to submit an application to the CSRC for its approval of the listing and trading of our ADSs on the New York Stock Exchange on the basis that:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

•	Autohome WFOE and Autohome Information were incorporated before September 8, 2006, the effective date of this regulation; and

•	no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation.

If, conversely, it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.”

Regulations on Concentration in Merger and Acquisition Transactions

The M&A Rule established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. These rules require, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor will take control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008 are triggered.

Complying with these requirements could affect our ability to expand our business or maintain our market share. See “Risk Factors—Risks Related to Doing Business in China—Certain regulations in the PRC may make it more difficult for us to pursue growth through acquisitions.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Tarek Robbiati	47	Chairman of the Board
James Zhi Qin	40	Director and Chief Executive Officer
Andrew Penn	49	Director
Xiang Li	30	Director and Executive Vice President
Henry Hon	48	Director
Jiang Lan	44	Director
Gabriel Li	44	Director
Sean Yuan Xiao	42	Chief Financial Officer
Kenneth Liao	50	Chief Technology Officer
Ya-Qin Zhang	46	Independent Director Appointee*
Ted Tak-Tai Lee	62	Independent Director Appointee*

*	Ya-Qin Zhang and Ted Tak-Tai Lee have accepted the appointment to be our independent directors, effective immediately upon the completion of this offering.

Tarek Robbiati has served as our director and chairman since 2011. Mr. Robbiati is also a director and the Chairman of Sequel Media. Mr. Robbiati has over 20 years of experience in the telecommunications, finance, media and technology industries. Mr. Robbiati joined Telstra Corporation Limited in 2005 as its deputy chief financial officer until 2007, and has served as the group managing director of Telstra International Group since 2009. He is also the chairman of CSL Limited, Hong Kong’s largest mobile operator, and was the chief executive officer of CSL Limited from 2007 to 2010. In addition, Mr. Robbiati has served as a director of Australia Japan Cable (AJC) Holdings Limited and CSL New World Mobility Ltd. since 2010 and as a director of Dotad Media Holdings Limited and Octave Investment Holdings Limited since 2011. He was the vice president and head of corporate finance at Orange PCS in London from 2003 to 2005. From 1999 to 2003, he worked as vice president and senior equity research analyst at Lehman Brothers in London. Mr. Robbiati received an MBA degree from the London Business School, a master’s degree in business administration from the Institut d’Administration des Enterprises, Caen, France and a master’s degree in nuclear physics and electronics engineering from Ecole Nationale Supèrieure d’Ingènieurs, Caen, France.

James Zhi Qin has served as our director since 2008 and chief executive officer since 2009. Mr. Qin is also a director and interim chief executive officer of Sequel Media. Mr. Qin joined our company in 2007 and prior to joining us, from 2006 to 2007, Mr. Qin was the chief operating officer of 265.com, an internet company providing website directory service, which was acquired by Google in 2007. Mr. Qin worked for McKinsey & Company as an associate from 2005 to 2006 and Northern Telecom Limited as a software engineer from 1999 to 2003. Prior to that, Mr. Qin was employed at IBM Corporation from 1996 to 1998 and Hughes Network Systems from 1995 to 1996. Mr. Qin holds a bachelor’s degree in electrical engineering from Tsinghua University in 1995, a master’s degree in computer science from the University of Iowa in 1999, and an MBA degree from Harvard Business School in 2005.

Andrew Penn has served as our director since March 2012. Mr. Penn joined Telstra Corporation Limited in March 2012 and serves as its chief financial officer and group managing director of finance and strategy. Prior to that, Mr. Penn had a career at AXA Asia Pacific Holdings Limited spanning twenty years, where he served in a variety of senior finance, strategy and executive roles, including group chief executive officer from 2006 to 2011. Mr. Penn holds an MBA degree from Kingston University, London and is a graduate of Harvard Business School’s advanced management program. He is a fellow of the Chartered Association of Certified Accountants.

Xiang Li has served as our director and executive vice president since 2008. Mr. Li is also a director of Sequel Media. In 2005, Mr. Li founded our autohome.com.cn website providing online advertising services to the automotive industry. In 2000, Mr. Li founded pcpop.com website, which commercial operation in 2003. Pcpop.com focuses on providing marketing services for the information technology industry and was operated through China Topside. Pcppop.com was spun off from our company in June 2011. Mr. Li currently mainly focuses on content creation and product development in our company.

Henry Hon has served as our director since 2011. Mr. Hon was appointed as our director by Telstra Holdings pursuant to our current articles of association. Mr. Hon is also a director of Sequel Media. Mr. Hon has served as the chief financial officer of Telstra International Group since 2010. In addition, Mr. Hon has served as a director of Telstra International Holdings Limited, Telstra International HK Limited, Octave Investment Holdings Limited and Dotad Media Holdings Limited since 2011. In 2001, Mr. Hon founded VPE Consulting LLC, a consulting company serving Asia Pacific clients in various industries, and served as its managing director until 2010. He co-founded MusicZone, Inc. in 1999 and served as its president until 2001. From 1997 to 1999, he served as the chief financial officer of Morrison Express, a global logistics company. Mr. Hon also worked for IBM Corporation in senior strategy and finance roles from 1990 to 1997. Mr. Hon holds a bachelor’s of science degree from the State University of New York at Buffalo and an MBA degree from Carnegie Mellon University.

Jiang Lan has served as our director since 2008. Mr. Lan is also a director of Sequel Media. In 2004, Mr. Lan co-founded our che168.com website providing online advertising services to the automotive industry. In 1999, Mr. Lan co-founded IT168.com, which focuses on providing marketing services for the information technology industry. IT168.com was operated through Norstar and was spun off from our company in June 2011. In 1993, Mr. Lan founded Lianhe Shangqing, a catalog service providing business and pricing information for the information technology industry in Beijing. Mr. Lan attended Dalian Maritime University and Renmin University and holds an MBA degree from Peking University.

Gabriel Li has served as our director since September 2012. Mr. Li is the managing director and investment committee member of Orchid Asia Group Management, a private equity firm focused on investment in China and Asia for the past 18 years. Prior to Orchid Asia, Mr. Li was a managing director at the Carlyle Group in Hong Kong, overseeing Asian technology investments. From 1997 to 2000, he was at Orchid Asia’s predecessor, where he made numerous investments in China and North Asia. Prior to that, he was a management consultant at McKinsey & Co in Hong Kong and Los Angeles. Mr. Li is an independent director and deputy chairman of the board of directors of Ctrip.com International, Ltd., a company listed on the NASDAQ Global Select Market, a non-executive director of Lifetech Scientific Corporation, a company listed on the Hong Kong Stock Exchange, and a director of a number of privately held companies. Mr. Li graduated summa cum laude from the University of California at Berkeley, earned his Master’s degree in science from the Massachusetts Institute of Technology and his Master’s degree in business administration from Stanford Business School.

Ya-Qin Zhang will serve as our independent director immediately upon the completion of this offering. Mr. Zhang has been serving as chairman of Microsoft Asia-Pacific R&D Group since 2005 and is in charge of the research and development function of Microsoft Corporation in the Asia-Pacific region. Mr. Zhang is one of the founding members of the Microsoft Research Asia Lab, where he served as managing director and chief scientist, and he also founded the Advanced Technology Center in 2003. Before joining Microsoft in 1999, Mr. Zhang was a director for the Multimedia Technology Laboratory at Sarnoff Corp. and worked as a senior technical staff member for GTE Laboratories Inc. and Contel Corp. Mr. Zhang currently serves as an independent director of ChinaCache International Holdings Ltd., a company listed on the Nasdaq Global Market. Mr. Zhang received his bachelor’s and master’s degrees in electrical engineering from the University of Science and Technology of China and a Ph.D. in electrical engineering from George Washington University.

Ted Tak-Tai Lee will serve as our independent director immediately upon the completion of this offering. Mr. Lee is the managing director of T Plus Capital Ltd., a firm he founded that provides strategic, financial and business development advisory services to accounting, financial valuation services and human resources firms in China. Mr. Lee is also an independent director and chairman of the audit committee of China Ming Yang Wind Power Group Limited, a company listed on the New York Stock Exchange, and an independent director and chairman of the audit committee of Daphne International Holding Limited, a Hong Kong listed company. From September 2007 to April 2009, he was an executive director at Prax Capital, a private equity firm specializing in China-focused investments. Mr. Lee was a senior partner at Deloitte where he worked for 31 years in the United States and Asia. Mr. Lee is an AICPA certified public accountant (inactive) and received his MBA degree from the University of Southern California in 1979 and his bachelor’s degree in accounting from California State University, Fresno in 1973.

Sean Yuan Xiao has served as our chief financial officer since 2011. Before joining our company, Mr. Xiao was a partner at Draper Fisher Jurvetson, a U.S.-based venture capital fund, from 2008 to 2009. He was an executive director in the private finance group of Goldman Sachs (Asia) Limited from 2007 to 2008 and a vice president in the general industry group and the equity capital market group of Deutsche Bank AG, Hong Kong branch from 2004 to 2007. From 2003 to 2004, Mr. Xiao worked as a manager in the transport, utilities and natural resource group of N.M. Rothschild & Sons (Hong Kong) Limited. Prior to that, he was an associate in the power and utilities group of JPMorgan, Hong Kong branch from 2000 to 2003 and as an associate at PricewaterhouseCoopers, LLP in Chicago from 1999 to 2000. Mr. Xiao holds a bachelor’s degree in western literature from East China Normal University in 1992, a master’s degree in sociology from Vanderbilt University in 1997 and an MBA degree from Duke University in 1999.

Kenneth Liao has served as our chief technology officer since 2010. Mr. Liao has over 25 years of management and technology experience in the field of e-commerce web application, network securities, telecommunication and enterprise software applications. From 2007 to 2010, Mr. Liao served as the chief technology officer of eLong, Inc., a leading online travel service provider in China listed on the Nasdaq Global Market. Prior to that, Mr. Liao served as a director of engineering at Cisco Systems, Inc. from 1997 to 2007, a technical leader at Bay Networks, Inc. from 1996 to 1997 and a staff engineer at IBM Corporation from 1990 to 1996. Mr. Liao holds a bachelor’s degree in computer science from Zhongshan University, a master’s degree in electrical and computer engineering from Rice University and a master’s degree in mathematics from the University of Houston.

Board of Directors

Our board of directors will consist of                 directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Upon the completion of this offering, we will establish three committees under the board of directors: the audit committee, the compensation committee and the nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of             , and             .             will be the chairman of our audit committee. We have determined that             and             satisfy the “independence” requirements of Section 303A of the New York Stock Exchange Listed Company Manual, or the New York Stock Exchange Manual and Rule 10A-3 under the Securities Exchange Act of 1934. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of             , and             .             will be the chairman of our compensation committee. We have determined that             and             satisfy the “independence” requirements of Section 303A of the New York Stock Exchange Manual. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors; and

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of             and             .             will be the chairperson of our nominating and corporate governance committee.             and             satisfy the “independence” requirements of Section 303A of the NYSE Manual. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (a) becomes bankrupt or makes any arrangement or composition with his creditors; or (b) is found by our company to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including cash compensation equivalent to three months of the executive officer’s salary. The executive officer may terminate the employment at any time with a one-month advance written notice, if there is any significant change in the executive officer’s duties and responsibilities inconsistent in any material and adverse respect with his or her title and position or a material reduction in the executive officer’s annual salary before the next annual salary review, or if otherwise approved by the board of directors.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us, and assist us in obtaining patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to (a) approach our clients, advertisers or contacts or other persons or entities introduced to the executive officer for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (b) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors; or (c) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2011, we paid an aggregate of approximately RMB             million (US$             million) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. For additional information on share incentive grants to our directors and executive officer, see “—2011 Share Incentive Plan.”

2011 Share Incentive Plan

On May 4, 2011, we adopted our 2011 Share Incentive Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The maximum aggregate number of our shares which may be issued pursuant to all awards under the 2011 Share Incentive Plan, as currently in effect, is 7,843,100 ordinary shares. As of July 1, 2012, options to purchase 7,725,000 ordinary shares under the 2011 Share Incentive Plan at an exercise price of US$2.20 were outstanding. Immediately prior to the completion of this offering, the ordinary shares underlying the options granted under the 2011 Share Incentive Plan shall be automatically re-designated as Class A ordinary shares. The following table summarizes, as of July 1, 2012, the outstanding options we had granted to our directors, officers and other individuals under our 2011 Share Incentive Plan. No further options have been issued since July 1, 2012.

Name	Options		Exercise Price (US$/Share)	Date of Grant	Date of Expiration	Vesting Schedule
James Zhi Qin		*	2.20	May 6, 2011	May 5, 2021		**
Xiang Li		*	2.20	May 6, 2011	May 5, 2021		**
Sean Yuan Xiao		*	2.20	August 1, 2011	July 31, 2021		**
Kenneth Liao		*	2.20	May 6, 2011	May 5, 2021		**
				July 1, 2012	June 30, 2022		***
Directors and officers as a group	2,500,000		2.20	—	—	—
Other individuals as group	5,225,000		2.20	From May 6, 2011 to July 1, 2012	From May 5, 2021 to June 30, 2022	Approximately 3.5-4 years

*	Less than one percent of our total outstanding share capital.
**	25% of the awards have vested on January 1, 2012 and the remaining awards will vest on each of January 1, 2013, 2014 and 2015.
***	25% of the awards will vest on each of July 1, 2013, 2014, 2015 and 2016.

The following paragraphs describe the principal terms of the 2011 Share Incentive Plan.

Types of awards. The Plan permits the awards of incentive and non-statutory share options, share appreciation rights, restricted shares and restricted share units. The following briefly describe the principal features of the various awards that may be granted under the 2011 Share Incentive Plan.

•

Administration. Our board of directors or the compensation committee of our board of directors administers our 2011 Share Incentive Plan. Subject to the provisions of our 2011 Share Incentive Plan, the administrator has the power to determine the terms of the awards, including the recipients, the exercise price, the number of shares subject to each such award, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration payable upon exercise. The administrator also has the authority to modify or amend awards, to prescribe rules and to construe and interpret the 2011 Share Incentive Plan. Our board of directors may delegate limited authority to additional committees with respect to certain employees and consultants to reduce the burden on the board in administering the 2011 Share Incentive Plan.

•

Options. The administrator may grant incentive stock options, or ISOs, or nonstatutory stock options, NSOs, under our 2011 Share Incentive Plan. Unless the administrator determines otherwise, the exercise price of options granted under our 2011 Share Incentive Plan must at least be equal to the fair market value of our ordinary shares on the date of grant and its term may not exceed ten years. In addition, for any participant who owns more than 10% of the total combined voting power of all classes of our outstanding shares, or of certain of our parent or subsidiary, the term of an ISO must not exceed five years and the exercise price of such ISO must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

•

After termination of an employee, director or consultant, he or she may exercise his or her option, to the extent vested as of such date of termination, within sixty (60) days of termination, or such longer period of time stated in the option agreement. In the absence of a specified period of time in the option agreement, the option will remain exercisable for a period of twelve months in the event of a termination due to death or disability. However, in no event may an option be exercised later than the expiration of its term.

•

Share appreciation rights. Share appreciation rights may be granted under our 2011 Share Incentive Plan. Share appreciation rights allow the recipient to receive the appreciation in the fair market value of our ordinary shares between the exercise date and the date of grant. The exercise price of share appreciation rights granted under our 2011 Share Incentive Plan must at least be equal to the fair market value of our ordinary shares on the date of grant. The administrator determines the terms of share appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with our ordinary shares, or a combination thereof. Share appreciation rights expire under the same rules that apply to options.

•

Restricted shares. Restricted shares may be granted under our 2011 Share Incentive Plan. Restricted share awards are Class A ordinary shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Restricted shares will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator will determine the number of restricted shares granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals and/or continued service to us. Holders of restricted share awards generally will have voting rights but not dividend rights, unless the administrator provides otherwise. Restricted shares that do not vest for any reason will be forfeited by the recipient and will revert to us.

•

Restricted share units. Restricted share units may be granted under our 2011 Share Incentive Plan. Each restricted share unit granted is a bookkeeping entry representing an amount equal to the fair market value of an ordinary share. Restricted share units are similar to awards of restricted shares, but are not settled unless the award vests. The awards may be settled in shares, cash, or a combination of both, as the administrator may determine. The administrator determines the terms and conditions of restricted share units including the vesting criteria and the form and timing of payment.

Award Agreement. Options, share appreciation rights, restricted shares, or restricted share units granted under the plan are evidenced by an award agreement that sets forth the terms, conditions, and limitations for each grant.

Eligibility. We may grant awards to our employees, directors and consultants of our company. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

Transferability. Unless the administrator provides otherwise, our 2011 Share Incentive Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Share Incentive Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Change in control transactions. Our 2011 Share Incentive Plan provides that in the event of our merger or change in control, as defined in the 2011 Share Incentive Plan, each outstanding award will be treated as the administrator determines, except that if the successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for each outstanding option or share appreciation right, then such option or share appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion. The option or share appreciation right will then terminate upon the expiration of the specified period of time.

Amendment and Termination. Our board of directors has the authority to amend, suspend or terminate the 2011 Share Incentive Plan.

PRINCIPAL [AND SELLING] SHAREHOLDERS

Except as specifically noted in the table, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers, including director appointees;

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	[each selling shareholder.]

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%†	Number	%†	Number	%††	% of Voting Power†††
Directors and Executive Officers:
Tarek Robbiati(1)	—	—
James Zhi Qin(2)	4,112,623	4.1%
Andrew Penn(3)	—	—
Xiang Li(4)	5,066,483	5.1%
Henry Hon(5)	—	—
Jiang Lan(6)	9,605,787	9.6%
Gabriel Li(7)	8,517,442	8.5%
Sean Yuan Xiao(8)	—	—
Kenneth Liao(9)	—	—
All Directors and Executive Officers as a Group	27,302,335	27.3%
Principal [and Selling] Shareholders:
Telstra Holdings Pty Ltd(10)	65,960,793	66.0%
West Crest Limited(11)	9,605,787	9.6%
Orchid Asia Funds(12)	8,517,442	8.5%
AutoLee Ltd.(13)	5,066,483	5.1%

†	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding, which is 100,000,000 as of the date of this prospectus, and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.
††	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding immediately after the completion of this offering, which is , assuming the underwriters do not exercise their options to purchase additional ADSs, and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

†††	For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power with respect to all of our Class A and Class B ordinary shares as a single class. Each holder of our Class B ordinary shares is entitled to two votes per share and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.
(1)	The business address of Mr. Tarek Robbiati is 43/F, One Island East, 18 Westlands Road, Quarry Bay, Hong Kong.
(2)	Represents 4,112,623 Class A ordinary shares held by Right Brain Limited. The sole shareholder of Right Brain Limited is Mr. James Zhi Qin. The business address of Mr. Qin is 10/Fl. Tower B, CEC Plaza, No. 3 Dan Ling Street, Haidian District, Beijing 100080, People’s Republic of China.
(3)	The business address of Mr. Andrew Penn is Level 41, 242 Exhibition Street, Melbourne, VIC 3000, Australia.
(4)	Represents 5,066,483 Class A ordinary shares held by AutoLee Ltd. The sole shareholder of AutoLee Ltd. is Mr. Xiang Li. The business address of AutoLee Ltd. is Drake Chambers, P.O. Box 3321, Road Town, Tortola, British Virgin Islands. The business address of Mr. Li is 10/Fl. Tower B, CEC Plaza, No. 3 Dan Ling Street, Haidian District, Beijing 100080, People’s Republic of China.
(5)	The business address of Mr. Henry Hon is 43/F, One Island East, 18 Westlands Road, Quarry Bay, Hong Kong.
(6)	Represents 9,605,787 Class A ordinary shares held by West Crest Limited. The sole shareholder of West Crest Limited is Mr. Jiang Lan. The business address of West Crest Limited is Maples Corporate Services Ltd., Ugland House, P.O. Box 309, George Town, Grand Cayman KY1-1104, Cayman Islands. The business address of Mr. Lan is 10/Fl. Tower B, CEC Plaza, No. 3 Dan Ling Street, Haidian District, Beijing 100080, People’s Republic of China.
(7)	Represents 6,291,101 Class A ordinary shares held by Orchid Asia III, L.P., and 2,226,341 Class A ordinary shares held by Orchid Asia Co-Investment Limited. These two funds are collectively referred to as Orchid Asia Funds. Mr. Gabriel Li has voting control of the shares held by the Orchid Funds. The general partner of Orchid Asia III, L.P. is OAIII Holdings, L.P., whose general partner is Orchid Asia Group Management, Limited. Mr. Gabriel Li is the sole director of Orchid Asia Group Management, Limited, which serves as the investment manager of Orchid Asia III, L.P. Mr. Gabriel Li is the sole director of Orchid Asia III Co-Investment, Limited. Mr. Li disclaims beneficial ownership with respect to the above shares except to the extent of his pecuniary interest therein. The business address of Orchid Asia III, L.P. is P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands. The business address of Orchid Asia Co-Investment Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(8)	The business address of Mr. Xiao is 10/Fl. Tower B, CEC Plaza, No. 3 Dan Ling Street, Haidian District, Beijing 100080, People’s Republic of China.
(9)	The business address of Mr. Liao is 10/Fl. Tower B, CEC Plaza, No. 3 Dan Ling Street, Haidian District, Beijing 100080, People’s Republic of China.
(10)	Represents 65,960,793 Class B ordinary shares. Telstra Holdings Pty Ltd is an Australian company and a wholly-owned subsidiary of Telstra Corporation Limited, which is a public company traded on Australian Securities Exchange. Telstra Holdings Pty Ltd.’s business address is Level 41, 242 Exhibition Street, Melbourne, VIC 3000, Australia.
(11)	See footnote (6) above.
(12)	See footnote (7) above.
(13)	See footnote (4) above.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the closing of this offering. None of our shareholders has informed us that it is a broker-dealer or an affiliate of a broker-dealer. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Agreement with our Variable Interest Entities

See “Corporate History And Structure—Contractual Arrangements.”

Issuance and Sale of Ordinary Shares

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Shareholders Agreement.”

Employment Agreements

See “Management—Employment Agreements.”

Share Incentive Plan

See “Management—2011 Share Incentive Plan.”

Transactions with Entities Affiliated with Our Shareholders

In 2010, we provided non-recurring website design and construction services to Telstra Corporation Limited, the parent of our major shareholder, in the amount of RMB2.5 million (US$0.4 million) which was fully collected as of December 31, 2010.

In 2010 and 2011, Beijing Cubic Information Technology Ltd., or Beijing Cubic, a company of which Mr. Xiang Li was a shareholder, developed internet-enabled mobile device applications for us in the amounts of RMB0.3 million (US$0.05 million) and RMB0.5 million (US$0.1 million), respectively. These amounts have been fully paid. Mr. Li transferred all of his interests in Beijing Cubic to a third party in 2011 and no longer has significant influence over this company.

In August, 2011, Cheerbright paid an amount of RMB1.5 million (US$0.2 million) that was owed to Beijing POP Information Technology Co., Ltd. for payment on behalf of Cheerbright of its capital contribution to Autohome WFOE. Beijing POP Information Technology Co., Ltd. is a company that was owned by Autohome and was spun off as part of our corporate restructuring in June 2011. This advance was extended on an interest free basis.

In 2011, Beijing POP Information Technology Co., Ltd. paid internet data center fees totaling RMB2.1 million (US$0.3 million) on behalf of Autohome Information and Hongyuan Information. Beijing POP Information Technology Co., Ltd is a company that was owned by Autohome and was spun off as part of our corporate restructuring in June 2011. We repaid this amount in April 2012.

In 2011, Lianhe Shangqing (Beijing) Advertisement Co., Ltd. paid advertising and office rent expenses amounting to RMB1.8 million (US$0.3 million) and RMB0.8 million (US$0.1 million), respectively, on behalf of Autohome Information. During the six months ended June 30, 2012, Lianhe Shangqing (Beijing) Advertisement Co. Ltd. paid office rent expense amounting to RMB0.4 million (US$0.1 million) on behalf of Autohome Advertising. Lianhe Shangqing (Beijing) Advertisement Co., Ltd is a company that was owned by Autohome and was spun off as part of our corporate restructuring in June 2011. We repaid these amounts in April 2012.

Corporate Restructuring

In June 2011, in connection with our strategy to focus on our core automotive advertising and dealer subscription services business, we distributed our entire equity interests in Norstar and China Topside, which serve the information technology industry to Sequel Media, a Cayman Islands company. We then immediately distributed shares of Sequel Media to our shareholders on a pro rata basis. All of our directors currently serve on the board of Sequel Media. In addition, our chief executive officer and chief technology officer served as chief executive officer and chief technology officer of Sequel Media on an interim basis until the end of October 2011. Certain of our senior management members were employed by Sequel Media on an interim basis as well until the end of October 2011.

During the corporate restructuring interim period since June 30, 2011, Sequel Media provided limited transitional services to us. As of June 30, 2012, we had settled all related party balances with Sequel Media.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2011 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of 100,000,000,000 ordinary shares, with a par value of US$0.01 each. As of the date of this prospectus, we have 100,000,000 ordinary shares issued and outstanding, and all of our ordinary shares issued and outstanding are fully paid.

We will adopt a fourth amended and restated memorandum and articles of association, which will become effective immediately upon the closing of this offering and will replace the current memorandum and articles of association in its entirety. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

Immediately prior to the completion of this offering, our authorized share capital consists of (i)              Class A ordinary shares with a par value of US$0.01 each (ii)              Class B ordinary shares with a par value of US$0.01 each and (iii)              shares with a par value of US$0.01 each of such class or classes as our board of directors may determine in accordance with our articles of association. Immediately after the completion of this offering, our issued and outstanding ordinary shares will consist of              Class A ordinary shares and Class B ordinary shares, assuming the underwriters do not exercise their option to acquire additional ADSs.

All of our outstanding ordinary shares, which consist of Class A ordinary shares and Class B ordinary shares, are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Class Rights of our Class A and Class B Ordinary Shares

Subject to our fourth memorandum and articles of association and any resolution of the shareholders to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another other than as set out below.

Conversion. Subject to the provisions of our fourth amended and restated memorandum and articles of association and in compliance with all fiscal and other laws and regulations applicable thereto, a holder of Class B ordinary shares shall have the right to convert all or any of its Class B ordinary shares into Class A ordinary shares on a one for one basis.

A holder of Class A ordinary shares shall have no rights of conversion in respect of each such Class A ordinary share.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by us in general meeting or our board of directors subject to the Companies Law and to the fourth amended and restated articles of association. So long as Telstra Holdings and its affiliates hold at least 33% of our issued shares, our board shall not declare any dividends unless it is approved by at least one director appointed by Telstra.

Transfers

Each Class B ordinary share held by Telstra Holdings or its affiliates will automatically be re-designated and re-classified into a Class A ordinary share if at any time Telstra Holdings or its affiliates in the aggregate hold less than 33% of our issued and outstanding shares.

Upon the transfer of any Class B ordinary shares to, any person that is not Telstra Holdings or its affiliate, such Class B ordinary shares shall be automatically and immediately converted into Class A ordinary shares.

Voting Rights

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every holder of Class A ordinary shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll every shareholder holding Class A ordinary shares present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid Class A ordinary share of which such shareholder is the holder.

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every holder of Class B ordinary shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have two votes on a show of hands, and on a poll every shareholder holding Class B ordinary shares present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have two votes for each fully paid Class B ordinary share of which such shareholder is the holder.

A quorum required for a meeting of shareholders consists of two shareholders who hold at least one third in nominal value of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. However, if at any time Telstra Holdings or its affiliates hold any Class B ordinary shares, two or more members entitled to vote and present in person or by proxy or (in the case of a member being a corporation) by its duly authorised representative representing not less than fifty percent (50%) of the voting rights represented by our issued and outstanding voting shares throughout the meeting will form a quorum for all purposes. An annual general meeting of our company shall be held in each year other than the year in which the fourth amended and restated memorandum and articles of association are adopted. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Only a majority of our board of directors or our chairman may call extraordinary general meetings. Advance notice of at least ten clear days is required for the convening of our annual general meeting and other shareholders meetings. The agenda of any extraordinary general meeting will be set by a majority of the directors then in office subject to the assent of all directors appointed by Telstra Holdings or its affiliates so long as Telstra Holdings or its affiliates in the aggregate hold at least 33% of our issued and outstanding shares.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of the votes cast attaching to the outstanding ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our fourth amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions of our fourth amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Designated Stock Exchange (as defined in the fourth amended and restated memorandum and articles of association), be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. The consideration received by holders of Class B ordinary shares and Class A ordinary shares should be the same in any liquidation event. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. In addition, any resolution in respect of any variation, modification or abrogation of any rights attached to any class of shares will also be subject to the sanction of a special resolution at a separate general meeting of the holders of the Class B ordinary shares. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority vote of all of the shares in that class and a majority vote of the Class B ordinary shares. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. In addition, general meetings will also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at our general meetings holding at least 50% of the voting rights represented by our issued voting shares.

Appointment of directors and chairman

So long as Telstra Holdings and its affiliates hold at least 50% of our voting rights, Telstra Holdings and its affiliates will be entitled to appoint a majority of our directors. Subject to this condition, we may by ordinary resolution elect any person to be a director either to fill a causal vacancy or as an addition to the existing board.

The directors will have the power from time to time and at any time to appoint, subject to the assent of all Telstra directors so long as the Telstra Holdings and its affiliates in the aggregate hold at least 33% of our issued and outstanding shares, any person as a director to fill a casual vacancy on the board or as an addition to the existing board.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Preferred Shares

Our fourth amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Subject to the consent of all directors appointed by Telstra Holdings or its affiliates so long as Telstra Holdings or its affiliates in the aggregate hold at least 33% of our issued and outstanding shares, our fourth amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. The issuance of preferred shares may be used as an anti takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

History of Securities Issuance

We were incorporated in the Cayman Islands on June 23, 2008. Upon incorporation, we issued one ordinary share with a par value of US$1.0 to Telstra International Holdings No. 2, which transferred that share to Telstra Holdings on June 26, 2008. On June 26, 2008 we issued additional 549,999 ordinary shares to Telstra Holdings. On June 27, 2008, we issued 243,205 ordinary shares to Lansong & Li Limited, 148,000 ordinary shares to Poptop Limited, 52,457 ordinary shares to Orchid Asia III, L.P., 2,761 ordinary shares to Orchid Asia Co-Investment Limited, and 3,577 ordinary shares to New Access Capital International Limited.

In May 2011, we effected a hundred-for-one share split. As a result, the number of our issued and outstanding ordinary shares increased from 1,000,000 to 100,000,000.

Option Grants. As of July 1, 2012, options to purchase an aggregate of 7,725,000 ordinary shares were outstanding. See “Management—2011 Share Incentive Plan.”

Shareholders Agreement

We and our shareholders entered into a shareholders agreement in June 2008 shortly after our incorporation. On June 30, 2011, we entered into an amended and restated shareholders agreement in connection with the spin-off of our equity interests in Norstar and China Topside to our shareholders. The amended and revised shareholders agreement sets forth certain corporate governance matters and the conditions and restrictions relating to share transfers, including the right of first refusal and tag-along and drag-along rights of the existing shareholders. In addition, pursuant to this shareholders agreement, Telstra Holdings agrees not to sell or transfer our ordinary shares it holds to any third party for a period of 12 months from the completion of this offering. The amended and restated shareholders agreement will terminate upon the closing of this offering except for certain provisions regarding confidentiality and public announcements that will survive the termination.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fourth amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our fourth amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under our fourth amended and restated articles of association, any action required or permitted to be taken at any annual or extraordinary general meetings of our company may be taken only upon the vote of our shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with the fourth amended and restated articles of association and the Companies Law and may not be taken by written resolution of our shareholders without a meeting.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under our fourth amended and restated memorandum and articles of association, a general meeting may be convened on the requisition in writing of shareholders holding at least 50% of the voting rights represented by our issued and outstanding voting shares. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our fourth amended and restated articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our fourth amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our fourth amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our fourth amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our fourth amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class. In addition, any resolution in respect of any variation, modification or abrogation of any rights attached to the shares of any class of shares will be subject to the sanction of a special resolution at a separate general meeting of the holders of the Class B ordinary shares.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our fourth amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our fourth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our fourth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of              ordinary shares deposited with the office in Hong Kong of Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held in a segregated account. It will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180-day lock-up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sale— Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the shareholders meeting sufficiently enough in advance to withdraw the ordinary shares. If we ask for your instructions and upon timely notice from us, as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon more than 30 business days in advance of the meeting date.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights.	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

• Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Deutsche Bank Trust Company Americas, as depositary, has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on no more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, we will have            outstanding Class A ordinary shares represented by             ADSs, representing approximately    % of our outstanding ordinary shares. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our Class A ordinary shares or the ADSs, and although we have applied to list the ADSs on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and existing shareholders has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Pursuant to a shareholders agreement among our shareholders and us, Telstra Holdings agrees not to sell or transfer our ordinary shares it holds to any third party for a period of 12 months from the completion of this offering. See “Description of Share Capital—Shareholders Agreement.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•	the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent the discussion relates to matters of PRC tax law, it represents the opinion of TransAsia Lawyers, our special PRC counsel. To the extent that the discussion states definitive legal conclusions under United States federal income tax law as to the material United States federal income tax consequences of an investment in our ADSs or Class A ordinary shares, and subject to the qualifications herein, it represents the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our special United States counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ADSs or Class A ordinary shares. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Cabinet:

(a) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(b) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of twenty years from June 28, 2011.

People’s Republic of China Taxation

We are a holding company incorporated in the Cayman Islands, which indirectly holds Autohome WFOE, our subsidiary in the PRC. Our business operations are principally conducted through our VIEs.

The PRC enterprise income tax is calculated based on the taxable income determined under the applicable Enterprise Income Tax Law and its implementation rules, which became effective on January 1, 2008. The Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under the previous enterprise tax law that was in effect prior to January 1, 2008, under which domestic companies were generally subject to an enterprise income tax rate of 33%.

The Enterprise Income Tax Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that hold independent ownership of core intellectual property and simultaneously meet a list of other criteria, financial or non-financial, as stipulated in the implementation rules and other regulations, to enjoy a reduced 15% enterprise income tax rate subject to certain qualification criteria. On April 14, 2008, the State Administration of Taxation, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises delineating the specific criteria and procedures for the certification of “high and new technology enterprises”, or HNTEs.

Autohome WFOE, our PRC subsidiary, was recognized by the provincial level Science and Technology Commission, Finance Bureau, and State and Local Tax Bureaus as a HNTE on September 17, 2010, which will be valid for three years. Therefore, Autohome WFOE is entitled to the preferential enterprise income tax rate of 15% from 2010 through 2012. However, we cannot assure you that Autohome WFOE can continue to be recognized as a HTNE or renew this qualification when the term expires, and thus continue to be entitled to the preferential enterprise income tax rate of 15% or any other preferential enterprise income tax treatment.

Uncertainties exist with respect to how the Enterprise Income Tax Law applies to our tax residency status. Under the Enterprise Income Tax Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” Though the implementation rules of the Enterprise Income Tax Law define “de facto management body” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise,” the only constructive guidance for this definition currently available is set forth in the SAT Circular 82 issued by the PRC State Administration of Taxation, which provides guidance on the determination of the tax residency status of Chinese-controlled offshore incorporated enterprises, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises.

According to the SAT Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions set forth in the SAT Circular 82 are met:

•	the primary location of the day-to-day operational management is in the PRC;

•	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

•	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and

•	50% or more of voting board members or senior executives habitually reside in the PRC.

We do not believe that either Autohome Inc. or its BVI subsidiary, Cheerbright, meets all of the conditions above. Each of Autohome Inc. and Cheerbright is a company incorporated outside the PRC. As holding companies, these two entities’ key assets and records, including the resolutions of their respective board of directors and the resolutions of their respective shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours which has ever has been deemed a PRC “resident enterprise” by the PRC tax authorities. Therefore, we believe that neither Autohome Inc. nor Cheerbright, should be treated as a “resident enterprise” for PRC tax purposes if the criteria for a “de facto management body” as set forth in the SAT Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

Although we believe we are not a PRC resident enterprise for enterprise income tax purposes, substantial uncertainty exists. In the event that our company or our BVI subsidiary is considered to be a PRC resident enterprise: (1) our company or our BVI subsidiary, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income; and (2) dividend income that our company or BVI subsidiary, as the case may be, receives from our PRC subsidiary would be exempt from the PRC withholding tax since such income is exempted under the Enterprise Income Tax Law for PRC resident enterprise; and (3) any dividends we pay to our non-PRC shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%, subject to reduction or exemption by an applicable treaty. See “Risk Factors—Risks Related to Doing Business in China—Our global income and the dividends that we may receive from our PRC subsidiary, dividends distributed to our non-PRC shareholders and ADS holders, and gain recognized by such shareholders or ADS holders, may be subject to PRC taxes under the Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.”

Under SAT Circular 698, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5%, or (b) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the PRC competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. SAT Circular 698 is retroactively effective on January 1, 2008. There is uncertainty as to the application of SAT Circular 698. If SAT Circular 698 was determined by the tax authorities to be applicable to us and our non-resident investors with respect to our corporate restructuring, we and our non-resident investors may be required to expend valuable resources to comply with this circular or to establish that we or our non-resident investors should not be taxed under SAT Circular 698, which may adversely affect us or our non-resident investors. See “Risk Factors—Risks Related to Doing Business in China— We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. “

PRC Value-Added Tax and Business Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to the approval of relevant tax authorities.

In November, 2011, the Ministry of Finance and the SAT introduced a pilot program in Shanghai to replace the business tax with a value added tax starting January 1, 2012. This pilot program applies to companies providing certain services including information technology services, advertising services and research, development and technology services. The applicable value added tax rate varies from 0% to 17% depending on the industry. This pilot program is applicable to Shanghai Advertising, which is recognized as a VAT general taxpayer, at a rate of 6%. A similar pilot program took effect in Beijing on September 1, 2012 and another similar pilot program will take effect in Guangdong providence on November 1, 2012. We expect that our entities in Beijing and Guangdong providence will be subject to a VAT rate of 6%.

Cultural Development Fee

According to applicable PRC tax regulations or rules, advertising service providers are generally required to pay a cultural development fee at the rate of 3% of revenues (a) which are generated from providing advertising services and (b) which are also subject to the business tax.

Dividends Withholding Tax

We are a Cayman Islands holding company and substantially all of our income will come from dividends distributed by our subsidiary located in the PRC through Cheerbright, our British Virgin Island subsidiary. Pursuant to the Enterprise Income Tax Law and its implementation rules, dividends from our PRC subsidiary paid out of profits generated after January 1, 2008, are subject to a withholding tax of 10%, unless there is a tax treaty with China that provides for a different withholding arrangement. Cayman Islands currently does not have any tax treaty with China with respect to withholding tax. Distributions of profits generated before January 1, 2008 are exempt from PRC withholding tax. Our board of directors declared a dividend of RMB49.9 million (US$7.9 million) in February 2012 to all of our shareholders of record on February 24, 2012. The dividend, net of applicable withholding tax, was paid on April 19, 2012. We do not have any plan to pay additional cash dividends on our ordinary shares in the foreseeable future after this offering. The board of Autohome WFOE has resolved to reinvest all its undistributed earnings indefinitely in Autohome WFOE. We currently intend to retain most, if not all, of our remaining available funds and any future earnings to operate and expand our business.

As uncertainties remain regarding the interpretation and implementation of the Enterprise Income Tax Law and its implementation rules, we cannot assure you that, if we are deemed a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders and ADS holders would not be subject to any PRC withholding tax. See “Risk Factors—Risks Related to Doing Business in China—Our global income and the dividends that we may receive from our PRC subsidiary, dividends distributed to our non-PRC shareholders and ADS holders, and gain recognized by such shareholders or ADS holders, may be subject to PRC taxes under the Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.”

Material United States Federal Income Tax Considerations

The following is a discussion of the material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ADSs or Class A ordinary shares by U.S. Holders (as defined below) that will hold ADSs or Class A ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon applicable provisions of the Internal Revenue Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, pertinent judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, pension plans, regulated investment companies, real estate investment trusts, cooperatives, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, investors that are traders in securities that have elected the mark-to-market method of accounting, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any non-United States, state, or local tax considerations. Each U.S. Holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in ADSs or Class A ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the law of the United States or any state thereof or the District of Columbia, or treated as such for United States federal income tax purposes, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding our ADSs or Class A ordinary shares, the U.S. Holder is urged to consult its tax advisors regarding an investment in our ADSs or Class A ordinary shares.

Based in part on certain representations from the depositary bank, a U.S. Holder of ADSs will be treated as the beneficial owner for United States federal income tax purposes of the underlying shares represented by the ADSs. The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with claiming foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with claiming the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company” (or a “PFIC”), for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as a non-passive asset. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is unclear, we treat our VIEs as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operation in our consolidated financial statements. If it were determined, however, that we are not the owner of our VIEs for United States federal income tax purposes, we would likely be treated as a PFIC for our current and any subsequent taxable year.

Assuming we are the owner of our VIEs for U.S. federal income tax purposes, we believe that we primarily operate as an active provider of online automotive advertising solutions in China. Based on our current income and assets, we presently do not expect to be classified as a PFIC for the current taxable year and we do not anticipate becoming a PFIC in future taxable years. While we do not anticipate becoming a PFIC, because the value of assets for the purpose of the asset test may be determined by reference to the market price of our ADSs or Class A ordinary shares, fluctuations in the market price of our ADSs or Class A ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The composition of our income and our assets will also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for working capital or other purposes, our risk of becoming classified as a PFIC may substantially increase. Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or challenge our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC tax rules discussed below under “Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC in subsequent years. The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Ordinary Shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes.

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on ADSs or Class A ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. For taxable years beginning before January 1, 2013, non-corporate recipients of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We have applied to list the ADSs on the New York Stock Exchange. Provided the listing is approved, we should be a qualified foreign corporation for United States federal income tax purposes because the ADSs are expected to be readily tradable on the New York Stock Exchange, which is an established securities market in the United States. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or Class A ordinary shares. In such case, we may, however, be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for reduced rates of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the United States-PRC income tax treaty may elect to treat the gain as PRC source income. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election with respect to ADSs (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary share), and (ii) any gain realized on the sale or other disposition, including a pledge, under certain circumstances, of ADSs or Class A ordinary shares. Under these PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to individuals or corporations, as appropriate, for that year;

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year; and

•	the use of net operating losses to offset the tax liability for amounts allocated to years prior to the year of disposition may be limited.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the listing on the New York Stock Exchange is approved and that the ADSs are regularly traded. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the U.S. Holder will generally (i) include as ordinary income for each taxable year the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of such ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will be allowed only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any year that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. In the case of a U.S. Holder who has held ADSs or Class A ordinary shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs or Class A ordinary shares (or any portion thereof) and has not previously made a mark-to-market election, and if the U.S. Holder makes a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or Class A ordinary shares.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make “qualified electing fund” elections which, if available, would result in tax treatment different from, and generally more favorable than, the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. For some U.S. Holders, this filing requirement is currently suspended, and each U.S. Holder is urged to consult its tax advisor as to any such filing requirements. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or Class A ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualifying electing fund election.

Information Reporting and Backup Withholding

Dividend payments with respect to our ADSs or Class A ordinary shares and proceeds from the sale, exchange or redemption of our ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in taxable years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or Class A ordinary shares, if such ADSs or Class A ordinary shares are not held on his or her behalf by a financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so. For some U.S. Holders, the new reporting requirements are currently suspended, and each U.S. Holder is urged to consult its tax advisor as to any such reporting requirements.

UNDERWRITING

The company [, the selling shareholders] and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Deutsche Bank Securities, Inc. and Goldman Sachs (Asia) L.L.C.* are the representatives of the underwriters.

Underwriters	Number of ADSs
Deutsche Bank Securities, Inc.*
Goldman Sachs (Asia) L.L.C.*

Total

*	In alphabetical order.

Subject to certain conditions, the underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have an option to buy up to an additional              ADSs from the [company and the selling shareholders]. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The following tables show the per ADS and total underwriting discounts and commissions to be paid to the underwriters by the company [and the selling shareholders]. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional ADSs.

Paid by Us	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

Paid by the Selling Shareholders	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$             per ADS from the initial public offering price. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

[We currently anticipate that we will undertake a directed share program pursuant to which we will direct the underwriters to reserve up to             ADSs for sale at the initial public offering price to directors, officers, employees, business associates and related persons through a directed share program. The number of ADSs available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved ADSs. Any ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered hereby.]

We have agreed with the underwriters not to, without the prior consent of both representatives, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or ordinary shares or any securities that are substantially similar to ADSs or ordinary shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities. We have also agreed to cause our subsidiaries and VIEs to abide by the restrictions of the lock-up agreement.

The foregoing restrictions do not apply to (a) the sale of ADSs or ordinary shares to the underwriters; (b) grants of share options under the 2011 Share Incentive Plan, or the issuance of ordinary shares or other equity securities of the company pursuant to the exercise of options granted under the 2011 Share Incentive Plan; or (c) issuances, or contracts to issue, ordinary shares or other securities convertible or exercisable into ordinary shares not exceeding, in the aggregate, 1% of our then issued share capital in connection with a bona fide acquisition or acquisitions by us, provided the holders of such ordinary shares or other securities agree to be bound in writing by the restrictions set forth in the lock-up agreement.

In addition, [all] of our shareholders[, directors and executive officers and optionholders] have entered into a similar 180-day lock-up agreement with respect to our ADSs or ordinary shares or any securities that are substantially similar to ADSs or ordinary shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities.

The foregoing restrictions do not apply to (a) transactions relating to our ordinary shares, ADSs or other securities acquired in open market transactions after the completion of this offering, if no filing under the Exchange Act will be required or will be voluntarily made in connection with subsequent sales of such ordinary shares, ADSs or other securities; (b) transfers of our ordinary shares, ADSs or any other securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs as a bona fide gift; (c) transfers or distributions of our ordinary shares, ADSs or any other securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs to limited partners, shareholders, subsidiaries or other affiliates of the holders of such securities; or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our ordinary shares or ADSs, if such plan does not provide for the transfer of our ordinary shares or ADSs during the 180-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan will be required or voluntarily made. In addition, in the case of any transfer or distribution pursuant to (b) or (c) above, (i) each donee, transferee or distributee should enter into a similar lock-up agreement, and (ii) no filing under the Exchange Act, reporting a reduction or increase in beneficial ownership of ordinary shares or ADSs should be required or should be voluntarily made during the 180-day restricted period.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces, or both representatives jointly determine, that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event unless both representatives jointly waive, in writing, such extension.

In addition, we have agreed to instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares by, or issue any ADSs to, the specified individuals who are our current shareholders, optionholders or beneficial owners for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct. The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying ordinary shares and re-deposit such shares.

Prior to the offering, there has been no public market for the ADSs. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the ADSs on the New York Stock Exchange under the symbol “ATHM”.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from the [company and selling shareholders] in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Restrictions on Sales Outside of the United States

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of the ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and the ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following, all of whom must acquire the securities for their own account and not for purposes of distribution and/ or sale to others:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in the Control of Financial Services law (Provident Funds), 5765-2005;

(c)	an insurer, as defined under the Insurance Business (Control) Law, 5741-1981;

(d)	a banking entity or satellite entity, as such terms are defined in the Banking (Licensing) Law, 5741-1981 - other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)	an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(g)	a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(h)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law 1968, purchasing for itself;

(i)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) where the risk of investment is higher than what is customary for other investments);

(j)	a corporation primarily engaged in capital markets activities and which is wholly owned by investors listed in Section 15A(b) of the Securities Law 1968;

(k)	a corporation, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity is in excess of NIS 50 million; and

(l)	an individual as to which the conditions provided in sub-section 9 to Addendum 1 of the Investment Advisors Law, 5755-1995, purchasing for his own account, and for the purposes hereof, the aforementioned sub-section shall be read whereby “as an eligible client for the purpose of this law,” is replaced with “as an investor for the purpose of Section 15A(b)(1) of the Securities Law 1968”.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Other

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

The company and the selling shareholders estimate that the total expenses for the offering of their ADSs, excluding underwriting discounts and commissions, will be approximately US$        .

The company[ and the selling shareholders] have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Some of the underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman Sachs & Co.

This prospectus will be made available in electronic format on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute this prospectus electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Certain of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. These underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, New York Stock Exchange market entry and listing fee and the Financial Industry Regulatory Authority, Inc. filing fee, all amounts are estimates.

SEC Registration Fee	US$
New York Stock Exchange Market Entry and Listing Fee
Financial Industry Regulatory Authority, Inc. Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Wilson Sonsini Goodrich & Rosati, P.C. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by TransAsia Lawyers and for the underwriters by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law. Wilson Sonsini Goodrich & Rosati, P.C. may rely upon Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Autohome Inc. at December 31, 2010 and 2011, and for each of the three years in the period ended December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at 16/F Ernst & Young Tower, Oriental Plaza, No.1 East Chang An Avenue, Beijing 100738, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

AUTOHOME INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Autohome Inc.

We have audited the accompanying consolidated balance sheets of Autohome Inc. (the “Company”) as of December 31, 2010 and 2011, and the related consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Autohome Inc. at December 31, 2010 and 2011 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 21 to the consolidated financial statements, the Company adopted Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”) on January 1, 2012, by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. The Company’s 2009 to 2011 consolidated financial statements have been revised to conform with the presentation requirements of ASU 2011-05.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

September 14, 2012

AUTOHOME INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND 2011

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	Note	2010	2011
		RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		174,342	213,705	33,638
Held-to-maturity instruments		62,000	—	—
Accounts receivable (net of allowance for doubtful accounts of RMB3,539 and RMB371 (US$58) as of December 31, 2010 and 2011, respectively)	4	212,349	203,102	31,969
Prepaid expenses and other current assets	5	9,745	24,622	3,876
Deferred tax assets	6	28,969	10,394	1,636

Total current assets		487,405	451,823	71,119
Non-current assets:
Property and equipment, net	7	25,055	27,356	4,306
Intangible assets, net	8	154,708	59,548	9,373
Goodwill	9	1,690,200	1,504,278	236,782

Total non-current assets		1,869,963	1,591,182	250,461

Total assets		2,357,368	2,043,005	321,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other payables	10	193,178	149,975	23,607
Deferred revenue		31,650	41,461	6,526
Income tax payable		13,591	7,714	1,214
Due to related parties	11	291	4,655	733

Total current liabilities		238,710	203,805	32,080

Non-current liabilities:
Other liabilities		31,090	5,971	940
Deferred tax liabilities	6	546,763	472,950	74,445

Total non-current liabilities		577,853	478,921	75,385

Total liabilities		816,563	682,726	107,465
Commitments and contingencies	12	—	—	—
Shareholders’ equity:
Ordinary shares (par value of US$0.01 per share; 100,000,000,000 shares authorized; 100,000,000 issued and outstanding as of December 31, 2010 and 2011, respectively)		6,867	6,867	1,081
Additional paid-in capital		1,396,517	1,099,172	173,016
Accumulated other comprehensive income	21	—	—	—
Retained earnings	15	137,421	254,240	40,018

Total shareholders’ equity		1,540,805	1,360,279	214,115

Total liabilities and shareholders’ equity		2,357,368	2,043,005	321,580

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	Note	2009	2010	2011
		RMB (Restated)	RMB (Restated)	RMB (Restated)	US$ (Restated)
Net revenues:
Advertising services		138,988	235,415	379,666	59,762
Dealer subscription services		9,221	17,519	53,523	8,425

Total net revenues		148,209	252,934	433,189	68,187
Cost of revenues	13	(61,084)	(83,897)	(130,565)	(20,552)

Gross profit		87,125	169,037	302,624	47,635
Operating expenses:
Sales and marketing expenses		(31,204)	(48,712)	(67,500)	(10,625)
General and administrative expenses		(9,059)	(17,951)	(46,547)	(7,327)
Product development expenses		(3,678)	(6,205)	(16,459)	(2,591)

Operating profit		43,184	96,169	172,118	27,092
Other income, net		54	110	1,676	264

Income from continuing operations before income taxes		43,238	96,279	173,794	27,356
Income tax expense	6	(7,803)	(15,853)	(38,348)	(6,036)

Income from continuing operations		35,435	80,426	135,446	21,320
Income (loss) from discontinued operations	14	(2,204)	7,612	(4,182)	(658)

Net income		33,231	88,038	131,264	20,662

Other comprehensive income, net of tax		—	—	—	—

Comprehensive income	21	33,231	88,038	131,264	20,662

Basic earnings (loss) per share:
Income from continuing operations		0.35	0.80	1.35	0.21
Income (loss) from discontinued operations		(0.02)	0.08	(0.04)	(0.01)

Net income	17	0.33	0.88	1.31	0.20
Diluted earnings per share:
Income from continuing operations				1.35	0.21
Loss from discontinued operations				(0.04)	(0.01)

Net income	17			1.31	0.20
Weighted average shares used in earnings per share computation:
Basic	17	100,000,000	100,000,000	100,000,000	100,000,000
Diluted	17			100,189,928	100,189,928

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	2009	2010	2011
	RMB	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations	35,435	80,426	135,446	21,320
Income (loss) from discontinued operations	(2,204)	7,612	(4,182)	(658)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of property and equipment	11,137	12,870	12,061	1,898
Amortization of intangible assets	46,468	39,683	23,620	3,718
Loss on disposal of property and equipment	1,589	1,757	174	27
Allowance for doubtful accounts	114	3,185	(591)	(93)
Share-based compensation costs	—	—	13,446	2,116
Deferred income taxes	(28,753)	(34,957)	(3,609)	(568)
Changes in operating assets and liabilities:
Accounts receivable	(45,010)	(67,598)	(66,150)	(10,412)
Prepaid expenses and other current assets	2,000	461	(27,851)	(4,384)
Due from related parties	6,520	—	—	—
Accrued expenses and other payables	20,810	81,592	51,269	8,070
Deferred revenue	(3,226)	12,435	25,564	4,024
Income tax payable	3,024	3,928	(5,877)	(925)
Due to related parties	—	291	4,364	687
Other liabilities	10,759	14,753	(11,559)	(1,819)

Net cash from operating activities	58,663	156,438	146,125	23,001

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,517)	(9,943)	(30,093)	(4,737)
Acquisition of intangible assets	(8,725)	(8,087)	(1,600)	(252)
Purchase of held-to-maturity instruments	(13,500)	(62,000)	(98,000)	(15,426)
Proceeds from maturity of held-to-maturity instruments	—	13,500	117,000	18,416

Net cash used in investing activities	(31,742)	(66,530)	(12,693)	(1,999)

CASH FLOWS FROM FINANCIAL ACTIVITIES
Distribution to shareholders (Note 14)	—	—	(94,069)	(14,807)

Net cash used in financing activities	—	—	(94,069)	(14,807)

Net increase in cash and cash equivalents	26,921	89,908	39,363	6,195
Cash and cash equivalents at beginning of year	57,513	84,434	174,342	27,443

Cash and cash equivalents at end of year	84,434	174,342	213,705	33,638

Supplemental disclosures of cash flow information:
Income taxes paid	11,556	20,025	48,138	7,577
Supplemental disclosures of non-cash activities:
Acquisition of intangible assets included in accrued expenses and other payables	7,700	1,600	—	—

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009, 2010 AND 2011

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	Ordinary shares		Additional paid-in	Accumulated other comprehensive	Retained	Total Shareholders’
	Shares	Amount	capital	income	earnings	Equity
	Number	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2009	100,000,000	6,867	1,396,517	—	16,152	1,419,536
Net income and comprehensive income	—	—	—	—	33,231	33,231

Balance as of December 31, 2009	100,000,000	6,867	1,396,517	—	49,383	1,452,767
Net income and comprehensive income	—	—	—	—	88,038	88,038

Balance as of December 31, 2010	100,000,000	6,867	1,396,517	—	137,421	1,540,805
Net income and comprehensive income	—	—	—	—	131,264	131,264
Distribution to shareholders (Note 14)	—	—	(310,791)	—	(14,445)	(325,236)
Share-based compensation	—	—	13,446	—	—	13,446

Balance as of December 31, 2011	100,000,000	6,867	1,099,172	—	254,240	1,360,279

Balance as of December 31, 2011, in US$		1,081	173,016	—	40,018	214,115

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	ORGANIZATION

Autohome Inc. formerly known as Sequel Limited (the “Company”) was incorporated under the laws of the Cayman Islands on June 23, 2008. Upon incorporation, the Company was 100% owned by Telstra Holdings Pty Ltd. (“Telstra”). On June 27, 2008 (the “Acquisition date”), the Company acquired Cheerbright International Holdings Ltd. (“Cheerbright”), China Topside Co., Ltd. (“China Topside”), and Norstar Advertising Media Holdings Co., Ltd. (“Norstar”), and their respective wholly foreign-owned enterprises (“WFOEs”) and variable interest entities (“VIEs”). Subsequent to the acquisition, the Company was owned 55% by Telstra, and 45% by the selling shareholders of Cheerbright, China Topside and Norstar. The Company, through its subsidiaries and VIEs (as disclosed in the table below), is principally engaged in the provision of online advertising and dealer subscription services in the People’s Republic of China (the “PRC”).

On June 14, 2011, the Company incorporated, under the laws of the Cayman Islands, a wholly-owned subsidiary, Sequel Media Inc. (“Sequel Media”). On June 30, 2011 the Company contributed all the shares of the entities that provided online advertising services to manufacturers and retailers in the information technology industry (collectively the “Distributed Entities”) to Sequel Media. On June 30, 2011, the Company distributed all the shares of Sequel Media to its shareholders. Accordingly, pursuant to ASC 205-20 Discontinued Operations, the Distributed Entities have been accounted for as a discontinued operation whereby the results of operations of these businesses have been eliminated from the results of continuing operations and reported in discontinued operations for all years presented (Note 14).

On October 8, 2011, the Shijiazhuang Industry and Commercial Bureau Company approved the termination of the business license of Shijiazhuang Xin Feng Advertising Co., Ltd., formally dissolving the legal entity.

As of December 31, 2011, subsidiaries of the Company and its variable interest entities where the Company’s WFOE is the primary beneficiary include the following entities:

Entity	Date of incorporation	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Subsidiaries

Cheerbright International Holdings Ltd.	June 13, 2006	British Virgin Islands	100%	Investment holding

Beijing Cheerbright Technologies Co., Ltd. (“Autohome WFOE”)	September 1, 2006	PRC	100%	Provision of technical and consulting services

VIEs

Beijing Autohome Information Technology Co., Ltd. (“Autohome Information”)	August 28, 2006	PRC	—	Provision of online advertising and dealer subscription services

Beijing Shengtuo Autohome Advertising Co., Ltd.	September 21, 2010	PRC	—	Provision of online advertising services

Beijing Shengtuo Hongyuan Information Technology Co., Ltd.	November 8, 2010	PRC	—	Provision of online advertising and dealer subscription services

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	ORGANIZATION (CONTINUED)

Entity	Date of incorporation	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Beijing Shengtuo Chengshi Advertising Co., Ltd.	November 12, 2010	PRC	—	Provision of online advertising services

Shanghai Youche Youjia Advertising Co., Ltd. (“Shanghai Advertising”)	December 31, 2011	PRC	—	Provision of online advertising services

The Company, its subsidiaries and VIEs are hereinafter collectively referred to as the “Group”. The Group provides online advertising and dealer subscription services through its internet sites. These services are offered to automakers and dealers, and advertising agencies that represent automakers and dealers in the automobile industry. The Group’s principal geographic market is in the PRC. The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly owned subsidiary and VIEs in the PRC.

PRC laws and regulations prohibit or restrict foreign ownership of internet content and online advertising businesses. To comply with these foreign ownership restrictions, the Company and its subsidiary operate websites and provide online advertising services and dealer subscription services in the PRC through VIEs. The paid-in capital of the VIEs was funded by the Company’s PRC subsidiaries through loans extended to the VIEs’ shareholders (“Nominee Shareholders”). The effective control of the VIEs is held by Autohome WFOE, through a series of contractual arrangements (the “Contractual Arrangements”). As a result of the Contractual Arrangements, the WFOE maintains the ability to control the VIEs, is entitled to substantially all of the economic benefits from the VIEs and is obligated to absorb all of the VIE’s expected losses.

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and the VIEs through the irrevocable power of attorney agreement, whereby the Nominee Shareholders effectively assigned all of their voting rights underlying their equity interest in the VIEs to the WFOE. In addition, through the Contractual Arrangements the Company demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the expected losses and majority of the profits of the VIEs through the WFOE.

Thus, the Company is also considered the primary beneficiary of the VIEs through the WFOE. As a result of the above, the Company consolidates the VIEs in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) 810-10 (“ASC 810-10”) Consolidation: Overall.

The following is a summary of the Contractual Arrangements:

Exclusive technical consulting and service agreements

Pursuant to the exclusive technical consulting and service agreements that have been entered into by the WFOE and the VIEs, the VIEs have engaged the WFOE as their exclusive provider of technical support and management consulting services. The VIEs shall pay to the WFOE service fees determined based on the revenues of the VIEs. The service fees can be adjusted by the WFOE unilaterally. The WFOE shall exclusively own any intellectual property arising from the performance of this agreement. This agreement has a 30 year term that can be automatically extended for another 10 years at the option of the WFOE. The agreement can only be terminated mutually by the parties in writing. During the term of the agreement, the VIEs may not enter into any agreement with third parties for the provision of any technical or management consulting services without prior consent of the WFOE.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	ORGANIZATION (CONTINUED)

Loan agreements

Pursuant to the loan agreements between the Nominee Shareholders of the VIEs and the WFOE, the WFOE granted interest free loans for the Nominee Shareholders’ contributions to the VIEs. The term of the loan is indefinite until the WFOE requests repayment. The manner and timing of the repayment shall be at the sole discretion of the WFOE and at the WFOE’s option may be in the form of transferring the VIEs’ equity interest to the WFOE or its designated persons.

Exclusive equity option agreements

Pursuant to the exclusive option agreements, entered into between the Nominee Shareholders of the VIEs and the WFOE, the Nominee Shareholders jointly and severally granted to the WFOE an option to purchase their equity interests in the VIEs. The purchase price will be offset against the loan repayments under the loan agreements. If the transfer price of the equity interest is greater than the loan amount, the Nominee Shareholders are required to immediately return the received transfer price in excess of the loan amount to the WFOE or any person designated by the WFOE. The WFOE may exercise such option at any time until it has acquired all equity interests of the VIEs or freely transfer the option to any third party and such third party may assume the right and obligations of the option agreement. The exclusive equity option agreements have an indefinite term and will terminate at the earlier of i) the date on which all of the equity interests have been transferred to the WFOE or any person designated by the WFOE; or ii) the unilateral termination by the WFOE.

Equity interest pledge agreements

Pursuant to the equity interest pledge agreements entered into between the Nominee Shareholders of the VIEs and the WFOE, the Nominee Shareholders pledged all of their equity interests in the VIEs to the WFOE as collateral for all of their payments due to the WFOE and to secure their obligations under the above agreements. The Nominee Shareholders may not transfer or assign the shares, the rights and obligations in the share pledge agreement or create or permit to create any pledges which may have an adverse effect on the rights or benefits of the VIEs without the WFOE’s preapproval. The WFOE is entitled to transfer or assign in full or in part the shares pledged. In the event of default, the WFOE as the pledgee will be entitled to request immediate repayment of the loan or to dispose of the pledged equity interests through transfer or assignment. There have been no dividends or distributions from inception to date. The equity interest pledge agreements have an indefinite term and will terminate after all the obligations under these agreements have been satisfied in full or the pledged equity interests have been transferred to the WFOE or its designees.

Power of attorney agreements

Pursuant to the power of attorney agreements signed between the Nominee Shareholders of the VIEs and the WFOE, the Nominee Shareholders have given the WFOE an irrevocable proxy to act on their behalf on all matters pertaining to the VIEs and to exercise all of their rights as shareholders of the VIEs, including the right to attend shareholders meetings, to exercise voting rights and to transfer all or a part of his or her equity interests in the VIEs.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	ORGANIZATION (CONTINUED)

In June 2011, the Contractual Arrangements were supplemented with the following terms:

•

With respect to the exclusive equity option agreements, in the event of liquidation or dissolution of the VIEs, all assets shall be sold to the WFOE at the lowest selling price permitted by applicable PRC law, and any proceeds from the transfer and any residual interests in the VIEs shall be remitted to the WFOE immediately;

•

With respect to the exclusive equity option agreements, dividends and distributions are not permitted without the prior consent of the WFOE, to the extent there is a dividend or distribution, the Nominee Shareholders will remit the amounts in full to the WFOE immediately;

•

With respect to the exclusive technical consulting and service agreements and loan agreements, the WFOE shall provide the necessary financial support to the VIEs whether or not the VIEs incur any losses, and not request repayment if the VIEs are unable to repay.

The aggregate carrying amounts of the total assets and total liabilities of the VIEs as of December 31, 2011 were RMB1,922,390 (US$302,596) and RMB313,392 (US$49,330), respectively, including current assets of RMB322,753 (US$50,803), non-current assets of RMB1,599,637 (US$251,793), current liabilities of RMB309,558 (US$48,726) and non-current liabilities of RMB3,834 (US$604). There was no pledge or collateralization of the VIEs’ assets. Creditors of the VIEs have no recourse to the general credit of the WFOE, which is the primary beneficiary of the VIEs. The VIEs’ net assets as of December 31, 2011 were RMB1,608,998 (US$253,266).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, and the VIEs for which the Company or a subsidiary of the Company is the primary beneficiary. All significant intercompany transactions and balances between the Company, its subsidiaries and the VIEs are eliminated upon consolidation. Results of acquired subsidiaries and VIEs are consolidated from the date on which control is transferred to the Company.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c) Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and intangible assets, identifying separate accounting units and estimating rebates related to revenue transactions, assessing the initial valuation of the assets acquired and liabilities assumed in a business combination and the subsequent impairment assessment of long-lived assets, intangible assets and goodwill, determining the provision for accounts receivable, and accounting for deferred income taxes. The results of the continuing operations and discontinued operations are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d) Foreign Currency

The functional currency of the Company and Cheerbright, is the United States dollar (“US$”), whereas the functional currency of the WFOE and VIEs is the Chinese Renminbi (“RMB”) as determined based on the criteria of ASC 830, Foreign Currency Matters. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. Exchange gains and losses are included in foreign exchange gains and losses in the consolidated statements of comprehensive income.

Assets and liabilities of the Company and Cheerbright are translated into RMB at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year.

(e) Convenience Translation

Amounts in United States dollars (“US$”) are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.3530 on June 29, 2012 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representations are made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

(g) Held-to-Maturity Instruments

The Group’s held-to-maturity instruments comprise of investments with original maturities of greater than 90 days and investments with original maturities of less than 90 days for which the Group will hold to maturity due to certain early redemption penalties. The Group accounts for its held-to-maturity instruments in accordance with ASC 320 Investments-Debt and Equity Securities (“ASC 320”).

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g) Held-to-Maturity Instruments (Continued)

Debt securities that the Group has positive intent and ability to hold to maturity are classified as held-to-maturity securities and are stated at amortized cost. Interest income is included in earnings. For individual securities classified as held-to-maturity securities, the Group evaluates whether a decline in fair value below the amortized cost basis is other than temporary in accordance to ASC 320. If the decline in fair value is judged to be other than temporary, the cost basis of the individual security would be written down to its fair value as a charge to the consolidated statements of comprehensive income. No impairment loss was recognized on the held-to-maturity securities for any of years presented.

(h) Fair Value of Financial Instruments

Financial instruments of the Group primarily comprise of cash and cash equivalents, held-to-maturity instruments, accounts receivable, other current assets, accrued expenses and other payables, and due to related parties. The carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

(i) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded in the period when a loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors. An accounts receivable balance is written off after all collection effort has ceased.

(j) Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Electronic equipment	3 – 5 years
Office equipment	3 – 5 years
Motor vehicles	4 – 5 years
Purchased software	3 – 5 years
Leasehold improvements	Shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expense as incurred, whereas the costs of betterments that extend the useful life of property and equipment are capitalized as additions to the related assets. Retirements, sale and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of comprehensive income.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(k) Intangible Assets

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets acquired in a business combination were recognized initially at fair value at the date of acquisition. Intangible assets with finite useful lives are amortized using a straight-line method of amortization that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The estimated useful life for the intangible assets is as follows:

Category	Estimated useful life
Trademark	15 years
Customer relationship	5 years
Listing database	2 years
Websites	4 years
Domain names	4 years

(l) Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Group’s goodwill at December 31, 2010 and 2011 were related to its acquisition of Cheerbright, China Topside and Norstar. In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the reporting unit’s carrying value exceeds its fair value, goodwill may be impaired. If this occurs, the Group performs the second step of the goodwill impairment test to determine the amount of impairment loss.

The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit’s goodwill. If the implied goodwill fair value is less than its carrying value, the difference is recognized as an impairment loss. The goodwill impairment test was performed as of December 31, 2010 and 2011. No impairment loss was recorded for any of the years presented.

If the Group reorganizes its reporting structure in a manner that changes the composition of one or more of its reporting units, goodwill is reassigned based on the relative fair value of each of the affected reporting units.

(m) Impairment of Long-Lived Assets and Intangibles

The Group evaluates its long-lived assets or asset group, including intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Group evaluates impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. No impairment charge was recorded for any of the years presented.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m) Impairment of Long-Lived Assets and Intangibles (Continued)

(n) Revenue Recognition

The Group’s revenue is primarily derived from online advertising and dealer subscription services. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the related fee is reasonably assured based on the guidance in ASC 605 Revenue Recognition.

Contracts are signed to establish significant terms such as the price and online advertising services to be provided. The Group considers the price for its services to be fixed and determinable when the Group and its customers have signed the contracts. The Group assesses the creditworthiness of its customers prior to signing the contracts to ensure collectability is reasonably assured. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.

Advertising services

The Group provides online advertising services to automakers, dealers and advertising agencies that represent automakers and dealers. The majority of the Group’s online advertising service arrangements involve multiple deliverables such as banner advertisements, links, logos, other media insertions and promotional activities that are delivered over different periods of time.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Multiple-Deliverable Revenue Arrangements, which provided updated guidance on whether multiple deliverables exist, how deliverables in an arrangement should be separated, and how consideration should be allocated. The Group elected to early adopt ASU 2009-13 on January 1, 2009 on a prospective basis for applicable transactions originating or materially modified after December 31, 2008. The total arrangement consideration is allocated to the separate deliverables on the basis of their relative selling price. Relative selling price is based on vendor specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available or management’s best estimate of selling price (“ESP”) if neither VSOE nor TPE are available. The Group’s total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on the Group’s ESP for that deliverable because neither VSOE nor TPE of selling price exists. In determining its ESP for each deliverable, the Group considers its overall pricing model and objectives, as well as market or competitive conditions that may impact the price at which the Group would transact if the deliverable were sold regularly on a standalone basis. The Group monitors the conditions that affect its determination of selling price for each deliverable and reassesses such estimates periodically. Revenue is recognized ratably when the advertisements are published over the stated display period in the case of websites or when the services have been rendered in the case of promotional activities. The amount recognized is limited to the amount that is not contingent upon the delivery of additional deliverables or meeting other specified performance conditions.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n) Revenue Recognition (Continued)

Dealer subscription services

The Group provides subscription services to automobile dealers. The Group makes available throughout the subscription period a webpage linked to its websites where the dealers can publish information such as the pricing of their products, locations and addresses and other related information. Revenue is recognized ratably as services are provided over the subscription period.

Rebates to customers

The Group provides cash incentives in the form of rebates to certain advertising agencies based on cumulative annual advertising volume. The Group estimates its obligations under such agreements based on an evaluation of the likelihood of the advertising agencies’ achievement of the advertising volume targets, giving consideration to the actual activity during the incentive period and, as appropriate, evaluation of advertising agencies’ purchase trends and history. Estimated rebates are recorded as a reduction of revenue in the period revenue is recognized in the Group’s consolidated financial statements. The Group has estimated and recorded rebates to advertising agencies which amounted to RMB44,353, RMB69,089 and RMB109,573 (US$17,247) for the years ended December 31, 2009, 2010 and 2011, respectively.

(o) Cost of Revenues

Cost of revenue consists primarily of bandwidth and internet data center fees, depreciation of the Group’s long lived assets, amortization of acquired intangible assets, business tax and surcharges and content related costs. Content related costs primarily comprise salaries and benefits for employees directly involved in revenue generation activities and other overhead expenses directly attributable to the provision of online advertising and dealer subscription services.

The Group’s business is subject to business taxes, surcharges and cultural construction fees levied on advertising related sales in China. Pursuant to ASC 605-45 Revenue Recognition—Principal Agent Considerations, all such business taxes, surcharges and cultural construction fees are presented as cost of revenues on the consolidated statements of comprehensive income. All of the Group’s PRC subsidiaries and its VIEs are subject to a 5% business tax rate.

(p) Advertising Expenditures

Advertising expenditures which amounted to RMB4,622, RMB7,963 and RMB18,830 (US$2,964) for the years ended December 31, 2009, 2010 and 2011, respectively, are expensed as incurred and are included in sales and marketing expenses.

(q) Product Development Expenses

Product development expenses consist primarily of employee costs related to personnel involved in the development and enhancement of the Group’s service offerings on its websites. The Group recognizes these costs as expenses when incurred, unless they result in significant additional functionality in the Company’s websites, in which case they are capitalized. No costs were capitalized during any years presented.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r) Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Group assesses a lease to be a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. The Group has no capital leases for the years presented.

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective lease terms. The Group leases office space and employee accommodation under operating lease agreements. Certain of the lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease.

(s) Income Taxes

The Group accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group applies ASC 740, Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group has recorded unrecognized tax benefits in the other liabilities line item in the accompanying consolidated balance sheets. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of “income tax”, in the consolidated statements of comprehensive income.

The Group’s estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s financial statements. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which they occur.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(t) Discontinued Operations

In accordance with ASC 205-20 Discontinued Operations, when a component of an entity has been disposed of and the Group will no longer have significant continuing involvement in the operations of the component, the results of its operations should be classified as discontinued operations in the consolidated statements of comprehensive income for all years presented.

(u) Earnings Per Share

Earnings per share are calculated in accordance with ASC 260-10, Earnings Per Share: Overall. Basic earnings per share are computed by dividing net income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per ordinary share reflect the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted earnings per share by application of the treasury stock method. There were no dilutive instruments during the year ended December 31, 2009 and 2010.

(v) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220-10, Comprehensive Income: Overall requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The entities which have a US$ functional currency are the Company and Cheerbright. The only balances in the above entities are the long-term investments in subsidiaries, which are translated at historical exchange rates and eliminated upon consolidation, and IPO related professional service fees. The foreign currency translation adjustments associated with IPO related professional service fees for the years ended December 31, 2009 and 2010 were nil and were determined to be immaterial for the year ended December 31, 2011. As a result, there are no foreign currency translation adjustments recorded and no other components of comprehensive income or accumulated other comprehensive income.

(w) Segment Reporting

In accordance with ASC 280-10, Segment Reporting: Overall, the Group’s chief operating decision maker has been identified as the Chief Executive Officer who reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole; hence, the Group has only one single operating segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets and revenue are substantially located in and derived from the PRC, no geographical segments are presented.

(x) Employee Benefits

The full-time employees of the Company’s PRC subsidiary and VIEs are entitled to staff welfare benefits including medical care, housing fund, pension benefits and unemployment insurance, which are governmental mandated defined contribution plans. These entities are required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(y) Share-based compensation

Stock options granted to employees are accounted for under ASC 718, Compensation—Stock Compensation, which requires that share-based awards granted to employees, be measured, based on the grant date fair value and recognized as compensation expense over the requisite service period (which is generally the vesting period) in the consolidated statements of comprehensive income. The Company has elected to recognize compensation expense using the straight-line method for all stock options granted with service conditions that have a graded vesting schedule. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.

Forfeiture rates are estimated based on historical and future expectations of employee turnover rates and are adjusted to reflect future changes in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest. To the extent the Company revises these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. The Company, with the assistance of an independent third party valuation firm, determined the fair value of the stock options granted to employees. The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees.

(z) Deferred Initial Public Offering Costs

Direct costs incurred by the Company attributable to its proposed initial public offering (“IPO”) of ordinary shares in the United States have been deferred and recorded in other current assets and will be charged against the gross proceeds received from such offering.

(aa) Recent Accounting Pronouncements

In December 2010, the FASB issued ASU No. 2010-28, Intangibles—Goodwill and Other (Topic 350) (“ASU 2010-28”). This ASU amends the Accounting Standards Codification (“ASC”) Topic 350. ASU 2010-28 clarifies the requirement to test for impairment of goodwill. ASC Topic 350 requires that goodwill be tested for impairment if the carrying amount of a reporting unit exceeds its fair value. Under ASU 2010-28, when the carrying amount of a reporting unit is zero or negative an entity must assume that it is more likely than not that a goodwill impairment exists, perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The modifications to ASC Topic 350 resulting from the issuance of ASU 2010-28 are effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Early adoption is not permitted. The Group does not expect the adoption of ASU 2010-28 will have a material impact on the Group’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment (“ASU 2011-08”). The guidance is intended to simplify how entities, both public and non-public, test goodwill for impairment. The pronouncement permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for non-public entities, have not yet been made available for issuance. The Group does not expect that the adoption of ASU 2011-08 will have a material impact on the Group’s consolidated financial statements.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

3.	CONCENTRATION OF RISKS

(a) Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2010 and 2011, RMB174,342 and RMB213,705 (US$33,638), respectively, were deposited with various major reputable financial institutions located in the PRC. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China’s concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those Chinese banks in which the Group has deposits has increased. In the event of bankruptcy of one of the banks which holds the Group’s deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws. The Group continues to monitor the financial strength of these financial institutions.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by the Group’s assessment of its customers’ creditworthiness and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses and these losses have generally been within expectations.

(b) Business, customer, political, social and economic risks

The Group participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: changes in the overall demand for services and products; changes in business offerings; competitive pressures due to new entrants; acceptance of the internet as an effective marketing platform by China’s automotive industry; changes in certain strategic relationships or customer relationships; growth in China’s automotive industry, regulatory considerations; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth.

There were three customers, one customer and one customer that individually represented greater than 10% of the total net revenue from continuing operations for the years ended December 31, 2009, 2010 and 2011, respectively.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

3.	CONCENTRATION OF RISKS (CONTINUED)

(b) Business, customer, political, social and economic risks (Continued)

Internet and advertising related businesses are subject to significant restrictions under current PRC laws and regulations. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any Internet Content Provider (“ICP”) business. In addition, PRC regulations require any foreign entities that invest in the advertising services industry to have at least a two-year track record with a principal business in the advertising industry outside of China.

Currently, the Group conducts its operations in China through contractual arrangements entered between the WFOE and VIEs. The relevant regulatory authorities may find the current contractual arrangements and businesses to be in violation of any existing or future PRC laws or regulations. If the Company or any of its current or future VIEs or subsidiaries are found in violation of any existing or future laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including levying fines, confiscating the income of Autohome WFOE, Shanghai Advertising, Autohome Information and its subsidiaries, revoking the business licenses or operating licenses of Autohome WFOE, Shanghai Advertising, Autohome Information and its subsidiaries, shutting down the Group’s servers or blocking the Group’s websites, discontinuing or placing restrictions or onerous conditions on the Group’s operations, requiring the Group to undergo a costly and disruptive restructuring, restricting the Group’s rights to use the proceeds from this offering to finance the Group’s business and operations in China, or enforcement actions that could be harmful to the Group’s business. Any of these actions could cause significant disruption to the Group’s business operations and severely damage the Group’s reputation, which would in turn materially and adversely affect the Group’s business and results of operations. In addition, if the imposition of any of these penalties causes the Company to lose the rights to direct the actives of VIEs or the Company’s right to receive their economic benefits, the Company would no longer be able to consolidate the VIEs. The VIEs contributed substantially all of the Group’s consolidated net revenue and operating cash flows for the years ended December 31, 2009, 2010 and 2011.

In addition, if Shanghai Advertising, Autohome Information and its subsidiaries or their shareholders fail to perform their obligations under the contractual agreements, the Company may have to incur substantial costs and expend resources to enforce the Company’s rights under the contracts. The Company may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements. Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event the Company is unable to enforce these contractual arrangements, the Company may not be able to exert effective control over its VIEs, and the Company’s ability to conduct its business may be negatively affected.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

3.	CONCENTRATION OF RISKS (CONTINUED)

(b) Business, customer, political, social and economic risks (Continued)

Based on the advice of TransAsia Lawyers, our PRC legal counsel, the corporate structure and contractual arrangements of our VIEs and our subsidiary in China are in compliance with all existing PRC laws and regulations. Therefore, in the opinion of management, (i) the ownership structure of the Company and the VIEs are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with VIEs and their nominee shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC law and regulations in all material respects.

(c) Currency convertibility risk

The Group transacts substantially all its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual-rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

(d) Foreign currency exchange rate risk

Since July 21, 2005, the RMB was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 0.1%, 3.0% and 4.9% in the years ended December 31, 2009, 2010 and 2011, respectively. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC Government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

4.	ACCOUNTS RECEIVABLE, NET

Accounts receivable and allowance for doubtful accounts consist of the following:

	December 31,
	2010	2011
	RMB	RMB	US$
Accounts receivable	215,888	203,473	32,027
Allowance for doubtful accounts	(3,539)	(371)	(58)

	212,349	203,102	31,969

As of December 31, 2010 and 2011, all accounts receivable were due from third party customers.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

4.	ACCOUNTS RECEIVABLE, NET (CONTINUED)

An analysis of the allowance for doubtful accounts is as follows:

	December 31,
	2010	2011
	RMB	RMB	US$
Beginning balance	354	3,539	557
Additions charged to bad debt expense	3,185	206	32
Recoveries	—	(797)	(125)
Distribution to shareholders	—	(2,577)	(406)

Ending balance	3,539	371	58

The Group recognized additions to allowance for doubtful accounts related to continuing operations amounting to nil, RMB628 and RMB206 (US$32) within general and administrative expenses, for the years ended December 31, 2009, 2010 and 2011, respectively.

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31,
	2010	2011
	RMB	RMB	US$
Rental deposits	3,932	1,842	290
Advance to suppliers	841	5,806	914
Staff advances	4,880	957	151
Deferred IPO costs	—	11,322	1,782
Other receivables	92	4,695	739

	9,745	24,622	3,876

6.	TAXATION

Enterprise	income tax

Cayman Islands

The Company is incorporated in the Cayman Islands and conducts substantially all of its business through its PRC subsidiary and VIEs. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by these entities to their shareholders, no Cayman Islands withholding tax will be imposed.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

6.	TAXATION (CONTINUED)

British Virgin Islands

Cheerbright is incorporated in the British Virgin Islands and conducts substantially all of its businesses through its PRC subsidiary and VIEs. Under the current laws of the British Virgin Islands, Cheerbright is not subject to tax on income or capital gains. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

The PRC

Prior to January 1, 2008, pursuant to the Provisional Regulations of the PRC on Enterprise Income Tax and the Income Tax Law of the PRC for Foreign Invested Enterprises (“FIE”) and Foreign Enterprises, the Company’s VIEs of which Autohome WFOE is the primary beneficiary, were subject to PRC enterprise income tax (“EIT”) at a statutory rate of 33% on taxable income. On March 16, 2007, the National People’s Congress enacted the Enterprise Income Tax Law (“the New EIT Law”), effective on January 1, 2008. The New EIT Law unified the previously-existing separate income tax laws for domestic enterprises and FIEs and adopted a unified 25% enterprise income tax rate applicable to all resident enterprises in China, except for certain entities eligible for preferential tax rates and grandfather rules stipulated by the New EIT Law.

Since September 2010, Autohome WFOE has been recognized as a “High-New Technology Enterprise”, and eligible for a 15% preferential tax rate effective from 2010 to 2012 and thereafter for an additional three years through an administrative renewal process if it qualifies.

The Company’s VIEs were subject to EIT at a rate of 25% for the years ended December 31, 2009, 2010 and 2011.

Under the New EIT Law, dividends paid by PRC enterprises out of profits earned post-2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The New EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties and other aspects of an enterprise. As of December 31, 2011, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2011, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company is deemed a PRC tax resident, it would be subject to PRC tax under the New EIT Law. The Company has analyzed the applicability of this law and will continue to monitor its related development and application.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

6.	TAXATION (CONTINUED)

Income from continuing operations before income tax expense consists of:

	December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
PRC	43,238	96,279	189,475	29,825
Non PRC	—	—	(15,681)	(2,469)

	43,238	96,279	173,794	27,356

The income tax expense (benefit) is comprised of:

	December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Current	18,024	27,906	34,615	5,449
Deferred	(10,221)	(12,053)	3,733	587

	7,803	15,853	38,348	6,036

The reconciliation of income tax expense for the years ended December 31, 2009, 2010 and 2011 is as follows:

	Year ended December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Income from continuing operations before income tax expense	43,238	96,279	173,794	27,356
Income tax expense computed at applicable tax rates (25%)	10,810	24,070	43,449	6,839
Non-deductible expenses	940	1,279	3,660	576
Outside basis difference	316	(1,915)	7,451	1,173
Valuation allowance	—	85	(85)	(13)
Effect of international tax rate difference	—	—	3,920	617
Interest expense	214	898	—	—
Effect of preferential tax rate	(4,477)	(8,564)	(20,047)	(3,156)

Income tax expense	7,803	15,853	38,348	6,036

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

6.	TAXATION (CONTINUED)

Deferred tax

The significant components of deferred taxes are as follows:

	December 31,
	2010	2011
	RMB	RMB	US$
Deferred tax assets
Current
Allowance for doubtful accounts	1,272	93	15
Accrued staff cost	5,223	4,863	765
Accrued expenses	21,897	4,858	765
Revenue recognition	622	580	91
Valuation allowance	(45)	—	—

Net current deferred tax assets	28,969	10,394	1,636

Non-current
Tax losses	131	—	—
Valuation allowance	(131)	—	—

Net non-current deferred tax assets	—	—	—

Total deferred tax assets	28,969	10,394	1,636

Deferred tax liabilities
Non-current
Intangible assets	(33,166)	(14,615)	(2,300)
Outside basis difference	(513,597)	(458,335)	(72,145)

Total deferred tax liabilities	(546,763)	(472,950)	(74,445)

As of December 31, 2010, the Group had net tax operating losses of RMB49,311 from its PRC subsidiaries and its VIEs, based on its filed tax returns, which will expire between 2013 and 2015. Deferred tax assets for RMB48,945 of these net operating loss carry forwards were not recognized as the losses were offset with the unrecognized tax benefits for the same period. As of December 31, 2011 the Group has nil net operating losses remaining due to their utilization to offset taxable income and the distribution to shareholders at June 30, 2011 (Note 14) and the utilization of loss carry forwards to offset taxable income.

As of December 31, 2010, the Company intended to indefinitely reinvest undistributed earnings from foreign subsidiaries to fund future operations. During the fourth quarter of 2011, the Company modified its reinvestment plan, to allow for a dividend payment from one of its foreign subsidiaries after considering market conditions and shareholders’ requests. Deferred taxes of RMB4,990 (US$785) recorded in the fourth quarter were related to a dividend distribution to the Company’s shareholders amounting to RMB 49,990 that was declared on February 24, 2012 and paid out on April 19, 2012. The Company intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries remaining after the RMB49,900 dividend distribution. Determination of the amount of unrecognized deferred tax liability related to the earnings that are indefinitely reinvested is not practical.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

6.	TAXATION (CONTINUED)

Unrecognized tax benefits

As of December 31, 2010 and 2011, the Group recorded RMB41,085 and RMB5,971 (US$940) of unrecognized tax benefits, which primarily represents the estimated income tax expense the Group would pay should its income tax returns had been prepared in accordance with current PRC tax laws and regulations. The decrease in unrecognized tax benefits for the year ended December 31, 2011 was primarily related to the reversal of certain timing differences such as revenue recognition and accrued expenses, distribution to shareholders (Note 14) and the dissolution of Shijiazhuang Xin Feng Advertising Co., Ltd. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, however, an estimate of the range of the possible outcomes cannot be made at this time. As of December 31, 2010 and 2011, unrecognized tax benefits of RMB28,850 and RMB4,465 (US$703) respectively, if ultimately recognized, will impact the effective tax rate.

A roll-forward of unrecognized tax benefits is as follows:

	December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Beginning balance	5,578	15,753	41,085	6,467
Additions based on tax positions related to the current year	10,426	26,909	5,189	817
Decreases based on tax positions related to prior years	(251)	(1,577)	(40,303)	(6,344)

Ending balance	15,753	41,085	5,971	940

During the years ended December 31, 2009, 2010 and 2011, the Group recorded late payment interest expense related to continuing operations of RMB214, RMB898 and nil, and penalties of nil, nil and nil, respectively, as part of income tax expense.

The tax years ended December 31, 2007 through 2011 for the Company’s PRC subsidiary and VIEs remain subject to examination by the PRC tax authorities.

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,
	2010	2011
	RMB	RMB	US$
At cost:
Electronic equipment	35,250	29,974	4,718
Office equipment	3,630	274	43
Motor vehicles	3,587	1,302	205
Purchased software	2,215	2,870	452
Leasehold improvements	8,770	2,310	364

	53,452	36,730	5,782
Less: Accumulated depreciation	(28,397)	(9,374)	(1,476)

	25,055	27,356	4,306

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

7.	PROPERTY AND EQUIPMENT, NET (CONTINUED)

Depreciation expense for continuing operations was RMB783, RMB1,875 and RMB6,347 (US$999) for the years ended December 31, 2009, 2010 and 2011, respectively.

8.	INTANGIBLE ASSETS, NET

The following tables present the Group’s intangible assets with definite lives as of the respective balance sheet dates:

	December 31, 2011
	Gross
	Carrying	Accumulated	Net Carrying
	Value	Amortization	Value
	RMB	RMB	RMB	US$
Trademarks	68,310	(15,939)	52,371	8,244
Customer relationship	9,050	(6,335)	2,715	427
Websites	27,000	(23,625)	3,375	531
Domain names	1,870	(783)	1,087	171

	106,230	(46,682)	59,548	9,373

	December 31, 2010
	Gross		Net
	Carrying	Accumulated	Carrying
	Value	Amortization	Value
	RMB	RMB	RMB
Trademarks	136,620	(22,770)	113,850
Customer relationship	18,100	(9,050)	9,050
Listing database	27,000	(27,000)	—
Websites	62,405	(38,549)	23,856
Domain names	21,073	(13,121)	7,952

	265,198	(110,490)	154,708

The intangible assets are amortized using the straight-line method, which is the Group’s best estimate of how these assets will be economically consumed over their respective estimated useful lives ranging from 2 to 15 years. Amortization expense for continuing operations was RMB17,114, RMB15,238 and RMB13,768 (US$2,167) for the years ended December 31, 2009, 2010 and 2011, respectively.

The annual estimated amortization expenses for the acquired intangible assets related to continuing operations for each of the next five years are as follows:

	2012	2013	2014	2015	2016
	RMB	RMB	RMB	RMB	RMB
Trademarks	4,554	4,554	4,554	4,554	4,554
Customer relationship	1,810	905	—	—	—
Websites	3,375	—	—	—	—
Domain names	468	468	151	—	—

	10,207	5,927	4,705	4,554	4,554

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

9.	GOODWILL

At December 31, 2010 and 2011, goodwill was RMB1,690,200 and RMB1,504,278 (US$236,782), respectively.

As of December 31, 2010, the Group assessed impairment of its goodwill derived from the acquisitions of Cheerbright, China Topside and Norstar. As part of the distribution of the distributed entities to shareholders on June 30, 2011 (Note 14), goodwill was allocated between the continuing operations and discontinued operations using a relative fair value approach in accordance with ASC 350-20-35-45 Goodwill and Other Intangible Assets. The remaining goodwill allocated to the continuing operations was tested for impairment as of June 30, 2011 and December 31, 2011. No impairment loss was recognized in any of the years presented.

10.	ACCRUED EXPENSES AND OTHER PAYABLES

The components of accrued expenses and other liabilities are as follows:

	December 31,
	2010	2011
	RMB	RMB	US$
Business and other taxes payable	25,680	6,832	1,075
Payroll and welfare payable	54,839	26,473	4,167
Payable for the acquisition of domain name	1,600	—	—
Accrued rebates	83,279	91,629	14,424
Accrued overhead expenses	14,645	8,019	1,262
Professional service fees	2,407	12,510	1,969
Others	10,728	4,512	710

	193,178	149,975	23,607

11.	RELATED PARTY TRANSACTIONS

Name of related parties	Relationship with the Group
Telstra Corporation Limited	The parent of the Company’s major shareholder
Beijing Cubic Information Technology Ltd.	A company over which a director of the Company has significant influence
Beijing POP Information Technology Co., Ltd.	A company owned by the same group of the Company’s shareholders
Lianhe Shangqing (Beijing) Advertisement Co., Ltd.	A company owned by the same group of the Company’s shareholders

During the year ended December 31, 2010, the Group provided non-recurring website design and construction services to Telstra Corporation Limited. Revenue was recognized upon the delivery of services, which amounted to RMB2,465 (US$388) and was fully collected by December 31, 2010.

During the years ended December 31, 2010 and 2011, Beijing Cubic Information Technology Ltd. provided internet-enabled mobile device application development services amounting to RMB327 and RMB509 (US$80) related to the Group, respectively. The director no longer has significant influence over Beijing Cubic Information Technology Ltd. as of December 31, 2011.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

11.	RELATED PARTY TRANSACTIONS (CONTINUED)

In August, 2011, Cheerbright paid an amount of RMB1,472 (US$232) that was owed to Beijing POP Information Technology Co., Ltd. for payment on behalf of Cheerbright of its capital contribution to Autohome WFOE.

During the year ended December 31, 2011, Beijing POP Information Technology Co., Ltd paid internet data center fees totalling RMB2,085 (US$328) on behalf of Autohome Information and Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

During the year ended December 31, 2011, Lianhe Shangqing (Beijing) Advertisement Co., Ltd paid advertising and office rent expenses amounting to RMB1,815 (US$286) and RMB755 (US$119), respectively, on behalf of Autohome Information.

The Group had the following related party payables outstanding as of December 31, 2010 and 2011:

	December 31,
	2010	2011
	RMB	RMB	US$
Beijing Cubic Information Technology Ltd.	291	—	—
Beijing POP Information Technology Co., Ltd.	—	2,085	328
Lianhe Shangqing (Beijing) Advertisement Co. Ltd.	—	2,570	405

	291	4,655	733

All balances with related parties were unsecured, interest-free and have no fixed terms of repayment. The outstanding balances due to the related parties as of December 31, 2011 have been repaid in April 2012.

12.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Group leases office space and employee accommodation in the PRC under non-cancellable operating leases expiring on various dates. Payments under operating leases are expensed on a straight-line basis, after considering rent holidays, over the periods of the respective lease terms. The terms of the leases do not contain rent escalation or contingent rents for the years ended December 31, 2009, 2010 and 2011. Total rental expenses for all operating leases amounted to RMB4,846, RMB6,652 and RMB8,035 (US$1,265), respectively.

As of December 31, 2011, the Group has future minimum lease payments under non-cancellable operating leases, with initial terms in excess of one year, for office premises related to continuing operations consisting of the following:

	RMB	US$
2012	7,563	1,191
2013	5,669	892
2014	—	—
2015 and thereafter	—	—

	13,232	2,083

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

12.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Income taxes

As of December 31, 2011, the Group has recognized liabilities of RMB5,971 (US$940) related to unrecognized tax benefits (Note 6). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2011, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

13.	COST OF REVENUES

	Year ended December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Content related costs	17,801	27,743	43,943	6,917
Depreciation and amortization	17,405	16,546	18,739	2,950
Bandwidth and internet data center	9,021	8,110	11,936	1,879
Business taxes and surcharges	16,857	31,498	55,947	8,806

	61,084	83,897	130,565	20,552

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

14.	DISCONTINUED OPERATIONS

On June 14, 2011, the Company incorporated, under the laws of the Cayman Islands, a wholly-owned subsidiary, Sequel Media Inc. (“Sequel Media”). On June 30, 2011 the Company contributed all the shares of the entities that provided online advertising services to manufacturers and retailers in the information technology industry (collectively the “Distributed Entities”) to Sequel Media. On June 30, 2011, the Company distributed all the shares of Sequel Media to its shareholders. Accordingly, pursuant to ASC 205-20 Discontinued Operations, the Distributed Entities have been accounted for as discontinued operations whereby the results of operations of Distributed Entities have been eliminated from the results of continuing operations and reported in discontinued operations for all years presented. The results of the discontinued operations are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Accordingly, the Group recognized a distribution to shareholders amounting to RMB325,236 (US$51,194) for the year ended December 31, 2011, which included RMB94,069 (US$14,807) of cash and cash equivalents of the distributed entities. The assets and liabilities distributed are as follows:

RMB
Cash and cash equivalents	94,069
Held-to-maturity instruments	43,000
Accounts receivable	75,988
Prepayments and other receivables	12,974
Deferred tax assets	18,682
Property and equipment, net	15,557
Intangible assets, net	71,540
Goodwill	185,922
Accrued expenses and other payables	(92,872)
Deferred revenue	(15,753)
Deferred tax liabilities	(70,311)
Other liabilities	(13,560)

325,236

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

14.	DISCONTINUED OPERATIONS (CONTINUED)

The results of the distributed entities are as follows:

	Year ended December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Net revenues	199,536	201,924	92,249	14,520
Cost of revenues	(107,008)	(113,894)	(54,567)	(8,589)

Gross profit	92,528	88,030	37,682	5,931
Operating expenses:
Sales and marketing expenses	(70,753)	(57,380)	(33,290)	(5,240)
General and administrative expenses	(19,847)	(23,100)	(8,553)	(1,346)
Product development expenses	(15,841)	(11,872)	(8,630)	(1,358)

Operating loss	(13,913)	(4,322)	(12,791)	(2,013)
Other income/(expense)	492	(170)	1,705	268

Loss before income tax expenses	(13,421)	(4,492)	(11,086)	(1,745)
Income tax benefit	11,217	12,104	6,904	1,087

Income (loss) from discontinued operations	(2,204)	7,612	(4,182)	(658)

15.	RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiary.

Under PRC law, the Company’s PRC subsidiary is required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The subsidiary is required to allocate at least 10% of their after tax profits on an individual company basis as determined under PRC accounting standards to the general reserve and has the right to discontinue allocations to the general reserve if such reserve has reached 50% of registered capital on an individual company basis. In addition, the registered capital of the Company’s PRC subsidiary and VIEs is also restricted.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the subsidiary. The Company’s VIEs in the PRC are also subject to similar statutory reserve requirements. These reserves can only be used for specific purposes and are not transferable to the Group in the form of loans, advances or cash dividends. As of December 31, 2009, 2010 and 2011, the Company’s PRC subsidiary and VIEs had appropriated RMB10,048, RMB17,058 and RMB3,987 (US$628), respectively, of retained earnings for its statutory reserves.

As a result of these PRC laws and regulations subject to the limit discussed above that requires annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends as a general reserve fund, the Company’s PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets to the Company.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

15.	RESTRICTED NET ASSETS (CONTINUED)

Foreign exchange and other regulation in the PRC may further restrict the Company’s PRC subsidiary and VIEs from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2010 and 2011, amounts restricted are the net assets of the Company’s PRC subsidiary and VIEs, which amounted to RMB1,491,573 and RMB1,380,961 (US$217,371), respectively.

16.	MAINLAND CHINA EMPLOYEE CONTRIBUTION PLAN

As stipulated by the regulations of the PRC, full-time employees of the Company’s PRC subsidiary and VIEs participate in a government-mandated multi-employer defined contribution plan organized by municipal and provincial governments. Under the plan, certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Group is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses for the plan were RMB4,066, RMB8,125 and RMB9,717 (US$1,530) for the years ended December 31, 2009, 2010 and 2011, respectively.

17.	EARNINGS PER SHARE

Basic and diluted earnings per share for each of the years presented are calculated as follows:

	Year ended December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Numerator:
Income from continuing operations	35,435	80,426	135,446	21,320
Income (loss) from discontinued operations	(2,204)	7,612	(4,182)	(658)

Net income	33,231	88,038	131,264	20,662

Denominator:
Weighted-average number of shares outstanding—basic	100,000,000	100,000,000	100,000,000	100,000,000
Dilutive effect of stock options			189,928	189,928

Weighted-average number of shares outstanding—diluted	100,000,000	100,000,000	100,189,928	100,189,928

Basic earnings (loss) per share:
Income from continuing operations	0.35	0.80	1.35	0.21
Income (loss) from discontinued operations	(0.02)	0.08	(0.04)	(0.01)

Net income	0.33	0.88	1.31	0.20

Diluted earnings (loss) per share:
Income from continuing operations			1.35	0.21
Loss from discontinued operations			(0.04)	(0.01)

Net income			1.31	0.20

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

17.	EARNINGS PER SHARE (CONTINUED)

There were no dilutive instruments during the years ended December 31, 2009 and 2010. The effects of 3,131,753 stock options were excluded from the calculation of diluted earnings (loss) per share as their effect would have been anti-dilutive during the year ended December 31, 2011.

18.	SHARE-BASED COMPENSATION

In order to provide additional incentives to employees and to promote the success of the Company’s business, the Company adopted a share incentive plan in 2011 (the “2011 Plan”). Under the 2011 Plan, the Company may grant options to its employees, directors and consultants to purchase an aggregate of no more than 7,843,100 ordinary shares of the Company. The 2011 Plan was approved by the Board of Directors and shareholders of the Company on May 4, 2011.

The 2011 Plan is administered by the Board of Directors or by any of its committees as set forth in the 2011 Plan. On May 6, 2011, the Company granted 4,950,000 options to employees and directors at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 44-month period, with 25% of the awards vesting on January 1, 2012 and the remainder of the awards vesting on an annual basis each January 1, thereafter. On August 1, 2011, the Company granted additional 700,000 options to an employee at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 41-month period, with 25% of the awards vesting on January 1, 2012 and the remainder of the awards vesting on an annual basis each January 1, thereafter. On October 11, 2011, the Company granted an additional 110,000 options to some employees at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 39-month period, with 25% of the awards vesting on January 1, 2012 and the remainder of the awards vesting on an annual basis each January 1, thereafter. On December 19, 2011, the Company granted an additional 2,000,000 options to some employees at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 49-month period, with 25% of the awards vesting on January 1, 2013 and the remainder of the awards vesting on an annual basis each January 1, thereafter. As of December 31, 2011, options to purchase 7,680,000 of ordinary shares were outstanding and options to purchase 163,100 ordinary shares were available for future grant under the 2011 Plan.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

18.	SHARE-BASED COMPENSATION (CONTINUED)

The following table summarizes the Company’s employee share option activity under the 2011 Plan:

	Number of options	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term	Aggregate intrinsic value
		US$	US$	Years	US$
Outstanding, January 1, 2011	—
Granted on May 6, 2011	4,950,000	2.20	2.40
Granted on August 1, 2011	700,000	2.20	2.18
Granted on October 8, 2011	110,000	2.20	2.37
Granted on December 19, 2011	2,000,000	2.20	2.41
Exercised	—
Forfeited	(80,000)	2.20	2.40

Outstanding, December 31, 2011	7,680,000	2.20	2.38	9.53	11,366

Vested and expected to vest at December 31, 2011	—

Exercisable as of December 31, 2011	—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company’s shares. As of December 31, 2011, the Company has options outstanding to purchase an aggregate of 7,680,000 shares with an exercise price below the estimated fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB71,539 (US$11,261).

The Company calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with the following assumptions:

	May 6, 2011		August 1, 2011		October 8, 2011		December 19, 2011
Fair value of ordinary share	US$	3.69	US$	3.44	US$	3.68	US$	3.68
Risk-free interest rates		3.27%		2.90%		2.14%		1.89%
Expected exercise multiple		2.2		2.2		2.2		2.2
Expected volatility		61.90%		60.50%		60.70%		60.80%
Expected dividend yield		0.00%		0.00%		0.00%		0.00%
Weighted average fair value per option granted	US$	2.40	US$	2.18	US$	2.37	US$	2.41

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

18.	SHARE-BASED COMPENSATION (CONTINUED)

The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility and, the exercise multiple for which employees are likely to exercise share options. For expected volatilities, the Company has made reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as the Company. For the exercise multiple, the Company has no historical exercise patterns as reference, thus the exercise multiple is based on management’s estimation, which the Company believes is representative of the future exercise pattern of the options. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury Bills yield curve in effect at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with assistance from an independent third party valuation firm. The Company’s management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

The aggregate fair value of the outstanding options at the grant dates were determined to be RMB115,176 (US$18,129) and such amount shall be recognized as compensation expenses using the straight-line method for all employee share options granted with graded vesting. As of December 31, 2011, there was RMB89,235 (US$14,046) of total unrecognized share-based compensation cost, net of estimated forfeitures, related to unvested options which are expected to be recognized over a weighted-average period of 3.07 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

The distribution to shareholders on June 30, 2011 (Note 14) did not result in any modification to the terms and conditions of the options granted to employees.

Compensation expense recorded in continuing operations relating to options granted to employees recognized for the year ended December 31, 2011 is as follows:

	As of December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Cost of revenues	—	—	3,247	511
Sales and marketing expenses	—	—	1,138	179
General and administrative expenses	—	—	8,049	1,267
Product development expenses	—	—	541	85

	—	—	12,975	2,042

19.	SUBSEQUENT EVENTS

In accordance with ASC 855 Subsequent Events, as amended by ASU 2010-09, the Company evaluated subsequent events through September 14, 2012, which was also the date that these consolidated financial statements were issued.

On February 24, 2012, the Board of Directors declared a dividend of RMB49,900 to all of the Company’s shareholders of record on February 24, 2012. The dividend, net of applicable withholding taxes, was paid on April 19, 2012.

On March 16, 2012, Cheerbright established a wholly-owned subsidiary, Autohome (Hong Kong) Limited.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

19.	SUBSEQUENT EVENTS (CONTINUED)

On May 8, 2012, Autohome WFOE established a new VIE through a series of contractual arrangements with Guangzhou You Che You Jia Advertising Co., Ltd. and its shareholders.

In May 2012, Telstra acquired additional shares of the Company from other shareholders increasing its ownership of the Company to 66%.

20.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS

	December 31,
	2010	2011
	RMB	RMB	US$
ASSETS
Current assets:
Prepaid expenses and other current assets	—	11,322	1,781

Total current assets	—	11,322	1,781
Non-current assets:
Investment in subsidiaries	1,540,805	1,375,960	216,584

Total non-current assets	1,540,805	1,375,960	216,584

Total assets	1,540,805	1,387,282	218,365

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other payables	—	13,661	2,150
Due to subsidiaries	—	13,342	2,100

Total current liabilities	—	27,003	4,250

Total liabilities	—	27,003	4,250

Shareholders’ equity:
Ordinary shares (par value of US$0.01 per share; 100,000,000,000 shares authorized; 100,000,000 issued and outstanding as of December 31, 2010 and 2011, respectively)	6,867	6,867	1,081
Additional paid-in capital	1,396,517	1,099,172	173,016
Retained earnings	137,421	254,240	40,018

Total shareholders’ equity	1,540,805	1,360,279	214,115

Total liabilities and shareholders’ equity	1,540,805	1,387,282	218,365

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

20.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Operating expenses:
General and administrative expenses	—	—	(15,681)	(2,468)

Operating losses	—	—	(15,681)	(2,468)
Equity in income of subsidiaries	33,231	88,038	146,945	23,130

Income before income taxes	33,231	88,038	131,264	20,662
Income tax expense	—	—	—	—

Net income	33,231	88,038	131,264	20,662

Comprehensive income	33,231	88,038	131,264	20,662

(a) Basis of presentation

For the Company only condensed financial information, the Company records its investment in its subsidiaries and VIEs under the equity method of accounting. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and share of their income as “Equity in income of subsidiaries” on the condensed statements of comprehensive income. The Company did not have any cash and cash equivalent balances for the year ended December 31, 2010 and 2011. Therefore, there are no cash flows from operating, investing and financing activities to present. The subsidiaries and VIEs did not pay any dividends to the Company for any of the years presented.

The parent company only condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

(b) Commitments

The Company does not have any significant commitments or long-term obligations as of any of the periods presented.

21.	RESTATEMENT OF FINANCIAL STATEMENTS

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). Under ASU 2011-05, an entity has the option to present the components of net income and comprehensive income in either one continuous statement or two separate but consecutive statements. The presentation requirements are required to be applied retrospectively. The Company adopted ASU 2011-05 on January 1, 2012 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. The Company’s 2009 to 2011 financial statements have been revised to conform with the presentation requirements of ASU 2011-05.

AUTOHOME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

21.	RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

The movement of accumulated other comprehensive income is as follows:

December 31,
	2009	2010	2011
	RMB	RMB	RMB	US$
Beginning balance	—	—	—	—
Current-year other comprehensive income	—	—	—	—

Ending balance	—	—	—	—

AUTOHOME INC.

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	Note	As of December 31, 2011	As of June 30, 2012
		RMB	RMB	US$
		(Audited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents		213,705	212,127	33,390
Accounts receivable (net of allowance for doubtful accounts of RMB371 and unaudited RMB132 (US$21) as of December 31, 2011 and June 30, 2012, respectively)		203,102	286,476	45,093
Prepaid expenses and other current assets		24,622	30,291	4,769
Deferred tax assets		10,394	39,110	6,156

Total current assets		451,823	568,004	89,408
Non-current assets:
Property and equipment, net	5	27,356	28,038	4,413
Intangible assets, net	6	59,548	52,761	8,305
Goodwill		1,504,278	1,504,278	236,782

Total non-current assets		1,591,182	1,585,077	249,500

Total assets		2,043,005	2,153,081	338,908

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other payables		149,975	148,752	23,415
Deferred revenue		41,461	63,178	9,945
Income tax payable		7,714	32,890	5,177
Due to related parties	9	4,655	—	—

Total current liabilities		203,805	244,820	38,537

Non-current liabilities:
Other liabilities		5,971	5,971	940
Deferred tax liabilities		472,950	471,167	74,164

Total non-current liabilities		478,921	477,138	75,104

Total liabilities		682,726	721,958	113,641
Commitments and contingencies	11	—	—	—
Shareholders’ equity:
Ordinary shares (par value of US$0.01 per share; 100,000,000,000 shares authorized; 100,000,000 issued and outstanding as of December 31, 2011 and June 30, 2012, respectively)		6,867	6,867	1,081
Additional paid-in capital		1,099,172	1,113,183	175,221
Accumulated other comprehensive income		—	—	—
Retained earnings		254,240	311,073	48,965

Total shareholders’ equity		1,360,279	1,431,123	225,267

Total liabilities and shareholders’ equity		2,043,005	2,153,081	338,908

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

		For the six months ended June 30
	Note	2011	2012
		RMB	RMB	US$
		(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Advertising services		146,793	250,393	39,413
Dealer subscription services		19,945	53,041	8,349

Total net revenues		166,738	303,434	47,762
Cost of revenues	4	(57,298)	(80,841)	(12,725)

Gross profit		109,440	222,593	35,037
Operating expenses:
Sales and marketing expenses		(28,450)	(50,351)	(7,926)
General and administrative expenses		(13,333)	(28,566)	(4,496)
Product development expenses		(5,973)	(14,869)	(2,340)

Operating profit		61,684	128,807	20,275
Other income, net		270	2,148	338

Income from continuing operations before income taxes		61,954	130,955	20,613
Income tax expense	7	(13,121)	(29,212)	(4,598)

Income from continuing operations		48,833	101,743	16,015
Loss from discontinued operations	3	(4,182)	—	—

Net income		44,651	101,743	16,015

Other comprehensive income, net of tax		—	—	—

Comprehensive income		44,651	101,743	16,015

Basic earnings (loss) per share:
Income from continuing operations		0.49	1.02	0.16
Loss from discontinued operations		(0.04)	—	—

Net income	10	0.45	1.02	0.16
Diluted earnings per share:
Income from continuing operations		0.49	1.01	0.16
Loss from discontinued operations		(0.04)	—	—

Net income	10	0.45	1.01	0.16
Weighted average shares used in earnings per share computation:
Basic	10	100,000,000	100,000,000	100,000,000
Diluted	10	100,087,836	100,291,242	100,291,242

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	For the six months ended June 30
	2011	2012
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations	48,833	101,743	16,015
Loss from discontinued operations	(4,182)	—	—
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of property and equipment	7,380	5,899	929
Amortization of intangible assets	16,498	6,787	1,068
Loss on disposal of property and equipment	159	12	2
Allowance for doubtful accounts	(797)	(239)	(38)
Share-based compensation costs	3,102	14,011	2,205
Deferred income taxes	(19,930)	(30,499)	(4,801)
Changes in operating assets and liabilities:
Accounts receivable	(27,880)	(83,135)	(13,086)
Prepaid expenses and other current assets	(8,623)	(5,290)	(833)
Accrued expenses and other payables	(10,346)	(1,223)	(192)
Deferred revenue	9,835	21,717	3,418
Income tax payable	(5,964)	25,176	3,963
Due to related parties	(291)	(4,655)	(733)
Other liabilities	(1,149)	—	—

Net cash generated from operating activities	6,645	50,304	7,917

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(8,355)	(6,972)	(1,097)
Acquisition of intangible assets	(1,600)	—	—
Purchase of held-to-maturity instruments	(98,000)	—	—
Proceeds from maturity of held-to-maturity instruments	62,000	—	—

Net cash used in investing activities	(45,955)	(6,972)	(1,097)

CASH FLOWS FROM FINANCIAL ACTIVITIES
Payment of dividends	—	(44,910)	(7,069)
Distribution to shareholders (Note 3)	(94,069)	—	—

Net cash used in financing activities	(94,069)	(44,910)	(7,069)

Net decrease in cash and cash equivalents	(133,379)	(1,578)	(249)
Cash and cash equivalents at beginning of period	174,342	213,705	33,639

Cash and cash equivalents at end of period	40,963	212,127	33,390

Supplemental disclosures of cash flow information:
Income taxes paid	33,258	34,536	5,436

The accompanying notes are an integral part of these consolidated financial statements

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	BASIS OF PRESENTATION AND USE OF ESTIMATES

These unaudited interim consolidated financial statements of Autohome Inc. (formerly Sequel Limited, the “Company”), its subsidiaries and variable interest entities (“VIEs”) have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information using accounting policies that are consistent with those used in the preparation of the Company’s audited consolidated financial statements for the year ended December 31, 2011. Accordingly, these unaudited interim consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited interim consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the six months ended June 30, 2012 are not necessarily indicative of results to be expected for any other interim period or for the year ending December 31, 2012. The consolidated balance sheet as of December 31, 2011 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements as of and for the year ended December 31, 2011 included elsewhere in this prospectus.

The preparation of interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited interim consolidated financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, identifying separate accounting units and estimating rebates related to revenue transactions, assessing the subsequent impairment of long-lived assets, acquired intangible assets and related goodwill, determining the provision for accounts receivable, accounting for deferred income taxes and estimating the fair value of stock options granted. The results of the continuing operations and discontinued operations are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

As of June 30, 2012, subsidiaries of the Company and its variable interest entities where the Company’s wholly foreign-owned enterprise (“WFOE”) is the primary beneficiary include the following entities:

Entity	Date of incorporation	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Subsidiaries

Cheerbright International Holdings, Ltd (“Cheerbright”)	June 13, 2006	British Virgin Islands	100%	Investment holding

Autohome (Hong Kong) Ltd. (“Autohome HK”)	March 16, 2012	Hong Kong	100%	Provision of advertising services

Beijing Cheerbright Technologies Co., Ltd. (“Autohome WFOE”)	September 1, 2006	PRC	100%	Provision of technical and consulting services

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	BASIS OF PRESENTATION AND USE OF ESTIMATES (CONTINUED)

Entity	Date of incorporation	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
VIEs

Beijing Autohome Information Technology Co., Ltd. (“Autohome Information”)	August 28, 2006	PRC	—	Provision of online advertising and dealer subscription services

Beijing Shengtuo Autohome Advertising Co., Ltd.	September 21, 2010	PRC	—	Provision of online advertising services

Beijing Shengtuo Hongyuan Information Technology Co., Ltd.	November 8, 2010	PRC	—	Provision of online advertising and dealer subscription services

Beijing Shengtuo Chengshi Advertising Co., Ltd.	November 12, 2010	PRC	—	Provision of online advertising services

Shanghai Youche Youjia Advertising Co., Ltd. (“Shanghai Advertising”)	December 31, 2011	PRC	—	Provision of online advertising services

Guangzhou Youche Youjia Advertising Co., Ltd. (“Guangzhou Advertising”)	May 8, 2012	PRC	—	Provision of online advertising services

The Company, its subsidiaries and VIEs are hereinafter collectively referred to as the “Group”. The Group provides online advertising and dealer subscription services through its internet sites. These services are offered to automakers and dealers, and advertising agencies that represent automakers and dealers in the automobile industry. The Group’s principal geographic market is in the PRC. The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly-owned subsidiaries and VIEs in the PRC.

Due to the seasonal nature of the online advertising services in the automobile industry, online advertising services revenues typically increase in the second quarter as automakers increase marketing activities in connection with China’s major auto shows and in the fourth quarter as automakers and dealers seek to complete year-end marketing campaigns.

The Company had been 55% owned by Telstra Holdings Pty Ltd. (“Telstra”) since June 2008, the inception date. In May 2012, Telstra acquired additional shares of the Company from other shareholders. As of June 30, 2012, Telstra held 66% of the total interest in the Company.

PRC laws and regulations prohibit or restrict foreign ownership of internet content and online advertising businesses. To comply with these foreign ownership restrictions, the Company and its subsidiary operate websites and provide online advertising services and dealer subscription services in the PRC through VIEs. The paid-in capital of the VIEs was funded by the Company’s PRC subsidiaries through loans extended to the VIEs’ shareholders (“Nominee Shareholders”). The effective control of the VIEs is held by Autohome WFOE, through a series of contractual arrangements (the “Contractual Arrangements”). As a result of the Contractual Arrangements, the WFOE maintains the ability to control the VIEs, is entitled to substantially all of the economic benefits from the VIEs and is obligated to absorb all of the VIE’s expected losses.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	BASIS OF PRESENTATION AND USE OF ESTIMATES (CONTINUED)

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and the VIEs through the irrevocable power of attorney agreement, whereby the Nominee Shareholders effectively assigned all of their voting rights underlying their equity interest in the VIEs to the WFOE. In addition, through the Contractual Arrangements the Company demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the expected losses and majority of the profits of the VIEs through the WFOE.

Thus, the Company is also considered the primary beneficiary of the VIEs through the WFOE. As a result of the above, the Company consolidates the VIEs in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) 810-10 (“ASC 810-10”) Consolidation: Overall.

The following is a summary of the Contractual Arrangements:

Exclusive technical consulting and service agreements

Pursuant to the exclusive technical consulting and service agreements that have been entered into by the WFOE and the VIEs, the VIEs have engaged the WFOE as their exclusive provider of technical support and management consulting services. The VIEs shall pay to the WFOE service fees determined based on the revenues of the VIEs. The service fees can be adjusted by the WFOE unilaterally. The WFOE shall exclusively own any intellectual property arising from the performance of this agreement. This agreement has a 30 year term that can be automatically extended for another 10 years at the option of the WFOE. The agreement can only be terminated mutually by the parties in writing. During the term of the agreement, the VIEs may not enter into any agreement with third parties for the provision of any technical or management consulting services without prior consent of the WFOE.

Loan agreements

Pursuant to the loan agreements between the Nominee Shareholders of the VIEs and the WFOE, the WFOE granted interest free loans for the Nominee Shareholders’ contributions to the VIEs. The term of the loan is indefinite until the WFOE requests repayment. The manner and timing of the repayment shall be at the sole discretion of the WFOE and at the WFOE’s option may be in the form of transferring the VIEs’ equity interest to the WFOE or its designated persons.

Exclusive equity option agreements

Pursuant to the exclusive option agreements, entered into between the Nominee Shareholders of the VIEs and the WFOE, the Nominee Shareholders jointly and severally granted to the WFOE an option to purchase their equity interests in the VIEs. The purchase price will be offset against the loan repayments under the loan agreements. If the transfer price of the equity interest is greater than the loan amount, the Nominee Shareholders are required to immediately return the received transfer price in excess of the loan amount to the WFOE or any person designated by the WFOE. The WFOE may exercise such option at any time until it has acquired all equity interests of the VIEs or freely transfer the option to any third party and such third party may assume the right and obligations of the option agreement. The exclusive equity option agreements have an indefinite term and will terminate at the earlier of i) the date on which all of the equity interests have been transferred to the WFOE or any person designated by the WFOE; or ii) the unilateral termination by the WFOE.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

1.	BASIS OF PRESENTATION AND USE OF ESTIMATES (CONTINUED)

Equity interest pledge agreements

Pursuant to the equity interest pledge agreements entered into between the Nominee Shareholders of the VIEs and the WFOE, the Nominee Shareholders pledged all of their equity interests in the VIEs to the WFOE as collateral for all of their payments due to the WFOE and to secure their obligations under the above agreements. The Nominee Shareholders may not transfer or assign the shares, the rights and obligations in the share pledge agreement or create or permit to create any pledges which may have an adverse effect on the rights or benefits of the VIEs without the WFOE’s preapproval. The WFOE is entitled to transfer or assign in full or in part the shares pledged. In the event of default, the WFOE as the pledgee will be entitled to request immediate repayment of the loan or to dispose of the pledged equity interests through transfer or assignment. There have been no dividends or distributions from inception to date. The equity interest pledge agreements have an indefinite term and will terminate after all the obligations under these agreements have been satisfied in full or the pledged equity interests have been transferred to the WFOE or its designees.

Power of attorney agreements

Pursuant to the power of attorney agreements signed between the Nominee Shareholders of the VIEs and the WFOE, the Nominee Shareholders have given the WFOE an irrevocable proxy to act on their behalf on all matters pertaining to the VIEs and to exercise all of their rights as shareholders of the VIEs, including the right to attend shareholders meetings, to exercise voting rights and to transfer all or a part of his or her equity interests in the VIEs.

In June 2011, the Contractual Arrangements were supplemented with the following terms:

•

With respect to the exclusive equity option agreements, in the event of liquidation or dissolution of the VIEs, all assets shall be sold to the WFOE at the lowest selling price permitted by applicable PRC law, and any proceeds from the transfer and any residual interests in the VIEs shall be remitted to the WFOE immediately;

•

With respect to the exclusive equity option agreements, dividends and distributions are not permitted without the prior consent of the WFOE, to the extent there is a dividend or distribution, the Nominee Shareholders will remit the amounts in full to the WFOE immediately;

•

With respect to the exclusive technical consulting and service agreements and loan agreements, the WFOE shall provide the necessary financial support to the VIEs whether or not the VIEs incur any losses, and not request for repayment if the VIEs are unable to repay.

The aggregate carrying amounts of the total assets and total liabilities of the VIEs as of June 30, 2012 were RMB2,000,291 (US$314,858) and RMB352,395 (US$55,469), respectively, including current assets of RMB376,488 (US$59,262), non-current assets of RMB1,623,803 (US$255,596), current liabilities of RMB336,545 (US$52,974) and non-current liabilities of RMB15,850 (US$2,495). There was no pledge or collateralization of the VIEs’ assets. Creditors of the VIEs have no recourse to the general credit of the WFOE, which is the primary beneficiary of the VIEs. The VIEs’ net assets as of June 30, 2012 were RMB1,647,896 (US$259,389). The VIEs contributed substantially all of the Group’s consolidated net revenue and operating cash flows for the six months ended June 30, 2012.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, and the VIEs for which the Company or a subsidiary of the Company is the primary beneficiary. All significant intercompany transactions and balances between the Company, its subsidiaries, and the VIEs are eliminated upon consolidation. Results of acquired subsidiaries and VIEs are consolidated from the date on which control is transferred to the Company.

(b) Convenience Translation

Amounts in United States dollars (“US$”) are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.3530 on June 29, 2012 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(c) Discontinued Operations

In accordance with ASC 205-20 Discontinued Operations, when a component of an entity has been disposed of and the Group will no longer have significant continuing involvement in the operations of the component, the results of its operations should be classified as discontinued operations in the consolidated statements of comprehensive income for all periods presented.

(d) Earnings Per Share

Earnings per share is calculated in accordance with ASC 260-10, Earnings Per Share: Overall. Basic earnings per share is computed by dividing net income (loss) attributable to holders of ordinary shares by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share reflects the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted earnings per share by application of the treasury stock method.

(e) Share-based Compensation

Stock options granted to employees are accounted for under ASC 718, Compensation—Stock Compensation, which requires that share-based awards granted to employees be measured based on the grant date fair value and recognized as compensation expense over the requisite service period (which is generally the vesting period) in the consolidated statements of comprehensive income. The Company has elected to recognize compensation expense using the straight-line method for all stock options granted with service conditions that have a graded vesting schedule. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates and are adjusted to reflect future changes in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest. To the extent the Company revises these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. The Company, with the assistance of an independent third party valuation firm, determined the fair value of the stock options granted to employees. The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(f) Adopted Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income. The guidance in ASU 2011-05 is effective for public companies for fiscal years, and interim periods within those years beginning after December 15, 2011. The guidance in ASU 2011-05 should be applied retrospectively. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 defers the requirement in ASU 2011-05 that entities present reclassification adjustments for each component of accumulated other comprehensive income (“AOCI”) in both net income and other comprehensive income on the face of the financial statements. ASU 2011-12 requires entities to continue to present amounts reclassified out of AOCI on the face of the financial statements or disclose those amounts in the notes to the financial statements. The effective date of ASU 2011-12 is consistent with ASU 2011-05, which is effective for fiscal years and interim periods beginning after December 15, 2011 for public entities. The Company adopted ASU No. 2011-05 on January 1, 2012 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior periods’ comparative information has been revised to conform with the presentation requirements of ASU 2011-05.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment (“ASU 2011-08”). The guidance is intended to simplify how entities, both public and non-public, test goodwill for impairment. The pronouncement permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for non-public entities, have not yet been made available for issuance. The Company adopted this new guidance effective January 1, 2012, as required. The adoption of this new guidance did not have a material impact on the Company’s financial statements.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

3.	DISCONTINUED OPERATIONS

On June 14, 2011, the Company incorporated, under the laws of the Cayman Islands, a wholly-owned subsidiary, Sequel Media Inc. (“Sequel Media”). On June 30, 2011 the Company contributed all the shares of the entities which provided online advertising services to manufacturers and retailers in the information technology industry (collectively the “Distributed Entities”) to Sequel Media. On June 30, 2011, the Company distributed all the shares of Sequel Media to its shareholders. Accordingly, pursuant to ASC 205-20 Discontinued Operations, the Distributed Entities have been accounted for as a discontinued operation whereby the results of operations of these businesses have been eliminated from the results of continuing operations and reported in discontinued operations for all periods presented. The results of the discontinued operations are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Accordingly, the Group recognized a distribution to shareholders amounting to RMB325,236 (US$51,194) for the six months ended June 30, 2011, which included RMB94,069 (US$14,807) of cash and cash equivalents of the distributed entities. The assets and liabilities distributed are as follows:

As of June 30, 2011
RMB
(Unaudited)
Cash and cash equivalents	94,069
Held-to-maturity instruments	43,000
Accounts receivable	75,988
Prepaid expenses and other current assets	12,974
Deferred tax assets	18,682
Property and equipment, net	15,557
Intangible assets, net	71,540
Goodwill	185,922
Accrued expenses and other payables	(92,872)
Deferred revenue	(15,753)
Deferred tax liabilities	(70,311)
Other liabilities	(13,560)

325,236

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

3.	DISCONTINUED OPERATIONS (CONTINUED)

The results of the distributed entities are as follows:

For the six months ended June 30, 2011
RMB (Unaudited)
Net revenues	92,249
Cost of revenues	(54,567)

Gross profit	37,682
Operating expenses:
Sales and marketing expenses	(33,290)
General and administrative expenses	(8,553)
Product development costs	(8,630)

Operating loss	(12,791)
Other income, net	1,705

Loss before income tax expenses	(11,086)
Income tax benefit	6,904

Loss from discontinued operations	(4,182)

4.	COST OF REVENUES

	For the six months ended June 30
	2011	2012
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Content related costs	19,790	24,097	3,793
Depreciation and amortization	8,334	11,592	1,825
Bandwidth and internet data center	5,015	6,938	1,092
Value-added tax, business taxes and surcharges	24,159	38,214	6,015

	57,298	80,841	12,725

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	As of December 31, 2011	As of June 30, 2012
	RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)
At cost:
Electronic equipment	29,974	35,034	5,515
Office equipment	274	339	53
Motor vehicles	1,302	1,892	298
Purchased software	2,870	3,477	547
Leasehold improvements	2,310	2,436	383

	36,730	43,178	6,796
Less: Accumulated depreciation	(9,374)	(15,140)	(2,383)

	27,356	28,038	4,413

Depreciation expense was RMB2,173 and RMB5,899 (US$929) for the six months ended June 30, 2011 and 2012, respectively.

6.	INTANGIBLE ASSETS, NET

The following table presents the Group’s intangible assets with definite lives as of the respective balance sheet dates:

	June 30, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	RMB	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Trademarks	68,310	(18,216)	50,094	7,885
Customer relationship	9,050	(7,240)	1,810	285
Websites	27,000	(27,000)	—	—
Domain names	1,870	(1,013)	857	135

	106,230	(53,469)	52,761	8,305

	December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	RMB	RMB	RMB
	(Audited)	(Audited)	(Audited)
Trademarks	68,310	(15,939)	52,371
Customer relationship	9,050	(6,335)	2,715
Websites	27,000	(23,625)	3,375
Domain names	1,870	(783)	1,087

	106,230	(46,682)	59,548

Amortization expense was RMB6,651 and RMB6,787 (US$1,068) for the six months ended June 30, 2011 and 2012, respectively.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

7.	TAXATION

The Company recorded income tax expense of RMB13,121 and RMB29,212 (US$4,598) for the six months ended June 30, 2011 and 2012, respectively. The Company’s effective tax rates were 21.18% and 22.31% for the six months ended June 30, 2011 and 2012, respectively. The unrecognized tax benefits are likely to change in the next twelve months; however, the change cannot be reasonably estimated at this point. All of the uncertain tax positions, if ultimately recognized, will impact the effective tax rate.

The tax years ended December 31, 2007 through 2011 for the Company’s PRC subsidiary and VIEs remain subject to examination by the PRC tax authorities.

8.	SHARE-BASED COMPENSATION

In order to provide additional incentives to employees and to promote the success of the Company’s business, the Company adopted a share incentive plan in 2011 (the “2011 Plan”). Under the 2011 Plan, the Company may grant options to its employees, directors and consultants to purchase an aggregate of no more than 7,843,100 ordinary shares of the Company. The 2011 Plan was approved by the Board of Directors and shareholders of the Company on May 4, 2011.

The 2011 Plan is administered by the Board of Directors or any of its committees as set forth in the 2011 Plan. On May 6, 2011, the Company granted 4,950,000 options to employees and directors at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 44-month period, with 25% of the awards vesting on January 1, 2012 and the remainder of the awards vesting on an annual basis each January 1, thereafter. On August 1, 2011, the Company granted additional 700,000 options to an employee at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 41-month period, with 25% of the awards vesting on January 1, 2012 and the remainder of the awards vesting on an annual basis each January 1, thereafter. On October 11, 2011, the Company granted additional 110,000 options to some employees at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 39-month period, with 25% of the awards vesting on January 1, 2012 and the remainder of the awards vesting on an annual basis each January 1, thereafter. On December 19, 2011, the Company granted an additional 2,000,000 options to some employees at an exercise price of US$2.20. These options granted have a contractual term of ten years and vest over a 49-month period, with 25% of the awards vesting on January 1, 2013 and the remainder of the awards vesting on an annual basis each January 1, thereafter. As of June 30, 2012, options to purchase 7,605,000 of ordinary shares were outstanding and options to purchase 238,100 ordinary shares were available for future grant under the 2011 Plan.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

8.	SHARE-BASED COMPENSATION (CONTINUED)

	Number of options	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term	Aggregate intrinsic value
		US$ (Unaudited)	US$ (Unaudited)	Years (Unaudited)	US$ (Unaudited)
Outstanding, January 1, 2012	7,680,000
Granted	—
Exercised	—
Forfeited	(75,000)	2.20	2.40

Outstanding, June 30, 2012	7,605,000	2.20	2.38	9.04	11,408

Vested and expected to vest at June 30, 2012	1,401,250

Exercisable as of June 30, 2012	1,401,250

	Number of options	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term	Aggregate intrinsic value
		US$ (Audited)	US$ (Audited)	Years (Audited)	US$ (Audited)
Outstanding, January 1, 2011	—
Granted on May 6, 2011	4,950,000	2.20	2.40
Granted on August 1, 2011	700,000	2.20	2.18
Granted on October 11, 2011	110,000	2.20	2.37
Granted on December 19, 2011	2,000,000	2.20	2.41
Exercised	—
Forfeited	(80,000)	2.20	2.40

Outstanding, December 31, 2011	7,680,000	2.20	2.38	9.53	11,366

Vested and expected to vest at December 31, 2011	—

Exercisable as of December 31, 2011	—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company’s shares. As of June 30, 2012, the Company has options outstanding to purchase an aggregate of 7,605,000 shares with an exercise price below the estimated fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB72,472 (US$11,408).

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

8.	SHARE-BASED COMPENSATION (CONTINUED)

The Company calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with the following assumptions:

	May 6, 2011		August 1, 2011		October 8, 2011		December 19, 2011
	(Audited)		(Audited)		(Audited)		(Audited)
Fair value of ordinary share	US$	3.69	US$	3.44	US$	3.68	US$	3.68
Risk-free interest rates		3.27%		2.90%		2.14%		1.89%
Expected exercise multiple		2.20		2.20		2.20		2.20
Expected volatility		61.90%		60.50%		60.70%		60.80%
Expected dividend yield		0.00%		0.00%		0.00%		0.00%
Weighted average fair value per option granted	US$	2.40	US$	2.18	US$	2.37	US$	2.41

The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility and the exercise multiple for which employees are likely to exercise share options. For expected volatilities, the Company has made reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as the Company. For the exercise multiple, the Company has no historical exercise patterns as a reference, thus the exercise multiple is based on management’s estimation, which the Company believes is representative of the future exercise pattern of the options. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury Bills yield curve in effect at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with assistance from an independent third party valuation firm. The Company’s management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

The aggregate fair value of the outstanding options at the grant date was determined to be RMB115,113 (US$18,120) and such amount shall be recognized as compensation expenses using the straight-line method for all employee share options granted with graded vesting. As of June 30, 2012, there was RMB76,317 (US$12,013) of total unrecognized share-based compensation cost, net of estimated forfeitures, related to unvested options which are expected to be recognized over a weighted-average period of 2.57 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

The distribution to shareholders on June 30, 2011 did not result in any modification to the terms and conditions of the options granted to employees.

Compensation expense recorded in continuing operations relating to options granted to employees recognized for the six months ended June 30, 2011 and 2012 is as follows:

	For the six months ended June 30
	2011	2012
	RMB (Unaudited)	RMB (Unaudited)	US$ (Unaudited)
Cost of revenues	730	3,259	513
Sales and marketing expenses	235	2,099	330
General and administration expenses	1,556	7,320	1,152
Product development expenses	110	1,333	210

	2,631	14,011	2,205

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

9.	RELATED PARTY TRANSACTIONS

Name of related parties	Relationship with the Group
Beijing Cubic Information Technology Ltd.	A company over which a director of the Company has significant influence

Beijing POP Information Technology Co., Ltd.	A company owned by the same group of the Company’s shareholders

Lianhe Shangqing (Beijing) Advertisement Co. Ltd.	A company owned by the same group of the Company’s shareholders

During the six months ended June 30, 2011, Beijing Cubic Information Technology Ltd. provided internet enabled mobile device application development services amounting to RMB349 (US$54) to the Group. The director no longer has significant influence over Beijing Cubic Information Technology Ltd. as of June 30, 2012.

During the six months ended June 30, 2012, Lianhe Shangqing (Beijing) Advertisement Co. Ltd. paid office rent expense amounting to RMB438 (US$69) on behalf of Beijing Shengtuo Autohome Advertising Co. Ltd.

In April 2012, Autohome Information paid RMB2,085 (US$328) to Beijing POP Information Technology Co. Ltd. and Beijing Shengtuo Autohome Advertising Co., Ltd. paid RMB3,008 (US$473) to Lianhe Shangqing (Beijing) Advertisement Co. Ltd. to settle outstanding related party balances.

The Group had the following due to related party balances outstanding as of December 31, 2011 and June 30, 2012:

	As of December 31, 2011	As of June 30, 2012
	RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)
Beijing POP Information Technology Co., Ltd.	2,085	—	—
Lianhe Shangqing (Beijing) Advertisement Co. Ltd.	2,570	—	—

	4,655	—	—

All balances with related parties were unsecured, interest-free and had no fixed terms of repayment.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

10.	EARNINGS PER SHARE

	For the six months ended June 30
	2011	2012
	RMB (Unaudited)	RMB (Unaudited)	US$ (Unaudited)
Numerator:
Income from continuing operations	48,833	101,743	16,015
Loss from discontinued operations	(4,182)	—	—

Net income	44,651	101,743	16,015

Denominator:
Weighted-average number of shares outstanding-basic	100,000,000	100,000,000	100,000,000
Dilutive effect of stock options	87,836	291,242	291,242

Weighted-average number of shares outstanding—diluted	100,087,836	100,291,242	100,291,242

Basic earnings (loss) per share:
Income from continuing operations	0.49	1.02	0.16
Loss from discontinued operations	(0.04)	—	—

Net income	0.45	1.02	0.16

Diluted earnings (loss) per share—Diluted:
Income from continuing operations	0.49	1.01	0.16
Loss from discontinued operations	(0.04)	—	—

Net income	0.45	1.01	0.16

The effects of 1,299,448 and 6,855,000 stock options were excluded from the calculation of diluted earnings (loss) per share as their effect would have been anti-dilutive during the six months ended June 30, 2011 and 2012, respectively.

AUTOHOME INC.

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

11.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Group leases office space and employee accommodation in the PRC under non-cancellable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases. The terms of the leases do not contain rent escalation or contingent rents. Total rental expenses for all operating leases under continuing operation for the six months ended June 30, 2011 and 2012, amounted to RMB3,789 and RMB5,821 (US$916), respectively. As of June 30, 2012, the Group has future minimum lease payments under non-cancellable operating leases with initial terms in excess of one year in relation to office premises consisting of the following:

	As of June 30, 2012
	RMB (Unaudited)	US$ (Unaudited)
Six months ended December 31, 2012	6,449	1,015
Year ended December 31,
2013	10,942	1,722
2014	123	19
2015 and thereafter	—	—

	17,514	2,756

Income taxes

As of June 30, 2012, the Group has recognized liabilities of RMB5,971 (US$940) for unrecognized tax benefits. The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of June 30, 2012, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

12.	SUBSEQUENT EVENTS

In accordance with ASC 855 Subsequent Events, as amended by ASU 2010-09, the Company evaluated subsequent events through September 14, 2012, which was also the date that these unaudited consolidated financial statements were issued.

China`s leading online destination for automobile consumers

START
ENGINE

汽车之家 AUTOHOME INC.

Until             , 2012 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, wilful default or fraud.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares).

Purchasers	Date of Sale or Issuance	Number of Securities	Consideration
Participants of our 2011	May 6, 2011,	Options to acquire	Past and future services to
Share Incentive Plan	August 1, 2011,	7,880,000 ordinary	our company as directors
	October 8, 2011,	shares(2)	or employees(1)
December 19, 2011 and
	July 1, 2012		Exercise price is US$2.20
per share

(1)	We recorded share-based compensation expenses of RMB13.0 million (US$2.1 million) and RMB14.0 (US$2.2 million) in connection with the option grants for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.
(2)	Options to purchase 155,000 ordinary shares have been forfeited.

No underwriters were involved in the foregoing issuances of securities.

We believe that the above issuances were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act as we are a foreign private issuer, the issuance was made in an offshore transaction and to our knowledge, none of the grantees was a U.S. person.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (a) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (c) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (d) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on            , 2012.

AUTOHOME INC.

By:
Name: James Zhi Qin
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of             and             as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board and Director	, 2012
Tarek Robbiati

	Director and Chief Executive Officer	, 2012
James Zhi Qin	(Principal Executive Officer)

	Director	, 2012
Andrew Penn

	Director and Executive Vice President	, 2012
Xiang Li

	Director	, 2012
Henry Hon

Signature	Title	Date

	Director	, 2012
Jiang Lan

	Director	, 2012
Gabriel Li

	Chief Financial Officer	, 2012
Sean Yuan Xiao	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Autohome Inc. has signed this registration statement or amendment thereto in New York on            , 2012.

Authorized U.S. Representative

By:
Name:
Title:

AUTOHOME INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1†	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Form of Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and holders of the American Depositary Receipts

4.4†	Amended and Restated Sequel Shareholders Agreement dated as of June 30, 2011

4.5†	Restated Exclusive Technology Consulting and Service Agreement between Autohome WFOE and Autohome Information dated June 7, 2011

4.6†	Exclusive Technology Consulting and Service Agreement between Autohome WFOE and Beijing Shengtuo Hongyuan Information Technology Co., Ltd. dated November 8, 2010

4.7†	Exclusive Technology Consulting and Service Agreement between Autohome WFOE and Beijing Shengtuo Chengshi Advertising Co., Ltd. dated November 12, 2010

4.8†	Exclusive Technology Consulting and Service Agreement between Autohome WFOE and Beijing Shengtuo Autohome Advertising Co., Ltd. dated September 21, 2010

4.9†	Restated Loan Agreement between Autohome WFOE and Zhi Qin dated June 7, 2011

4.10†	Restated Loan Agreement between Autohome WFOE and Zheng Fan dated June 7, 2011

4.11†	Restated Loan Agreement between Autohome WFOE and Xiang Li dated June 7, 2011

4.12†	Restated Equity Option Agreement among Autohome WFOE, Autohome Information and Zhi Qin dated June 7, 2011

4.13†	Restated Equity Option Agreement among Autohome WFOE, Autohome Information and Xiang Li dated June 7, 2011

4.14†	Restated Equity Option Agreement among Autohome WFOE, Autohome Information and Zheng Fan dated June 7, 2011

4.15†	Equity Option Agreement among Autohome WFOE, Autohome Information and Beijing Shengtuo Hongyuan Information Technology Co., Ltd. dated November 8, 2010

4.16†	Equity Option Agreement among Autohome WFOE, Autohome Information and Beijing Shengtuo Chengshi Advertising Co., Ltd. dated November 12, 2010

4.17†	Equity Option Agreement among Autohome WFOE, Autohome Information and Beijing Shengtuo Autohome Advertising Co., Ltd. dated September 21, 2010

4.18†	Restated Equity Interest Pledge Agreement between Autohome WFOE and Zhi Qin dated August 2011

4.19†	Restated Equity Interest Pledge Agreement between Autohome WFOE and Xiang Li dated August 2011

Exhibit Number	Description of Document

4.20†	Restated Equity Interest Pledge Agreement between Autohome WFOE and Zheng Fan dated August 2011

4.21†	Equity Interest Pledge Agreement between Autohome WFOE and Autohome Information dated November 8, 2010 regarding Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

4.22†	Equity Interest Pledge Agreement between Autohome WFOE and Autohome Information dated November 12, 2010 regarding Beijing Shengtuo Chengshi Advertising Co., Ltd.

4.23†	Equity Interest Pledge Agreement between Autohome WFOE and Autohome Information dated September 21, 2010 regarding Beijing Shengtuo Autohome Advertising Co., Ltd.

4.24†	Power of Attorney issued by Zhi Qin dated June 7, 2011 regarding Autohome Information

4.25†	Power of Attorney issued by Xiang Li dated June 7, 2011 regarding Autohome Information

4.26†	Power of Attorney issued by Zheng Fan dated June 7, 2011 regarding Autohome Information

4.27†	Power of Attorney issued by Autohome Information dated November 12, 2010 regarding Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

4.28†	Power of Attorney issued by Autohome Information dated November 12, 2010 regarding Beijing Shengtuo Chengshi Advertising Co., Ltd.

4.29†	Power of Attorney issued by Autohome Information dated September 21, 2010 regarding Beijing Shengtuo Autohome Advertising Co., Ltd.

4.30†	Supplementary Agreement to Exclusive Technical Consulting and Services Agreement between Autohome WFOE and Beijing Shengtuo Chengshi Advertising Co., Ltd. dated July 22, 2011

4.31†	Supplementary Agreement to Exclusive Technical Consulting and Services Agreement between Beijing Shengtuo Hongyuan Information Technology Co., Ltd. and Autohome WFOE dated July 22, 2011

4.32†	Supplementary Agreement to Exclusive Technical Consulting and Services Agreement between Beijing Shengtuo Autohome Adverting Co., Ltd. and Autohome WFOE dated July 22, 2011

4.33†	Supplementary Agreement to Restated Exclusive Technical Consulting and Services Agreement between Beijing Autohome Information Technology Co., Ltd. and Autohome WFOE dated July 22, 2011

4.34†	Exclusive Technology Consulting and Service Agreement between Autohome WFOE and Shanghai Advertising dated December 31, 2011

4.35†	Loan Agreement between Autohome WFOE and Zhi Qin dated December 31, 2011

4.36†	Loan Agreement between Autohome WFOE and Zheng Fan dated December 31, 2011

4.37†	Loan Agreement between Autohome WFOE and Xiang Li dated December 31, 2011

4.38	Equity Option Agreement among Autohome WFOE, Shanghai Advertising and Zhi Qin dated July 2, 2012

4.39	Equity Option Agreement among Autohome WFOE, Shanghai Advertising and Zheng Fan dated July 2, 2012

4.40	Equity Option Agreement among Autohome WFOE, Shanghai Advertising and Xiang Li dated July 2, 2012

Exhibit Number	Description of Document

4.41	Equity Interest Pledge Agreement between Autohome WFOE and Zhi Qin dated July 2, 2012

4.42	Equity Interest Pledge Agreement between Autohome WFOE and Zheng Fan dated July 2, 2012

4.43	Equity Interest Pledge Agreement between Autohome WFOE and Xiang Li dated July 2, 2012

4.44	Power of Attorney issued by Zhi Qin dated July 2, 2012 regarding Shanghai Advertising

4.45	Power of Attorney issued by Zheng Fan dated July 2, 2012 regarding Shanghai Advertising

4.46	Power of Attorney issued by Xiang Li dated July 2, 2012 regarding Shanghai Advertising

4.47	Loan Agreement between Autohome WFOE and Zhi Qin dated July 2, 2012

4.48	Loan Agreement between Autohome WFOE and Xiang Li dated July 2, 2012

4.49	Loan Agreement between Autohome WFOE and Zheng Fan dated July 2, 2012

4.50	Exclusive Technical Consulting and Services Agreement between Autohome WFOE and Guangzhou Advertising dated May 8, 2012

4.51	Loan Agreement between Autohome WFOE and Zhi Qin dated May 8, 2012

4.52	Loan Agreement between Autohome WFOE and Zheng Fan dated May 8, 2012

4.53	Loan Agreement between Autohome WFOE and Xiang Li dated May 8, 2012

4.54	Equity Option Agreement among Autohome WFOE, Guangzhou Advertising and Zhi Qin dated May 8, 2012

4.55	Equity Option Agreement among Autohome WFOE, Guangzhou Advertising and Zheng Fan dated May 8, 2012

4.56	Equity Option Agreement among Autohome WFOE, Guangzhou Advertising and Xiang Li dated May 8, 2012

4.57	Equity Interest Pledge Agreement between Autohome WFOE and Zhi Qin dated May 8, 2012

4.58	Equity Interest Pledge Agreement between Autohome WFOE and Zheng Fan dated May 8, 2012

4.59	Equity Interest Pledge Agreement between Autohome WFOE and Xiang Li dated May 8, 2012

4.60	Power of Attorney issued by Zhi Qin dated May 8, 2012 regarding Guangzhou Advertising

4.61	Power of Attorney issued by Zheng Fan dated May 8, 2012 regarding Guangzhou Advertising

4.62	Power of Attorney issued by Xiang Li dated May 8, 2012 regarding Guangzhou Advertising

5.1†	Form of Opinion of Conyers Dill & Pearman

8.1†	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

8.2†	Form of Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

10.1*	2011 Share Incentive Plan

10.2†	Form of Indemnification Agreement between the Registrant and its directors and officers

10.3†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

21.1†	Subsidiaries of Autohome Inc.

Exhibit Number	Description of Document

23.1*	Consent of Ernst & Young Hua Ming LLP, independent registered public accounting firm

23.2†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.2)

23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4†	Consent of TransAsia Lawyers (included in Exhibit 99.2)

23.5†	Consent of Nielsen-CCData Company

23.6†	Consent of iResearch

23.7†	Consent of CR-Nielsen Information Technology Co., Ltd.

23.8*	Consent of Ya-Qin Zhang

23.9*	Consent of Ted Tak-Tai Lee

24.1*	Powers of Attorney (included on signature page of this registration statement)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2*	Form of Opinion of TransAsia Lawyers regarding certain PRC law matters

*	To be filed by amendment.
†	Previously submitted.

Exhibit 4.38

Equity Option Agreement

among

Beijing Cheerbright Technologies Co., Ltd.

and

Qin Zhi

and

Shanghai You Che You Jia Advertising Co., Ltd.

July     , 2012

Equity Option Agreement	- 2 -

THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on July 2, 2012 in Beijing, People’s Republic of China (PRC).

by and among

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a liability limited company incorporated under the PRC laws with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Qin Zhi, a PRC citizen, holder of identification card number ***, whose residential address is at Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China (Party B);

and

(3)	Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司), a company duly organized and existing under the PRC laws with its legal address at Room 2258, Tower 10, No. 1630, Yecheng Street, Jiading Industry District, Shanghai, China (Party C).

Recitals

A.	Party B holds 8% of the equity interest in Party C.

B.	Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of advertising agency.

C.	On December 31,2011 and July 2, 2012, two Loan Agreements were entered into between Party A and Party B (collectively “Loan Agreements”), pursuant to which Party B took a loan (Loan) in the total amount of RMB800,000 from, and therefore owes a debt to, Party A to subscribe to the aforementioned 8% equity interest in Party C.

D.	On December 31,2011, an Exclusive Technical Consulting and Services Agreement was entered into between Party A and Party C (Services Agreement), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

Equity Option Agreement	- 3 -

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

	Designated Person(s)	means 1 or more person(s) designated by Party A;

	Equity Interest	means 100% of the equity interest held by Party B in Party C;

	Equity Pledge Agreement	means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated July 2,2012, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party C’s performance of its obligations under the Loan Agreements and Services Agreement;

	Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

	Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

	Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

	Security Interest	means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreements.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

Equity Option Agreement	- 4 -

2.	PURCHASE AND SALE OF EQUITY INTEREST

2.1	Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2	Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3	Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1	Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2	Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3	Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4	Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3.	UNDERTAKINGS

3.1	Undertakings of Party C. Party C hereby undertakes that:

3.1.1	it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2	without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

Equity Option Agreement	- 5 -

3.1.3	without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4	it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5	without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6	without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7	at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8	without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9	it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10	in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11	without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12	if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

Equity Option Agreement	- 6 -

3.2	Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1	without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4	he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5	at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6	in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7	at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8	at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9	he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

Equity Option Agreement	- 7 -

3.2.10	he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreements; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11	after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1	he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2	the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3	he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

Equity Option Agreement	- 8 -

4.2	Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1	it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2	the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3	it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4	it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5	it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6	there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.	FURTHER WARRANTIES

The parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.	TERM

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

Equity Option Agreement	- 9 -

7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2	Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Equity Option Agreement	- 10 -

9.	MISCELLANEOUS

9.1	Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.

Address	:	1010, Tower B, No. 3, Danling Street,
Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B	:	Qin Zhi
Address	:	Room 452, Unit 4, Building 31, Yuetan
South Street, Xicheng District, Beijing, China
Tel	:	***
Attn	:	Qin Zhi

Party C	:	Shanghai You Che You Jia Advertising Co., Ltd.
Address	:	Room 2258, Tower 10, No. 1630, Yecheng
Street, Jiading Industry District, Shanghai, China
Tel	:	***
Attn	:	Han Song

9.2	Entire Agreement. This Agreement, the Services Agreement, the Loan Agreements, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

Equity Option Agreement	- 11 -

9.3	Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

9.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8	Language and Counterparts. This Agreement is prepared in 3 sets of originals in the English language. Each party shall hold 1 set.

[The space below is intentionally left blank.]

Equity Option Agreement	- 12 -

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A: Beijing Cheerbright Technologies Co., Ltd.

By:	/s/ Li Xiang
Name: /Li Xiang/
Title: Legal Representative Company Seal:

Party B: Qin Zhi

By:	/s/ Qin Zhi
Name: /Qin Zhi/

Party C Shanghai You Che You Jia Advertising Co., Ltd.

By:	/s/ Han Song
Name: /Han Song/
Title: Legal Representative Company seal:

Equity Option Agreement

Exhibit 4.39

Equity Option Agreement

among

Beijing Cheerbright Technologies Co., Ltd.

and

Fan Zheng

and

Shanghai You Che You Jia Advertising Co., Ltd.

July     , 2012

Equity Option Agreement	- 2 -

THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on July 2, 2011 in Beijing, People’s Republic of China (PRC).

by and among

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a liability limited company incorporated under the PRC laws with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Fan Zheng, a PRC citizen, holder of identification card number ***, whose residential address is at Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China (Party B);

and

(3)	Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司), a company duly organized and existing under the PRC laws with its legal address at Room 2258, Tower 10, No. 1630, Yecheng Street, Jiading Industry District, Shanghai, China (Party C).

Recitals

A.	Party B holds 24 % of the equity interest in Party C.

B.	Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of advertising agency.

C.	On December 31, 2011 and July 2, 2012, two Loan Agreements were entered into between Party A and Party B (collectively “Loan Agreements”), pursuant to which Party B took a loan (Loan) in the total amount of RMB2,400,000 from, and therefore owes a debt to, Party A to subscribe to the aforementioned 24% equity interest in Party C.

D.	On December 31, 2011, an Exclusive Technical Consulting and Services Agreement was entered into between Party A and Party C (Services Agreement), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

Equity Option Agreement	- 3 -

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;

Equity Interest	means 100% of the equity interest held by Party B in Party C;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated on July 2, 2012, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party C’s performance of its obligations under the Loan Agreements and Services Agreement;

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest	means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreements.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

Equity Option Agreement	- 4 -

2.	PURCHASE AND SALE OF EQUITY INTEREST

2.1	Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2	Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3	Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1	Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2	Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3	Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4	Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3.	UNDERTAKINGS

3.1	Undertakings of Party C. Party C hereby undertakes that:

3.1.1	it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2	without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

Equity Option Agreement	- 5 -

3.1.3	without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4	it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5	without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6	without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7	at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8	without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9	it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10	in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11	without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12	if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

Equity Option Agreement	- 6 -

3.2	Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1	without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4	he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5	at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6	in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7	at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8	at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9	he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

Equity Option Agreement	- 7 -

3.2.10	he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreements; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11	after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1	he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2	the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3	he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

Equity Option Agreement	- 8 -

4.2	Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1	it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2	the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3	it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4	it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5	it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6	there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.	FURTHER WARRANTIES

The parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.	TERM

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

Equity Option Agreement	- 9 -

7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2	Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Equity Option Agreement	- 10 -

9.	MISCELLANEOUS

9.1	Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.

Address	:	1010, Tower B, No. 3, Danling Street,
Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B	:	Fan Zheng
Address	:	Room 302, Unit 2, Building 2, No. 336,
Xinshi North Road, Qiaoxi District,
Shijiazhuang, Hebei Province, China
Tel	:	***
Attn	:	Fan Zheng

Party C	:	Shanghai You Che You Jia Advertising Co., Ltd.
Address	:	Room 2258, Tower 10, No. 1630, Yecheng
Street, Jiading Industry District, Shanghai,
China
Tel	:	***
Attn	:	Han Song

9.2	Entire Agreement. This Agreement, the Services Agreement, the Loan Agreements, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

Equity Option Agreement	- 11 -

9.3	Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

9.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8	Language and Counterparts. This Agreement is prepared in 3 sets of originals in the English language. Each party shall hold 1 set.

[The space below is intentionally left blank.]

Equity Option Agreement	- 12 -

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A:
Beijing Cheerbright Technologies Co., Ltd.

By:	/s/ Li Xiang
Name: /Li Xiang/
Title: Legal Representative
Company Seal:

Party B:
Fan Zheng

By:	/s/ Fan Zheng
Name: /Fan Zheng/

Party C
Shanghai You Che You Jia Advertising Co., Ltd.

By:	/s/ Han Song
Name: /Han Song/
Title: Legal Representative
Company seal:

Equity Option Agreement

Exhibit 4.40

Equity Option Agreement

among

Beijing Cheerbright Technologies Co., Ltd.

and

Li Xiang

and

Shanghai You Che You Jia Advertising Co., Ltd.

July     , 2012

Equity Option Agreement	- 2 -

THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on July 2, 2012 in Beijing, People’s Republic of China (PRC).

by and among

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司) , a liability limited company incorporated under the PRC laws with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Li Xiang , a PRC citizen, holder of identity card number 130103198110051838 whose residential address is at Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, PRC (Party B);

and

(3)	Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司), a company duly organized and existing under the PRC laws with its legal address at Room 2258, Tower 10, No. 1630, Yecheng Street, Jiading Industry District, Shanghai, China (Party C).

Recitals

A.	Party B holds 68 % of the equity interest in Party C.

B.	Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of advertising agency.

C.	On December 31, 2011 and July 2, 2012, two Loan Agreements were entered into between Party A and Party B (collectively “Loan Agreements”), pursuant to which Party B took a loan (Loan) in the total amount of RMB6,800,000 from, and therefore owes a debt to, Party A to subscribe to the aforementioned 68% equity interest in Party C.

D.	On December 31,2011, an Exclusive Technical Consulting and Services Agreement was entered into between Party A and Party C (Services Agreement), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

Equity Option Agreement	- 3 -

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;

Equity Interest	means 100% of the equity interest held by Party B in Party C;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated on July 2,2012, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party C’s performance of its obligations under the Loan Agreements and Services Agreement;

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest	means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreements.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

Equity Option Agreement	- 4 -

2.	PURCHASE AND SALE OF EQUITY INTEREST

2.1	Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2	Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3	Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1	Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2	Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3	Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4	Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3.	UNDERTAKINGS

3.1	Undertakings of Party C. Party C hereby undertakes that:

3.1.1	it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2	without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

Equity Option Agreement	- 5 -

3.1.3	without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4	it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5	without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6	without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7	at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8	without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9	it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10	in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11	without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12	if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

Equity Option Agreement	- 6 -

3.2	Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1	without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4	he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5	at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6	in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7	at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8	at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9	he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

Equity Option Agreement	- 7 -

3.2.10	he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreements; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11	after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1	he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2	the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3	he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

Equity Option Agreement	- 8 -

4.2	Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1	it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2	the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3	it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4	it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5	it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6	there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.	FURTHER WARRANTIES

The parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.	TERM

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

Equity Option Agreement	- 9 -

7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2	Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Equity Option Agreement	- 10 -

9.	MISCELLANEOUS

9.1	Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.

Address	:	1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B	:	Li Xiang
Address	:	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China
Tel	:	***
Attn	:	Li Xiang

Party C	:	Shanghai You Che You Jia Advertising Co., Ltd.
Address	:	Room 2258, Tower 10, No. 1630, Yecheng Street, Jiading Industry District, Shanghai, China
Tel	:	***
Attn	:	Han Song

9.2	Entire Agreement. This Agreement, the Services Agreement, the Loan Agreements, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

9.3	Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

Equity Option Agreement	- 11 -

9.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8	Language and Counterparts. This Agreement is prepared in 3 sets of originals in the English language. Each party shall hold 1 set.

[The space below is intentionally left blank.]

Equity Option Agreement	- 12 -

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A:

Beijing Cheerbright Technologies Co., Ltd.

By:	/s/ Li Xiang
Name: /Li Xiang/
Title: Legal Representative
Company Seal:

Party B:

Li Xiang

By:	/s/ Li Xiang
Name: /Li Xiang/

Party C

Shanghai You Che You Jia Advertising Co., Ltd.

By:	/s/ Han Song
Name: /Han Song/
Title: Legal Representative
Company seal:

Equity Option Agreement

Exhibit 4.41

Equity Interest Pledge Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Qin Zhi

July 2012

Equity Interest Pledge Agreement	- 2 -

This Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on July 2, 2012 by and among the following parties:

(1)	PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

(2)	PLEDGOR: Qin Zhi, a PRC citizen, holder of identification card number ***, whose residential address is at Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China.

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 8% of the equity interest of Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司) (“You Che You Jia Advertising”).

B.	You Che You Jia Advertising is a limited liability company registered in Guangzhou, which engages in the business of advertising agency.

C.	The Pledgor and the Pledgee entered into two Loan Agreements (collectively, “Loan Agreements”) on December 31, 2011 and July 2, 2012, pursuant to which the Pledgee extended two loans in the amount of RMB 400,000 to the Pledgor. Therefore the total amount of the Loans that Party A has extended to Party B is RMB800,000 (the “Loan”).

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on December 31,2011, pursuant to which You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

Equity Interest Pledge Agreement	- 3 -

E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreements; (ii) the Pledgee collects Service Fees under the Services Agreement from You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreements including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or You Che You Jia Advertising under the Loan Agreements or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 8% equity interest of You Che You Jia Advertising, equivalent to a contribution of RMB800,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

1.2	“Equity Interest” means all the equity interests in You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 8% equity interest (equivalent to a contribution of RMB800,000) in You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5.	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

Equity Interest Pledge Agreement	- 4 -

2.	Pledge

2.1	Each Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 24,000,000 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

Equity Interest Pledge Agreement	- 5 -

2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreements, Services Agreement or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, promptly after the execution of this Agreement, but in no event later than 10 days from the date of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in You Che You Jia Advertising (the “Term of the Pledge”).

Equity Interest Pledge Agreement	- 6 -

4.	Representations and Warranties of the Pledgor

Each of the Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	Each of the Pledgor is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgor and the execution and performance of this Agreement by each of the Pledgor does not violate any applicable laws or regulations. The representative of each of the Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5	Each of the Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	Each of the Pledgor covenants to the Pledgee that he shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

Equity Interest Pledge Agreement	- 7 -

5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement or (iii) which may affect the Pledgor’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	Each of the Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his/her guarantees, covenants, agreements, representations or conditions.

Equity Interest Pledge Agreement	- 8 -

6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreements or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his/her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for You Che You Jia Advertising to provide advertising services in the PRC is withdrawn, suspended, invalidated or materially amended;

Equity Interest Pledge Agreement	- 9 -

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement.

6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreements, Services Agreement, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor(s) when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

Equity Interest Pledge Agreement	- 10 -

8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer their rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and their successors and be effective to the Pledgee and his each successor and assignee.

8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

Equity Interest Pledge Agreement	- 11 -

10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee	: Beijing Cheerbright Technologies Co., Ltd.(北京齐尔布莱特科技有限公司)
Address	: 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Fax	: 010-59857387
Tele	: 010-59857001
Addressee	: Li Xiang

Pledgor	: Qin Zhi
Address	: Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China
Fax	: 010-59857400
Tele	: 010-59857869
Addressee	: Qin Zhi

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13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreements and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司) (Company Seal)

By:	/s/ Li Xiang
Authorized Representative: /Li Xiang/

PLEDGOR: Qin Zhi

By:	/s/ Qin Zhi

Equity Interest Pledge Agreement

Shanghai You Che You Jia Advertising Technology Co., Ltd. Shareholder List

（As of July 2, 2012. Registered Capital is RMB10,000,000, all of which has been paid in.）

No.	Name of Shareholder	ID Card Number	Address	Contribution (percentage)	Form of Contribution	Pledge
YCYJ001	Li Xiang	130103198110051838	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China	RMB 6,800,000 (68%)	currency	The contribution of 6,800,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

YCYJ002	Fan Zheng	130104197902251514	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China	RMB 2,400,000 (24%)	currency	The contribution of 2,400,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

YCYJ003	Qin Zhi	110102197206172314	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China	RMB 800,000 (8%)	currency	The contribution of 800,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

Shanghai You Che You Jia Advertising Co., Ltd (seal)

Signature:	/s/ Han Song
Name:	/Han Song/
Title:	Legal representative
Date:	2012/7/2

Equity Interest Pledge Agreement

Exhibit 4.42

Equity Interest Pledge Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Fan Zheng

July     , 2012

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This Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on July 2, 2012 by and among the following parties:

(1)	PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

(2)	PLEDGOR: Fan Zheng, a PRC citizen, holder of identification card number ***, whose residential address is at Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China.

(individually	a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 24% of the equity interest of Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司) (“You Che You Jia Advertising”).

B.	You Che You Jia Advertising is a limited liability company registered in Shanghai, which engages in the business of advertising agency.

C.	The Pledgor and the Pledgee entered into two Loan Agreements (collectively “Loan Agreements”) on December 31, 2011 and July 2, 2012, pursuant to which the Pledgee extended two loans in the amount of RMB1,200,000 to the Pledgor. Therefore the total amount of the Loans that Party A has extended to Party B is RMB2,400,000(the “Loan”).

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on December 31, 2011, pursuant to which You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

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E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreements; (ii) the Pledgee collects Service Fees under the Services Agreement from You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreements including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or You Che You Jia Advertising under the Loan Agreements or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 24% equity interest of You Che You Jia Advertising, equivalent to a contribution of RMB2,400,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

1.2	“Equity Interest” means all the equity interests in You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 24% equity interest (equivalent to a contribution of RMB2,400,000) in You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

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1.5.	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

2.	Pledge

2.1	Each Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB72, 000, 000 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreements, Services Agreement or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

Equity Interest Pledge Agreement	-5-

(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, promptly after the execution of this Agreement, but in no event later than 10 days from the date of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in You Che You Jia Advertising (the “Term of the Pledge”).

Equity Interest Pledge Agreement	-6-

4.	Representations and Warranties of the Pledgor

Each of the Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	Each of the Pledgor is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgor and the execution and performance of this Agreement by each of the Pledgor does not violate any applicable laws or regulations. The representative of each of the Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5	Each of the Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	Each of the Pledgor covenants to the Pledgee that he shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

Equity Interest Pledge Agreement	-7-

5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement or (iii) which may affect the Pledgor’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	Each of the Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his/her guarantees, covenants, agreements, representations or conditions.

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6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreements or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his/her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for You Che You Jia Advertising to provide advertising services in the PRC is withdrawn, suspended, invalidated or materially amended;

Equity Interest Pledge Agreement	-9-

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement.

6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreements, Services Agreement, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor(s) when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

Equity Interest Pledge Agreement	-10-

8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer their rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and their successors and be effective to the Pledgee and his each successor and assignee.

8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

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10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee	:	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司)
Address	:	1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Fax	:	010-59857387
Tele	:	010-59857001
Addressee	:	Li Xiang

Pledgor	:	Fan Zheng
Address	:	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China
Fax	:	010-59857400
Tele	:	010-59857899
Addressee	:	Fan Zheng

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13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreements and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd.

(北京齐尔布莱特科技有限公司)

(Company Seal)

By:	/s/ Li Xiang
Authorized Representative: /LiXiang/

PLEDGOR: Fan Zheng

By:	/s/ Fan Zheng

Equity Interest Pledge Agreement

Shanghai You Che You Jia Advertising Technology Co., Ltd. Shareholder List

（ As of July 2,2012. Registered Capital is RMB10,000,000, all of which has been paid in.)

No.	Name of Share holder	ID Card Number	Address	Contribution (percentage)	Form of Contribution	Pledge
YCYJ001	Li Xiang	130103198110051838	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China	RMB6,800,000 (68%)	currency	The contribution of 6,800,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

YCYJ002	Fan Zheng	130104197902251514	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China	RMB2,400,000 (24%)	currency	The contribution of 2,400,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

YCYJ003	Qin Zhi	110102197206172314	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China	RMB 800,000 (8%)	currency	The contribution of 800,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

Shanghai You Che You Jia Advertising Co., Ltd
(seal)

Signature	： /s/ Han Song
Name	： /Han Song/
Title	： Legal representative
Date	： 2012/7/2

Equity Interest Pledge Agreement

Exhibit 4.43

Equity Interest Pledge Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Li Xiang

July     , 2012

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This Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on July 2, 2012 by and among the following parties:

(1)	PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

(2)	PLEDGOR: Li Xiang, a PRC citizen, holder of identification card number ***, whose residential address is at Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China.

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 68 % of the equity interest of Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司) (“You Che You Jia Advertising”).

B.	You Che You Jia Advertising is a limited liability company registered in Shanghai, which engages in the business of advertising agency.

C.	The Pledgor and the Pledgee entered into two Loan Agreements (collectively, “Loan Agreements”) on December 31, 2011 and July 2, 2012, pursuant to which the Pledgee extended two loans in the amount of RMB 3,400,000 to the Pledgor. Therefore the total amount of the Loans that Party A has extended to Party B is RMB6,800,000 (the “Loan”).

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on December 31, 2011, pursuant to which You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

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E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreements; (ii) the Pledgee collects Service Fees under the Services Agreement from You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreements including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or You Che You Jia Advertising under the Loan Agreements or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 68% equity interest of You Che You Jia Advertising, equivalent to a contribution of RMB 6,800,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

1.2	“Equity Interest” means all the equity interests in You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 68% equity interest (equivalent to a contribution of RMB 6,800,000) in You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

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1.5.	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

2.	Pledge

2.1	Each Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB204,000,000 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreements, Services Agreement or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

Equity Interest Pledge Agreement	-5-

(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, promptly after the execution of this Agreement, but in no event later than 10 days from the date of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in You Che You Jia Advertising (the “Term of the Pledge”).

Equity Interest Pledge Agreement	-6-

4.	Representations and Warranties of the Pledgor

Each of the Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	Each of the Pledgor is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgor and the execution and performance of this Agreement by each of the Pledgor does not violate any applicable laws or regulations. The representative of each of the Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5	Each of the Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	Each of the Pledgor covenants to the Pledgee that he shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

Equity Interest Pledge Agreement	-7-

5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement or (iii) which may affect the Pledgor’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	Each of the Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his/her guarantees, covenants, agreements, representations or conditions.

Equity Interest Pledge Agreement	-8-

6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreements or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his/her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for You Che You Jia Advertising to provide advertising services in the PRC is withdrawn, suspended, invalidated or materially amended;

Equity Interest Pledge Agreement	-9-

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement.

6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreements, Services Agreement, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor(s) when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

Equity Interest Pledge Agreement	-10-

8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer their rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and their successors and be effective to the Pledgee and his each successor and assignee.

8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

Equity Interest Pledge Agreement	-11-

11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee	:	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司)
Address	:	1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Fax	:	010-59857387
Tele	:	010-59857001
Addressee	:	Li Xiang

Pledgor	:	Li Xiang
Address	:	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China
Fax	:	010-59857400
Tele	:	010-59857869
Addressee	:	Li Xiang

Equity Interest Pledge Agreement	-12-

13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreements and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

[The space below is intentionally left blank.]

Equity Interest Pledge Agreement	-13-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司) (Company Seal)

By:	/s/ Li Xiang
Authorized Representative: /LiXiang/

PLEDGOR: Li Xiang

By:	/s/ Li Xiang

Equity Interest Pledge Agreement

Shanghai You Che You Jia Advertising Technology Co., Ltd. Shareholder List

(As of July 2, 2012. Registered Capital is RMB 10,000,000, all of which has been paid in.)

No.	Name of Share holder	ID Card Number	Address	Contribution (percentage)	Form of Contribu tion	Pledge
YCYJ00 1	Li Xiang	130103198110051838	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China	RMB 6,800,000 (68%)	currency	The contribution of 6,800,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

YCYJ00 2	Fan Zheng	130104197902251514	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China	RMB 2,400,000 (24%)	currency	The contribution of 2,400,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

YCYJ00 3	Qin Zhi	110102197206172314	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China	RMB 800,000 (8%)	currency	The contribution of 800,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on July 2, 2012.

Shanghai You Che You Jia Advertising Co., Ltd
(seal)

Signature	:	/s/ Han Song
Name	:	/Han Song/
Title	:	Legal representative
Date	:	2012/7/2

Equity Interest Pledge Agreement

Exhibit 4.44

Dated this: July 2, 2012

POWER OF ATTORNEY

I, Qin Zhi , a citizen of the People’s Republic of China (PRC) with PRC ID number 110102197206172314, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司, Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof. This Power of Attorney amends and restates the Power of Attorney dated December 31, 2011.

/s/ Qin Zhi
(Signature)
Qin Zhi

POWER OF ATTORNEY – QIN ZHI

Exhibit 4.45

Dated this: July 2, 2012

POWER OF ATTORNEY

I, Fan Zheng , a citizen of the People’s Republic of China (PRC) with PRC ID number 130104197902251514, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司, Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof. This Power of Attorney amends and restates the Power of Attorney dated December 31, 2011.

/s/ Fan Zheng
(Signature)
Fan Zheng

POWER OF ATTORNEY – FAN ZHENG

Exhibit 4.46

Dated this: July 2, 2012

POWER OF ATTORNEY

I, Li Xiang , a citizen of the People’s Republic of China (PRC) with PRC ID number 130103198110051838, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司, Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof. This Power of Attorney amends and restates the Power of Attorney dated December 31, 2011.

/s/ Li Xiang
(Signature)
Li Xiang

POWER OF ATTORNEY – LI XIANG

Exhibit 4.47

Loan Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Qin Zhi

July     , 2012

Loan Agreement	- 2 -

THIS LOAN AGREEMENT (Agreement) is entered into on July     , 2012 in Beijing, People’s Republic of China (PRC)

by and between

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Qin Zhi, a PRC citizen, holder of identification card number ***, whose residential address is at Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China (Party B).

Recitals

A.	Party B established PRC domestically funded limited company named Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司, Company) in Shanghai, PRC, jointly with certain other shareholders (i.e. Li Xiang and Fan Zheng), and holds 8% of the equity interest of the Company (Equity Interests);

B.	Party A and Party B entered into a loan agreement (Original Agreement) on December 31, 2011, pursuant to which Party A has provided a loan in the amount of RMB 400,000 to Party B for the purpose of establishing the Company

C.	Now, Party A has intended to provide Party B with a loan to be used for the purposes of increasing Party B’s contribution to the registered capital of the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB400,000 (Loan).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party	means a third party as designated by Party A;

Event of Default	means an event as described in Article 2.3;

Loan Agreement	- 3 -

Equity Option Agreement	means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on July , 2012;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on July , 2012;

Power of Attorney	means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on July , 2012; and

Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1	Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2	Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3	Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1	a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2	he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

2.3.3	he dies or his capacity to perform civil acts is lost or limited;

Loan Agreement	- 4 -

2.3.4	he is charged with a criminal offense;

2.3.5	any third party institutes a court action against him claiming over RMB 50,000;

2.3.6	Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7	the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8	any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9	Party B is incapable of repaying his debts as they become due;

2.3.10	the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11	any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended;

2.3.12	any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13	any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14	Party B defaults under either of the Equity Pledge Agreement or the Equity Option Agreement.

Loan Agreement	- 5 -

2.4	Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date)

Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

2.5	Form of Repayment. Unless agreed by the parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6	Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only to increase the contribute to the registered capital of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1	Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2	No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1	Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1	it is a company incorporated and validly existing under the laws of PRC;

4.1.2	it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

4.1.3	the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

Loan Agreement	- 6 -

4.1.4	this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

4.2	Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1	he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2	the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3	this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4	there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5	there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6	the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7	with the exception of the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8	no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

Loan Agreement	- 7 -

5. UNDERTAKINGS

5.1	Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1	will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

5.1.2	will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3	will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4	will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5	will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6	will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7	will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8	will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9	will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10	will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

5.1.11	will strictly observe all of the provisions under this Agreement, the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

Loan Agreement	- 8 -

5.1.12	will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

5.2	Undertakings of Party B. Party B further undertakes as follows:

5.2.1	he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2	he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3	he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4	he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5	he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6	he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7	he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8	in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9	he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

Loan Agreement	- 9 -

5.2.10	he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11	the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

5.2.12	the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13	he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Pledge Agreement or the Equity Option Agreement;

5.2.14	he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15	he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1	Repayment of Loan.

6.1.1	Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

Loan Agreement	- 10 -

6.1.2	Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

6.1.3	If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2	Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Loan Agreement	- 11 -

8. DISPUTE RESOLUTION

8.1	Governing Law. This Agreement shall be governed by the laws of the PRC.

8.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

8.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

9. INDEMNITY

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1

Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1010, Tower B, No. 3, Danling Street, Haidian
District, Beijing 100080, China
Tel	:	86-10-59857001
Attn	:	Li Xiang

Loan Agreement	- 12 -

Party B		Qin Zhi
Address	:	Room 452, Unit 4, Building 31, Yuetan South
Street, Xicheng District, Beijing, China

Tel	:	***
Attn	:	Qin Zhi

10.2	Entire Agreement. This Agreement, the Exclusive Technical Consulting and Services Agreement, the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3	Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8	Effectiveness: This Agreement shall be effective upon its signing by all the parties or their respective authorized representative and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9	Language and Counterparts. This Agreement is prepared in 2 sets of originals in English. Each party shall hold 1 set.

[The space below has been intentionally left blank.]

Loan Agreement	- 13 -

IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Cheerbright Technologies Co., Ltd.
(北京齐尔布莱特科技有限公司)

By:	/s/ Li Xiang
Name:	/ Li Xiang/
Title:	Legal Representative
Company Seal:

Party B: Qin Zhi

By:	/s/ Qin Zhi
Name:	/Qin Zhi/

Loan Agreement

Exhibit 4.48

Loan Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Li Xiang

July     , 2012

Loan Agreement	- 2 -

THIS LOAN AGREEMENT (Agreement) is entered into on July     , 2012 in Beijing, People’s Republic of China (PRC)

by and between

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Li Xiang, a PRC citizen, holder of identification card number ***, whose residential address is at Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China(Party B).

Recitals

A.	Party B established PRC domestically funded limited company named Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司, Company) in Shanghai, PRC, jointly with certain other shareholders (i.e. Fan Zheng and Qin Zhi), and holds 68% of the equity interest of the Company (Equity Interests);

B.	Party A and Party B entered into a loan agreement (Original Agreement) on December 31, 2011, pursuant to which Party A has provided a loan in the amount of RMB 3,400,000 to Party B for the purpose of establishing the Company

C.	Now, Party A has provided Party B with a loan to be used for the purposes of increasing Party B’s contribution to the registered capital of the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB3,400,000 (Loan).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party	means a third party as designated by Party A;

Loan Agreement	- 3 -

Event of Default	means an event as described in Article 2.3;

Equity Option Agreement	means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on July , 2012;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on July , 2012;

ower of Attorney	means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on July , 2012; and

Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1	Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2	Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3	Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1	a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2	he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

Loan Agreement	- 4 -

2.3.3	he dies or his capacity to perform civil acts is lost or limited;

2.3.4	he is charged with a criminal offense;

2.3.5	any third party institutes a court action against him claiming over RMB 50,000;

2.3.6	Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7	the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8	any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9	Party B is incapable of repaying his debts as they become due;

2.3.10	the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11	any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended;

2.3.12	any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13	any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14	Party B defaults under either of the Equity Pledge Agreement or the Equity Option Agreement.

Loan Agreement	- 5 -

2.4	Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date)

Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

2.5	Form of Repayment. Unless agreed by the parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6	Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only toincrease the contribute to the registered capital of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1	Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2	No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1	Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1	it is a company incorporated and validly existing under the laws of PRC;

4.1.2	it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

Loan Agreement	- 6 -

4.1.3	the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

4.1.4	this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

4.2	Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1	he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2	the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3	this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4	there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5	there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6	the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7	with the exception of the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8	no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

Loan Agreement	- 7 -

5. UNDERTAKINGS

5.1	Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1	will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

5.1.2	will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3	will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4	will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5	will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6	will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7	will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8	will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9	will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10	will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

5.1.11	will strictly observe all of the provisions under this Agreement, the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

Loan Agreement	- 8 -

5.1.12	will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

5.2	Undertakings of Party B. Party B further undertakes as follows:

5.2.1	he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2	he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3	he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4	he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5	he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6	he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7	he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8	in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9	he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

Loan Agreement	- 9 -

5.2.10	he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11	the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

5.2.12	the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13	he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Pledge Agreement or the Equity Option Agreement;

5.2.14	he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15	he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1	Repayment of Loan.

6.1.1	Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

Loan Agreement	- 10 -

6.1.2	Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

6.1.3	If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2	Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Loan Agreement	- 11 -

8. DISPUTE RESOLUTION

8.1	Governing Law. This Agreement shall be governed by the laws of the PRC.

8.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

8.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

9. INDEMNITY

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1

Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Tel	:	86-10-59857001
Attn	:	Li Xiang

Loan Agreement	- 12 -

Party B		Li Xiang
Address	:	Room 202, Unit 3, Building 11, No. 2,
Juchangnanxiang, Qiaodong District,
Shijiazhuang City, Hebei Province, China
Tel	:	86 -10-59857002
Attn	:	Li Xiang

10.2	Entire Agreement. This Agreement, the Exclusive Technical Consulting and Services Agreement, the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3	Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8	Effectiveness: This Agreement shall be effective upon its signing by all the parties or their respective authorized representative and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9	Language and Counterparts. This Agreement is prepared in 2 sets of originals in English. Each party shall hold 1 set.

Loan Agreement	- 13 -

[The space below has been intentionally left blank.]

Loan Agreement	- 14 -

IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Cheerbright Technologies Co., Ltd.

(北京齐尔布莱特科技有限公司)

By:	/s/ Li Xiang
Name:	/Li Xiang/
Title:	Legal Representative
Company Seal:

Party B: Li Xiang

By:	/s/ Li Xiang
Name:	/Li Xiang/

Loan Agreement

Exhibit 4.49

Loan Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Fan Zheng

July    , 2012

Loan Agreement	- 2 -

THIS LOAN AGREEMENT (Agreement) is entered into on July     , 2012 in Beijing, People’s Republic of China (PRC)

by and between

(1)	Beijing Cheerbright Technologies Co., Ltd.( 北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Fan Zheng, a PRC citizen, holder of identification card number ***, whose residential address is at Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China (Party B).

Recitals

A.	Party B established PRC domestically funded limited company named Shanghai You Che You Jia Advertising Co., Ltd. (上海有车有家广告有限公司, Company) in Shanghai, PRC, jointly with certain other shareholders (i.e. Li Xiang and Qin Zhi), and holds 24% of the equity interest of the Company (Equity Interests);

B.	Party A and Party B entered into a loan agreement (Original Agreement) on December 31, 2011, pursuant to which Party A has provided a loan in the amount of RMB 1,200,000 to Party B for the purpose of establishing the Company.

C.	Now, Party A has provided Party B with a loan to be used for the purposes of increasing Party B’s contribution to the registered capital of the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB1,200,000 (Loan).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party	means a third party as designated by Party A;

Loan Agreement	- 3 -

Event of Default	means an event as described in Article 2.3;

Equity Option Agreement	means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on July , 2012 ;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on July , 2012;

Power of Attorney	means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on July , 2012;
and

Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1	Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2	Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3	Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1	a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2	he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

Loan Agreement	- 4 -

2.3.3	he dies or his capacity to perform civil acts is lost or limited;

2.3.4	he is charged with a criminal offense;

2.3.5	any third party institutes a court action against him claiming over RMB 50,000;

2.3.6	Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7	the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8	any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9	Party B is incapable of repaying his debts as they become due;

2.3.10	the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11	any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended;

2.3.12	any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13	any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14	Party B defaults under either of the Equity Pledge Agreement or the Equity Option Agreement.

Loan Agreement	- 5 -

2.4	Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date)

Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

2.5	Form of Repayment. Unless agreed by the parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6	Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only to increase the contribute to the registered capital of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1	Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2	No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1	Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1	it is a company incorporated and validly existing under the laws of PRC;

4.1.2	it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

Loan Agreement	- 6 -

4.1.3	the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

4.1.4	this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

4.2	Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1	he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2	the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3	this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4	there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5	there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6	the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7	with the exception of the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8	no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

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5. UNDERTAKINGS

5.1	Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1	will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

5.1.2	will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3	will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4	will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5	will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6	will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7	will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8	will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9	will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10	will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

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5.1.11	will strictly observe all of the provisions under this Agreement, the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

5.1.12	will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

5.2	Undertakings of Party B. Party B further undertakes as follows:

5.2.1	he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2	he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3	he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4	he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5	he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6	he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7	he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8	in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9	he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

Loan Agreement	- 9 -

5.2.10	he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11	the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

5.2.12	the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13	he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Pledge Agreement or the Equity Option Agreement;

5.2.14	he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15	he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1	Repayment of Loan.

6.1.1	Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

Loan Agreement	- 10 -

6.1.2	Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

6.1.3	If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2	Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

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8. DISPUTE RESOLUTION

8.1	Governing Law. This Agreement shall be governed by the laws of the PRC.

8.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

8.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

9. INDEMNITY

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1

Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1010, Tower B, No. 3, Danling Street, Haidian
District, Beijing 100080, China
Tel	:	86-10-59857001
Attn	:	Li Xiang

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Party B		Fan Zheng
Address	:	Room 302, Unit 2, Building 2, No. 336, Xinshi
North Road, Qiaoxi District, Shijiazhuang,
Hebei Province, China
Tel	:	***
Attn	:	Fan Zheng

10.2	Entire Agreement. This Agreement, the Exclusive Technical Consulting and Services Agreement, the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3	Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8	Effectiveness: This Agreement shall be effective upon its signing by all the parties or their respective authorized representative and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9	Language and Counterparts. This Agreement is prepared in 2 sets of originals in English. Each party shall hold 1 set.

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[The space below has been intentionally left blank.]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Cheerbright Technologies Co., Ltd.
(北京齐尔布莱特科技有限公司)

By:	/s/ Li Xiang
Name:	/Li Xiang/
Title:	Legal Representative
Company Seal:

Party B: Fan Zheng

By:	/s/ Fan Zheng
Name:	/Fan Zheng/

Loan Agreement

Exhibit 4.50

Exclusive Technical Consulting and

Services Agreement

between

Guangzhou You Che You Jia Advertising Co., Ltd.

and

Beijing Cheerbright Technologies Co., Ltd.

EXHIBIT:

I.	SCOPE OF SERVICES

II.	CALCULATION AND PAYMENT OF THE SERVICE FEE

Exclusive Technical Consulting and Services Agreement	- 2 -

THIS EXCLUSIVE TECHNICAL CONSLUTING AND SERVICES AGREEMENT (Agreement) is entered into on May 8th, 2012 (Execution Date) in Beijing, the People’s Republic of China (PRC).

between

(1)	Guangzhou You Che You Jia Advertising Co., Ltd. a company duly organized and existing under the PRC laws with its legal address at Room 2409, No. 8, Shipaixilu, Tainhe District, Guangzhou, China (Party A);

and

(2)	Beijing Cheerbright Technologies Co., Ltd. , with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party B).

Recitals

A.	Party A is a domestic company duly incorporated and validly existing under the laws of the PRC, which engages in the business of advertising agency. Party A wishes to develop its technology, improve its management and increase and enhance its market position.

B.	Party B is a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, which holds the resources and qualifications for technical and consulting services. Party B is engaged in research and development relating to networks and has expertise in providing technical training and consulting services.

NOW, THEREFORE, the parties agree as follows:

1.	APPOINTMENT AND PROVISION OF SERVICES

1.1	Scope of Services. Party A hereby appoints Party B to provide Party A with the Services detailed in the Exhibit I (Services).

1.2	Provision of Services. The Parties agree that Party B shall provide the Services to Party A on an exclusive basis, for the duration of the term of this Agreement and at standards commonly accepted in the market.

Exclusive Technical Consulting and Services Agreement	- 3 -

1.3	Financial Support. To ensure that the cash flow requirements of Party A’s ordinary operations are met and/or to set off any loss accrued during such operations, Party B is obligated, only to the extent permissible under PRC law, to provide financing support for Party A, whether or not Party A actually incurs any such operational loss. Party B’s financing support for Party A may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately. Party B will not request repayment if Party A is unable to do so.

2.	INTELLECTUAL PROPERTY RIGHTS

The Parties agree that the intellectual property rights created by Party B in the course of performing this Agreement (including without limitation any copyrights, trademarks or logos registered or not, patents and proprietary technology), shall belong to Party B.

3.	SERVICE FEE AND PAYMENT

3.1	Service Fee. The Parties agree that the Service Fee under this Agreement shall be determined according to the Exhibit II.

3.2	Payment Method. Party B shall, within the first 5 days of each month, provide Party A with written statement of the service fee spent providing the Services during the previous month. Party A shall confirm to Party B in writing within 3 business days of receipt that the service see is correct. If Party A fails to provide such confirmation on time, Party A shall be deemed to have confirmed Party B’s statement. Party A shall pay the service fee to Party B’s designated account within 10 days after confirming the service fee provided in Party B’s statement.

4.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other that, as of the date of signing hereof:

4.1	it has full power and authority as an independent legal person to execute and deliver this Agreement and to carry out its responsibilities and obligations hereunder;

4.2	its execution and performance of this Agreement will not result in a breach of any law, regulation, authorization or agreement to which it is subject.

Exclusive Technical Consulting and Services Agreement	- 4 -

5.	CONFIDENTIALITY

5.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

5.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

5.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

6.	BREACH

6.1	Written Notice. If a party breaches any of its respective representations, warranties or obligations under this Agreement, the non-breaching party may send a written notice to the breaching party demanding rectification within 10 days.

6.2	Compensation. The breaching party shall be liable to compensate the non-breaching party for any losses it has sustained as a result of the breach, including loss of profits.

Exclusive Technical Consulting and Services Agreement	- 5 -

7.	FORCE MAJEURE

7.1	Definition. The term Force Majeure refers to any unforeseeable (or if foreseeable, reasonably unavoidable), event beyond the reasonable control of any party which prevents the performance of this Agreement, including without limitation acts of government, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning and war, but excluding any shortage of credit.

7.2	Exemption. Where either party fails to perform this Agreement in full or in part due to Force Majeure, such party shall be exempted from its responsibilities hereunder, to the extent of the Force Majeure in question and except where PRC law provides otherwise. For the avoidance of doubt, a party shall not be excused from performing its obligations hereunder where Force Majeure occurs following the delay by that party to perform this Agreement.

7.3	Notice. Should either party be unable to perform this Agreement as a result of Force Majeure, it shall inform the other party, as soon as possible following the occurrence of such Force Majeure, of the situation and the reason(s) for non-performance, so as to minimize any losses incurred by the other party as a consequence thereof. Furthermore, within a reasonable time after notice of Force Majeure has been given, the party encountering Force Majeure shall provide to the other party a legal certificate issued by a public notary (or other appropriate organization) of the place wherein the Force Majeure occurred, in witness of the same.

7.4	Mitigation. The party affected by Force Majeure may suspend the performance of its obligations under this Agreement until any disruption resulting from the Force Majeure has been resolved. However, such party shall make every effort to eliminate any obstacles resulting from the Force Majeure, thereby minimizing to the greatest extent possible the adverse effects of such, as well as any resulting losses.

8.	EFFECTIVE DATE AND TERM

8.1	Term. This Agreement shall enter into effect as of the date first indicated above and shall continue for a period of 30 years unless it is extended according to Article 8.2 or terminated early according to Article 9.

8.2	Extension. This Agreement shall be automatically extended for another ten (10) years except Party B gives its written notice terminating this Agreement three (3) months before the expiration of this Agreement.

Exclusive Technical Consulting and Services Agreement	- 6 -

9.	TERMINATION

9.1	Early Termination. This Agreement may be terminated early in the following situations:

9.1.1	with the mutual written consent of the parties following consultation;

9.1.2	in case of a Force Majeure event prevailing for 30 days or longer, the Parties shall discuss whether performance under this Agreement shall be partially exempted or postponed according to the degree by which such performance is affected by the Force Majeure event; or

9.1.3	by Party B, with 30 days’ prior written notice to Party A at any time.

9.2	Survival of Obligations. The expiry or early termination of this Agreement for any reason whatsoever shall not affect the payment obligations of the parties hereunder, the respective liability of the parties for damages or the confidentiality obligations of the parties.

10.	MISCELLANEOUS

10.1	Notices and Delivery. All notices and communications between the parties shall be written in English and delivered in person (including courier service), by facsimile transmission or by registered mail to the appropriate addresses set forth below:

Party A

Address	:	Room 2409, No. 8, Shipaixilu, Tainhe District,
Guangzhou, China,
Tel	:	86-
Fax	:	86-
Attn	:	Han Song

Party B

Address	:	1102, Tower B, No. 3, Danling Street, Haidian
District, Beijing 100080, China
Tel	:	86-10-59857001
Fax	:	86-10-59857387
Attn	:	Li Xiang

Exclusive Technical Consulting and Services Agreement	- 7 -

10.2	Timing. The time of receipt of the notice or communication shall be deemed to be:

10.2.1	if in person (including courier), at the time of signing of a receipt by the receiving party or a duly authorized person at the receiving party’s address;

10.2.2	if by facsimile transmission, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place of receipt, in which case the date of receipt shall be deemed to be the following business day; or

10.2.3	if by registered mail, on the 10th day after the date of the receipt of the registered mail.

10.3	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.4	Severability. The provisions of this Agreement are severable from each other. The invalidity of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.5	Successors. This Agreement shall be valid and binding upon the parties and upon their respective successors and assigns (if any).

10.6	Assignment. Party A shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party B. Party B may transfer its rights or obligations under this Agreement to any third party without the consent of Party A, but shall inform Party A of the above assignment.

10.7	Governing Law. The execution, validity, interpretation and implementation of this Agreement and the settlement of disputes hereunder shall be governed by PRC law.

10.8	Arbitration.

10.8.1	If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

Exclusive Technical Consulting and Services Agreement	- 8 -

10.8.2	If the dispute cannot be resolved in the above manner within 30 days after the commencement of the consultation or mediation, either party may submit the dispute to arbitration as follows:

10.8.2.1	all disputes arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the Commission’s then-current rules; and

10.8.2.2	the arbitration shall be held in Beijing and conducted in the English language, with the arbitral award being final and binding upon the parties.

10.8.3	When any dispute is submitted to arbitration, the parties shall continue to perform their obligations under this Agreement.

10.9	Entire Agreement. This Agreement and its Exhibits shall constitute the entire agreement between the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements, including without limitation, the Original Agreement.

10.10	Amendments. Without the prior written consent of Party B, Party A shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.11	Language and Copies.

This Agreement is prepared in both English and Chinese, and both language versions have the same legal effect. This Agreement shall be executed in 2 originals, with 1 original copy for each party.

[The space below is intentionally left blank.]

Exclusive Technical Consulting and Services Agreement	- 9 -

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives on the date first indicated above.

Party A: Guangzhou You Che You Jia Advertising Co., Ltd.

(广州有车有家广告有限公司)

Name: /s/ Han Song
Title: Legal Representative
Company Seal:

Party B: Beijing Cheerbright Technologies Co., Ltd.

(北京齐尔布莱特科技有限公司)

Name: /s/ Li Xiang
Title: Legal Representative
Company seal:

Exclusive Technical Consulting and Services Agreement

Exhibit I

Scope of Services

1.	Technical Services. Party B will provide technical services and training to Party A, taking advantage of Party B’s advanced network, website and multimedia technologies to improve Party A’s system integration. Such technical services shall include:

(a)	administering, managing and maintaining Party A’s information application system and website system infrastructure;

(b)	providing system optimization plans and implementing optimization features;

(c)	assuring the security and reliability of the website application systems;

(d)	procuring, installing and supporting the relevant products produced by Party B, and providing training in the use of those products;

(e)	managing and maintaining all network and providing technologies to assure the reliability and efficiency thereof;

(f)	providing information technology services and assuring the reliable operation of the information infrastructure.

2.	Marketing and Management Consulting. For the purposes of expanding Party A’s market share, popularizing its products and creating an efficient internal operations, Party B will provide consulting services regarding marketing and management, which shall include:

(a)	providing strategic co-operation proposals and recommending relevant partners to Party A, and assisting Party A to establish and develop cooperative relationships with such partners with respect to advertising;

(b)	providing Party A with market development strategies, including but not limited to the design and improvement of Party A’s products, services and business model as well as strategic on its market position and brand-building; and

(c)	training management personnel and providing management consultation services, including but not limited to regular business training for Party A’s management personnel and formulating realistic and effective solutions to existing problems in Party A’s business operations.

Exclusive Technical Consulting and Services Agreement

Exhibit II

Calculation and Payment of the Service Fee

DURING THE TERM OF THIS AGREEMENT, THE SERVICE FEE PAYABLE BY PARTY A TO PARTY B FOR SERVICES RENDERED ACCORDING TO EXHIBIT I SHALL BE A FEE IN RMB DETERMINED BY THE FOLLOWING FORMULA:

SERVICE FEE PAYABLE = PARTY A’S REVENUE – TURNOVER TAXES – PARTY A’S TOTAL COSTS – PROFIT TO BE RETAINED BY PARTY A;

Where:

•	Party A’s Revenue is revenue received by Party A from third parties in the course of its ordinary business;

•	Turnover Taxes include, but are not limited to, business tax (if applicable), value-added tax, urban maintenance and construction tax and education surcharges;

•	Party A’s Total Costs include all costs and expenses, such as costs of goods sold and operating costs incurred by Party A for carrying out the business; and

•	Profit to be retained by Party A shall be determined by a reputable certified public accountant designated by Party B.

During the term of this Agreement, Party B shall have the right to adjust the above Fees at its sole discretion without the consent of Party A.

Exclusive Technical Consulting and Services Agreement

Exhibit 4.51

Loan Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Qin Zhi

Loan Agreement	- 2 -

THIS LOAN AGREEMENT (Agreement) is entered into on May 8th, 2012 in Beijing, People’s Republic of China (PRC)

by and between

(1)	Beijing Cheerbright Technologies Co., Ltd. （北京齐尔布莱特科技有限公司）, a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Qin Zhi, a PRC citizen, holder of identification card number ***, whose residential address is at Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China (Party B).

Recitals

A.	Party B established PRC domestically funded limited company named Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司, Company) in Shanghai, PRC, jointly with certain other shareholders (i.e. Li Xiang and Fan Zheng), and holds 8% of the equity interest of the Company (Equity Interests);

B.	Party A has intended to provide Party B with a loan to be used for the purposes of establishing the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB80,000 (Loan).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party	means a third party as designated by Party A;

Event of Default	means an event as described in Article 2.3;

Equity Option Agreement	means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on May 8th, 2012;

Loan Agreement	- 3 -

Equity Pledge Agreement	means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on May 8th, 2012;

Power of Attorney	means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on May 8th, 2012;

and

Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1	Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2	Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3	Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1	a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2	he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

2.3.3	he dies or his capacity to perform civil acts is lost or limited;

2.3.4	he is charged with a criminal offense;

2.3.5	any third party institutes a court action against him claiming over RMB 50,000;

Loan Agreement	- 4 -

2.3.6	Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7	the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8	any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9	Party B is incapable of repaying his debts as they become due;

2.3.10	the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11	any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended;

2.3.12	any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13	any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14	Party B defaults under either of the Equity Pledge Agreement or the Equity Option Agreement.

2.4	Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date)

Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

Loan Agreement	- 5 -

2.5	Form of Repayment. Unless agreed by the parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6	Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only to contribute to the registered capital of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1	Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2	No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1	Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1	it is a company incorporated and validly existing under the laws of PRC;

4.1.2	it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

4.1.3	the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

4.1.4	this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

Loan Agreement	- 6 -

4.2	Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1	he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2	the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3	this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4	there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5	there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6	the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7	with the exception of the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8	no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

5. UNDERTAKINGS

5.1	Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1	will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

Loan Agreement	- 7 -

5.1.2	will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3	will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4	will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5	will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6	will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7	will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8	will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9	will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10	will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

5.1.11	will strictly observe all of the provisions under this Agreement, the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

5.1.12	will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

Loan Agreement	- 8 -

5.2	Undertakings of Party B. Party B further undertakes as follows:

5.2.1	he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2	he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3	he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4	he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5	he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6	he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7	he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8	in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9	he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

5.2.10	he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11	the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

Loan Agreement	- 9 -

5.2.12	the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13	he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Pledge Agreement or the Equity Option Agreement;

5.2.14	he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15	he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1	Repayment of Loan.

6.1.1	Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

6.1.2	Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

Loan Agreement	- 10 -

6.1.3	If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2	Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

8. DISPUTE RESOLUTION

8.1	Governing Law. This Agreement shall be governed by the laws of the PRC.

8.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

Loan Agreement	- 11 -

8.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

9. INDEMNITY

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1

Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B		Qin Zhi
Address	:	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China

Tel	:	***
Attn	:	Qin Zhi

Loan Agreement	- 12 -

10.2	Entire Agreement. This Agreement, the Exclusive Technical Consulting and Services Agreement, the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3	Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8	Effectiveness: This Agreement shall be effective upon its signing by all the parties or their respective authorized representative and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9	Language and Counterparts. This Agreement is prepared in 2 sets of originals in English. Each party shall hold 1 set.

[The space below has been intentionally left blank.]

Loan Agreement	- 13 -

IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Cheerbright Technologies Co., Ltd.

（北京齐尔布莱特科技有限公司）

By:	Li Xiang
Name: /s/ Li Xiang
Title: Legal Representative
Company Seal:

Party B: Qin Zhi

By:	Qin Zhi
Name: /s/ Qin Zhi

Loan Agreement

Exhibit 4.52

Loan Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Fan Zheng

Loan Agreement	- 2 -

THIS LOAN AGREEMENT (Agreement) is entered into on May 8th, 2012 in Beijing, People’s Republic of China (PRC)

by and between

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Fan Zheng, a PRC citizen, holder of identification card number ***, whose residential address is at Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China (Party B).

Recitals

A.	Party B established PRC domestically funded limited company named Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司, Company) in Guangzhou, PRC, jointly with certain other shareholders (i.e. Li Xiang and Qin Zhi), and holds 24% of the equity interest of the Company (Equity Interests);

B.	Party A has provided Party B with a loan to be used for the purposes of establishing the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB240,000 (Loan).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party	means a third party as designated by Party A;

Event of Default	means an event as described in Article 2.3;

Equity Option Agreement	means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on May 8th, 2012 ;

Loan Agreement	- 3 -

Equity Pledge Agreement	means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on May 8th,2012;

Power of Attorney	means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on May 8th,2012;
and

Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1	Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2	Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3	Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1	a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2	he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

2.3.3	he dies or his capacity to perform civil acts is lost or limited;

2.3.4	he is charged with a criminal offense;

2.3.5	any third party institutes a court action against him claiming over RMB 50,000;

Loan Agreement	- 4 -

2.3.6	Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7	the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8	any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9	Party B is incapable of repaying his debts as they become due;

2.3.10	the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11	any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended;

2.3.12	any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13	any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14	Party B defaults under either of the Equity Pledge Agreement or the Equity Option Agreement.

2.4	Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date)

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Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

2.5	Form of Repayment. Unless agreed by the parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6	Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only to contribute to the registered capital of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1	Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2	No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1	Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1	it is a company incorporated and validly existing under the laws of PRC;

4.1.2	it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

4.1.3	the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

4.1.4	this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

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4.2	Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1	he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2	the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3	this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4	there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5	there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6	the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7	with the exception of the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8	no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

5. UNDERTAKINGS

5.1	Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1	will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

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5.1.2	will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3	will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4	will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5	will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6	will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7	will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8	will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9	will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10	will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

5.1.11	will strictly observe all of the provisions under this Agreement, the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

5.1.12	will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

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5.2	Undertakings of Party B. Party B further undertakes as follows:

5.2.1	he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2	he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3	he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4	he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5	he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6	he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7	he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8	in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9	he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

5.2.10	he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11	the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

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5.2.12	the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13	he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Pledge Agreement or the Equity Option Agreement;

5.2.14	he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15	he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1	Repayment of Loan.

6.1.1	Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

6.1.2	Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

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6.1.3	If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2	Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

8. DISPUTE RESOLUTION

8.1	Governing Law. This Agreement shall be governed by the laws of the PRC.

8.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

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8.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

9. INDEMNITY

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1

Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1102, Tower B, No. 3, Danling Street, Haidian
District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B		Fan Zheng
Address	:	Room 302, Unit 2, Building 2, No. 336, Xinshi
North Road, Qiaoxi District, Shijiazhuang,
Hebei Province, China
Tel	:	***
Attn	:	Fan Zheng

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10.2	Entire Agreement. This Agreement, the Exclusive Technical Consulting and Services Agreement, the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3	Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8	Effectiveness: This Agreement shall be effective upon its signing by all the parties or their respective authorized representative and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9	Language and Counterparts. This Agreement is prepared in 2 sets of originals in English. Each party shall hold 1 set.

[The space below has been intentionally left blank.]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Cheerbright Technologies Co., Ltd.
(北京齐尔布莱特科技有限公司)

By:	Li Xiang
Name:	/s/ Li Xiang
Title:	Legal Representative
Company Seal:

Party B: Fan Zheng

By:	Fan Zhang
Name:	/s/ Fan Zheng

Loan Agreement

Exhibit 4.53

Loan Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Li Xiang

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THIS LOAN AGREEMENT (Agreement) is entered into on May 8th, 2012 in Beijing, People’s Republic of China (PRC)

by and between

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Li Xiang, a PRC citizen, holder of identification card number ***, whose residential address is at Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China (Party B).

Recitals

A.	Party B established PRC domestically funded limited company named Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司, Company) in Guangzhou, PRC, jointly with certain other shareholders (i.e. Fan Zheng and Qin Zhi), and holds 68% of the equity interest of the Company (Equity Interests);

B.	Party A has provided Party B with a loan to be used for the purposes of establishing the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB680,000 (Loan).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party	means a third party as designated by Party A;

Event of Default	means an event as described in Article 2.3;

Equity Option Agreement	means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on May 8th, 2012;

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Equity Pledge Agreement	means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on May 8th, 2012;

Power of Attorney	means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on May 8th, 2012; and

Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1	Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2	Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3	Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1	a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2	he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

2.3.3	he dies or his capacity to perform civil acts is lost or limited;

2.3.4	he is charged with a criminal offense;

2.3.5	any third party institutes a court action against him claiming over RMB 50,000;

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2.3.6	Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7	the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8	any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9	Party B is incapable of repaying his debts as they become due;

2.3.10	the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11	any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended;

2.3.12	any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13	any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14	Party B defaults under either of the Equity Pledge Agreement or the Equity Option Agreement.

2.4	Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date)

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Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

2.5	Form of Repayment. Unless agreed by the parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6	Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only to contribute to the registered capital of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1	Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2	No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1	Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1	it is a company incorporated and validly existing under the laws of PRC;

4.1.2	it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

4.1.3	the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

4.1.4	this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

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4.2	Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1	he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2	the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3	this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4	there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5	there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6	the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7	with the exception of the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8	no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

5. UNDERTAKINGS

5.1	Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1	will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

Loan Agreement	- 7 -

5.1.2	will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3	will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4	will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5	will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6	will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7	will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8	will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9	will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10	will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

5.1.11	will strictly observe all of the provisions under this Agreement, the Equity Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

5.1.12	will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

Loan Agreement	- 8 -

5.2	Undertakings of Party B. Party B further undertakes as follows:

5.2.1	he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2	he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3	he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4	he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5	he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6	he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7	he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8	in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9	he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

5.2.10	he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11	the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

Loan Agreement	- 9 -

5.2.12	the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13	he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Pledge Agreement or the Equity Option Agreement;

5.2.14	he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15	he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1	Repayment of Loan.

6.1.1	Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

6.1.2	Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

Loan Agreement	- 10 -

6.1.3	If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2	Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (Confidential Information). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2	Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

8. DISPUTE RESOLUTION

8.1	Governing Law. This Agreement shall be governed by the laws of the PRC.

Loan Agreement	- 11 -

8.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

8.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

9. INDEMNITY

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1

Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Tel	:	86-10-59857001
Attn	:	Li Xiang

Party B		Li Xiang
Address	:	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China
Tel	:	86 -10-59857002
Attn	:	Li Xiang

Loan Agreement	- 12 -

10.2	Entire Agreement. This Agreement, the Exclusive Technical Consulting and Services Agreement, the Equity Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3	Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8	Effectiveness: This Agreement shall be effective upon its signing by all the parties or their respective authorized representative and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9	Language and Counterparts. This Agreement is prepared in 2 sets of originals in English. Each party shall hold 1 set.

[The space below has been intentionally left blank.]

Loan Agreement	- 13 -

IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Cheerbright Technologies Co., Ltd.

(北京齐尔布莱特科技有限公司)

By:	Li Xiang
Name:	/s/ LiXiang
Title:	Legal Representative
Company Seal:

Party B: Li Xiang

By:	Li Xiang
Name:	/s/ Li Xiang

Loan Agreement

Exhibit 4.54

Equity Option Agreement

among

Beijing Cheerbright Technologies Co., Ltd.

and

Qin Zhi

and

Guangzhou You Che You Jia Advertising Co., Ltd.

Equity Option Agreement	- 2 -

THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on May 8th, 2012 in Beijing, People’s Republic of China (PRC).

by and among

(1)	Beijing Cheerbright Technologies Co., Ltd. , a liability limited company incorporated under the PRC laws with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Qin Zhi, a PRC citizen, holder of identification card number ***, whose residential address is at Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China (Party B);

and

(3)	Guangzhou You Che You Jia Advertising Co., Ltd.(广州有车有家广告有限公司), a company duly organized and existing under the PRC laws with its legal address at 2409, No. 8, Shipaixilu, Tainhe District, Guangzhou, China (Party C).

Recitals

A.	Party B holds 8% of the equity interest in Party C.

B.	Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of advertising agency.

C.	On May 8th, 2012, a Loan Agreement was entered into between Party A and Party B (Loan Agreement), pursuant to which Party B took a loan (Loan) from, and therefore owes a debt to, Party A to subscribe to the aforementioned 8% equity interest in Party C.

D.	On May 8th, 2012 a Exclusive Technical Consulting and Services Agreement was entered into between Party A and Party C (Services Agreement), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

Equity Option Agreement	- 3 -

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;

Equity Interest	means 100% of the equity interest held by Party B in Party C;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated on May 8th, 2012, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party C’s performance of its obligations under the Loan Agreement and Services Agreement;

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest	means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreement.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

Equity Option Agreement	- 4 -

2.	PURCHASE AND SALE OF EQUITY INTEREST

2.1	Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2	Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3	Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1	Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2	Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3	Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4	Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3.	UNDERTAKINGS

3.1	Undertakings of Party C. Party C hereby undertakes that:

3.1.1	it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2	without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

Equity Option Agreement	- 5 -

3.1.3	without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4	it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5	without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6	without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7	at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8	without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9	it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10	in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11	without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12	if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

Equity Option Agreement	- 6 -

3.2	Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1	without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4	he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5	at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6	in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7	at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8	at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9	he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

Equity Option Agreement	- 7 -

3.2.10	he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreement; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11	after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1	he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2	the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3	he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

Equity Option Agreement	- 8 -

4.2	Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1	it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2	the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3	it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4	it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5	it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6	there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.	FURTHER WARRANTIES

The parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.	TERM

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

Equity Option Agreement	- 9 -

7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2	Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Equity Option Agreement	- 10 -

9.	MISCELLANEOUS

9.1	Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B	:	Qin Zhi
Address	:	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China
Tel	:	***
Attn	:	Qin Zhi

Party C	:	Guangzhou You Che You Jia Advertising Co., Ltd.
Address	:	2409, No. 8, Shipaixilu, Tainhe District, Guangzhou, China
Tel	:	***
Attn	:	Han Song

9.2	Entire Agreement. This Agreement, the Services Agreement, the Loan Agreement, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

Equity Option Agreement	- 11 -

9.3	Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

9.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8	Language and Counterparts. This Agreement is prepared in 3 sets of originals in the English language. Each party shall hold 1 set.

[The space below is intentionally left blank.]

Equity Option Agreement	- 12 -

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A:

Beijing Cheerbright Technologies Co., Ltd.

By:	Li Xiang
Name: /s/ Li Xiang
Title: Legal Representative
Company Seal:

Party B:

Qin Zhi

By:	Qin Zhi
Name: /s/ Qin Zhi

Party C

Guangzhou You Che You Jia Advertising Co., Ltd.

By:	Han Song
Name: /s/ Han Song
Title: Legal Representative
Company seal:

Equity Option Agreement

Exhibit 4.55

Equity Option Agreement

among

Beijing Cheerbright Technologies Co., Ltd.

and

Fan Zheng

and

Guangzhou You Che You Jia Advertising Co., Ltd.

Equity Option Agreement	- 2 -

THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on May 8th, 2012 in Beijing, People’s Republic of China (PRC).

by and among

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司) , a liability limited company incorporated under the PRC laws with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Fan Zheng, a PRC citizen, holder of identification card number ***, whose residential address is at Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China (Party B);

and

(3)	Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司), a company duly organized and existing under the PRC laws with its legal address at Room 2409, No.8, Shipaixilu, Tainhe District, Guangzhou, China (Party C).

Recitals

A.	Party B holds 24 % of the equity interest in Party C.

B.	Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of advertising agency.

C.	On December 31, 2011, a Loan Agreement was entered into between Party A and Party B (Loan Agreement), pursuant to which Party B took a loan(Loan) from, and therefore owes a debt to, Party A to subscribe to the aforementioned 24% equity interest in Party C.

D.	On May 8th, 2012, a Exclusive Technical Consulting and Services Agreement was entered into between Party A and Party C (Services Agreement), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

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NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;

Equity Interest	means 100% of the equity interest held by Party B in Party C;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated onMay 8th, 2012, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party C’s performance of its obligations under the Loan Agreement and Services Agreement;

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest	means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreement.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

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2.	PURCHASE AND SALE OF EQUITY INTEREST

2.1	Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2	Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3	Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1	Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2	Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3	Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4	Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3.	UNDERTAKINGS

3.1	Undertakings of Party C. Party C hereby undertakes that:

3.1.1	it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2	without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

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3.1.3	without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4	it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5	without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6	without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7	at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8	without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9	it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10	in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11	without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12	if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

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3.2	Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1	without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4	he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5	at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6	in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7	at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8	at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9	he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

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3.2.10	he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreement; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11	after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1	he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2	the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3	he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

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4.2	Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1	it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2	the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3	it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4	it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5	it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6	there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.	FURTHER WARRANTIES

The parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.	TERM

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

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7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2	Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

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9.	MISCELLANEOUS

9.1	Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.

Address	:	1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B	:	Fan Zheng
Address	:	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China
Tel	:	***
Attn	:	Fan Zheng

Party C	:	Guangzhou You Che You Jia Advertising Co., Ltd.
Address	:	Room 2409, No.8, Shipaixilu, Tainhe District, Guangzhou, China
Tel	:	***
Attn	:	Han Song

9.2	Entire Agreement. This Agreement, the Services Agreement, the Loan Agreement, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

9.3	Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

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9.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8	Language and Counterparts. This Agreement is prepared in 3 sets of originals in the English language. Each party shall hold 1 set.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A:

Beijing Cheerbright Technologies Co., Ltd.

By:	Li Xiang
Name: /s/ Li Xiang
Title: Legal Representative
Company Seal:

Party B:

Fan Zheng

By:	Fan Zheng
Name: /s/ Fan Zheng

Party C

Guangzhou You Che You Jia Advertising Co., Ltd.

By:	Han Song
Name: /s/ Han Song
Title: Legal Representative
Company seal:

Equity Option Agreement

Exhibit 4.56

Equity Option Agreement

among

Beijing Cheerbright Technologies Co., Ltd.

and

Li Xiang

and

Guangzhou You Che You Jia Advertising Co., Ltd.

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THIS EQUITY OPTION AGREEMENT (Agreement) is entered into on May 8th, 2012 in Beijing, People’s Republic of China (PRC).

by and among

(1)	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a liability limited company incorporated under the PRC laws with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (Party A);

and

(2)	Li Xiang , a PRC citizen, holder of identity card number *** whose residential address is at Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, PRC (Party B);

and

(3)	Guangzhou You Che You Jia Advertising Co., Ltd. （广州有 有家广告有限公司), a company duly organized and existing under the PRC laws with its legal address at Room 2409, No. 8, Shipaixilu, Tainhe District, Guangzhou, China (Party C).

Recitals

A.	Party B holds 68 % of the equity interest in Party C.

B.	Party C is a PRC domestic company lawfully existing in the PRC and engaged in the business of advertising agency.

C.	On May 8th, 2012, a Loan Agreement was entered into between Party A and Party B (Loan Agreement), pursuant to which Party B took a loan (Loan) from, and therefore owes a debt to, Party A to subscribe to the aforementioned 68% equity interest in Party C.

D.	On May 8th, 2012, a Exclusive Technical Consulting and Services Agreement was entered into between Party A and Party C (Services Agreement), pursuant to which Party C will pay a service fee to Party A in consideration for services provided by Party A.

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NOW	THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Person(s)	means 1 or more person(s) designated by Party A;

Equity Interest	means 100% of the equity interest held by Party B in Party C;

Equity Pledge Agreement	means the Equity Interest Pledge Agreement entered into by and among Party A and Party B, dated on May 8th, 2012, under which Party B pledges to Party A Party B’s Equity Interest in consideration for Party C’s performance of its obligations under the Loan Agreement and Services Agreement;

Notice of Purchase	means the written notice sent by Party A to exercise the Purchase Right (as defined below), as set forth in Article 2.2;

Person	means a person, corporation, joint venture, partnership, enterprise, trust, or non-corporate entity;

Purchase Right	means an irrevocable right to purchase, at any time, all or part of the Equity Interest held by Party B at a price equivalent to the lowest price permitted by then-current PRC laws; and

Security Interest	means any third party’s security, right or interest, any right to purchase Party B’s equity interest in Party C, or any right of acquisition, right of set-off, or other security arrangement, including any security interest subject to this Agreement, the Equity Pledge Agreement or the Loan Agreement.

1.2	Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

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2.	PURCHASE AND SALE OF EQUITY INTEREST

2.1	Authorization. Party B hereby irrevocably grants Party A or its Designated Person(s) the Purchase Right for his Equity Interest.

2.2	Procedures. Upon Party A’s decision to exercise such Purchase Right, it shall send a written Notice of Purchase to Party B setting forth details for the purchase.

2.3	Exercise of Purchase Right. Every time Party A exercises the Purchase Right:

2.3.1	Party B shall supervise and ensure other shareholders of Party C to convene a shareholders meeting, and pass a resolution to transfer the Equity Interest from Party B to Party A and/or the Designated Person;

2.3.2	Party B shall, upon the terms and conditions of this Agreement and the Notice of Purchase, enter into all documents requested by Party A; and

2.3.3	Party B and Party C shall execute all documents, acquire all approvals, and perform all actions necessary to transfer the valid ownership of the Equity Interest to Party A and/or the Designated Person.

2.4	Method of Payment. Upon exercise of the Purchase Right by Party A or its Designated Person(s), Party A shall make payment by cancelling all or a portion of the Loan, in the same proportion that Party A or its Designated Person(s) has acquired the Security Interest. In case PRC laws require Party A or its Designated Person(s) to pay to Party B, Party B shall immediately and unconditionally pay or transfer to Party A any proceeds in whatsoever form obtained from the Party A or its Designated Person(s) at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable to such a shareholder as a result of his receipt of such proceeds.

3.	UNDERTAKINGS

3.1	Undertakings of Party C. Party C hereby undertakes that:

3.1.1	it will maintain its corporate existence, operate its business, and transact affairs prudently and efficiently in accordance with good financial and commercial standards and practices;

3.1.2	without the prior written consent of Party A, it will not sell, assign, mortgage, or otherwise dispose of any legal or beneficiary rights to any of its assets, business, or revenues, or permit the creation of any other Security Interest over such rights at any time after the execution date of this Agreement;

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3.1.3	without the prior written consent of Party A, it will not incur, assume, guarantee or allow the existence of any debts, except for those to which Party A has given its written consent;

3.1.4	it will always operate its business to maintain the value of its assets, and will not do anything which will affect its business situation nor the value of its assets;

3.1.5	without the prior written consent of Party A, it will not enter into any contract at an amount exceedingly higher or outside the ordinary business;

3.1.6	without the prior written consent of Party A, it will not provide any loan to any third party;

3.1.7	at the request of Party A, it will provide to Party A all information relating to its operation and financial conditions;

3.1.8	without the prior written consent of Party A, it will not be consolidated or merged with any third party, nor acquire or invest in any third party;

3.1.9	it will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to its assets, business, or revenues;

3.1.10	in order to maintain the ownership of all its assets, it will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, and conduct all necessary or appropriate defenses against all claims;

3.1.11	without the prior written consent of Party A, it will not in any form whatsoever allocate dividends to shareholders; and

3.1.12	if PRC law requires it to be dissolved or liquidated, it shall sell all of its assets to the extent permitted by PRC laws to Party A or another qualifying entity designated by Party A, at the lowest selling price permitted by applicable PRC law. Any obligation for Party A to pay Party C as a result of such transaction shall be forgiven by Party C or any proceeds from such transaction shall be paid to Party A in partial satisfaction of the service fee under the Services Agreement or remitted to Party A or the qualifying entity designated by Party A, as applicable under then-current PRC laws.

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3.2	Undertakings of Party B. Party B undertakes on his own behalf that:

3.2.1	without the prior written consent of Party A, he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any legal or beneficiary rights to the Equity Interest, or permit the creation of any other Security Interest over such rights at any time, except for the pledge under the Equity Pledge Agreement;

3.2.2	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the sale, assignment, mortgage, or other disposal of the legal or beneficiary rights of any shareholder or allowing the creation of any other Security Interest over such rights at the shareholders meeting of Party C;

3.2.3	without the prior written consent of Party A, he will not vote in favor of, endorse, or sign any shareholders resolution approving the consolidation or merger of Party C with any third party or the acquisition of or investment in any third party by Party C at the shareholders meeting of Party C;

3.2.4	he will promptly inform Party A of any existing or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest;

3.2.5	at the request of Party A, he will cause the shareholders meeting of Party C to vote in favor of the transfer of the Equity Interest as contemplated hereunder;

3.2.6	in order to maintain his ownership of the Equity Interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate charges, or conduct all necessary or appropriate defenses against all claims;

3.2.7	at the request of Party A, he will appoint the person nominated by Party A as the director of, or to hold any other position in, Party C;

3.2.8	at the request of Party A, he will immediately transfer the requested Equity Interest to the Designated Person(s);

3.2.9	he will strictly comply with the provisions of this Agreement and any other contracts entered into jointly or separately by the parties hereto, strictly perform the obligations under such contracts, and will not do anything which will affect the validity and enforceability of such contracts;

Equity Option Agreement	- 7 -

3.2.10	he shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Party C to, issue any dividends or other distributions with respect to his equity interest in Party C; provided, however, in the event that he receives any profit, bonus, distribution or dividend from Party C, he shall, as permitted under PRC laws, immediately pay or transfer such profit, bonus, distribution or dividend to Party A or to any party designated by Party A in order to 1) first, to repay in part the Loan payable under the Loan Agreement; and 2) then, if there is any profit, bonus, distribution or dividend amount remaining, to pay in part the service fee under the Services Agreement on behalf of Party C; and

3.2.11	after mandatory liquidation described in 3.1.12 above, he will remit in full to the Party A any residual interest he receives in a nonreciprocal transfer or cause it happen. If such transfer is prohibited by PRC law, he will remit the proceeds to Party A or its Designated Person(s) in a manner permitted under PRC law

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Party B. Party B hereby represents and warrants on his own behalf to Party A that as of the date of this Agreement:

4.1.1	he has the power and right to sign, deliver, and perform his obligations under this Agreement, and that the said documents shall constitute his legal, valid, and binding obligations enforceable in accordance with their terms;

4.1.2	the execution and delivery of this Agreement or any other contracts, and the performance of his obligations thereunder, will not violate PRC law, breach or result in a default of any contract or instrument to which he is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon; and

4.1.3	he is the lawful owner of the Equity Interest held by himself and has not created any Security Interest over such Equity Interest other than the Equity Pledge Agreement.

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4.2	Representations and Warranties of Party C. Party C represents and warrants to Party A that:

4.2.1	it has the power and right to sign, deliver, and perform its obligations under this Agreement, and said documents shall constitute its legal, valid, and binding obligations enforceable in accordance with their terms;

4.2.2	the execution and delivery, of this Agreement or any other contracts, and the performance of its obligations thereunder, will not violate PRC law, conflict with its Articles of Association or other constituent documents, breach or result in a default of any contract or instrument to which it is subject, or result in a breach, suspension, or revocation of any grant, license, or approval or result in the imposition of any additional conditions being imposed thereon;

4.2.3	it is the lawful owner of its assets, and has not created any Security Interest over such assets;

4.2.4	it does not have any outstanding debts other than those incurred in the ordinary course of business and which have been disclosed to Party A;

4.2.5	it will comply with all PRC law applicable to the acquisition of assets; and

4.2.6	there is no existing, pending or threatened litigation, arbitration, or administrative proceedings relating to the Equity Interest, its assets, or itself.

5.	FURTHER WARRANTIES

The parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

6.	TERM

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by Party A directly or through its Designated Person(s); or (2) the unilateral termination by Party A (at its sole and absolute discretion), by giving 30 days prior written notice to the Party B of its intention to terminate this Agreement.

Equity Option Agreement	- 9 -

7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with PRC law.

7.2	Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

7.3	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, which shall be conducted in accordance with the CIETAC’s rules in effect at the time of applying for arbitration. The place of arbitration shall be Beijing. The language of the arbitration shall be English. The tribunal shall consist of 3 arbitrators. The arbitral award is final and binding upon the parties. The cost of arbitration shall be allocated as determined by the arbitrators.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all Confidential Information. Without the prior written consent of the other parties, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other parties immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation.

8.2	Obligations upon Termination. Upon termination of this Agreement, each party shall, at the request of the other parties, return any document, material, database, equipment, or software containing the Confidential Information to the other parties. If, for any reason, such document, material, database, equipment, or software cannot be returned, the parties shall destroy all the Confidential Information and delete the Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

8.3	No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive after the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

Equity Option Agreement	- 10 -

9.	MISCELLANEOUS

9.1	Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail, or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A	:	Beijing Cheerbright Technologies Co., Ltd.

Address	:	1102, Tower B, No. 3, Danling Street,
Haidian District, Beijing 100080, China
Tel	:	***
Attn	:	Li Xiang

Party B	:	Li Xiang
Address	:	Room 202, Unit 3, Building 11, No. 2,
Juchangnanxiang, Qiaodong District,
Shijiazhuang City, Hebei Province, China
Tel	:	***
Attn	:	Li Xiang

Party C	:	Guangzhou You Che You Jia Advertising Co., Ltd.
Address	:	2409, No. 8, Shipaixilu, Tainhe District,
Guangzhou, China
Tel	:	***
Attn	:	Han Song

9.2	Entire Agreement. This Agreement, the Services Agreement, the Loan Agreement, the Equity Pledge Agreement, and the power of attorney from Party B in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

9.3	Amendment. Without the prior written consent of Party A, neither of Party B or Party C of this Agreement shall be entitled to amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

Equity Option Agreement	- 11 -

9.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

9.5	Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

9.6	Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

9.7	Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B and Party C shall assign any of its rights or obligations hereunder without the prior written consent of the Party A.

9.8	Language and Counterparts. This Agreement is prepared in 3 sets of originals in the English language. Each party shall hold 1 set.

[The space below is intentionally left blank.]

Equity Option Agreement	- 12 -

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A:
Beijing Cheerbright Technologies Co., Ltd.

By: Li Xiang
Name: /s/ Li Xiang
Title: Legal Representative
Company Seal:

Party B:
Li Xiang

By: Li Xiang
Name: /s/ Li Xiang

Party C
Guangzhou You Che You Jia Advertising Co., Ltd.

By: Han Song
Name:/s/ Han Song
Title: Legal Representative
Company seal:

Equity Option Agreement

Exhibit 4.57

Equity Interest Pledge Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Qin Zhi

Equity Interest Pledge Agreement	-2-

This Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on May 8th, 2012 by and among the following parties:

(1) PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. （北京齐尔布莱特科技有限公司）, a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

(2) PLEDGOR: Qin Zhi, a PRC citizen, holder of identification card number ***, whose residential address is at Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China.

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 8 % of the equity interest of Guangzhou You Che You Jia Advertising Co., Ltd. (“You Che You Jia Advertising”).

B.	You Che You Jia Advertising is a limited liability company registered in Guangzhou, which engages in the business of advertising agency.

C.	The Pledgor and the Pledgee entered into a Loan Agreement on May 8th, 2012, pursuant to which the Pledgee extended a loan in the amount of RMB80,000(the “Loan”) to the Pledgor (the “Loan Agreement”).

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on May 8th, 2012, pursuant to which You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

Equity Interest Pledge Agreement	-3-

F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Services Agreement from You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreement including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or You Che You Jia Advertising under the Loan Agreement or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 8% equity interest of You Che You Jia Advertising, equivalent to a contribution of RMB80,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

1.2	“Equity Interest” means all the equity interests in You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 8% equity interest (equivalent to a contribution of RMB80,000) in You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5.	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

Equity Interest Pledge Agreement	-4-

2.	Pledge

2.1	Each Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 12,000,000(the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreements, Services Agreements or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

Equity Interest Pledge Agreement	-5-

(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, promptly after the execution of this Agreement, but in no event later than 10 days from the date of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in You Che You Jia Advertising (the “Term of the Pledge”).

Equity Interest Pledge Agreement	-6-

4.	Representations and Warranties of the Pledgor

Each of the Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	Each of the Pledgor is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgor and the execution and performance of this Agreement by each of the Pledgor does not violate any applicable laws or regulations. The representative of each of the Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5	Each of the Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	Each of the Pledgor covenants to the Pledgee that he shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

Equity Interest Pledge Agreement	-7-

5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement or (iii) which may affect the Pledgor’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	Each of the Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his/her guarantees, covenants, agreements, representations or conditions.

Equity Interest Pledge Agreement	-8-

6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreement or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his/her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for You Che You Jia Advertising to provide advertising services in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

Equity Interest Pledge Agreement	-9-

6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement.

6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreements, Services Agreements, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor(s) when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

Equity Interest Pledge Agreement	-10-

8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer their rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and their successors and be effective to the Pledgee and his each successor and assignee.

8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

Equity Interest Pledge Agreement	-11-

11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee	:	Beijing Cheerbright Technologies Co., Ltd.
Address	:	1102, Tower B, No. 3, Danling Street, Haidian District,
Beijing 100080, China
Fax	:	010-59857387
Tele	:	010-59857001
Addressee	:	Li Xiang

Pledgor	:	Qin Zhi
Address	:	Room 452, Unit 4, Building 31, Yuetan South Street,
Xicheng District, Beijing, China
Fax	:	010-59857400
Tele	:	010-59857869
Addressee	:	Qin Zhi

Equity Interest Pledge Agreement	-12-

13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreement and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

[The space below is intentionally left blank.]

Equity Interest Pledge Agreement	-13-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. （北京齐尔布莱特科技有限公司） (Company Seal)

By:	Li Xiang
Authorized Representative: /s/ Li Xiang

PLEDGOR: Qin Zhi

By:	Qin Zhi
/s/ QinZhi

Equity Interest Pledge Agreement

Guangzhou You Che You Jia Advertising Technology Co., Ltd. Shareholder List

(As of May 8th, 2012. Registered Capital is RMB1,000,000, all of which has been paid in.)

No.	Name of Share holder	ID Card Number	Address	Contribution (percentage)	Form of Contribution	Pledge
YCYJ001	Li Xiang	130103198110051838	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China	RMB 680,000 (68%)	currency	The contribution of 680,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.
YCYJ002	Fan Zheng	130104197902251514	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China	RMB 240,000 (24%)	currency	The contribution of 240,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.
YCYJ003	Qin Zhi	110102197206172314	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China	RMB 80,000 (8%)	currency	The contribution of 80,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.

Guangzhou You Che You Jia Advertising Co., Ltd (seal)

Signature: Han Song
Name: /s/ Han Song
Title : Legal representative
Date:

Equity Interest Pledge Agreement

Exhibit 4.58

Equity Interest Pledge Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Fan Zheng

Equity Interest Pledge Agreement	-2-

This Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on May 8th, 2012 by and among the following parties:

(1)	PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

(2)	PLEDGOR: Fan Zheng, a PRC citizen, holder of identification card number ***, whose residential address is at Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China.

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 24 % of the equity interest of Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司) (“You Che You Jia Advertising”).

B.	You Che You Jia Advertising is a limited liability company registered in Guangzhou, which engages in the business of advertising agency.

C.	The Pledgor and the Pledgee entered into a Loan Agreement on May 8th, 2012, pursuant to which the Pledgee extended a loan in the amount of RMB240,000 (the “Loan”) to the Pledgor (the “Loan Agreement”).

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on May 8th, 2012, pursuant to which You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

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F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Services Agreement from You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreement including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or You Che You Jia Advertising under the Loan Agreement or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 24% equity interest of You Che You Jia Advertising, equivalent to a contribution of RMB 240,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

1.2	“Equity Interest” means all the equity interests in You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 24% equity interest (equivalent to a contribution of RMB240,000) in You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5.	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

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2.	Pledge

2.1	Each Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB7,200,000 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreements, Services Agreements or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

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(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, promptly after the execution of this Agreement, but in no event later than 10 days from the date of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in You Che You Jia Advertising (the “Term of the Pledge”).

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4.	Representations and Warranties of the Pledgor

Each of the Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	Each of the Pledgor is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgor and the execution and performance of this Agreement by each of the Pledgor does not violate any applicable laws or regulations. The representative of each of the Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5	Each of the Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	Each of the Pledgor covenants to the Pledgee that he shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

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5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement or (iii) which may affect the Pledgor’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	Each of the Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his/her guarantees, covenants, agreements, representations or conditions.

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6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreement or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his/her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for You Che You Jia Advertising to provide advertising services in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

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6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement.

6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreements, Services Agreements, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor(s) when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

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8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer their rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and their successors and be effective to the Pledgee and his each successor and assignee.

8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

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11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee	:	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司)
Address	:	1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Fax	:	010-59857387
Tele	:	010-59857001
Addressee	:	Li Xiang

Pledgor	:	Fan Zheng
Address	:	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China
Fax	:	010-59857400
Tele	:	010-59857899
Addressee	:	Fan Zheng

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13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreement and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd.

(北京齐尔布莱特科技有限公司)

(Company Seal)

By:	Li Xiang
Authorized Representative: /s/ Li Xiang

PLEDGOR: Fan Zheng

By:	Fan Zheng
/s/ FanZheng

Equity Interest Pledge Agreement

Guangzhou You Che You Jia Advertising Technology Co., Ltd. Shareholder List

(As of May 8th, 2012. Registered Capital is RMB 1,000,000, all of which has been paid in.)

No.	Name of Share holder	ID Card Number	Address	Contribution (percentage)	Form of Contribution	Pledge
YCYJ001	Li Xiang	130103198110051838	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China	RMB 680,000 (68%)	currency	The contribution of 680,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.

YCYJ002	Fan Zheng	130104197902251514	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China	RMB 240,000 (24%)	currency	The contribution of 240,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.

YCYJ003	Qin Zhi	110102197206172314	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China	RMB 80,000 (8%)	currency	The contribution of 80,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.

Guangzhou You Che You Jia Advertising Co., Ltd
(seal)

Signature	:	/s/ Han Song
Name	:	Han Song
Title	:	Legal representative
Date:	:

Equity Interest Pledge Agreement

Exhibit 4.59

Equity Interest Pledge Agreement

Between

Beijing Cheerbright Technologies Co., Ltd.

and

Li Xiang

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This Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on May 8th, 2012 by and among the following parties:

(1)	PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

(2)	PLEDGOR: Li Xiang, a PRC citizen, holder of identification card number ***, whose residential address is at Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China.

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 68 % of the equity interest of Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司) (“You Che You Jia Advertising”).

B.	You Che You Jia Advertising is a limited liability company registered in Guangzhou, which engages in the business of advertising agency.

C.	The Pledgor and the Pledgee entered into a Loan Agreement on May 8th, 2012, pursuant to which the Pledgee extended a loan in the amount of RMB680,000 (the “Loan”) to the Pledgor (the “Loan Agreement”).

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on May 8th, 2012, pursuant to which You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

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F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Services Agreement from You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreement including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or You Che You Jia Advertising under the Loan Agreement or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 68% equity interest of You Che You Jia Advertising, equivalent to a contribution of RMB680,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

1.2	“Equity Interest” means all the equity interests in You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 68% equity interest (equivalent to a contribution of RMB680,000) in You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5.	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

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2.	Pledge

2.1	Each Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB20,400,000 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreements, Services Agreements or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

Equity Interest Pledge Agreement	-5-

(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the relevant Pledgor(s) pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, promptly after the execution of this Agreement, but in no event later than 10 days from the date of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in You Che You Jia Advertising (the “Term of the Pledge”).

Equity Interest Pledge Agreement	-6-

4.	Representations and Warranties of the Pledgor

Each of the Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	Each of the Pledgor is the legal owner of the Equity Interest that has been registered in his/her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by each of the Pledgor and the execution and performance of this Agreement by each of the Pledgor does not violate any applicable laws or regulations. The representative of each of the Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5	Each of the Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	Each of the Pledgor covenants to the Pledgee that he shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his/her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

Equity Interest Pledge Agreement	-7-

5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any events or any received notices (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’ covenants or obligations under this Agreement or (iii) which may affect the Pledgor’ performance of their obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor agrees that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	Each of the Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his/her guarantees, covenants, agreements, representations or conditions.

Equity Interest Pledge Agreement	-8-

6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreement or Option Agreement, or an event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his/her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for You Che You Jia Advertising to provide advertising services in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

Equity Interest Pledge Agreement	-9-

6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform their obligations under this Agreement.

6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any events that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreements, Services Agreements, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor(s) when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

Equity Interest Pledge Agreement	-10-

8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer their rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and their successors and be effective to the Pledgee and his each successor and assignee.

8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

Equity Interest Pledge Agreement	-11-

11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee	:	Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司)
Address	:	1102, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Fax	:	010-59857387
Tele	:	010-59857001
Addressee	:	Li Xiang

Pledgor	:	Li Xiang
Address	:	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China
Fax	:	010-59857400
Tele	:	010-59857869
Addressee	:	Li Xiang

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13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreement and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司) (Company Seal)

By:	Li Xiang
Authorized Representative: /s/ Li Xiang

PLEDGOR: Li Xiang

By:	Li Xiang
/s/ Li Xiang

Equity Interest Pledge Agreement

Guangzhou You Che You Jia Advertising Technology Co., Ltd. Shareholder List

(As of May 8th, 2012. Registered Capital is RMB 1,000,000, all of which has been paid in.)

No.	Name of Share holder	ID Card Number	Address	Contribution (percentage)	Form of Contribution	Pledge
YCYJ001	Li Xiang	130103198110051838	Room 202, Unit 3, Building 11, No. 2, Juchangnanxiang, Qiaodong District, Shijiazhuang City, Hebei Province, China	RMB680,000 (68%)	currency	The contribution of 680,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.

YCYJ002	Fan Zheng	130104197902251514	Room 302, Unit 2, Building 2, No. 336, Xinshi North Road, Qiaoxi District, Shijiazhuang, Hebei Province, China	RMB240,000 (24%)	currency	The contribution of 240,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012.

YCYJ003	Qin Zhi	110102197206172314	Room 452, Unit 4, Building 31, Yuetan South Street, Xicheng District, Beijing, China	RMB 80,000 (8%)	currency	The contribution of 80,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on May 8th, 2012

Guangzhou You Che You Jia Advertising Co., Ltd (seal)

Signature	: Han Song
Name	: /s/ Han Song
Title	: Legal representative
Date	:

Equity Interest Pledge Agreement

Exhibit 4.60

Dated this: May 8th, 2012

POWER OF ATTORNEY

I, Qin Zhi , a citizen of the People’s Republic of China (PRC) with PRC ID number ***, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd. ( 北京齐尔布莱特科技有限公司), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司, Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof.

/s/ Qin Zhi
(Signature) Qin Zhi

POWER OF ATTORNEY – QIN ZHI

Exhibit 4.61

Dated this: May 8th, 2012

POWER OF ATTORNEY

I, Fan Zheng, a citizen of the People’s Republic of China (PRC) with PRC ID number ***, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd.( 北京齐尔布莱特科技有限公司), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司, Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof.

/s/ Fan Zheng
(Signature)
Fan Zheng

POWER OF ATTORNEY – FAN ZHENG

Exhibit 4.62

Dated this: May 8th, 2012

POWER OF ATTORNEY

I, Li Xiang , a citizen of the People’s Republic of China (PRC) with PRC ID number ***, hereby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd. (北京齐尔布莱特科技有限公司), its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this restated Power of Attorney (POA):

I hereby assign the Authorizee the right to vote on my behalf at the shareholders’ meetings of Guangzhou You Che You Jia Advertising Co., Ltd. (广州有车有家广告有限公司, Company) and to exercise full voting rights as the shareholder of the Company as granted to me by law and under the Articles of Association of the Company, such voting rights including but not limited to the right to sell or transfer any or all of my equity of interest of the Company. Further, as my authorized representative at the shareholders’ meeting of the Company, I hereby assign the Authorizee the right to designate and appoint the directors and management personnel of the Company.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof.

/s/ Li Xiang
(Signature)
Li Xiang

POWER OF ATTORNEY – LI XIANG